     As filed with the Securities and Exchange Commission on August 29, 2002
                                                           Registration No. 333-

                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                             -----------------------

                                    FORM S-4
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                          Genesis Health Ventures, Inc.
              ----------------------------------------------------
             (Exact name of registrant as specified in its charter)

              Pennsylvania                                8051                                 06-1132947
--------------------------------------      --------------------------------      ------------------------------------
    (State or other jurisdiction of           (Primary Standard Industrial        (I.R.S. Employer Identification No.)
     incorporation or organization)           Classification Code Number)

                          Genesis Health Ventures, Inc.
                              101 East State Street
                            Kennett Square, PA 19348
                                 (610) 444-6350
    ------------------------------------------------------------------------
    (Address, including ZIP code, and telephone number, including area code, of registrant's principal executive offices)

                              George V. Hager, Jr.
              Executive Vice President and Chief Financial Officer
                          Genesis Health Ventures, Inc.
                              101 East State Street
                            Kennett Square, PA 19348
                                 (610) 444-6350
            ---------------------------------------------------------
            (Name, address, including ZIP code, and telephone number,
                   including area code, of agent for service)

                                                  COPIES TO:
   Richard J. McMahon, Esquire              Mark Gordon, Esquire                    Megan L. Mehalko, Esquire
Blank Rome Comisky & McCauley LLP      Wachtell, Lipton, Rosen & Katz     Benesch, Friedlander, Coplan & Aronoff LLP
         One Logan Square                    51 West 52nd Street               2300 BP Tower - 200 Public Square
      Philadelphia, PA 19103                 New York, NY 10019                       Cleveland, OH 44114
           215-569-5500                         212-403-1000                              216-363-4500

    Approximate date of commencement of proposed sale of the securities to the public: as soon as practicable after this registration statement becomes effective.
    If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]
    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, as amended (the "Securities Act"), check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

                                                   CALCULATION OF REGISTRATION FEE
================================================================================================================================
   Title of each class of       Amount to be        Proposed maximum               Proposed maximum               Amount of
 securities to be registered     registered     offering price per unit       aggregate offering  price       registration fee
--------------------------------------------------------------------------------------------------------------------------------
Common Stock, $0.02 par value   2,613,953(1)        $2.11(2)                      $55,154,414.63(2)                $5,074.21
================================================================================================================================

(1) The number of shares registered represents the estimated number of shares of Genesis Health Ventures, Inc. common stock to be issued in the merger described in this registration statement (the "merger"), based upon the exchange ratio of 0.1 applicable to the exchange of shares of Class A common stock and Class B common stock of NCS HealthCare, Inc. ("NCS"), par value $0.01 per share, and based upon 18,461,599 shares of NCS Class A common stock outstanding, 5,255,210 shares of NCS Class B common stock outstanding and 2,422,724 shares of NCS Class A common stock reserved for issuance upon the exercise of options, all as of August 15, 2002.
(2) Estimated solely for the purpose of calculating the registration fee. The maximum aggregate offering price for purposes of calculating the registration fee was computed pursuant to Rule 457(f)(1) promulgated under the Securities Act, by calculating the sum of the product of 20,884,323 shares of NCS Class A common stock and 5,255,210 shares of NCS Class B common stock to be canceled in the merger and $2.11, the average of the high and low sale prices of the NCS Class A common stock on the Pink Sheets Electronic Quotation Service on August 23, 2002, as reported in published financial sources.

         The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to
Section 8(a), may determine.

The information in this proxy statement/prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This proxy statement/prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.


            Prospectus, Subject to Completion, Dated August 29, 2002

-----------------------
       [LOGO]                                                          [LOGO]
-----------------------

         Genesis Health Ventures, Inc. and NCS HealthCare, Inc. are providing this proxy statement/prospectus to you as a holder of NCS Class A common stock and/or NCS Class B common stock in connection with an NCS special meeting related to a proposed merger transaction. NCS, Genesis and a wholly owned subsidiary of Genesis have entered into a merger agreement pursuant to which NCS will become a wholly owned subsidiary of Genesis. The NCS board of directors believes that the merger is in the best interests of NCS' stockholders and unanimously recommends that you vote to adopt the merger agreement. NCS will hold a special meeting to consider and vote upon the merger agreement.

         Only stockholders of record of NCS Class A common stock and NCS Class B common stock as of [ ], 2002 are entitled to attend and vote at the NCS special meeting. The date, time and place of the NCS special meeting is as follows:

                          [ ], 2002 at [ ], local time
                                       [ ]
                                       [ ]

         In the merger, each share of NCS Class A common stock and each share of NCS Class B common stock will be converted into 0.1 of a share of Genesis common stock. Genesis common stock trades on the Nasdaq National Market under the symbol "GHVI." In the merger, approximately 2,613,953 shares of Genesis common stock will be issued in exchange for shares of NCS Class A common stock and NCS Class B common stock. The Genesis common stock issued in the merger will be authorized for listing on the Nasdaq National Market.

         Genesis and NCS cannot complete the merger unless NCS stockholders adopt the merger agreement. Adoption of the merger agreement requires the affirmative vote of a majority of the votes entitled to be cast by the outstanding shares of NCS Class A common stock and the outstanding shares of NCS Class B common stock, voting together as a single class. Holders of NCS Class A common stock are entitled to one vote per share on the adoption of the merger agreement. Holders of NCS Class B common stock are entitled to ten votes per share on the adoption of the merger agreement. NCS stockholders who collectively hold a majority of the total votes to be cast at the NCS special meeting have agreed in writing to vote in favor of the merger agreement. If an NCS stockholder fails to return his or her proxy card and fails to vote in person, the effect will be the same as a vote against the adoption of the merger agreement. Whether or not you plan to attend the NCS special meeting, please complete, sign, date and promptly return the enclosed proxy card in the enclosed postage-paid envelope.

         This proxy statement/prospectus provides you with detailed information about the merger. Genesis and NCS encourage you to read this entire document carefully along with the merger agreement, which is set forth in Annex A to this proxy statement/prospectus.

                            ------------------------

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this proxy statement/prospectus. Any representation to the contrary is a criminal offense.

         For a more complete description of the merger, the terms and conditions of the merger and risk factors associated with the merger, see "The Merger" beginning on page 36 and "Risk Factors" beginning on page 16.

                            ------------------------

                   Proxy statement/prospectus dated [ ], 2002
           and first mailed to NCS stockholders on or about [ ], 2002

                              NCS HEALTHCARE, INC.
                       3201 Enterprise Parkway, Suite 220
                              Beachwood, Ohio 44122

              -----------------------------------------------------
                    NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                             TO BE HELD ON [ ], 2002
              ----------------------------------------------------

To the Stockholders of NCS:

         Notice is hereby given that a special meeting of stockholders of NCS
HealthCare, Inc., a Delaware corporation, will be held on [   ], 2002, at [   ]
(local time), at [   ], to consider and vote upon a proposal to adopt the
Agreement and Plan of Merger, dated as of July 28, 2002, among NCS, Genesis Health Ventures, Inc., a Pennsylvania corporation, and Geneva Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Genesis. The merger agreement provides that NCS will become a wholly owned subsidiary of Genesis. Each issued and outstanding share of NCS Class A common stock and each issued and outstanding share of NCS Class B common stock will be converted into 0.1 of a share of Genesis common stock, as more fully described in the accompanying proxy statement/prospectus.

         A copy of the Agreement and Plan of Merger is set forth in Annex A to the accompanying proxy statement/prospectus.

         Only holders of record of NCS Class A common stock and holders of record of NCS Class B common stock as of the close of business on [ ], 2002, are entitled to notice of, and to vote at, the NCS special meeting and any adjournments or postponements thereof.

         If you object to the adoption of the merger agreement but the merger is completed, you can demand that you be paid an amount for your shares determined by the Delaware Court of Chancery to be the "fair value" of such shares, but only if you: file a written demand for appraisal of your shares with NCS at its main office in Beachwood, Ohio before the NCS special meeting; not vote in favor of the merger; hold your shares through the completion of the merger; and comply with other applicable provisions of Delaware law. Failure to comply with these procedural requirements could result in the loss of your right to receive cash in connection with your demand for appraisal of your shares. Those provisions are more fully described, and set forth, in Annex B to the accompanying proxy statement/prospectus.

         The board of directors of NCS has approved the merger agreement and unanimously recommends that you vote "FOR" adoption of the merger agreement.

                                         By Order of the Board of
                                         Directors of NCS
                                         HealthCare, Inc.


                                         Kevin B. Shaw
                                         President and Chief Executive Officer
[     ], 2002

         Whether or not you plan to attend the NCS special meeting in person, please complete, date, sign and return promptly the enclosed proxy in the accompanying postage-paid envelope. You may revoke your proxy at any time prior to its exercise in the manner provided in the accompanying proxy statement/prospectus.

                             Additional Information

         This proxy statement/prospectus incorporates by reference documents containing important business and financial information about Genesis that is not included in or delivered with this proxy statement/prospectus. Copies of any of these documents are available without charge to any person to whom this proxy statement/prospectus is delivered, upon written or oral request. Written requests for Genesis' documents should be directed to Investor Relations, 101 East State Street, Kennett Square, Pennsylvania 19348 and telephone requests may be directed to Investor Relations at (610) 444-6350. In order to ensure timely delivery, any request for these documents should be made by no later than [ ], 2002.

         Written requests for NCS' documents should be directed to Investor Relations, 3201 Enterprise Parkway, Suite 220, Beachwood, Ohio 44122 and telephone requests may be directed to Investor Relations at (216) 378-6808.

                                Table of Contents

                                                                           Page
                                                                           ----
Additional Information.......................................................i
Where You Can Find More Information.........................................iv
Questions and Answers About the Genesis/NCS Merger...........................1
Summary......................................................................3
   The Companies.............................................................3
   The NCS Special Meeting...................................................3
   The Merger................................................................4
   Stockholder Litigation and Omnicare Tender Offer..........................7
Comparative Per Share Market Price Information...............................9
Dividend Policies............................................................9
Selected Historical Financial Data of Genesis Health Ventures, Inc..........10
Selected Historical Financial Data of NCS HealthCare, Inc...................12
Selected Unaudited Pro Forma Condensed Combined Financial Data..............14
Comparative Per Share Information...........................................15
Risk Factors................................................................16
Forward-Looking Statements and Cautionary Factors...........................30
Special Meeting of NCS Stockholders.........................................33
The Merger..................................................................36
   Background of the Merger.................................................36
   Recommendations and Considerations of the NCS Independent Committee and
     the NCS Board of Directors; NCS' Reasons for the Merger................48
   Opinion of NCS' Financial Advisor........................................55
   Genesis' Reasons for the Merger..........................................62
   Material Federal Income Tax Consequences.................................62
   Accounting Treatment.....................................................64
   Regulatory Approvals.....................................................65
   Nasdaq Listing...........................................................66
   Resale of the Genesis Common Stock Issued in the Merger..................66
   Interests of Certain Persons in the Merger...............................66
   Litigation Relating to the Merger........................................69
   Appraisal Rights of NCS Stockholders.....................................71

Material Terms of the Merger Agreement......................................73
   The Merger...............................................................73
   Merger Consideration.....................................................73
   Exchange Procedures......................................................74
   Representations and Warranties...........................................74
   Conduct of NCS' Business Prior to the Merger.............................77
   Special Meeting of the NCS Stockholders..................................78
   No Solicitation..........................................................78
   Further Actions..........................................................80
   Conditions to the Merger.................................................81
   Termination of the Merger Agreement......................................83
   Termination Fee and Expenses.............................................84
   Amendments, Extensions and Waivers.......................................85
Voting Agreements...........................................................85
Information Concerning Genesis..............................................87
   Description of the Business..............................................87
   Recent Developments......................................................89
Information Concerning NCS..................................................89
   Description of the Business..............................................89
   Employees...............................................................102
   Property................................................................102
   Legal Proceedings.......................................................102
   Management's Discussion and Analysis of Financial Condition
     and Results of Operations of NCS......................................103
   Principal Stockholders of NCS...........................................117
   Market Risk.............................................................118
Price Range of Common Stock................................................120
Description of Genesis Capital Stock.......................................122
   Common Stock............................................................122
   Preferred Stock.........................................................122
   Series A Convertible Preferred Stock....................................122
   Warrants................................................................125
Comparison of Stockholder's Rights.........................................126
   Capital.................................................................126
   Preferred Stock.........................................................126
   Stockholder Voting......................................................127
   Cumulative Voting.......................................................129
   Meeting of Stockholders and Action by Written Consent...................129
   Preemptive Rights.......................................................130
   Amendment of Governing Documents........................................130
   Size and Classification of the Board of Directors.......................131
   Removal of Directors....................................................132
   Shareholder Approval of Business Combinations With
     Interested Shareholders...............................................132
   Anti-Takeover Provisions................................................134

NCS Stockholder Proposals..................................................136
Legal Matters..............................................................136
Experts....................................................................136
Unaudited Pro Forma Condensed Combined Financial Information...............138
Index to Financial Statements of NCS.......................................F-1


Annex A Agreement and Plan of Merger

Annex B Section 262 of the Delaware General Corporation Law - Appraisal Rights

Annex C Opinion of Candlewood Partners, LLC

                       Where You Can Find More Information

         Genesis and NCS file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements and other information that Genesis and NCS file with the SEC at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C., 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. Genesis' and NCS' SEC filings are also available on the SEC's Internet site as part of the EDGAR database (http://www.sec.gov).

         Genesis has filed a registration statement on Form S-4 to register the shares of Genesis common stock to be issued in the merger under the Securities Act of 1933, as amended. This proxy statement/prospectus is a part of the registration statement on Form S-4 and constitutes a prospectus of Genesis in addition to being a proxy statement of NCS for its special meeting. As allowed by SEC rules, this proxy statement/prospectus does not contain all of the information that you can find in the registration statement on Form S-4 or the exhibits to the registration statement on Form S-4.

         The SEC also allows Genesis to "incorporate by reference" the information that it files with the SEC, which means Genesis can disclose information to you by referring you to another document filed separately with the SEC. Information incorporated by reference is deemed to be part of this proxy statement/prospectus. Later information filed by Genesis with the SEC updates and supersedes this proxy statement/prospectus.

         The following documents previously filed by Genesis with the SEC under the Securities Exchange Act of 1934, as amended, are incorporated in this proxy statement/prospectus by this reference:

         o    Annual Report on Form 10-K for the year ended September 30, 2001;

         o Quarterly Report on Form 10-Q for the quarter ended December 31, 2001;

         o Quarterly Report on Form 10-Q for the quarter ended March 31, 2002;

         o    Quarterly Report on Form 10-Q for the quarter ended June 30, 2002;

         o    Current Report on Form 8-K filed on July 1, 2002;

         o    Current Report on Form 8-K filed on July 29, 2002;

         o    Current Report on Form 8-K filed on August 16, 2002; and

         o the description of Genesis' common stock, par value $0.02 per share, contained in Genesis' Form 8-A, filed on October 2, 2001, and all amendments or reports filed for the purpose of updating the description.

         All documents filed by Genesis under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this proxy statement/prospectus and prior to the NCS special meeting (other than current reports furnished under Item 9 of Form 8-K) will be deemed to be incorporated by reference in this proxy statement/prospectus and to be a part of this proxy statement/prospectus from the date any document is filed.

         Neither Genesis nor NCS has authorized anyone to provide you with information that is different from what is contained in this proxy statement/prospectus. This proxy statement/prospectus is dated [ ], 2002. You should not assume that the information contained in this proxy statement/prospectus is accurate as of any date other than that date, and neither the mailing of this proxy statement/prospectus nor the issuance of Genesis common stock in the merger will create any implication to the contrary.

               Questions and Answers About the Genesis/NCS Merger

Q:   What is the proposed transaction?

A: NCS, Genesis and Geneva Sub, Inc., a wholly owned subsidiary of Genesis, have entered into a merger agreement under which Geneva Sub will merge with and into NCS. NCS will be the surviving corporation in the merger and will become a wholly owned subsidiary of Genesis.

Q:   What will I receive in the merger?

A: For each share of NCS Class A common stock and for each share of NCS Class B common stock that you hold, you will receive 0.1 of a share of Genesis common stock, referred to as the "merger exchange ratio."

Q:   How do I vote?

A: You vote by indicating on the enclosed proxy card how you want to vote and signing and mailing the enclosed proxy card, or by appearing in person at the NCS special meeting. Please vote as soon as possible, so that your shares may be represented at the NCS special meeting. The NCS special meeting will take place on [ ], 2002.

Q: If my shares are held in "street name" by my broker, will my broker vote my shares for me?

A: Your broker will vote your shares for you only if you provide instructions to your broker on how to vote. You should follow the directions provided by your broker regarding how to instruct your broker to vote your shares. Without instructions, your shares will not be voted on the merger, which will have the same effect as voting against the merger.

Q:   What if I want to change my vote?

A: To change your vote, send in a later-dated, signed proxy card before the NCS special meeting to National City Bank, Department 5352, Corporate Trust Operations, P.O. Box 92301, Cleveland, Ohio 44193-0900, telephone:
     1-800-622-6757, or attend the NCS special meeting in person and vote.

Q:   Will I have appraisal rights?

A: NCS stockholders who do not wish to accept the Genesis common stock to be issued in the merger have the right to have the Delaware Chancery Court determine the "fair value" of their shares. These appraisal rights are subject to a number of restrictions and technical requirements. Generally, in order to exercise these appraisal rights:

     o an NCS stockholder must not vote in favor of the adoption of the merger agreement, including by sending in a signed, unmarked proxy;

     o an NCS stockholder must make a written demand for appraisal before the vote on the adoption of the merger agreement; and

     o an NCS stockholder must continuously hold such shares through the completion of the merger.

     Merely voting against the adoption of the merger agreement will not protect an NCS stockholder's right of appraisal. Annex B contains the text of the Delaware appraisal statute. Failure to comply with the requirements of the statute may result in a loss of your appraisal rights. See "The Merger -- Appraisal Rights of NCS Stockholders."

Q:   When is the merger expected to be completed?

A:   Genesis and NCS currently expect to complete the merger by [    ] of 2002,
     assuming an affirmative vote by the NCS stockholders; however, the merger is subject to government approvals and conditions.

Q:   Should I send in my stock certificates now?

A: No. After Genesis and NCS complete the merger, Genesis' exchange agent will send NCS stockholders written instructions for exchanging their stock certificates.

Q: Who should I call with questions or to obtain additional copies of this proxy statement/prospectus?

A: You should call NCS' Investor Relations at (216) 378-6808 with any questions about the merger or to obtain additional copies of this proxy statement/prospectus.

                                     Summary

         This summary highlights selected information from this proxy statement/prospectus and may not contain all of the information that is important to you. To understand the merger fully, and for more complete descriptions of the terms of the merger, you should read carefully this entire proxy statement/prospectus, the documents to which Genesis and NCS have referred you, and the documents that Genesis has incorporated by reference in this proxy statement/prospectus. See "Where You Can Find More Information."

                                  The Companies

Genesis Health Ventures, Inc.
101 East State Street
Kennett Square, Pennsylvania  19348
(610) 444-6350

     Genesis is a leading provider of healthcare and support services to the elderly. Genesis' operations are comprised of two primary business segments: pharmacy and medical supply services; and inpatient care in skilled nursing and assisted living centers. In addition, Genesis capitalizes on its industry leadership position in these businesses by offering an array of other complementary healthcare services.

     Geneva Sub, Inc. is a wholly owned subsidiary of Genesis formed for the merger. It currently conducts no business.

NCS HealthCare, Inc.
3201 Enterprise Parkway, Suite 220
Beachwood, Ohio  44122
(216) 514-3350

     NCS is a leading independent provider of pharmacy services to long-term care institutions including skilled nursing facilities, assisted living facilities and other institutional healthcare facilities. NCS also provides various ancillary healthcare services to complement its core pharmacy services.

                             The NCS Special Meeting

     The special meeting of NCS stockholders will be held at [ ], on [ ], 2002, at [ ]. At the special meeting, you will be asked to consider and vote upon a proposal to adopt the merger agreement.

Record Date; Vote Required (see page [     ])

     Only NCS stockholders at the close of business on the record date, [ ], 2002, will be entitled to notice of, and to vote at, the NCS special meeting.

     Adoption of the merger agreement requires the affirmative vote of a majority of the votes entitled to be cast by the outstanding shares of NCS Class A common stock and the outstanding shares of NCS Class B common stock, voting together as a single class. Holders of NCS Class A common stock are entitled to one vote per share on the adoption of the merger agreement, while holders of NCS Class B common stock are entitled to ten votes per share on the adoption of the merger agreement. As of June 30, 2002, the directors and executive officers of NCS had the right to vote, in the aggregate, 349,746 shares of NCS Class A common stock and 4,810,806 shares of NCS Class B common stock, representing approximately 68% of the total votes entitled to be cast at the NCS special meeting. NCS stockholders who collectively hold approximately 68% of the total votes entitled to be cast at the NCS special meeting have agreed in writing to vote in favor of the adoption of the merger agreement.

     No vote of the Genesis shareholders is required to approve the merger.

                                   The Merger

     In the merger, each share of NCS Class A common stock and each share of NCS Class B common stock will be converted into 0.1 of a share of Genesis common stock. The merger agreement is the legal document that governs the merger and is set forth in Annex A to this proxy statement/prospectus. Genesis and NCS encourage you to read the merger agreement to better understand the terms of the merger.

     The merger and ownership of Genesis common stock involve a number of risks. See "Risk Factors."

Material Federal Income Tax Consequences (see pages [  ] to [   ])

     The merger is intended to qualify as a reorganization for U.S. federal income tax purposes. If the merger does not so qualify, you will generally not recognize gain or loss for U.S. federal income tax purposes on the receipt of Genesis common stock in exchange for your shares of NCS stock.

     Tax matters are complex, and holders of NCS common stock are urged to consult their own tax advisors as to the consequences to them of the merger.

Conditions to the Merger (see pages [    ]  to [    ])

     The completion of the merger depends upon the satisfaction or waiver of a number of conditions, including the following:

     o the approval of the merger agreement by the affirmative vote of holders of a majority of the voting power of NCS Class A common stock and NCS Class B common stock voting together as a single class;

     o the expiration or termination of any applicable waiting period under federal antitrust law;

     o the approval for listing on the Nasdaq National Market of the shares of Genesis common stock to be issued in connection with the merger;

     o the accuracy in all material respects of the representations and warranties of the parties set forth in the merger agreement;

     o the performance in all material respects by the parties of their respective obligations, covenants and agreements set forth in the merger agreement;

     o the absence of any law, order or injunction prohibiting the completion of the merger;

     o evidence that the redemption of 5.75% convertible subordinated debentures of NCS, due 2004, referred to as the "NCS notes," is capable of completion concurrently with or promptly after the completion of the merger;

     o the presence of at least $35.0 million of cash on hand at NCS and its subsidiaries on a consolidated basis two business days before the completion of the merger;

     o the absence of any change, event, occurrence or development since July 28, 2002 that has, or could reasonably be expected to have, a "material adverse effect," as defined in the merger agreement, on NCS;

     o the absence of specified governmental actions that could affect Genesis prior to or after the merger;

     o the receipt of material third-party consents and specified material governmental approvals;

     o the exercise of appraisal rights by holders of not more than 15% of the voting power of outstanding NCS capital stock; and

     o  other customary conditions specified in the merger agreement.

Termination of the Merger Agreement (see page [   ])

     The merger agreement may be terminated and the merger abandoned at any time prior to the merger becoming effective, in a limited number of circumstances, including the following:

     o  by mutual written consent of Genesis and NCS;

     o  by either Genesis or NCS if:

        o any law or regulation makes completion of the merger illegal or otherwise prohibited, or if any final order of a court or other competent governmental authority enters a final order enjoining Genesis or NCS from completing the merger;

        o the closing of the merger has not occurred on or before January 31, 2003 (or April 30, 2003, if the merger is not completed by January 31, 2003 because specified regulatory approvals have not been received);

        o the merger agreement is not adopted by NCS stockholders at the NCS special meeting; or

        o the other party breaches, in any material respect, any of its representations or warranties or covenants contained in the merger agreement, or fails to perform in any material respect any of its covenants or other agreements contained in the merger agreement and such breach or failure would render a closing condition unsatisfied, and is not cured within specified time periods; or

     o  by Genesis, if:

        o the NCS board of directors or the NCS independent committee has withdrawn, changed or modified its recommendation to the NCS stockholders that they adopt the merger agreement in a manner adverse to Genesis;

        o the NCS board of directors or the NCS independent committee has approved, or determined to recommend to NCS stockholders that they approve an acquisition other than that contemplated by the merger agreement;

        o subject to limited exceptions, NCS fails to call or hold the NCS special meeting by November 28, 2002;

        o any party, other than Genesis, breaches its obligations under the voting agreements and the NCS stockholder approval of the adoption of the merger agreement is not otherwise obtained, and the breach is not cured in accordance with the terms of the merger agreement; or

        o there is a "material adverse effect" on NCS, as defined in the merger agreement.

Termination Fees and Expenses (see page [   ])

     In addition to Genesis' other remedies, the merger agreement requires NCS to pay Genesis a termination fee in the amount of $6.0 million and/or Genesis' actual expenses in an amount up to $5.0 million, incurred in connection with negotiating, entering, and performing the merger agreement and related documents, if the merger agreement is terminated for specified reasons.

     The merger agreement also requires that if the termination was caused by a willful breach, the breaching party must indemnify the non-breaching parties for their actual expenses incurred in negotiating, entering into and performing the merger agreement and related documents.

Regulatory Approvals (see page [   ])

     Many of the states in which NCS transacts business require Genesis to provide notice of the merger or to receive approvals in connection with the completion of the merger. These regulatory requirements relate to licensure, dispensing of controlled substances and participation in the Medicare and Medicaid programs.

Interests of Certain Persons in the Merger (see page [    ])

     Some members of NCS' management and board of directors have interests in the merger that are different from, or in addition to, the interests of the other NCS stockholders. The NCS independent committee of the NCS board of directors considered these interests and relationships, among other matters, in recommending that the NCS board of directors approve the merger.

Board of Directors and Management of Genesis Following the Merger (see
page [    ])

     When Genesis and NCS complete the merger, Genesis will continue to be managed by its current directors and officers.

Voting Agreements  (see page [   ])

     As an inducement to Genesis to enter into the merger agreement and in connection with the anticipated solicitation of proxies, Jon H. Outcalt, chairman of the board of NCS, and Kevin B. Shaw, president, chief executive officer and a director of NCS, in their capacity as NCS stockholders, each entered into separate voting agreements with Genesis and NCS. The voting agreements cover all of the shares of NCS Class A common stock and NCS Class B common stock beneficially owned by Messrs. Outcalt and Shaw. Collectively, Messrs. Outcalt and Shaw beneficially own 230,968 shares of NCS Class A common stock, 248,165 shares of NCS Class A common stock underlying vested options, 208,335 shares of NCS Class A common stock underlying non-vested options and 4,617,219 shares of NCS Class B common stock. Accordingly, Messrs. Outcalt and Shaw collectively hold approximately 65% of the total votes entitled to be cast at the NCS special meeting. In these voting agreements, Messrs. Outcalt and Shaw agreed to vote all of their shares of NCS Class A common stock and NCS Class B common stock in favor of adoption of the merger agreement and against certain other actions specified in the voting agreements. In the voting agreements, each of Messrs. Outcalt and Shaw granted an irrevocable limited proxy to each of the president and secretary of Genesis and any other Genesis-authorized representative to vote their respective shares of NCS capital stock in favor of the adoption of the merger agreement and against certain other actions specified in the voting agreements. Messrs. Outcalt and Shaw also agreed not to transfer their shares of NCS Class A common stock and NCS Class B common stock or options convertible into shares of NCS Class A common stock or NCS Class B common stock before the completion of the merger or termination of the voting agreements.

     The voting agreements are terminable by Messrs. Outcalt and Shaw only if the merger agreement is terminated in accordance with its terms or the merger agreement is amended and either: the amendment is not approved by NCS' board of directors, or the amendment results in Messrs. Outcalt or Shaw receiving different treatment of consideration than the other.

Opinion of Financial Advisor (see pages [  ] to [  ])

     In deciding to approve the merger agreement, the NCS board of directors and the NCS independent committee considered, among other items, the opinion of its financial advisor, Candlewood Partners LLC, that, as of the date of the opinion, the merger exchange ratio is fair from a financial point of view to the NCS stockholders, taken together. This opinion is set forth in Annex C to this proxy statement/prospectus. You are encouraged to read this opinion.

Listing of Genesis Common Stock (see page [   ])

     The shares of Genesis common stock issued in connection with the merger will be listed on the Nasdaq National Market under the trading symbol "GHVI."

Repayment of NCS Debt (see page [    ])

     At the closing of the merger, Genesis will repay in full or cause NCS to repay in full the outstanding debt of NCS, which includes $206 million of senior debt, and, subject to NCS' compliance with specified provisions of the merger agreement, will cause NCS to redeem $102 million of the NCS notes, including any accrued and unpaid interest and redemption premium.

Appraisal Rights (see page [    ])

     NCS stockholders who do not wish to accept the Genesis common stock to be issued in the merger will have the right to have the Delaware Chancery Court determine the "fair value" of their shares. These appraisal rights are subject to a number of restrictions and technical requirements. Generally, in order to exercise these appraisal rights an NCS stockholder must not vote in favor of the adoption of the merger agreement, (including by sending in a signed, unmarked proxy); must make a written demand for appraisal to NCS at its Beachwood office before the vote on the adoption of the merger agreement; must hold his or her shares through the completion of the merger; and must comply with other provisions of the Delaware appraisal statute. Merely voting against the adoption of the merger agreement will not protect an NCS stockholder's right of appraisal. Annex B contains the text of the Delaware appraisal statute. Failure to comply with the requirements of the Delaware appraisal statute could result in the loss of your appraisal rights. See "The Merger -- Appraisal Rights of NCS Stockholders."

                Stockholder Litigation and Omnicare Tender Offer

     Seven stockholder lawsuits (six of which are purported class action lawsuits), referred to as the "stockholder claims," have been filed against NCS and its directors in connection with the merger, and two of those seven lawsuits were also filed against Genesis and Geneva Sub. The stockholder claims allege that the directors of NCS breached their fiduciary duties and certain other duties to stockholders by entering into the merger agreement, and seek various relief, including: an injunction against completion of the merger, a judgment that the merger would require approval by both the holders of NCS Class A common stock and the holders of NCS Class B common stock, voting as separate classes, a judgment that would rescind the merger if it is completed prior to a final judgment on the stockholder claims, a declaration that the voting agreements are null and void, and an award of compensatory damages and costs. In addition, Omnicare filed an action alleging that the voting agreements violate NCS' certificate of incorporation and resulted in an automatic conversion of the NCS Class B common stock to which the voting agreements pertained into NCS Class A common stock, which would mean Messrs. Outcalt and Shaw would own less than a majority of the voting power of NCS.

     On August 8, 2002, Omnicare also commenced a tender offer for all outstanding shares of NCS Class A common stock and NCS Class B common stock at a price of $3.50 per share. The offer is being made on the terms and conditions set forth in Omnicare's Tender Offer Statement on Schedule TO filed with the SEC on August 8, 2002, as amended.

                 Comparative Per Share Market Price Information

         Genesis common stock currently trades on the Nasdaq National Market under the symbol "GHVI." From October 15, 2001 until February 7, 2002, Genesis common stock traded on the OTC Bulletin Board under the symbol "GHVE." The Genesis common stock that was cancelled in connection with Genesis' reorganization under the United States Bankruptcy Code, was traded on the New York Stock Exchange through June 22, 2000 and on the OTC Bulletin Board thereafter.

         NCS Class A common stock is traded on the Pink Sheets Electronic Quotation Service under the symbol "NCSS." Between December 8, 1999 and October 9, 2000, NCS Class A common stock was traded on the Nasdaq SmallCap Market. Prior to December 8, 1999, NCS Class A common stock was traded on the Nasdaq National Market. There is no established trading market for NCS Class B common stock.

         The information stated in the table below presents the closing prices per share of Genesis common stock and NCS Class A common stock on July 26, 2002 and [ ]. July 26, 2002 was the last day on which trading occurred prior to public announcement of the merger. [ ], 2002 was the last practicable trading day for which information was available prior to the date of this proxy statement/prospectus. In addition, the table shows the pro forma equivalent per share price of NCS Class A common stock and NCS Class B common stock on July 26, 2002 and [ ], 2002, calculated by multiplying the closing sale price per share of Genesis common stock reflected in the table by 0.1, the merger exchange ratio.

                                                                                     Pro Forma Price
                                                                        NCS         Equivalent of NCS
                                                    Genesis           Class A      Class A and Class B
                                                  Common Stock      Common Stock       Common Stock
                                                  ------------      ------------   -------------------
July 26, 2002...............................        $  16.00          $   0.74           $   1.60
[       ], 2002.............................

         NCS stockholders are urged to obtain current market quotations for both the Genesis common stock and the NCS Class A common stock. No assurance can be given as to the future prices of, or markets for, Genesis common stock or NCS Class A common stock.

                                Dividend Policies

         Genesis has never declared or paid cash dividends on its common stock. Genesis' ability to pay dividends is restricted by its senior credit facility and senior secured note. Genesis does not anticipate paying cash dividends on its common stock in the foreseeable future.

         NCS has never declared or paid cash dividends on either its Class A common stock or its Class B common stock. NCS' ability to pay dividends is restricted by the merger agreement and its senior credit facility. NCS does not anticipate paying cash dividends on the NCS Class A common stock or the NCS Class B common stock in the foreseeable future.

       Selected Historical Financial Data of Genesis Health Ventures, Inc.
           (Amounts in thousands, except operating and per share data)

         The selected historical consolidated financial data presented below for, and as of, each of the years in the five-year period ended September 30, 2001 have been derived from Genesis' consolidated financial statements and accompanying notes, which have been audited by KPMG LLP, independent certified public accountants. The selected historical consolidated financial data for, and as of, the nine months ended June 30, 2001 and 2002 have been derived from Genesis' unaudited consolidated financial statements which, in the opinion of management, include all adjustments (consisting only of normal recurring items) necessary for a fair and consistent presentation of such data. The results for the nine months ended June 30, 2002 are not necessarily indicative of results to be expected for the full fiscal year.

         Upon emergence from its Chapter 11 bankruptcy proceeding on October 2, 2001, Genesis adopted the American Institute of Certified Public Accountants Statement of Position 90-7, "Financial Reporting By Entities in Reorganization Under the Bankruptcy Code," also referred to as "fresh-start reporting," effective September 30, 2001. In connection with the adoption of fresh-start reporting, a new entity has been deemed created for financial reporting purposes, the provisions of Genesis' plan of reorganization were implemented, assets and liabilities were adjusted to their estimated fair values and Genesis' accumulated deficit was eliminated. Any financial information labeled "predecessor company" refers to periods prior to the adoption of fresh-start reporting, while those labeled "successor company" refers to periods following September 30, 2001. Predecessor company and successor company financial information is generally not comparable, and are therefore separated by a dashed line. The lack of comparability within the statement of operations data is most apparent in Genesis' capital costs (lease, interest, depreciation and amortization), as well as with income taxes, minority interests, debt restructuring and reorganization costs, and preferred dividends. Predecessor company and successor company balance sheet data are not comparable due to the change in accounting basis of long-lived assets to estimated fair value, the discharge of liabilities subject to compromise and the restructuring of Genesis' capital structure.

         On October 1, 2001, Genesis adopted the provisions of Statement of Financial Accounting Standards, No. 144 "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of," referred to as "SFAS 144." Under SFAS 144, discontinued businesses or assets held for sale are removed from the results of continuing operations. During the nine months ended June 30, 2002, five eldercare centers, an ambulance business and a medical supply distribution business were classified as discontinued operations. The results of operations in the current year and prior year periods, along with any costs to exit such businesses in the current year period, have been classified as discontinued operations in the following selected historical data.

         The information set forth below should be read in conjunction with Genesis' consolidated financial statements and the related notes thereto, which are incorporated by reference in this proxy statement/prospectus. See "Where You Can Find More Information."

                                                                                                          Predecessor  | Successor
                                                                                                            Company    |  Company
                                                                                                          Nine Months  | Nine Months
                                                            Predecessor Company                               Ended    |   Ended
                                                         Year Ended September 30,                            June 30,  |  June 30,
                                           -------------------------------------------------------------- --------------------------
                                               1997        1998         1999         2000         2001         2001    |    2002
                                           -------------------------------------------------------------- --------------------------
Statement of Operations Data:                                                                              (unaudited) | (unaudited)
  Net revenues...........................  $1,079,157   $1,380,534   $1,843,270   $2,402,672   $2,533,608  $1,882,159  | $2,019,573
  Operating income (loss) before capital                                                                               |
    costs (1)............................     184,233      152,177       86,124     (138,452)     135,682     173,636  |    179,804
  Earnings (loss) from continuing                                                                                      |
    operations before extraordinary                                                                                    |
    items, cumulative effect of                                                                                        |
    accounting change and after preferred                                                                              |
    dividends............................      49,270      (11,388)    (286,954)    (872,085)  (1,254,418)    (95,291) |     63,790
  Net income (loss) attributable to                                                                                    |
    common shareholders..................      47,591      (25,900)    (290,050)    (883,455)     247,009     (97,825) |     57,995
  Per common share data (diluted):                                                                                     |
    Earnings (loss) from continuing                                                                                    |
      operations before extraordinary                                                                                  |
      items and cumulative effect of                                                                                   |
      accounting change..................        1.36        (0.32)       (8.09)      (18.52)      (25.79)      (1.96) |       1.52
    Net income (loss) attributable to                                                                                  |
      common shareholders................       $1.33       $(0.74)      $(8.17)     $(18.77)       $5.08      $(2.01) |      $1.38
  Weighted average shares of common stock                                                                              |
    and equivalents - diluted............      36,120       35,159       35,485       47,077       48,641      48,461  |     43,340
                                           ----------   ----------   ----------   ----------   ----------  ----------  | ----------
                                                                                                                       |
Other Financial Data:                                                                                                  |
  Capital expenditures...................     $61,102      $56,663      $77,943      $51,981      $43,721     $32,530  |    $32,954
Operating Data:                                                                                                        |
  Payor Mix                                                                                                            |
    Private pay and other................         39%          45%          47%          41%          39%         39%  |        37%
    Medicare.............................         24%          20%          14%          16%          18%         18%  |        19%
    Medicaid.............................         37%          35%          39%          43%          43%         43%  |        44%
  Average owned/leased eldercare center                                                                                |
    beds (2).............................      15,132       15,137       15,522       14,286       24,783      24,925  |     24,255
  Occupancy Percentage...................       91.0%        91.5%        90.7%        90.7%        90.8%       90.8%  |      90.4%
  Average managed eldercare center beds                                                                                |
    (2)..................................       6,101       24,234       23,984       23,779        9,215       9,653  |      8,413
  Average institutional pharmacy beds                                                                                  |
    served...............................      51,655      109,520      245,277      244,409      253,224     254,230  |    250,550
  Average full-time equivalent personnel.      27,700       37,708       40,500       40,450       40,425      39,784  |     39,671


                                                                                              |  Successor     Successor
                                                    Predecessor Company                       |   Company       Company
                                                       September 30,                          | September 30,   June 30,
                                           -------------------------------------------------- | -------------------------
                                               1997        1998         1999         2000     |     2001         2002
                                           -------------------------------------------------- | -------------------------
Balance Sheet Data:                                                                           |               (unaudited)
  Working capital......................      $166,065     $243,461     $235,704     $304,241  |    $293,875     $447,680
  Total assets.........................     1,434,113    2,627,368    2,429,914    3,127,899  |   1,839,220    1,922,111
  Liabilities subject to compromise....            --           --           --    2,446,673  |          --           --
  Long-term debt.......................       651,667    1,358,595    1,484,510       10,441  |     603,268      678,100
  Redeemable preferred stock...........            --           --           --      442,820  |      42,600       44,516
  Shareholders' equity (deficit).......      $608,021     $875,072     $587,890    $(246,926) |    $834,858     $901,090

----------------------------
(1) Capital costs include depreciation and amortization, lease expense, interest expense, the Multicare joint venture restructuring cost incurred in 2000; debt restructuring and reorganization costs incurred in 2000, 2001 and 2002; net gains/losses on the sale of assets in 2000 and 2001; and a gain from an arbitration award in 2002.

(2) Beginning September 30, 2001, and in connection with the completion of the reorganization plan, 10,702 Multicare beds previously classified as "Managed and Jointly-Owned Facilities" were reclassified as "Owned and Leased Facilities."

       For a description of significant transactions entered into by Genesis, please refer to "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Certain Transactions and Events" included in the Annual Report on Form 10-K for the year ended September 30, 2001 and the Quarterly Report on Form 10-Q for the quarter ended June 30, 2002 incorporated by reference in this proxy statement/prospectus. See "Where You Can Find More Information."

           Selected Historical Financial Data of NCS HealthCare, Inc.
                  (Amounts in thousands, except per share data)

         The following selected financial data are derived from consolidated financial statements of NCS and subsidiaries, which have been audited by Ernst & Young LLP, independent auditors. Ernst & Young LLP's report on the consolidated financial statements at June 30, 2002 and 2001 and for the three years in the period ended June 30, 2002, which is included in this proxy statement/prospectus, includes an explanatory paragraph which describes an uncertainty about NCS' ability to continue as a going concern. The data should be read in conjunction with the consolidated financial statements, related notes, and other financial information included in this proxy statement/prospectus.

                                                                                  Year Ended June 30,
                                                      -----------------------------------------------------------------------
                                                          1998            1999          2000           2001           2002
                                                      ------------   ------------   ------------   -----------   ------------
Statement of Operations Data:
Revenues...........................................   $    509,064   $    717,825   $    694,530   $   626,328   $    645,756
Cost of revenues...................................        380,217        540,547        556,757       514,483        538,926
                                                      ------------   ------------   ------------   -----------   ------------
Gross profit.......................................        128,847        177,278        137,773       111,845        106,830
Selling general and administrative expenses (1), (3)        93,895        139,522        126,969       123,272         93,776
Special charge to increase allowance for doubtful
   accounts (2)....................................             --         32,384         44,623            --             --
Nonrecurring charges (2)...........................          8,862          8,115         51,136            --             --
                                                      ------------   ------------   ------------   -----------   ------------
Operating income (loss)............................         26,090         (2,743)       (84,955)      (11,427)        13,054
Interest expense, net..............................         (5,745)       (18,301)       (26,243)      (31,713)       (25,195)
                                                      ------------   ------------   ------------   -----------   ------------
Income (loss) before income taxes and cumulative
   effect of accounting change.....................         20,345        (21,044)      (111,198)      (43,140)       (12,141)
Income tax (expense) benefit.......................         (9,014)         7,640         (3,326)         (370)          (300)
                                                      ------------   ------------   ------------   -----------   ------------
Income (loss) before cumulative effect of accounting
   change..........................................         11,331        (13,404)      (114,524)      (43,510)       (12,441)
Cumulative effect of accounting change (1), (4)....             --         (2,921)            --            --       (222,116)
                                                      ------------   ------------   ------------   -----------   ------------
Net income (loss)..................................   $     11,331   $    (16,325)  $   (114,524)  $   (43,510)  $   (234,557)
                                                      ============   ============   ============   ===========   ============
Net income (loss) per share - basic................   $       0.59   $      (0.81)  $      (5.31)  $     (1.85)  $      (9.89)
                                                      ============   ============   ============   ===========   ============
Net income (loss) per share - diluted..............   $       0.58   $      (0.81)  $      (5.31)  $     (1.85)  $      (9.89)
                                                      ============   ============   ============   ===========   ============
Net income (loss) per share before cumulative effect
   of accounting change - basic....................   $       0.59   $      (0.66)  $      (5.31)  $     (1.85)  $      (0.52)
                                                      ============   ============   ============   ===========   ============
Net income (loss) per share before cumulative effect
   of accounting change - diluted..................   $       0.58   $      (0.66)  $      (5.31)  $     (1.85)  $      (0.52)
                                                      ============   ============   ============   ===========   ============
Weighted average common shares outstanding - basic.         19,100         20,200         21,551        23,535         23,717
                                                      ============   ============   ============   ===========   ============
Weighted average common shares outstanding - diluted        19,372         20,200         21,551        23,535         23,717
                                                      ============   ============   ============   ===========   ============

                                                                                  As of June 30,
                                                      -----------------------------------------------------------------------
                                                          1998            1999          2000           2001           2002
                                                      ------------   ------------   ------------   -----------   ------------
Balance Sheet Data:
Cash and cash equivalents........................     $     21,186   $     29,424   $     16,387   $    39,464   $     42,539
Working capital..................................          149,362        197,395        (93,865)     (216,529)      (223,430)
Total assets.....................................          623,790        699,499        546,663       513,971        277,793
Line of credit...................................          147,800        214,700        206,130       206,130        206,130
Long-term debt, excluding current portion........            3,879          1,936          1,291           825            549
Convertible subordinated debentures..............          102,753        100,000        102,000       102,107        102,361
Stockholders' equity (deficit)...................     $    287,334   $    276,434   $    169,705   $   126,495   $   (108,062)

----------------------------
(1) Selling, general and administrative expenses for 1999 include $11,503 of pre-tax costs that would have been capitalized prior to the adoption of SOP 98-5, "Reporting on the Costs of Start-up Activities." The cumulative effect of accounting change represents start-up costs, net of tax, that were previously capitalized as of June 30, 1998. The fiscal year 2002 cumulative effect of accounting change represents the implementation of SFAS No. 142, "Goodwill and Other Intangible Assets."

(2) For 1998, represents a nonrecurring charge related to restructuring and other nonrecurring expenses in connection with the implementation and execution of strategic restructuring and consolidation initiatives of certain operations and other nonrecurring items. For 1999, represents a special charge to increase the allowance for doubtful accounts and other nonrecurring charges in association with the implementation and execution of strategic restructuring and consolidation initiatives of certain operations and other nonrecurring items. For 2000, represents a special charge to increase the allowance for doubtful accounts and nonrecurring, restructuring and other special charges associated with the continuing implementation and execution of strategic restructuring and consolidation activities, the planned disposition of certain non-core and/or non-strategic assets, impairment of certain assets and other nonrecurring items. See "Information Concerning NCS -- Management's Discussion and Analysis of Financial Condition and Results of Operations."

(3) Selling, general and administrative expenses for the year ended June 30, 2001 include the following: (1) $10,043 of additional bad debt expense to fully reserve for remaining accounts receivable of non-core and non-strategic businesses exited by NCS, (2) $1,034 of restructuring and other related charges associated with the continuing implementation and execution of strategic restructuring and consolidation activities and (3) $2,106 in fixed asset impairment charges recorded in accordance with Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long Lived Assets and for Long Lived Assets to be Disposed of," relating primarily to changes in asset values resulting from the impact of restructuring activities and changes in operational processes under restructured operations.

(4) For 2002, the cumulative effect of accounting change represents the adoption of Statement of Financial Accounting Standards (SFAS) No. 142, "Goodwill and Other Intangible Assets." NCS recorded a non-cash charge of $222,116 to reduce the carrying value of its goodwill in accordance with SFAS No. 142. In accordance with the adoption of SFAS No. 142, NCS discontinued the amortization of goodwill effective July 1, 2001. Goodwill amortization for the year ended June 30, 2001 was $10,396.

   Selected Unaudited Pro Forma Condensed Consolidated Combined Financial Data
                  (Amounts in thousands, except per share data)

         This selected unaudited pro forma condensed consolidated combined information, which gives effect to Genesis' adoption of fresh-start reporting in connection with its emergence from Chapter 11 bankruptcy proceeding, referred to as the "Genesis bankruptcy emergence," has been included only for the purposes of illustration. It does not necessarily indicate what the operating results or financial position of the combined company would have been if the Genesis bankruptcy emergence or the merger had been completed at the dates indicated. Moreover, this information does not necessarily indicate what the future operating results or financial position of the combined company will be. You should read this unaudited pro forma condensed consolidated combined selected financial information in conjunction with the "Unaudited Pro Forma Condensed Consolidated Combined Financial Information" included elsewhere in this proxy statement/prospectus. This selected unaudited pro forma condensed consolidated combined financial information does not reflect all cost savings or other synergies which may result from the merger or any future merger-related expenses. The selected unaudited pro forma results of operations data gives effect to the Genesis bankruptcy emergence and the merger as if each had occurred on October 1, 2000. The unaudited pro forma balance sheet data gives effect to the merger as if it had occurred on June 30, 2002. The selected unaudited pro forma condensed consolidated combined financial data should be read in conjunction with the historical financial statements of Genesis and the related notes thereto, which are incorporated by reference into this proxy statement/prospectus, and the historical financial statements of NCS and the related notes thereto, which are included in this proxy statement/prospectus.

                                                                              For the Twelve     For the Nine
                                                                               Months Ended      Months Ended
                                                                              September 30,         June 30,
                                                                                   2001               2002
                                                                              --------------     ------------
Summary Results of Operations
Net revenues..............................................................     $ 3,159,936        $ 2,507,493
Income (loss) from continuing operations..................................         (31,142)            68,281
Earnings (loss) per common share from continuing operations
   before extraordinary item
      Basic...............................................................     $     (0.72)       $      1.57
      Diluted.............................................................     $     (0.72)       $      1.54
Weighted average shares outstanding
      Basic...............................................................          43,504             43,583
      Diluted.............................................................          43,504             45,711


                                                                                               June 30, 2002
                                                                                               -------------
Summary Balance Sheet:
Total assets............................................................................          $ 2,237,475
Working capital.........................................................................              411,250
Long-term debt, excluding current maturities............................................              878,649
Shareholders' equity....................................................................          $   939,090

                        Comparative Per Share Information
                                   (Unaudited)

         The table below contains Genesis and NCS per share information for the twelve months ended September 30, 2001 and the nine months ended June 30, 2002 on both a historical and combined company pro forma basis.

         The combined company pro forma information gives effect to the Genesis bankruptcy emergence and the merger of Genesis and NCS as identified in the Unaudited Pro Forma Condensed Consolidated Combined Financial Information included in this proxy statement/prospectus. The NCS pro forma combined equivalent information is based on the assumed conversion of each NCS common share into 0.1 of a share of Genesis common stock.

         As a consequence of Genesis' implementation of fresh-start reporting effective September 30, 2001, the "Genesis Historical" per share information presented below for the twelve months ended September 30, 2001 and the nine months ended June 30, 2002 are generally not comparable. To highlight the lack of comparability, a dashed line separates the pre-emergence financial information from the post emergence financial information. Any financial information herein labeled "predecessor company" refers to periods prior to the adoption of fresh-start reporting, while those labeled "successor company" refer to periods following adoption of fresh-start reporting.

         Cash dividends have never been paid on Genesis common stock or NCS common stock.

         You should read the information below together with the historical financial statements and the related notes thereto of Genesis incorporated by reference into this proxy statement/prospectus and NCS included in this proxy statement/prospectus. You should not rely on the unaudited historical comparative per share data as an indication of the results of operations or the financial position that would have been achieved if the Genesis bankruptcy emergence or the merger had taken place earlier or on the results of operations or financial position of Genesis after completion of the merger.

                                                                                                                     NCS Pro
                                                                                                        Genesis       Forma
                                                                                Genesis       NCS      Pro Forma    Combined
                                                                              Historical  Historical    Combined   Equivalent
                                                                              ----------  ----------   ----------  ----------
Consolidated book value per share:
   At June 30, 2002.................................................          $  20.79    $  (4.56)    $   20.54      $  2.05
Income (loss) from continuing operations before extraordinary item
   For the twelve months ended September 30, 2001 (Genesis
     predecessor company)
       Per common share - basic.....................................            (25.79)      (1.85)        (0.72)       (0.07)
       Per common share - diluted...................................            (25.79)      (1.85)        (0.72)       (0.07)
   For the nine months ended June 30, 2002 (Genesis successor                 ---------
     company)
       Per common share - basic.....................................              1.55       (0.31)         1.57         0.16
       Per common share - diluted...................................          $   1.52    $  (0.31)    $    1.54      $  0.15

                                  Risk Factors

         In considering whether to approve the merger and whether or not to exercise your appraisal rights under Delaware law, you should consider carefully the risk factors described below together with all of the other information included in this proxy statement/ prospectus or incorporated by reference into this proxy statement/prospectus.

Risks Relating to the Merger

The value of the aggregate merger consideration will depend on the market price of Genesis common stock on the date on which the merger is completed. As a result, at the time NCS stockholders vote on the merger, they will not know the market value of the Genesis common stock that they will receive for their shares.

         Under the terms of the merger agreement, Genesis will issue shares of its common stock in exchange for shares of NCS Class A common stock and shares of NCS Class B common stock. The number of shares of Genesis common stock that you will receive for each of your shares of NCS Class A common stock or NCS Class B common stock is fixed, and the merger agreement contains no mechanism to adjust the merger exchange ratio in the event that the market price of Genesis common stock declines prior to the merger. The value of the merger consideration will depend upon the market price of Genesis common stock on the date on which the merger is completed. The value of Genesis common stock may decrease significantly between the time that NCS stockholders vote on the merger and the time that the merger is completed. Genesis and NCS cannot make any assurances as to the market price of Genesis common stock at the time the merger is completed.

If NCS stockholders who receive Genesis common stock in the merger sell that stock immediately, it could cause a decline in the market price of Genesis common stock.

         All of the shares of Genesis common stock to be issued in the merger will be registered with the SEC and therefore will be immediately available for resale in the public market, except that shares issued in the merger to NCS stockholders who are affiliates of NCS before the merger will be subject to certain restrictions on transferability. Immediately after the merger, NCS stockholders who are not affiliates may elect to sell the stock that they receive in the merger or holders of Genesis common stock may sell significant amounts of Genesis common stock. As a result of such sales or the perception that these sales could occur, the market price of Genesis common stock may decline and could decline significantly before or at the time the merger is completed or immediately thereafter.

The anticipated benefits of the merger may not be realized in a timely fashion, or at all, and Genesis' operations may be adversely affected if the integration of NCS' business diverts too much attention away from Genesis' existing business.

         The merger involves risks related to the integration of two companies that have previously operated independently. The integration of these companies will be a complex, time-consuming and potentially expensive process and may disrupt Genesis' business if not completed in a timely and efficient manner. Some of the difficulties that may be encountered by the combined company include:

         o the diversion of management's attention from other ongoing business concerns;

         o    the inability to effectively integrate and manage NCS pharmacies;
              and

         o    potential conflicts between business cultures.

         If Genesis' management focuses too much time, money or effort on the integration of NCS' operations and assets, it may not be able to execute Genesis' overall business strategy. The diversion of management's attention and any difficulties associated with integrating the two companies could have a material adverse effect on the revenues, the level of expenses and the operating and financial results of the combined company and the value of Genesis common stock.

The costs of the merger to Genesis may be greater than anticipated as a result of NCS stockholder litigation or the exercise of appraisal rights by NCS stockholders.

         Since the merger agreement was announced, seven separate lawsuits have been filed alleging in general that certain officers of NCS breached their fiduciary duties to the NCS stockholders by entering into the merger agreement and the voting agreements. In two of the lawsuits, Genesis and Geneva Sub, Inc. are also named as defendants. In addition to seeking to prevent the merger, these lawsuits seek monetary damages. If the plaintiffs were to prevail in their allegations, a court could permit the merger to occur, but award the plaintiffs monetary damages, which would increase the cost of the transaction to Genesis. See "The Merger -- Litigation Relating to the Merger."

         NCS stockholders who do not wish to accept the Genesis common stock to be issued in the merger have the right to have the Delaware Chancery Court determine the "fair value" of their shares. If NCS stockholders properly exercise that right, the Chancery Court may award them an amount in excess of the merger consideration. Any award would generally be paid in cash.

The merger is subject to the receipt of necessary consents and approvals from government entities that could delay completion of the merger or impose conditions that could have a material adverse effect on the combined company or result in a termination of the merger.

         Many of the states in which NCS transacts business require Genesis to provide notice of the merger or to receive approvals in connection with the completion of the merger. Additionally, under some circumstances, the merger may be reportable under the Hart-Scott Rodino Antitrust Improvements Act of 1976, as amended, referred to as the "HSR Act". If notification filings are required under the HSR Act, completion of the merger will be conditioned upon the expiration or termination of the applicable waiting period under the HSR Act. A substantial delay in obtaining satisfactory approvals or the imposition of unfavorable terms or conditions in the approvals could have an adverse effect on the business, financial condition or results of operations of Genesis or NCS, or may result in a termination of the merger.

Risks Relating to Ownership of Genesis Common Stock

Changes in the reimbursement rates or methods of payment from Medicare and Medicaid have adversely affected Genesis' revenues and operating margins and additional changes in Medicare and Medicaid or the implementation of other measures to reduce the reimbursement for Genesis' services may further negatively impact Genesis.

         Genesis currently receives over 60% of its revenues from Medicare and Medicaid. The healthcare industry is experiencing a strong trend toward cost containment, as the government seeks to impose lower reimbursement and utilization rates and negotiate reduced payment schedules with providers. These cost containment measures generally have resulted in reduced rates of reimbursement for services that Genesis provides, including skilled nursing facility services, pharmacy services and therapy services.

         Legislative and regulatory action has resulted in continuing changes in the Medicare and Medicaid reimbursement programs, which changes have negatively affected Genesis, including the following:

         o the adoption of the Medicare prospective payment system pursuant to the Balanced Budget Act of 1997, as modified by the Medicare Balanced Budget Refinement Act;

         o    adoption of the Benefits Improvement Protection Act of 2000; and

         o the repeal of the "Boren Amendment" federal payment standard for Medicaid payments to nursing facilities.

         The changes have limited, and are expected to continue to limit, payment increases under these programs. Also, the timing of payments made under the Medicare and Medicaid programs is subject to regulatory action and governmental budgetary constraints. In recent years, the time period between submission of claims and payment has increased. Further, within the statutory framework of the Medicare and Medicaid programs, there are a substantial number of areas subject to administrative rulings and interpretations that may further affect payments made under those programs. Further, the federal and state governments may reduce the funds available under those programs in the future or require more stringent utilization and quality reviews of eldercare centers or other providers. There can be no assurances that adjustments from Medicare or Medicaid audits will not have a material adverse effect on Genesis.

         The Benefits Improvement and Protection Act of 2000 enactment mandates a phase out of intergovernmental transfer transactions by states whereby states inflate the payments to certain public facilities to increase federal matching funds. This action may reduce federal support for a number of state Medicaid plans. The reduced federal payments may adversely affect aggregate available funds, thereby requiring states to reduce payments to all providers. Genesis operates in several of the states that will experience a contraction of federal matching funds.

         With the repeal of the federal payment standards, there can be no assurances that budget constraints or other factors will not cause states to reduce Medicaid reimbursement to nursing facilities and pharmacies or that payments to nursing facilities and pharmacies will be made on a timely basis.

         Additionally, the recent economic downturn may reduce state spending on Medicaid programs. Recent data compiled by the National Conference of State Legislatures indicates that the recent economic downturn has had a detrimental effect on state revenues. Historically, these budget pressures have translated into reductions in state spending. Given that Medicaid outlays are a significant component of state budgets, Genesis expects continuing cost containment pressures on Medicaid outlays for nursing homes and pharmacy services in the states in which it operates.

Genesis' revenues will be adversely affected if enactments providing for additional funding expire as currently scheduled.

         A number of provisions of the Balanced Budget Refinement Act and the Benefits Improvement and Protection Act enactments providing additional funding for Medicare participating skilled nursing facilities are scheduled to expire on September 30, 2002. The expiration of these provisions is estimated to reduce Genesis' Medicare per diems per beneficiary, on average, by $34.

         On April 23, 2002, the Centers for Medicare and Medicaid Services issued a press statement announcing that the agency would not proceed with its previously announced changes in the skilled nursing facility case-mix classification system. In its announcement, the Centers for Medicare and Medicaid Services clarified that case-mix refinements would be postponed for a full year. It issued notice of fiscal year 2003 rates in the Federal Register, July 31, 2002. Effective October 1, 2002, rates will be increased by a 2.6% annual market basket adjustment. The Centers for Medicare and Medicaid Services estimates that, even with this upward adjustment, average Medicare rates will be 8.8% lower than the current year because of the reduced payment caused by the expiring statutory add-ons.

         The House of Representatives passed a package of Medicare amendments in late June 2002. Under the House-passed measure, portions of the expiring provisions would be retained. The Balanced Budget Refinement Act increase of 4% would expire, and the 16.6% add-on of the Benefits Improvement and Protection Act to the nursing portion of the skilled nursing facility prospective payment system rates would be reduced to 12% in 2003, 10% in 2004, and 8% in 2005. Under this proposal, fiscal year 2003 rates would be 5.2% lower than those of the current year. The Senate is expected to consider Medicare provider relief during September. Details of the Senate leadership proposal have not been released, and it is premature to forecast the outcome of Congressional action.

         Genesis' estimate of the impact of the "Skilled Nursing Facilities Medicare Cliff", factoring in the administrative decision not to proceed with changes in the case-mix refinements at this time and without factoring in any additional Congressional action, exposes the skilled nursing facility sector to a 10% reduction. For Genesis, this reduction could have an adverse revenue impact exceeding $35 million annually.

         There may be additional provisions in the Medicare legislation affecting other businesses of Genesis. Congress is expected to consider changes affecting pharmacy, rehabilitation therapy, diagnostic services and the payment for services in other health settings.

         It is not possible to quantify fully the effect of recent legislation, the interpretation or administration of such legislation or any other governmental initiatives on Genesis' business. Accordingly, there can be no assurance that the impact of these changes or any future healthcare legislation will not further adversely affect Genesis' business. There can be no assurance that payments under governmental and private third-party payor programs will be timely, will remain at levels comparable to present levels or will, in the future, be sufficient to cover the costs allocable to patients eligible for reimbursement pursuant to such programs. Genesis' financial condition and results of operations may be affected by the reimbursement process, which in the healthcare industry is complex and can involve lengthy delays between the time that revenue is recognized and the time that reimbursement amounts are settled.

Changes in pharmacy legislation and payment formulas could adversely affect Genesis' NeighborCare(R) pharmacy operations.

         Pharmacy coverage and cost containment are important policy debates at both the federal and state levels. The federal government has considered proposals to expand Medicare coverage for outpatient pharmacy services. Enactment of such legislation could affect institutional pharmacy services.

         Likewise, a number of states have proposed cost containment initiatives. Changes in payment formulas and delivery requirements could adversely affect Genesis' NeighborCare pharmacy operations.

Genesis conducts business in a heavily regulated industry, and changes in regulations and violations of regulations may result in increased costs or sanctions.

         Genesis' business is subject to extensive federal, state and, in some cases, local regulation with respect to, among other things, licensure and certification of eldercare centers and pharmacy operations, controlled substances and health planning in addition to reimbursement. For Genesis' eldercare centers, this regulation relates, among other things, to the adequacy of physical plant and equipment, qualifications of personnel, standards of care and operational requirements. For pharmacy and medical supply products and services, this regulation relates, among other things, to operational requirements, documentation, licensure, certification and regulation of controlled substances. Compliance with these regulatory requirements, as interpreted and amended from time to time, can increase operating costs and thereby adversely affect the financial viability of Genesis' business. Because these laws are amended from time to time and subject to interpretation, Genesis cannot predict when and to what extent liability may arise. Failure to comply with current or future regulatory requirements could also result in the imposition of various remedies including (with respect to inpatient care) fines, restrictions on admission, the revocation of licensure, decertification, imposition of temporary management or the closure of a facility or site of service.

         Genesis is subject to periodic audits by the Medicare and Medicaid programs, which have various rights and remedies against Genesis if they assert that Genesis has overcharged the programs or failed to comply with program requirements. Rights and remedies available to these programs include repayment of any amounts alleged to be overpayments or in violation of program requirements, or making deductions from future amounts due to Genesis. These programs may also impose fines, criminal penalties or program exclusions. Other third-party payor sources also reserve rights to conduct audits and make monetary adjustments.

         Genesis believes that its eldercare centers and other sites of service are in substantial compliance with the various Medicare, Medicaid and state regulatory requirements applicable to it. However, in the ordinary course of Genesis' business, it receives notices of deficiencies for failure to comply with various regulatory requirements. Genesis reviews such notices and takes appropriate corrective action. In most cases, Genesis and the reviewing agency will agree upon the measures that will bring the center or service site into compliance with regulatory requirements. In some cases or upon repeat violations, the reviewing agency may take various adverse actions against a provider, including but not limited to:

         o    the imposition of fines;

         o    suspension of payments for new admissions to the center; and

         o in extreme circumstances, decertification from participation in the Medicare or Medicaid programs and revocation of a center's license.

         These actions may adversely affect a provider's ability to continue to operate, the ability to provide certain services and/or eligibility to participate in the Medicare or Medicaid programs or to receive payments from other payors. Additionally, actions taken against one center or service site may subject other centers or service sites under common control or ownership to adverse remedies.

         Genesis is also subject to federal and state laws that govern financial and other arrangements between healthcare providers. These laws often prohibit certain direct and indirect payments or fee-splitting arrangements between healthcare providers that are designed to encourage the referral of patients to a particular provider for medical products and services. Furthermore, some states restrict certain business relationships between physicians and other providers of healthcare services. Many states prohibit business corporations from providing, or holding themselves out as a provider of, medical care. Possible sanctions for violation of any of these restrictions or prohibitions include loss of licensure or eligibility to participate in reimbursement programs and civil and criminal penalties. These laws vary from state to state, are often vague and have seldom been interpreted by the courts or regulatory agencies. From time to time, Genesis has sought guidance as to the interpretation of these laws; however, there can be no assurance that such laws will ultimately be interpreted in a manner consistent with Genesis' practices.

         In July 1998, the federal government issued a new initiative to promote the quality of care in nursing homes. Following this pronouncement, it has become more difficult for nursing facilities to maintain licensure and certification. Genesis has experienced and expects to continue to experience increased costs in connection with maintaining its licenses and certifications as well as increased enforcement actions.

         Genesis faces additional federal requirements that mandate major changes in the transmission and retention of health information. The Health Insurance Portability and Accountability Act of 1996 was enacted to ensure, first, that employees can retain and at times transfer their health insurance when they change jobs, and second, to simplify health care administrative processes. This simplification includes expanded protection of the privacy and security of personal medical data and requires the adoption of standards for the exchange of electronic health information. Among the standards that the Secretary of Health and Human Services will adopt pursuant to the Health Insurance Portability and Accountability Act are standards for electronic transactions and code sets, unique identifiers for providers, employers, health plans and individuals, security and electronic signatures, privacy and enforcement. Although the Health Insurance Portability and Accountability Act was intended to ultimately reduce administrative expenses and burdens faced within the healthcare industry, Genesis believes that implementation of this law will result in additional costs. Failure to comply with the Health Insurance Portability and Accountability Act could result in fines and penalties that could have a material adverse effect.

         The operation of Genesis' eldercare centers is subject to federal and state laws prohibiting fraud by healthcare providers, including criminal provisions, which prohibit filing false claims or making false statements to receive payment or certification under Medicaid, or failing to refund overpayments or improper payments. Violation of these criminal provisions is a felony punishable by imprisonment and/or fines. Genesis may be subject to fines and treble damage claims if it violates the civil provisions that prohibit the knowing filing of a false claim or the knowing use of false statements to obtain payment.

         State and federal governments are devoting increased attention and resources to anti-fraud initiatives against healthcare providers. The Health Insurance Portability and Accountability Act and the Balanced Budget Act of 1997 expanded the penalties for health care fraud, including broader provisions for the exclusion of providers from the Medicaid program. Genesis has established policies and procedures that it believes are sufficient to ensure that its facilities will operate in substantial compliance with these anti-fraud and abuse requirements. While Genesis believes that its business practices are consistent with Medicaid criteria, those criteria are often vague and subject to change and interpretation. Aggressive anti-fraud actions, however, could have an adverse effect on Genesis' financial position, results of operations and cash flows.

         Genesis is subject to federal and state laws that impose repackaging, labeling and package insert requirements on pharmacies that repackage drugs for distribution beyond the regular practice of dispensing or selling drugs directly to patients at retail outlets. A drug repackager must register with the Food and Drug Administration, referred to as the "FDA," as a manufacturing establishment and is subject to FDA inspection for compliance with relevant good manufacturing practices. Genesis holds all the required registrations and licenses and believes that it is in compliance with all related regulations. In addition, Genesis believes that it complies with all relevant requirements of the Prescription Drug Marketing Act for the transfer and shipment of pharmaceuticals. Failure to comply with FDA regulations could result in fines and other penalties, including loss of licensure and could have a material adverse effect on Genesis' business.

State laws and regulations could affect Genesis' ability to grow.

         Many states in which Genesis operates its business have adopted Certificate of Need, referred to as CON, or similar laws that generally require that a state agency approve certain acquisitions and determine that the need for certain bed additions, new services and capital expenditures or other changes exist prior to the acquisition or addition of beds or services, the implementation of other changes or the expenditure of capital. State approvals are generally issued for a specified maximum expenditure and require implementation of the proposal within a specified period of time. Failure to obtain the necessary state approval can result in the inability to provide the service, to operate the centers, to complete the acquisition, addition or other change, and can also result in the imposition of sanctions or adverse action on the center's license and adverse reimbursement action. There can be no assurance that Genesis will be able to obtain CON approval for all future projects requiring such approval.

Possible changes in the case mix of patients as well as payor mix and payment methodologies may significantly affect Genesis' profitability.

         The sources and amounts of Genesis' patient revenues will be determined by a number of factors, including licensed bed capacity and occupancy rates of its centers, the mix of patients and the rates of reimbursement among payors. Likewise, payment for pharmacy and medical supply services, including the institutional pharmacy services of its NeighborCare(R) pharmacy operations and therapy services provided by Genesis' rehabilitation therapy services business, will vary based upon payor and payment methodologies. Changes in the case mix of the patients as well as payor mix among private pay, Medicare and Medicaid will significantly affect Genesis' profitability. Particularly, any significant increase in Genesis' Medicaid population could have a material adverse effect on its financial position, results of operations and cash flow, especially if states operating these programs continue to limit, or more aggressively seek limits on, reimbursement rates.

Further consolidation of managed care organizations and other third party payors may adversely affect Genesis' profits.

         Managed care organizations and other third-party payors have continued to consolidate in order to enhance their ability to influence the delivery of healthcare services. Consequently, the healthcare needs of a large percentage of the United States population are increasingly served by a small number of managed care organizations. These organizations generally enter into service agreements with a limited number of providers for needed services. To the extent that such organizations terminate Genesis as a preferred provider and/or engage its competitors as a preferred or exclusive provider, Genesis' business could be materially adversely affected. In addition, private payors, including managed care payors, increasingly are demanding discounted fee structures or the assumption by healthcare providers of all or a portion of the financial risk through prepaid capitation arrangements.

Genesis faces intense competition in its business.

         The healthcare industry is highly competitive. Genesis competes with a variety of other companies in providing eldercare services, many of which have greater financial and other resources and may be more established in their respective communities than Genesis. Competing companies may offer newer or different centers or services than Genesis does and may thereby attract customers who are either presently customers of Genesis' eldercare centers or are otherwise receiving its eldercare services.

         Genesis competes in providing pharmacy, medical supply and other specialty medical services with a variety of different companies. Generally, this competition is national, regional and local in nature. The primary competitive factors in the specialty medical services business are similar to those in the eldercare center business and include reputation, the cost of services, the quality of clinical services, responsiveness to customer needs, and the ability to provide support in other areas such as third-party reimbursement, information management and patient record-keeping.

An increase in insurance costs may adversely affect Genesis' operating cash flow, and Genesis may be liable for losses not covered by or in excess of its insurance.

         Genesis has experienced an adverse effect on its operating cash flow due to an increase in the cost of certain of its insurance programs and the timing of funding new policies. Rising costs of eldercare malpractice litigation, and losses stemming from these malpractice lawsuits and a constriction of insurers has caused many insurance carriers to raise the cost of insurance premiums or refuse to write insurance policies for nursing homes. Also, a tightening of the reinsurance market has affected property, auto and excess liability insurance carriers. Accordingly, the costs of all insurance premiums have increased. These problems are particularly acute in the State of Florida where, because of a greater number and higher amount of claims, general liability and professional liability costs have become increasingly expensive. Genesis owns or leases approximately 1,500 skilled nursing beds in the State of Florida.

         Genesis carries property, workers' compensation insurance, general and professional liability coverage on its behalf and on the behalf of its subsidiaries in amounts deemed adequate by management. However, there can be no assurance that any current or future claims will not exceed applicable insurance coverage.

         In addition, for certain of Genesis' workers' compensation insurance, professional liability coverage and health insurance provided to its employees, Genesis is self-insured. Accordingly, Genesis is liable for payments to be made under those plans. To the extent claims are greater than estimated, they could adversely affect Genesis' financial position, results of operations and cash flows.

Genesis could experience significant increases in its operating costs due to intense competition for qualified staff and minimum staffing laws in the healthcare industry.

         Genesis and the healthcare industry continue to experience shortages in qualified professional clinical staff, including pharmacies. Genesis competes with other healthcare providers and with non-healthcare providers for both professional and non-professional employees. As the demand for these services continually exceeds the supply of available and qualified staff, Genesis and its competitors have been forced to offer more attractive wage and benefit packages to these professionals and to utilize outside contractors for these services at premium rates. Furthermore, the competitive arena for this shrinking labor market has created high turnover among clinical professional staff as many seek to take advantage of the supply of available positions, each offering new and more attractive wage and benefit packages. In addition to the wage pressures inherent in this environment, the cost of training new employees amid the high turnover rates has caused added pressure on Genesis' operating margins. Lastly, increased attention to the quality of care provided in skilled nursing facilities has caused several states to consider minimum staffing laws that could further increase the gap between demand for and supply of qualified individuals and lead to higher labor costs. While Genesis has been able to retain the services of an adequate number of qualified personnel to staff its facilities appropriately and maintain its standards of quality care, there can be no assurance that continued shortages will not in the future affect its ability to attract and maintain an adequate staff of qualified healthcare personnel. A lack of qualified personnel at a facility could result in significant increases in labor costs at such facility or otherwise adversely affect operations at such facility. Any of these developments could adversely affect Genesis' operating results or expansion plans.

If Genesis is unable to control operating costs and generate sufficient cash flow to meet operational and financial requirements, including servicing its indebtedness, its business operations may be adversely affected.

         Cost containment and lower reimbursement levels by third-party payors, including the federal and state governments, have had a significant impact on the healthcare industry as a whole and on Genesis' cash flows. Genesis' operating margins continue to be under pressure because of continuing regulatory scrutiny and growth in operating expenses, such as labor costs and insurance premiums. In addition, as a result of competitive pressures, Genesis' ability to maintain operating margins through price increases to private patients is limited. Further, in connection with its reorganization, Genesis entered into its senior secured credit facility. If Genesis is unable to service its indebtedness, its business operations will be adversely affected. Therefore, Genesis will have to generate sufficient cash flow to meet operational and financing requirements, which includes servicing its indebtedness. If Genesis is unable to do so, its business operations and revenues may be materially adversely affected.

As a result of this merger, Genesis will increase its leverage. In addition, Genesis may further increase its leverage in the future.

         At the closing of the merger, Genesis will repay in full or cause NCS to repay in full the outstanding debt of NCS, which includes $206 million of senior debt, and, subject to NCS' compliance with specified provisions of the merger agreement, will cause NCS to redeem $102 million of the NCS notes, including any accrued and unpaid interest and redemption premium. Genesis intends to finance the cash portion of the purchase with existing combined cash on hand of $122 million, and through an expansion of its existing senior credit facility of $200 million.

         As of June 30, 2002, after giving effect to the additional borrowings under its senior secured credit facility to finance the merger and the issuance of Genesis' common stock as a result of the merger, Genesis would have had (1) consolidated total debt of approximately $888 million, and (2) total debt expressed as a percentage of total capitalization of approximately 48.6%. See "Capitalization" and "Description of Other Indebtedness."

         Genesis' substantial debt could have important consequences. For example, it could:

         o require Genesis to dedicate a substantial portion of its cash flow from operations and other capital resources to debt service, thereby reducing its ability to fund working capital, capital expenditures and other cash requirements;

         o limit Genesis' flexibility in planning for, or reacting to, changes and opportunities in the healthcare industry that may place Genesis at a competitive disadvantage compared to its competitors with less indebtedness or lower fixed-costs;

         o limit Genesis' ability to incur additional debt on commercially reasonable terms, if at all; and

         o increase Genesis' vulnerability to adverse economic and industry conditions.

         Subject to the terms of Genesis' debt, Genesis may be able to incur additional debt in the future. If Genesis incurs additional debt, however, the related risks that it now faces could increase. In this regard, Genesis may make acquisitions in the future financed through the incurrence of additional debt.

If Genesis fails to generate significant cash flow to service its debt, it may have to refinance all or a portion of its debt to obtain additional financing.

         Genesis' ability to make payments on its existing and future debt and to pay its expenses will depend on its ability to generate cash in the future. Genesis' ability to generate cash is subject to various risks and uncertainties, including those disclosed in this section and prevailing economic, regulatory and other conditions beyond its control. Based on its current level of operations, Genesis believes that its cash flow from operations and other capital resources will be sufficient to meet its liquidity needs for the foreseeable future. However, Genesis cannot assure you that these capital resources will be sufficient to enable it to repay its debt and to pay its expenses. If Genesis does not have enough cash to make these payments, it may be required to refinance all or part of its debt, sell assets, curtail discretionary capital expenditures or borrow more money. Genesis cannot assure you that it will be able to do these things on commercially reasonable terms, if at all. In addition, the terms of Genesis' existing or future debt agreements may restrict it from pursuing any of these alternatives.

The agreements governing its existing debt and preferred stock contain, and future debt may contain, various covenants that limit its discretion in the operation of its business.

         The agreements and instruments governing Genesis' existing and future debt contain and may contain various restrictive covenants that, among other things, require it to comply with or maintain certain financial tests and ratios and restrict its ability to:

         o    incur more debt;

         o    pay dividends, redeem stock or make other distributions;

         o    make certain investments;

         o    create liens;

         o    enter into transactions with affiliates;

         o    merge or consolidate; and

         o    transfer or sell assets.

         Genesis' ability to comply with these covenants is subject to various risks and uncertainties. In addition, events beyond its control could affect its ability to comply with and maintain the financial tests and ratios. Any failure by Genesis to comply with and maintain all applicable financial tests and ratios and to comply with all applicable covenants could result in an event of default with respect to, and the acceleration of the maturity of, and the termination of the commitments to make further extension of credit under a substantial portion of its debt. If Genesis were unable to repay debt to its senior lenders, these lenders could proceed against the collateral securing that debt. Even if Genesis is able to comply with all applicable covenants, the restrictions on its ability to operate its business in its sole discretion could harm its business by, among other things, limiting its ability to take advantage of financings, mergers, acquisitions and other corporate opportunities.

         The terms of Genesis' outstanding preferred stock also contain restrictions on its ability to complete certain types of transactions without the consent of the holders of the preferred stock.

A significant portion of Genesis' business is concentrated in certain markets and the recent economic downturn or changes in the laws affecting its business in those markets could have a material adverse effect on its operating results.

         Genesis receives approximately 57% of its revenue from operations in Pennsylvania, New Jersey, Massachusetts and Maryland. The economic condition of these markets could affect the ability of its customers and third-party payors to reimburse Genesis for its services through a reduction of disposable household income or the ultimate reduction of the tax base used to generate state funding of their respective Medicaid programs. An economic downturn, or changes in the laws affecting Genesis' business in these markets and in surrounding markets, could have a material adverse effect on its financial position, results of operations and cash flows.

Genesis' NeighborCare(R) pharmacy operations derive a significant portion of its revenue from customers pursuant to contracts that expire in April 2003.

         NeighborCare pharmacy operations provide services to 58 centers operated by Mariner Post-Acute Network, Inc., referred to as Mariner, which represent four percent and two percent of net revenues of NeighborCare and Genesis, respectively. On January 18, 2000, Mariner filed voluntary petitions under Chapter 11 with the Bankruptcy Court, giving Mariner certain rights under the protection of the Bankruptcy Court to reject the service contracts for those centers.

         Effective November 1, 2001, the Mariner Bankruptcy Court approved a settlement agreement between NeighborCare and Mariner relating to these Mariner service contracts, whereby, among other things:

         o the form of the contracts was restated and new pricing was implemented; and

         o the term of the contracts was extended for eighteen months through April 30, 2003, except that Mariner has the right to terminate a limited number of service contracts in the event of the disposition or closure of the subject facility.

         There can be no assurance that these services will continue to be provided after the contracts' current terms expire.

Genesis' NeighborCare(R) pharmacy operations purchase a significant portion of its products from one supplier.

         Genesis' NeighborCare pharmacy operations obtain approximately 90% of its products from one supplier pursuant to contracts that are terminable by either party on 90 days' notice. If these contracts are terminated, there can be no assurance that NeighborCare's operations would not be disrupted or that Genesis could obtain the products at similar cost.

Genesis may make additional acquisitions that could subject it to a number of operating risks.

         Genesis anticipates that it may continue to make acquisitions of, investments in and strategic alliances with complementary businesses to enable it to add services for its core customer base and for adjacent markets, and to expand each of its businesses geographically. However, implementation of this strategy entails a number of risks, including:

         o    inaccurate assessment of undisclosed liabilities;

         o entry into markets in which Genesis may have limited or no experience;

         o    diversion of management's attention from Genesis' core business;

         o difficulties in assimilating the operations of an acquired business or in realizing projected efficiencies and cost savings;

         o increase in Genesis' indebtedness and a limitation in its ability to access additional capital when needed; and

         o obtaining anticipated revenue synergies or cost reductions are also a risk in many acquisitions.

         Certain changes may be necessary to integrate the acquired businesses into Genesis' operations to assimilate many new employees and to implement reporting, monitoring, compliance and forecasting procedures.

Financial information related to Genesis' post-emergence operations is limited, and, therefore, it is difficult to compare post-emergence financial information with that of prior periods.

         Since Genesis emerged from bankruptcy on October 2, 2001, there is limited operating and financial data available from which to analyze its operating results and cash flows. As a result of fresh-start reporting, it is difficult to compare information reflecting Genesis' results of operations and financial condition after its emergence from bankruptcy to the results of prior periods. See "Selected Historical Financial Data of Genesis Health Ventures, Inc."

Shareholders of Genesis common stock may face a lack of liquidity, and the market price of Genesis common stock may be volatile.

         There is limited trading activity in Genesis common stock. Genesis common stock traded on the OTC Bulletin Board from October 15, 2001 to February 7, 2002, under the symbol "GHVE." Genesis common stock has been trading on the Nasdaq National Market since February 8, 2002 under the symbol "GHVI." Since February 8, 2002, there were only [ ] trading days in which the trading exceeded [ ]. Therefore, it may be difficult for NCS stockholders to sell the Genesis common stock received in the merger promptly without adversely affecting the market price of Genesis common stock.

         The market price of Genesis common stock could fluctuate for many reasons, including in response to the risk factors listed in this proxy statement/prospectus or for reasons unrelated to Genesis' performance.

Genesis does not expect to pay dividends on its common stock.

         Genesis is restricted on its ability to pay dividends under its senior credit facility and senior secured note. Genesis does not anticipate paying cash dividends on its common stock for the foreseeable future.

Provisions in Pennsylvania law and Genesis' corporate charter documents could delay or prevent a change in control.

         As a Pennsylvania corporation, Genesis is governed by the Pennsylvania Business Corporation Law of 1988, as amended, referred to as "Pennsylvania corporation law." Pennsylvania corporation law provides that the board of directors of a corporation in discharging its duties, including its response to a potential merger or takeover, may consider the effect of any action upon employees, shareholders, suppliers, customers and creditors of the corporation as well as upon, communities in which offices or other establishments of the corporation are located and all other pertinent factors. In addition, under Pennsylvania corporation law, subject to certain exceptions, a business combination between Genesis and a beneficial owner of more than 20% of its stock may be accomplished only if certain conditions are met.

         Genesis' articles of incorporation contain certain provisions that may affect a person's decision to implement a takeover of Genesis, including the following provisions:

         o a classified board of directors beginning at the first shareholder meeting for the election of directors after October 2, 2001, with each director having a three-year term;

         o a provision providing that certain business combinations involving Genesis, unless approved by at least 75% of the board of directors, will require the affirmative vote of at least 80% of the voting stock of Genesis;

         o a provision permitting the board of directors to oppose a tender or other offer for Genesis' constituents and to consider any pertinent issue in connection with such offer including, but not limited to, the reputation of the offeror, the value of the offered securities and any applicable legal or regulatory issues raised by the offer; and

         o the authority to issue preferred stock with rights to be designated by the board of directors.

         The overall effect of the foregoing provisions may be to deter a future tender offer or other offers to acquire Genesis or its shares. Shareholders might view such an offer to be in their best interest if the offer includes a substantial premium over the market price of the common stock at that time. In addition, these provisions may assist Genesis' management in retaining its position and place it in a better position to resist changes that the shareholders may want to make if dissatisfied with the conduct of Genesis' business.

                Forward-Looking Statements and Cautionary Factors

         Statements in this proxy statement/prospectus which are not historical facts are forward-looking statements. The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for forward-looking statements to encourage companies to provide prospective information about themselves without fear of litigation so long as that information is identified as forward-looking and is accompanied by meaningful cautionary statements identifying important factors that could cause actual results to differ materially from those projected in the information. Forward-looking statements are included in this proxy statement/prospectus regarding Genesis and NCS and are incorporated by reference from other documents filed by Genesis with the SEC and include statements for the period from and after the completion of the merger. You can find many of these statements by looking for words including, for example, "believes," "expects," "anticipates," "projects," "estimates" or similar expressions in this proxy statement/prospectus or in documents incorporated by reference in this proxy statement/prospectus.

         These forward-looking statements include, but are not limited to:

         o    statements contained in "Risk Factors;"

         o statements included in Genesis' "Management's Discussion and Analysis of Financial Condition and Results of Operations," which is incorporated by reference into this proxy statement/prospectus such as its ability to meet its liquidity needs, scheduled debt and interest payments, expected future capital expenditure requirements; Genesis' ability to effect repayment of trade payables due to its primary supplier of pharmacy products; Genesis' ability to control costs and sell assets; the expected effects of government regulation on reimbursement for services provided; and Genesis' ability to successfully implement its strategic objectives in "Liquidity and Capital Resources -- Strategic Objectives;"

         o statements included in "Management's Discussion and Analysis of Financial Condition and Results of Operations" of NCS;

         o statements included in Genesis' description of "Business," which is incorporated by reference into this proxy statement/prospectus, concerning strategy, corporate integrity programs, government regulations and the Medicare and Medicaid programs;

         o    statements included in NCS' "Description of the Business;"

         o statements included in Genesis' Notes to Consolidated Financial Statements concerning pro forma adjustments; and Notes to Unaudited Condensed Consolidated Financial Statements concerning pro forma adjustments, which is incorporated by reference into this proxy statement/prospectus;

         o statements included in Genesis' "Legal Proceedings" regarding the effects of litigation, which is incorporated by reference into this proxy statement/prospectus; and

         o statements included in NCS' "Legal Proceedings" regarding the effects of certain litigation.

         The forward-looking statements involve known and unknown risks, uncertainties and other factors that are, in some cases, beyond Genesis' and NCS' control. You are cautioned that these statements are not guarantees of future performance and that actual results and trends in the future may differ materially.

         Factors that could cause actual results to differ materially include, but are not limited to the following, certain of which are discussed more fully under the caption "Risk Factors:"

         o    the effects of the merger;

         o the outcome of certain NCS stockholder derivative suits, the Omnicare litigation and related cash tender offer and the exercise of appraisal rights by NCS stockholders;

         o changes in the reimbursement rates or methods of payment from Medicare and Medicaid, or the implementation of other measures to reduce the reimbursement for Genesis' services;

         o the expiration of enactments providing for additional governmental funding;

         o    changes in pharmacy legislation and payment formulas;

         o    the impact of federal and state regulations;

         o    changes in payor mix and payment methodologies;

         o further consolidation of managed care organizations and other third party payors;

         o    competition in the businesses of Genesis and NCS;

         o an increase in insurance costs and potential liability for losses not covered by, or in excess of, Genesis' or NCS' insurance;

         o    competition for qualified staff in the healthcare industry;

         o Genesis' or NCS' ability to control operating costs and generate sufficient cash flow to meet operational and financial requirements;

         o    the effects of Genesis' increased leverage;

         o an economic downturn or changes in the laws affecting Genesis' or NCS' business in those markets in which it operates;

         o the effect of the expiration of certain service and supply contracts;

         o the impact of Genesis' reliance on one pharmacy supplier to provide a significant portion of its pharmacy products;

         o    the impact of acquisitions; and

         o acts of God or public authorities, war, civil unrest, fire, floods, earthquakes and other matters beyond Genesis' control.

         In addition to these factors and any risks and uncertainties specifically identified in the text surrounding forward-looking statements, any statements in this proxy statement/prospectus or the reports and other documents filed by Genesis with the SEC that warn of risks or uncertainties associated with future results, events or circumstances also identify factors that could cause actual results to differ materially from those expressed in or implied by the forward-looking statements.

         All subsequent written and oral forward-looking statements attributable to Genesis and NCS or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. Neither Genesis nor NCS undertakes any obligation to release publicly any revisions to these forward-looking statements to reflect events or circumstances after the date of this proxy statement/prospectus or to reflect the occurrence of unanticipated events, except as may be required under applicable securities law.

                       Special Meeting of NCS Stockholders

         This proxy statement/prospectus is being furnished to you in order to provide you with important information regarding the merger and in connection with the solicitation of your proxy for use at the special meeting to be held to adopt the merger agreement. The special meeting is scheduled to be held at the time and place described below. This proxy statement/prospectus is first being
mailed to NCS stockholders on [   ], 2002.

         General. The NCS special meeting is scheduled to be held on [   ], 2002
at [   ].m., local time, at [   ]. The purpose of the NCS special meeting is to
consider and vote upon the adoption of the merger agreement, pursuant to which NCS will become a wholly owned subsidiary of Genesis. Adoption of the merger agreement will also constitute approval of the merger and the other transactions contemplated by the merger agreement.

         A special committee of independent directors of NCS, as well as the full NCS board of directors, has unanimously approved the merger agreement and recommends that NCS stockholders vote "for" adoption of the merger agreement.

         Record Date. The NCS board of directors has fixed the close of business on [ ], 2002 as the NCS record date for the determination of holders of shares of NCS Class A common stock and holders of shares of NCS Class B common stock entitled to notice of and to vote at the NCS special meeting.

         Stock Entitled to Vote. At the close of business on [   ], 2002, there
were [  ] shares of NCS Class A common stock outstanding and [   ] shares of NCS
Class B common stock outstanding. Holders of NCS Class A common stock will be
entitled to one vote for each share that they held of record on [   ], 2002.
Holders of NCS Class B common stock will be entitled to ten votes for each share
that they held of record on [   ], 2002. Accordingly, the holders of NCS Class A
common stock and the holders of NCS Class B common stock, voting together as a
single class, are entitled to cast, in the aggregate [   ] votes.

         Required Vote; Quorum. Adoption of the merger agreement requires the affirmative vote of a majority of the votes entitled to be cast by the outstanding shares of NCS Class A common stock and NCS Class B common stock, voting together as a single class. The presence in person or by a properly executed and delivered proxy, of the holders of a majority of the voting power of the NCS Class A common stock and the NCS Class B common stock, as a single class, is necessary to constitute a quorum.

         Stock Ownership. As of June 30, 2002, the directors and executive officers of NCS had the right to vote, in the aggregate, 349,716 shares of NCS Class A common stock and 4,810,806 shares of NCS Class B common stock, representing approximately 68% of the total votes entitled to be cast at the NCS special meeting. Jon H. Outcalt, Chairman of the Board of NCS, and Kevin B. Shaw, President, Chief Executive Officer and a director of NCS, have agreed in writing to vote all of their shares of NCS Class A common stock and NCS Class B common stock at the NCS special meeting in favor of adoption of the merger agreement. Collectively, Messrs. Outcalt and Shaw are entitled to vote 230,968 shares of Class A common stock and 4,617,219 shares of Class B Common Stock at the NCS special meeting representing approximately 65% of the total votes entitled to be cast at the NCS special meeting.

         Voting and Revocation of Proxies. Shares of NCS Class A common stock and NCS Class B common stock represented by a proxy properly signed and received at or prior to the NCS special meeting, unless subsequently revoked, will be voted in accordance with the instructions on the proxy. If you sign and return your proxy without indicating any voting instructions, the shares of NCS Class A common stock and/or the shares of NCS Class B common stock represented by the proxy will be voted "for" adoption of the merger agreement. You may revoke your proxy at any time before it is voted by (i) filing with National City Bank, in its capacity as transfer agent for NCS, at or before the NCS special meeting, a written notice of revocation bearing a later date than the proxy, (ii) duly executing a subsequent proxy relating to the shares subject to the proxy and delivering it to National City Bank at or before the NCS special meeting, or
(iii) attending the NCS special meeting and voting in person (although attendance at the special meeting will not, in and of itself, constitute a revocation of a proxy). You should send your written notice revoking a proxy to National City Bank, Department 5352, Corporate Trust Operations, P.O. Box 92301, Cleveland, Ohio 44193-0900, telephone: 1-800-622-6757, Attention: Ms. Laura S. Kress.

         The NCS board of directors is not aware of any business to be acted upon at the NCS special meeting other than as described in this proxy statement/prospectus. If, however, additional matters are brought before the NCS special meeting, including, among other things, a motion to adjourn or postpone the NCS special meeting to another time or place for the purpose of soliciting additional proxies or otherwise, the persons appointed as proxies will have discretion to vote or act on the matters according to their best judgment. The grant of a proxy will also confer discretionary authority on the persons named in the proxy to vote on matters incident to the conduct of the NCS special meeting.

         Abstentions and broker non-votes will be counted as shares present for purposes of determining whether a quorum is present. Abstentions and broker non-votes will have the effect of a vote against the adoption of the merger agreement. Similarly, the failure to either return your proxy card or attend the NCS special meeting in person and vote in favor of the adoption of the merger agreement will have the same effect as a vote against the adoption of the merger agreement. Broker non-votes are shares held in the name of a broker or nominee for which an executed proxy is received, but which are not voted on the proposal because the voting instructions have not been received from the beneficial owner or persons entitled to vote and the broker or nominee does not have the discretionary power to vote.

         Solicitation of Proxies. The proxies are being solicited on behalf of the NCS board of directors. The solicitation of proxies may be made by directors, officers and regular employees of NCS in person or by mail, telephone, facsimile or telegraph without additional compensation payable for that solicitation. Arrangements will be made with brokerage houses and other custodians, nominees and fiduciaries to forward proxy soliciting materials to the beneficial owners of NCS Class A common stock and NCS Class B common stock held of record by these persons, and NCS will reimburse them for reasonable expenses incurred by them in so doing. The cost of the solicitation will be born
by NCS. NCS has retained [      ], a firm experienced in the solicitation of
proxies on behalf of public companies, to assist in the proxy solicitation process at a fee of $[ ], which includes all reasonable out of pocket expenses.

         Appraisal Rights of NCS Stockholders. NCS stockholders who do not wish to accept the Genesis common stock to be issued in the merger have the right to have the Delaware Chancery Court determine the "fair value" of their shares. These appraisal rights are subject to a number of restrictions and technical requirements. Generally, in order to exercise these appraisal rights an NCS stockholder must not vote in favor of the adoption of the merger agreement (including by sending in a signed, unmarked proxy); must make a written demand for appraisal before the vote on the adoption of the merger agreement; must hold his or her shares through completion of the merger; and must comply with other provisions of the Delaware appraisal statute. Merely voting against the adoption of the merger agreement will not protect an NCS stockholder's right of appraisal. Failure to comply with the requirements of the Delaware appraisal statute could result in a loss of your appraisal rights. Annex B contains the text of the Delaware appraisal statute. See "The Merger -- Appraisal Rights of NCS Stockholders."

         Stockholder Proposals.  See "NCS Stockholder Proposals."

                                   The Merger

Background of the Merger

         Commencing in 1999, the NCS board of directors and management became increasingly concerned about NCS' financial condition and its future viability given developing market conditions and the significant changes occurring in the healthcare industry. Contraction in reimbursement levels from government programs and health maintenance organizations, as well as general volatility in the industry, had led NCS' single largest customer and a number of other industry participants to seek protection under the federal bankruptcy laws. The impact of compressed margins resulting from the reduction in reimbursement rates, coupled with a deterioration of the quality and collectibility of NCS' accounts receivable and the general market perception of the healthcare sector, resulted in a precipitous decline in NCS' stock price. In addition, NCS' substantial leverage, consisting of approximately $206 million principal amount of outstanding senior debt and $102 million principal amount of outstanding subordinated debt, as well as significant outstanding trade credit, exacerbated these problems for NCS.

         As a result of the continued deterioration of conditions in the healthcare industry and a general downturn in NCS' business, NCS could no longer remain in compliance with the covenants under its senior credit facility. After failed attempts to negotiate an amendment to the senior credit facility in order to provide NCS with additional time to improve its operating performance, NCS determined to explore strategic alternatives in order to ensure the long-term viability of NCS and protect the interests of its stakeholders.

         In February 2000, NCS retained UBS Warburg LLC as its financial advisor to assist NCS in identifying possible strategic alternatives. After unsuccessful preliminary discussions with a significant industry participant, NCS instructed UBS Warburg to expand the scope of its inquiries. In April 2000, NCS modified its engagement letter with UBS Warburg to include the evaluation of all available restructuring alternatives, in addition to a variety of other strategic transactions. At the direction of NCS, UBS Warburg began identifying potential strategic and financial acquirors, as well as parties that might be interested in making an investment in NCS. Over the next several months, UBS Warburg targeted over 50 different entities in an attempt to solicit their interest in a variety of transactions with NCS.

         During this time period, NCS began to experience increased liquidity problems, with cash reserves reaching critically low levels. In addition, on April 21, 2000, NCS received a formal notice of default from the lenders under the senior credit facility. As a result of this action, NCS experienced increased pressure from its lenders and suppliers and, in July 2000, an ad hoc committee, referred to as the "noteholder committee," of holders of NCS' 5.75% convertible subordinated debentures due 2004, referred to as the "NCS notes," was formed. In order to preserve its remaining operating cash, in late August 2000, NCS negotiated a change in payment terms with its primary supplier, placing a moratorium on payments to the supplier and providing relief from NCS' immediate cashflow problems. As a result, however, NCS agreed to accept a daily pre-payment arrangement for future purchases from this supplier.

         Notwithstanding the efforts of UBS Warburg over the preceding months, the breadth of its contacts with potential acquirors and investors and the wide variety of transaction structures considered, by October 2000, NCS' attempt to pursue restructuring alternatives had produced only one non-binding indication of interest. At that time, UBS Warburg advised the NCS board of directors and management that no viable strategic alternatives could be identified and that the one available indication of interest implied an enterprise value for NCS of $190 million -- a valuation substantially below the face value of NCS' senior debt. Throughout this time period, NCS faced continually increasing pressure from its senior lenders and the recently formed noteholder committee. Given this state of affairs, NCS considered filing for bankruptcy court protection and began to seek debtor-in-possession financing, as well as other lending alternatives and investment models intended to recapitalize NCS as an independent operating company.

         In December 2000, NCS terminated its engagement of UBS Warburg and engaged Brown, Gibbons, Lang & Company L.P. as its exclusive financial advisor. Brown Gibbons was selected, among other reasons, for its experience in the restructuring field. Hopeful that a non-bankruptcy restructuring plan could be developed by the spring of the following year, Brown Gibbons further expanded the scope of alternatives to be considered by NCS. At meetings with its senior lenders during January and February 2001, NCS discussed a variety of non-bankruptcy restructuring scenarios involving varying levels of financing and the issuance of a variety of preferred and common equity securities and warrants. By March 2001, NCS was continuing to pursue restructuring alternatives, none of which proved capable of creating consensus among the lenders. As these alternatives were discussed and explored, it became increasingly apparent that a full recovery to the holders of the NCS notes was remote. Moreover, recovery for NCS' equity holders appeared extremely unlikely.

         In February 2001, NCS' senior lenders required NCS to deposit the $2.875 million semi-annual interest payment due to the NCS noteholders on February 15, 2001 into a pledge account as additional collateral security for the senior credit facility. In addition, the senior lenders prohibited NCS from making any further interest payments on the NCS notes. As a result of its failure to make the interest payment on the NCS notes and its stated intention not to make the next required payment on August 15, 2001, on April 6, 2001, NCS received a formal notice of default and acceleration from the indenture trustee for the NCS notes. During approximately the same time period, NCS began discussions with various investor groups regarding a restructuring of NCS in a "pre-packaged" bankruptcy. In early April, 2001, as a result of conversations with NCS' financial advisors, NCS received a preliminary expression of interest from a private equity firm. The expression of interest contemplated a pre-packaged bankruptcy, a $20 million investment by the private equity firm, and a restructuring of all of NCS' outstanding debt. After NCS agreed to reimburse the private equity firm for due diligence expenses and executing a confidentiality agreement, the private equity firm commenced performance of its due diligence investigation of NCS. Unable to reach agreement in principle regarding the economic terms of the proposal or to obtain support from NCS' senior lenders, NCS and the private equity firm terminated discussions.

         In June, 2001, NCS received a preliminary indication of interest from another private equity firm proposing the acquisition of NCS in a bankruptcy sale for $185 million. This indication of interest required restructuring of NCS' debt for less than full value, gave no value to stockholders, and was subject to due diligence and financing conditions. Discussions continued with this firm, draft letters of intent were exchanged, and in September, 2001, the private equity firm indicated that unless NCS executed their proposed letter of intent, which provided for a 45 day exclusivity period and required a $6.5 million break-up fee plus $3 million of expense reimbursement, the private equity firm would no longer be interested in pursuing discussions with NCS. NCS elected not to execute the letter, and negotiations were terminated.

         In July, 2001, NCS received another preliminary, non-binding indication of interest from a private equity firm proposing to acquire NCS in a pre-packaged bankruptcy or a sale under Section 363 of the United States Bankruptcy Code for $174 million. After executing a confidentiality agreement and performing due diligence, this private equity firm revised their proposal to $145 million and required a 90 day exclusivity period. Unable to reach agreement in principle regarding the economic terms of the proposal or to obtain support from NCS' senior lenders, discussions with this private equity firm terminated.

         Also in July, 2001, NCS received a preliminary indication of interest from a lender regarding a new senior credit facility in the $100 million to $125 million range.

         Discussions of these types continued in various forms through the summer of 2001. All of the discussions required substantial economic concessions of NCS' creditors and none of the foregoing were supported by NCS' creditors or provided any value to NCS' equity holders. Despite providing a number of parties with due diligence materials and engaging in fairly advanced negotiations with certain of these parties, NCS had not received any proposal that it believed provided an acceptable recovery to its stakeholders.

         Also in July 2001, the president and chief executive officer of Omnicare, Inc. approached the president of NCS at an industry conference and expressed general interest in a transaction between the two companies. Thereafter, NCS' president contacted Omnicare and indicated that the NCS board of directors had invited Omnicare to commence discussions with Brown Gibbons regarding a possible transaction. Rather than contacting NCS' financial advisor, Omnicare sent a letter dated July 20, 2001, without advance notice to NCS' public facsimile number. In this letter, Omnicare proposed an acquisition of substantially all of NCS' assets under Section 363 of the United States Bankruptcy Code at a purchase price of $225 million, conditioned upon satisfactory completion of due diligence and other matters. At that time, NCS' indebtedness, including obligations to trade creditors, was approximately $350 million. Notwithstanding that this indication of interest contemplated a purchase price substantially less than the face value of the outstanding NCS debt and would provide little, if any, recovery to NCS' noteholders and other unsecured creditors, and no recovery to NCS' equity holders, NCS requested that Omnicare execute a confidentiality agreement containing provisions that had previously been agreed to by at least 36 other parties that had expressed interest in a potential transaction with NCS. Omnicare was unwilling to execute the proposed confidentiality agreement, objecting to certain restrictions on Omnicare's activities while engaged in the due diligence review. Concerned by the fact that Omnicare would not agree to the customary protections afforded NCS by other potential acquirors and investors, by the potential harm to NCS and its stakeholders that might result from allowing Omnicare to review NCS' non-public information without being subject to these restrictions and by Omnicare's apparent disregard for NCS' efforts to maintain confidentiality of discussions and preserve employee loyalty and productivity in generally uncertain times, NCS nevertheless attempted to continue discussions with Omnicare. NCS requested in writing that Omnicare follow certain procedures for future communications with NCS and provide a definitive list of due diligence materials required by Omnicare.

         After spending a substantial amount of time negotiating a confidentiality agreement with Omnicare, primarily resulting from Omnicare's unwillingness to accept customary restrictions on its ability to solicit NCS' customers and employees, use competitively sensitive non-public information and acquire NCS' debt securities, on August 29, 2001, NCS received a revised indication of interest from Omnicare which attached Omnicare's proposed form of confidentiality agreement. The revised indication of interest also contemplated a purchase of NCS' assets under Section 363 of the United States Bankruptcy Code and reflected a proposed purchase price of $270 million, again subject to due diligence and other conditions. Concerned that Omnicare was unwilling to agree to customary provisions in NCS' proposed confidentiality agreement, but unwilling to forego the opportunity to consider all value-enhancing alternatives for NCS' stakeholders, particularly an opportunity to combine with the industry's largest participant, NCS again engaged in discussions with Omnicare, ultimately executing a confidentiality agreement in late September 2001. NCS then provided Omnicare with substantially all of the documents and information that Omnicare had identified as critical to its due diligence inquiry. Because the scope of the Omnicare confidentiality agreement was more limited than NCS' proposed form of confidentiality agreement, however, NCS did not provide Omnicare, its largest single competitor, with a limited amount of highly sensitive, non-public competitive information.

         In October, 2001, a preliminary indication of interest was received from another private equity investor with substantial experience in the healthcare field. The indication of interest contemplated a purchase of NCS' assets for $205 million and was subject to completion of due diligence, financing, and negotiation of definitive documents among other standard conditions. Late in October, a draft letter of intent was received by NCS requiring a 90 day exclusivity period and required a $6 million break-up fee. Discussions continued with this potential investor as well as substantial due diligence until January, 2002. Unable to agree to terms and secure the support of NCS' creditors, discussions were terminated shortly thereafter.

         Also in October 2001, representatives of Brown Gibbons met with representatives of Omnicare's financial advisor, Merrill Lynch, to review Omnicare's proposal, Brown Gibbons' analysis of the potential synergies associated with an Omnicare/NCS combination and NCS' views regarding an appropriate transaction structure and acceptable valuations for NCS. Given the potential $77 to $87 million of operating synergies Brown Gibbons believed were associated with such a transaction, Brown Gibbons expressed the view that a bankruptcy sale under Section 363 did not maximize value to NCS' stakeholders. The proposed NCS bankruptcy filing would likely adversely affect NCS' enterprise value and such a sale would not permit a reasonable recovery to NCS noteholders and other unsecured creditors and would provide no recovery to NCS' stockholders. On this basis, Brown Gibbons requested that Omnicare reconsider its proposed transaction structure, suggesting a non-bankruptcy acquisition of NCS that would provide value to all of NCS' stakeholders and recognize the potential operating synergies associated with a combination of NCS and Omnicare. From August 2001 through January 2002, NCS' financial advisors attempted to communicate with Omnicare regarding a revised structure for a transaction and review of the due diligence materials provided by NCS. Omnicare, however, never responded to NCS in any meaningful manner. NCS nevertheless continued to provide Omnicare with the due diligence materials permitted by the confidentiality agreement between the parties and responded to additional inquiries from Omnicare as they were received. In late January 2002, NCS provided Omnicare with updated financial information.

         In November 2001, a private equity firm submitted a non-binding indication of interest proposing an enterprise value range between $200 million and $250 million. The indication of interest further proposed payment of NCS senior credit facility at par, a modest recovery to NCS noteholders and no recovery to NCS' equity holders. After execution of the confidentiality agreement, NCS provided this private equity firm with due diligence materials; however, no firm proposal was ever made.

         Commencing in the fall of 2000, NCS had implemented a variety of measures intended to improve cash flows from operations, including reductions in operating and overhead costs by accelerating the consolidation or closing of pharmacy locations, continuing reductions in employee headcount and more aggressive accounts receivable collection and inventory reduction efforts. As a result of these and other initiatives, by early 2002, NCS began to forecast improved operating performance, although NCS remained in default on approximately $350 million of its obligations.

         In January 2002, representatives of the noteholder committee contacted Genesis regarding a possible acquisition of NCS. Genesis' primary business strategy is to expand the service-related component of its business both within its existing markets and in new markets and to enhance its presence as a national healthcare services company, and Genesis frequently considers and reviews opportunities to execute upon this strategy through business combinations and selective acquisitions. As a result, after receiving the contact from the noteholder committee, Genesis' legal counsel contacted legal counsel for NCS and, after negotiating minor modifications, executed NCS' proposed form of confidentiality agreement on January 14, 2002. In early February 2002, Genesis began its due diligence investigation of NCS. However, during the period from January 14, 2002 to May 16, 2002, no negotiations or firm proposals for a transaction between Genesis and NCS occurred.

         Also in February 2002, NCS was informed by representatives of the noteholder committee that the noteholder committee was engaged in discussions with Omnicare regarding a possible NCS transaction. Omnicare did not contact NCS or its legal or financial advisors from February 2002 until the receipt of the July 26, 2002 letter described below. In mid-February, representatives of the noteholder committee informed NCS that a draft asset purchase agreement was being prepared by Omnicare's advisors and that NCS would be receiving the draft in the near future. When the draft asset purchase agreement was finally forwarded to NCS by representatives of the noteholder committee on April 10, 2002, the agreement again provided for a Section 363 bankruptcy sale. Although the consideration proposed by Omnicare had been increased to approximately $313.8 million, subject to an undefined purchase price adjustment, the consideration was still less than the amount of NCS' outstanding obligations, including funded debt and trade credit, which totaled approximately $350 million at that time. In addition, the terms of the proposal required that 20% of the purchase price be placed in escrow for an indefinite period of time and provided for a $12.5 million break-up fee and expense reimbursement up to $1,000,000 if NCS entered into an alternative transaction and in certain other instances. After giving effect to the costs and expenses relating to a bankruptcy filing, NCS calculated that the proposal would have provided a limited recovery to NCS' noteholders and trade creditors and no recovery to NCS' stockholders. NCS believed that this proposal did not reflect the potential operating synergies associated with a combination of NCS and Omnicare. Still believing that a
Section 365 bankruptcy sale was not the appropriate method of maximizing value to all NCS stakeholders, and that promising alternatives were developing, NCS indicated to the noteholder committee that it was not interested in this proposal and would not participate in the noteholder committee's bankruptcy sale discussions with Omnicare.

         In March 2002, the NCS board of directors appointed directors Mr. Boake
A. Sells and Mr. Richard L. Osborne as a special committee of the NCS board, referred to as the "NCS independent committee," for the purpose of reviewing, evaluating and negotiating any possible strategic transaction.

         Through May 2002, Genesis continued its due diligence investigation of NCS, requesting and receiving additional materials, some of which had also been provided to Omnicare. During this time, Genesis made clear that any proposal that it would make to NCS would be conditioned on receipt of the committed support for the transaction from a significant majority of the NCS noteholders and on Messrs. Outcalt and Shaw, who in the aggregate own approximately 65% of NCS' voting power, entering into voting agreements to vote in favor of such proposal and against any competing proposal. In particular, Genesis indicated that in light of NCS' financial condition, support of NCS noteholders would be required if any consideration were to be provided to NCS stockholders. On May 14, 2002, a meeting of the NCS independent committee was held to review the status of the restructuring process. At that time, no acceptable proposals were under consideration by NCS, although preliminary discussions with Genesis were beginning to progress.

         On May 16, 2002, representatives of NCS' financial advisor and Mr. Boake Sells, a member of the NCS independent committee of the NCS board of directors, met with Mr. George Hager, Chief Financial Officer of Genesis, and Mr. Michael Walker, then the Chief Executive Officer of Genesis, in Philadelphia, Pennsylvania. At this meeting, Mr. Hager indicated that, while Genesis had not determined to make any proposal, Genesis was interested in discussing the parameters required by NCS and pursuant to which Genesis would consider the possibility of making a proposal to acquire NCS, including possible transaction structures, ranges of prices, recoveries to NCS' creditors and equity holders and timing. While not agreeing to any particular parameters, NCS' financial advisors encouraged Genesis to complete their due diligence investigation of NCS and agreed to follow-up with Genesis at that time.

         On June 19, 2002, Mr. Glenn Pollack, a representative of NCS' financial advisor, met with Mr. Hager at the offices of Genesis' outside legal counsel in Philadelphia, Pennsylvania. Mr. Hager reviewed Genesis' financial analysis of a possible transaction and discussed the components of the transaction structure which would be required by Genesis if a transaction acceptable to both parties could be achieved, including NCS noteholders representing a significant majority of the outstanding NCS notes, and stockholders holding a majority of the voting power of NCS, agreeing to support the transaction if approved by the NCS independent committee and the NCS board of directors. Mr. Pollack agreed to relay Genesis' position to the NCS independent committee for consideration. On June 21, 2002, Mr. Pollack reviewed with Mr. Sells the status of discussions with the NCS noteholders and with Genesis with respect to relative values that might be recovered by NCS' creditors and delivered to NCS' stockholders.

         Mr. Pollack spoke with Mr. Hager again on June 24 and June 25, 2002 concerning the possible values and structure for a transaction. During these discussions, Mr. Hager indicated that the terms preliminarily under consideration by Genesis included repayment of the NCS senior credit facility in full, an exchange offer or direct purchase of NCS notes providing NCS noteholders with a combination of cash and Genesis common stock equal in value to the par value of the NCS notes, and delivery of Genesis common stock valued at $20 million to NCS stockholders, for a total enterprise value of approximately $308 million. Mr. Pollack again updated the members of the NCS independent committee. Based on these discussions, the parties agreed to meet, together with their respective legal counsel, on June 26, 2002.

         On June 26, 2002, the representatives of Genesis and NCS' financial advisor, together with outside legal counsel for Genesis and NCS, met at the offices of Genesis' outside legal counsel in New York City, New York, to discuss process and timing for negotiating the transaction as well as a number of substantive issues, including regulatory matters, structure, the value to be paid to NCS noteholders and to NCS' stockholders, procedures for valuing the Genesis common stock to be issued in the transaction, Genesis' assumption of NCS' severance and change of control payment obligations to employees, Genesis' possible assumption of certain transaction costs which might be incurred by NCS and certain financial covenants which might be required by Genesis. In particular, NCS' financial advisor requested that Genesis consider increasing the value to be received by NCS' stockholders. Genesis representatives agreed to consider NCS' positions and concerns. During the meeting, Genesis reiterated that any further discussions or negotiations beyond this meeting would be conditioned on NCS agreeing to deal exclusively with Genesis and on the requirement that NCS noteholders representing a significant majority of the outstanding NCS notes, and stockholders holding a majority of the voting power of NCS, agree to support the transaction if approved by the NCS independent committee and the NCS board of directors. On June 27, 2002, Genesis' legal counsel delivered a form of exclusivity agreement for review and consideration by NCS legal counsel.

         Mr. Pollack engaged in subsequent conversations with Mr. Hager and as a result of those discussions, including Genesis' indication that it would increase the aggregate proposed value of the Genesis common stock to be received by NCS' stockholders to $24 million, or about $1 per NCS common share, from $20 million, for a total enterprise value of approximately $312 million, the financial advisor requested a meeting of the NCS independent committee. At the meeting of the NCS independent committee on July 3, 2002, NCS' financial advisor presented a summary of the terms of a possible merger transaction proposed by Genesis. The NCS independent committee considered the proposed terms and determined that entering into the exclusivity agreement, as required by Genesis, effective July 1, 2002 and expiring on July 19, 2002, but providing for an automatic extension until July 26, 2002 if the parties were still in discussions on the initial expiration date, was appropriate. The exclusivity agreement was executed by NCS and Genesis on July 3, 2002. Later on July 3, 2002, Genesis provided NCS with a draft merger agreement, a draft of the NCS noteholders' support agreement and draft voting agreements to be entered into by Messrs. Outcalt and Shaw.

         During the weeks that followed, NCS and Genesis continued to negotiate the terms of the definitive merger agreement. These negotiations included frequent telephone conversations between NCS' financial advisor and Mr. Hager, and between NCS' and Genesis' respective legal counsel, and one in-person meeting involving Mr. Pollack, Mr. Hager and other representatives of Genesis, and the two parties' respective legal counsel, held on July 15, 2002, at the offices of Genesis' outside legal counsel in New York City. On the following day, Mr. Hager met with legal counsel to Mr. Outcalt to discuss the matters eventually reflected in Mr. Outcalt's agreement described under "Interests of Certain Persons in the Merger - Jon H. Outcalt Agreement." During this period, NCS and its financial and legal advisors also performed a due diligence review of Genesis, including interviews with Genesis' senior management. Concurrently, Genesis continued to negotiate the terms of the NCS noteholders' support agreement with the noteholder committee. NCS conferred frequently with the noteholder committee to determine whether the NCS noteholders represented by the noteholder committee were in fact in support of NCS' Genesis transaction, including the terms affecting NCS noteholders. During this time period, improvements to the transaction and to the terms of the various agreements and other concessions were requested by the NCS and the noteholder committee and granted by Genesis. Also during this time period, Genesis performed additional due diligence regarding recent developments involving NCS.

         On July 24, 2002, the NCS independent committee engaged Candlewood Partners, LLC to act as co-financial advisor and to evaluate the fairness of the proposed Genesis merger and to render an opinion as to the fairness of the financial terms of the merger to NCS stockholders.

         Despite substantial progress over the preceding weeks in the discussions between NCS and Genesis, and between Genesis and the noteholder committee, the parties had not finalized the definitive merger agreement or the NCS noteholders' support agreement prior to July 26, 2002, the expiration date of the exclusivity agreement between Genesis and NCS. As a result, on the evening of July 25 and on the morning of July 26, Genesis' legal counsel requested that NCS agree to extend the exclusive negotiating period to July 31, 2002. By telephonic meeting held on the morning of July 26, 2002, the NCS independent committee was briefed by NCS' financial and legal advisors regarding the discussions with Genesis. The NCS independent committee, believing that NCS and Genesis were close to reaching agreement on the definitive merger documentation, authorized an extension of the exclusivity agreement through July 31, 2002, as requested by Genesis.

         At the time of the extension of the exclusivity agreement, NCS was not engaged in discussions with any party other than Genesis and NCS had not received any communications directly from Omnicare since February 2002. Later that day after the extension with Genesis had been executed NCS received via facsimile the following letter from Omnicare:

                                  July 26, 2002
CONFIDENTIAL
------------

Mr. Jon H. Outcalt
Chairman of the Board of Directors
NCS Healthcare, Inc.
3201 Enterprise Parkway
Suite 220
Beachwood, Ohio 44122

Dear Mr. Outcalt:

         As you know, Omnicare and representatives of NCS have held discussions over an extended period of time regarding an acquisition of NCS by Omnicare. We are disappointed that these discussions have not progressed in any material way.

         We continue to believe that there are clear and compelling advantages to both Omnicare and NCS from the combination of our two companies and that such a transaction would create significant value for each of our companies and our respective security holders. In an effort to consummate a mutually beneficial transaction, our Board has authorized us to propose that Omnicare acquire NCS through a negotiated merger transaction in which (i) NCS stockholders would receive $3.00 in cash for each share of outstanding common stock, representing a premium of more than 410% over your closing stock price on July 25, 2002 and
(ii) Omnicare would assume and/or retire existing NCS debt at its full principal amount plus accrued interest. If you prefer, we would also consider a stock transaction in order to allow NCS stockholders to share in the upside of the combined companies. We believe this proposal provides exceptional value to the NCS security holders.

         As I am sure you are aware, Omnicare is an important participant in the institutional pharmacy business, with annual sales in excess of $2.1 billion during its last fiscal year. We have, as you do, an enviable reputation for the quality of our products and service. We are extremely impressed with the businesses you and your management team have developed and the manner in which they complement our businesses. We believe the complementary aspects of our two companies' services, customers and distribution capabilities would enable the combined entity to be an even more effective competitor.

         Of course, our proposal contemplates, among other things, the negotiation and execution of a mutually acceptable definitive merger agreement, which we believe can be accomplished very quickly. The definitive merger and other agreements will contain provisions customary for transactions of this type, including the receipt of any required regulatory and third party approvals and consents. Please note that we will not request voting or similar agreements from any NCS stockholder, since we believe that the stockholders should have the option to choose a transaction providing them with the greatest value. In addition, since we have not yet been afforded the opportunity to conduct any meaningful due diligence, we would like to conduct an expedited due diligence investigation of NCS, which we expect can be completed in seven to ten days from the date materials are made available to us.

         We hope that you and the other members of the NCS Board of Directors will view this proposal as we do -- an excellent opportunity for the equity and debt holders of NCS to realize full value for their securities to an extent not likely to be available to them in the marketplace. In the context of a negotiated transaction, we are prepared to discuss all aspects of our proposal with you, including structure, economics and your views as to the proper roles for our respective management and employees in the combined company. We wish, and are prepared, to meet immediately with you and your directors, management and advisors to answer any questions about our proposal and to proceed with negotiations leading to the execution of a definitive merger agreement.

         We trust that you and the other members of the NCS Board of Directors will give this proposal prompt and serious consideration. At this point we expect that this letter and its contents will remain confidential. We are sending copies of this letter to Mr. Kevin Shaw and the other members of the Board of Directors so they can familiarize themselves with our proposal. We would request a response as soon as possible and hope this transaction can be concluded on a consensual basis.

         We look forward to hearing from you.

                                   Sincerely,


                                   /s/ Joel F. Gemunder
                                   Joel F. Gemunder
                                   President and Chief Executive Officer



         cc: NCS Board of Directors

         Among other things, NCS noted that, as with Omnicare's prior proposals, and notwithstanding the due diligence that previously had been performed by Omnicare, the new Omnicare indication of interest continued to be subject to satisfactory completion of due diligence. Late in the afternoon on July 26, 2002, NCS representatives received voicemail phone messages from Omnicare representatives asking to discuss the letter. In light of a new conditional indication of interest from Omnicare, the restrictions contained in the Genesis exclusivity agreement, and a nearly definitive merger agreement with Genesis, NCS' independent committee met on July 26, 2002 to discuss these events.

         After discussion, the NCS independent committee directed Mr. Pollack to request that Genesis improve the economic terms of their proposed transaction. The NCS independent committee then determined to review the results of those discussions and develop a course of action based on that review.

         Mr. Pollack commenced discussions with Mr. Hager on the evening of July 26, 2002 and suggested that Genesis consider enhancing the economic terms with respect to the NCS noteholders and the stockholders. Mr. Hager indicated that he would consider NCS' suggestion, but stated that any improved proposal would be conditioned upon acceptance, approval and execution of definitive documentation by the end of the day on July 28, 2002, and that Genesis would terminate discussions with NCS if no agreement were reached by that time. On July 27, 2002, Mr. Hager contacted Mr. Pollack with an improved proposal having a total enterprise value of approximately $340 million in which:

         o the outstanding NCS notes would be redeemed in cash at their full principal amount, including accrued and unpaid interest and redemption premium, representing approximately a $11 million increase over the value of Genesis' prior offer; and

         o each outstanding share of NCS common stock would be converted into Genesis common stock at a merger exchange ratio of 0.1, an increase of approximately 80% over Genesis' prior offer.

Most significantly, however, Mr. Hager reiterated that if this revised proposal were not accepted and definitive documentation executed by the end of the day on July 28, 2002, the offer would be withdrawn and Genesis would terminate discussions.

         A meeting of the NCS independent committee was held telephonically on July 28, 2002. In addition to the members of the NCS independent committee, NCS' financial and legal advisors participated in the meeting. During the meeting, NCS' financial advisor updated the members of the NCS independent committee as to the status of negotiations with Genesis, including Genesis' enhanced terms and stated requirement that the definitive documentation be executed by midnight that night or the proposal would be withdrawn. Outside legal counsel discussed with the members of the NCS independent committee the material terms of the merger agreement and the related documents, including Genesis' agreement to redeem the notes in accordance with the indenture in the merger agreement and including the terms and effects of the stockholder voting agreements and provisions of the merger agreement affecting NCS' ability to accept superior proposals in the future. In particular, legal counsel reminded the NCS independent committee that under the terms of the merger agreement and because NCS stockholders representing in excess of 50% of the outstanding voting power would be required by Genesis to enter into stockholder voting agreements contemporaneously with the signing of the merger agreement, and would agree to vote their shares in favor of the merger agreement, stockholder approval of the merger would be assured even if the NCS board of directors were to withdraw or change its recommendation. These facts would prevent NCS from engaging any alternative or superior transaction in the future. Legal counsel also discussed the limited circumstances in which NCS could be required to pay a termination fee to Genesis, and noted that a significant reduction in the termination fee, from $10 million to $6 million, had been negotiated. The members of the NCS independent committee were informed that Messrs. Outcalt and Shaw had indicated that if the NCS independent committee and the NCS board of directors were to approve a transaction with Genesis, Messrs. Outcalt and Shaw would, as required by Genesis, enter into the voting agreements committing them to vote their shares in favor of the Genesis transaction. The members of the NCS independent committee were also informed of the proposed agreement relating to Mr. Outcalt, which agreement is described under "Interests of Certain Persons in the Merger -- Jon H. Outcalt Agreement." Candlewood Partners presented to the NCS independent committee a summary of the financial analyses related to the merger and orally delivered its opinion (which was later confirmed in writing), to the effect that, as of the date thereof and based on and subject to the assumptions, limitations and qualifications set forth in the opinion, the proposed merger exchange ratio of 0.1 of a share of Genesis common stock for each share of NCS Class A common stock and Class B common stock was fair, from a financial point of view, to the holders of NCS common stock, taken together. Following further discussion and review, the NCS independent committee, by unanimous vote, determined that the merger agreement and the transactions contemplated thereby were advisable, fair to and in the best interests of all of NCS' stakeholders (other than Messrs. Outcalt and Shaw) to whom the NCS board of directors owed a fiduciary duty, and recommended that the full NCS board of directors approve and adopt the merger agreement and the transactions contemplated thereby and recommend that NCS' stockholders approve the merger agreement and the transactions contemplated thereby.

         At a telephonic meeting of the NCS board of directors held later that day for the purpose of receiving and acting upon the recommendation of the NCS independent committee, the NCS board of directors considered the proposed merger agreement and received the recommendations of the NCS independent committee. Also present at this meeting were NCS' financial and legal advisors. During the meeting, NCS' financial advisor and legal counsel updated the members of the NCS board of directors as to the status of negotiations with Genesis, including Genesis' enhanced terms and stated requirement that the definitive documentation be executed by midnight that night or their proposal would be withdrawn. Outside legal counsel discussed with the members of the NCS board of directors the material terms of the merger agreement and the related documents, including Genesis' agreement to cause the redemption of the notes in accordance with the indenture and the merger agreement, and including the terms and effects of the stockholder voting agreement and provisions of the merger agreement affecting NCS' ability to accept superior proposals in the future. In particular, legal counsel reminded the NCS board of directors that, under the terms of the merger agreement, and because NCS stockholders representing in excess of 50% of the outstanding voting power would be required by Genesis to enter into stockholder voting agreements contemporaneously with the signing of the merger agreement and would agree to vote their shares in favor of the merger agreement, stockholder approval of the merger would be assured even if the NCS board of directors were to withdraw or change its recommendation. These facts would prevent NCS from engaging any alternative or superior transaction in the future. Legal counsel also discussed the limited circumstances in which NCS could be required to pay a termination fee to Genesis, and noted that noted that a significant reduction in the termination fee, from $10 million to $6 million, had been negotiated. The members of the NCS board of directors were informed that Messrs. Outcalt and Shaw had indicated that if the NCS independent committee and the NCS board of directors approved the transaction with Genesis, Messrs. Outcalt and Shaw would, as required by Genesis, enter into the voing agreements. The members of the NCS board of directors were also informed of the proposed agreement relating to Mr. Outcalt, which agreement is described under "Interests of Certain Persons in the Merger -- Jon H. Outcalt Agreement." Next, Candlewood Partners, LLC presented to the NCS board of directors a summary of the financial analyses related to the merger and orally delivered its opinion (which was later confirmed in writing), to the effect that, as of the date thereof and based on and subject to the assumptions, limitations and qualifications set forth in the opinion, the proposed merger exchange ratio of 0.1 of a share of Genesis common stock for each share of NCS Class A common stock and Class B common stock was fair, from a financial point of view, to the holders of NCS common stock, taken together. Thereafter, the NCS board of directors, by unanimous vote, determined that the merger agreement and the transactions contemplated thereby were advisable, fair to and in the best interests of all of stakeholders to whom the NCS board of directors owed a fiduciary duty, and recommended that the stockholders of NCS approve and adopt the merger agreement and the transactions contemplated thereby.

         Following the meetings of the NCS independent committee and the NCS board of directors, representatives of NCS and Genesis finalized the merger agreement and the related documents. Later in the evening of July 28, 2002, NCS, Genesis and Geneva Sub executed the merger agreement, and Messrs. Outcalt and Shaw executed the voting agreements with NCS and Genesis pursuant to which they agreed to vote their NCS stock in favor of the merger and against any competing proposal. On the morning of July 29, 2002, Genesis and NCS issued a press release announcing the transaction and the execution of the underlying agreements.

         At approximately 4:30 a.m. on July 29, 2002, hours after the merger agreement was executed, Omnicare faxed a letter to NCS restating its conditional indication of interest and attaching a draft merger agreement. Later the same morning, Omnicare issued a press release publicly disclosing the indication of interest.

         Between July 30, 2002 and August 7, 2002, six shareholder lawsuits relating to the merger were filed against NCS and the NCS board of directors. In addition, on August 1, 2002, Omnicare filed suit in the Court of Chancery of the State of Delaware, and filed an amended complaint on August 12, 2002, seeking, among other things, to enjoin the consummation of the merger. See "The Merger -- Litigation Relating to the Merger." On August 8, 2002, Omnicare commenced the a tender offer for all outstanding NCS Class A common stock and Class B common stock at a price of $3.50 per share, net to the seller in cash, referred to as the "Omnicare tender offer."

         By letter dated August 8, 2002, Omnicare expressed a desire to discuss the terms of the Omnicare tender offer with representatives of NCS. This letter again conditioned Omnicare's proposal on the satisfactory completion of Omnicare's due diligence investigation of NCS, a condition absent from Omnicare's tender offer materials distributed to NCS stockholders.

         Pursuant to the requirements of the HSR Act, Omnicare filed the required Notification and Report Forms, referred to as the "forms" with the Antitrust Division and the FTC on August 8, 2002. As required by the HSR Act, NCS filed the forms on August 19, 2002, the next business day after the tenth calendar day following the day Omnicare filed its forms. The statutory waiting period applicable to the purchase of NCS Class A common stock and NCS Class B common stock pursuant to the Omnicare tender offer expired at 11:59 P.M., Eastern Time, on August 23, 2002.

         By letter dated August 15, 2002, Omnicare submitted a revised merger agreement to NCS providing for the payment of $3.50 per share to the holders of the Class A common stock and the Class B common stock and indicated that Omnicare believed that it could execute that agreement before August 22, 2002.

         On August 8, 2002 and on August 19, 2002, the NCS board of directors met to consider and review the Omnicare tender offer in light of the Genesis merger. NCS' outside legal counsel and NCS' financial advisor attended both meetings. On both occasions, the NCS board of directors engaged in detailed discussions regarding the factors and considerations described below under "-- Recommendation and Considerations of the NCS Independent Committee and the NCS Board of Directors; NCS' Reasons for the Merger," including under "-- Reasons for Continued Recommendation as of August 29, 2002." In addition, the NCS independent committee met, together with NCS' outside legal counsel and NCS' financial advisor, on August 19, 2002 to consider and review the Omnicare tender offer in light of the Genesis merger and engaged in discussion regarding the considerations identified below. As a result of those meetings and the discussions and analyses provided at each, the NCS board of directors recommended that Schedule 14D-9 be filed with the SEC on August 20, 2002 recommending that the holders of NCS Class A common stock and Class B common stock reject the Omnicare tender offer and not tender their shares pursuant to the Omnicare tender offer.

         On August 20, 2002, NCS filed a complaint against Omnicare in the United States District Court for the Northern District of Ohio, titled NCS HealthCare, Inc. v. Omnicare, Inc., Case No. 1:02CV1635 (Matia, J.), and, on August 21, 2002, NCS amended the complaint. The complaint, as amended, alleges, among other things, that Omnicare's disclosure on Schedule TO, filed on August 8, 2002, in connection with the Omnicare tender offer, contains materially false and misleading disclosures in violation of Section 14(e) of the Securities Exchange Act of 1934.

         NCS is not currently engaged in negotiations or discussions with Omnicare or any other party regarding the Omnicare tender offer. Pursuant to the merger agreement, NCS is prohibited from, among other things, directly or indirectly soliciting, initiating, encouraging, knowingly facilitating or inducing any proposal that constitutes, or could reasonably be expected to result in, an acquisition proposal. Under the merger agreement, an "Acquisition Proposal" is broadly defined to include any proposal to acquire 10% or more of NCS' net revenues, net income or assets, 10% of any class of NCS' securities, 10% of NCS' voting power or 40% of the face value of the NCS notes.

         Notwithstanding the foregoing, NCS may furnish non-public information to and engage in discussions with a party making an Acquisition Proposal if the NCS board of directors determines in good faith, after consultation with its legal and financial advisors, that the proposal is, or is likely to result in, a superior proposal. A "Superior Proposal" is defined in the merger agreement as a bona fide written acquisition proposal for all of NCS' outstanding capital stock and the NCS notes which the NCS board of directors, in its good faith judgment after consultation with its financial advisors, determines is superior to the merger. In making this determination, the NCS board of directors must take into account all of the terms of the proposal deemed relevant by the NCS board of directors, including: (i) break-up fees; (ii) expense reimbursement provisions;
(iii) conditions to the transaction; (iv) expected timing; (v) risks of consummation; (vi) the ability of the party making the proposal to obtain financing; and (vii) all other legal, financial, regulatory and other aspects of the transaction. In addition, prior to engaging in discussions with or providing non-public information to a party making a Superior Proposal, the party making the proposal must enter into a confidentiality agreement with NCS on terms no less restrictive than the terms contained in the confidentiality agreement between NCS and Genesis. Based on the factors discussed above, the NCS board of directors has not been able to conclude, at this time, that the Omnicare tender offer constitutes a Superior Proposal within the meaning of the merger agreement.

         The NCS independent committee and the NCS board of directors reserve the right to revise this recommendation in the event of changed circumstances, if any. Any such change in the recommendation of the NCS independent committee or the NCS board of directors will be communicated to stockholders as promptly as practicable in the event that such a determination is reached.

         Recommendation and Considerations of the NCS Independent Committee and the NCS Board of Directors; NCS' Reasons for the Merger

Recommendations

         On July 28, 2002, the NCS independent committee unanimously determined the merger agreement and the merger and related transactions to be advisable, fair to and in the best interests of the NCS' stakeholders (other than Messrs. Outcalt and Shaw) to whom the NCS board of directors owed a fiduciary duty, and recommended that the full NCS board of directors approve and adopt the merger agreement and the transactions contemplated thereby and recommend that NCS' stockholders approve the merger agreement and the transactions contemplated thereby. The NCS independent committee has reviewed these recommendations in light of developments subsequent to July 28, 2002 and, after careful consideration, has determined to continue to make these recommendations.

         On July 28, 2002, the full NCS board of directors unanimously determined the merger agreement and the merger and related transactions to be advisable, fair to and in the best interests of the NCS' stakeholders to whom the NCS board of directors owed a fiduciary duty and resolved to recommend that the stockholders of NCS approve and adopt the merger agreement and the transactions contemplated thereby. The full NCS board of directors has reviewed these recommendations in light of developments and information known to them through August 20, 2002 and after careful consideration has determined to continue to make these recommendations.

         Accordingly, as of August 29, 2002, the NCS board of directors unanimously recommends that the NCS stockholders vote for the adoption of the merger agreement.

Considerations of the NCS Independent Committee and the NCS Board of Directors in Determining to Approve the Merger Agreement and the Merger on July 28, 2002.

         In the course of reaching their respective determinations and recommendations, the NCS board of directors and the NCS independent committee consulted with senior management, as well as NCS' outside legal counsel and financial advisors, and considered the following material factors:

         Considerations Relating to NCS' Financial Condition and to the Value, Structure and Timing of the Genesis Transaction. The NCS independent committee and the full NCS board of directors believed that the combination of NCS' financial condition and the value, structure, timing and likelihood of completion of the Genesis transaction made the Genesis transaction highly beneficial for NCS, its stockholders and other stakeholders. In particular, the directors considered:

         o their belief that, in light of NCS' distressed financial condition, including persisting, unremedied default on approximately $350 million of indebtedness and defaulted trade payables, the NCS board of directors and the NCS independent committee owed fiduciary duties not only to NCS' stockholders, but also to its creditors, which they believed were best discharged by accepting the Genesis transaction and the associated certainty of recovery for NCS creditors and stockholders;

         o that the Genesis merger offered NCS creditors an opportunity for a full and complete recovery and also provided significant value to NCS stockholders, and that the ad hoc committee representing holders of NCS notes indicated its support for the merger;

         o the absence of other strategic or financial alternatives, other than the Omnicare indication of interest, which the directors believed to be highly uncertain as to completion, timing, structure and value, as explained in further detail below;

         o that Genesis indicated that its proposal would be withdrawn and discussions regarding an NCS transaction would be terminated if definitive documentation were not accepted and definitive documents executed by the end of the day on July 28, 2002 and the NCS board of directors and the NCS independent committee's belief that Genesis was sincere in this demand;

         o that the terms of the merger agreement had been extensively negotiated on an arms'-length basis and that improvements had been obtained from and concessions granted by Genesis;

         o that the nature and relatively limited number of conditions to the completion of the merger, and the ability of NCS and Genesis to fulfill those conditions, make completion of the merger on the terms reflected in the merger agreement and on a timely basis highly likely;

         o that Genesis common stock would be issued to NCS stockholders in the Genesis merger, thereby affording the stockholders an opportunity to share in potential increases in the long-term value of a combined Genesis/NCS enterprise;

         o that the 0.1 merger exchange ratio of NCS common stock into Genesis common stock would represent a substantial premium to NCS stockholders based on the relative trading prices of NCS Class A common stock and Genesis common stock during recent periods prior to the announcement of the merger (which premium was approximately 116% based on closing prices as of July 26, 2002, the last trading day prior to the announcement of the merger, and more than 400% based on the closing prices as of July 12, 2002, the date of which the exclusivity agreement was executed by NCS and Genesis);

         o the expectation that the merger would generally be tax-free to NCS stockholders for federal income tax purposes;

         o NCS' co-financial advisor, Candlewood Partners, LLC, made detailed presentations of the financial aspects of the merger, responded to questions of the NCS independent committee and the NCS board of directors members at the special meetings held on July 28, 2002, and delivered its opinion to the NCS board of directors that the merger exchange ratio of 0.1 of a share of Genesis common stock for each share of NCS Class A common stock and Class B common stock was fair, from a financial point of view, to the holders of NCS common stock, taken together, as described more fully in the text of the opinion attached as Annex C to this proxy statement/prospectus; and

         o that, based upon discussions with legal counsel, the likelihood of intervention by antitrust or other regulatory authorities is low.

         Additional Information. In the course of its deliberations, the NCS independent committee and the full NCS board of directors informed themselves of, and received presentations from NCS management and/or NCS' financial and legal advisors concerning, the following:

         o historical information concerning the financial performance and condition, business operations and prospects of NCS, on a stand-alone basis and on a combined basis with Genesis;

         o historical information concerning the financial performance and condition, business operations and prospects of Genesis, on a stand-alone basis and on a combined basis with NCS;

         o    current industry, economic and market conditions;

         o the results of the due diligence investigation of Genesis conducted by NCS and NCS' financial and legal advisors, which revealed no material problems; and

         o the interests of certain officers of directors, including Messrs. Outcalt and Shaw, described under "--Interests of Certain Persons in the Merger."

         Considerations Relating to the Omnicare Indication of Interest Received July 26, 2002. The NCS independent committee and NCS board of directors believed that the risk of losing the Genesis transaction outweighed the expected benefits of Omnicare's indication of interest, which (1) appeared to be predatory in nature and believed to be intended primarily to disrupt the Genesis merger discussions and (2) was highly uncertain as to likelihood of completion, value, structure and timing. In particular, the directors considered:

         o that because NCS had for more than two years actively sought, explored, solicited and pursued virtually every form of strategic alternative, including financial restructuring, bankruptcy, business combinations, sales of assets and sale of the company, and had engaged in discussions with numerous potential strategic and financial acquirors and investors, the NCS board of directors and the NCS independent committee believed that NCS would have no attractive strategic alternatives if it were to allow the Genesis opportunity to pass and the Omnicare indication of interest were not to materialize into an acceptable transaction; this belief was supported by the presentations made from time to time by NCS' financial advisors;

         o the concern of the NCS independent committee that the Omnicare indication of interest was predatory in nature and believed to be intended primarily to disrupt the ongoing discussions with Genesis due to the fact that Omnicare is a significant competitor of Genesis and NCS, and the belief that, in any event, the Genesis transaction had a far greater certainty of completion, value and timing, based on a variety of factors, including:

              - that the Omnicare indication of interest was non-binding, remained subject to due diligence and other as yet unknown conditions relating to the transaction and the belief of the NCS independent committee that the price per share offered by Omnicare might be subject to reduction following Omnicare's due diligence review of NCS or if discussions with Genesis were terminated;

              - that Omnicare continued to condition its proposal on satisfactory completion of due diligence, notwithstanding that Omnicare had previously performed due diligence;

              - that the terms of the Genesis transaction had been fully negotiated and all due diligence had been completed, and the fact that negotiation of definitive agreements with Omnicare had not yet commenced, leaving NCS at risk that the terms of the Omnicare proposal would deteriorate or disappear; this concern was supported by the following:

                  o the timing of Omnicare's indication of interest, which was received in the final stages of negotiation with Genesis, after the absence of any communication from Omnicare for a period of several months;

                  o the course of dealing between NCS and Omnicare over the preceding year;

                  o the difficulty encountered by NCS in attempting to negotiate a confidentiality agreement with Omnicare;

                  o the unreasonable positions taken by Omnicare in prior discussions, including:

                      - Omnicare's unwillingness to accept restrictions on its ability to purchase NCS debt securities, use competitively sensitive non-public information or solicit customers and employees of NCS while engaging in due diligence;

                      -   the repeated insistence of Omnicare in proposing a
                          Section 363 bankruptcy sale notwithstanding the benefits of a non-bankruptcy acquisition to NCS, NCS' improving operating performance and the potential operating synergies associated with a combination of NCS and Omnicare;

                      - Omnicare's insistence in pursuing an acquisition of the Company's assets in a bankruptcy proceeding and seeking to negotiate that transaction with the noteholder committee rather than negotiating a merger transaction with NCS;

                      - the lack of communication from Omnicare to NCS over the preceding months and the inability to generate a productive dialogue between the two companies regarding a transaction; and

                      - the belief of the NCS independent committee that there might be greater antitrust risks associated with a transaction with Omnicare, NCS's single largest competitor;

         o the restrictions contained in the exclusivity agreement between NCS and Genesis;

         o the continued belief by the NCS board of directors and the NCS independent committee that the Genesis merger represented the best available alternative for all NCS stakeholders given the value and certainty of the Genesis merger and the uncertainty associated with pursuing the Omnicare conditional indication of interest; and

         o that under the terms of the merger agreement and the noteholder committee and holders of approximately 65% of the voting power of NCS and approximately 20% of the outstanding NCS common stock were aware of the Omnicare indication of interest but nevertheless supported the decision to enter into the Genesis transaction.

         Potential Risks and Other Factors Unfavorable to the Decision to Approve the Merger. The NCS board of directors and the NCS independent committee also identified and considered a variety of potential risks and other factors unfavorable to their respective decisions to approve the merger agreement and the related transactions, including the following factors and risks:

         o the risk to NCS stockholders that, because the merger exchange ratio is fixed, the market value of the Genesis common stock to be received in the merger could decrease significantly if the value of Genesis common stock were to fall after the date the merger agreement was executed, and the absence of any provisions allowing for an adjustment of the merger exchange ratio or termination of the merger agreement in that event;

         o the limitations imposed by the merger agreement on the conduct of NCS' business prior to the merger;

         o that because NCS stockholders representing in excess of 50% of the outstanding voting power would be required by Genesis to enter into stockholder voting agreements contemporaneously with the signing of the merger agreement, and would be required by Genesis to agree to vote their shares in favor of the merger agreement, stockholder approval of the merger is assured even if the NCS board were to withdraw or change its recommendation, and that these facts would prevent NCS from engaging any alternative or superior transaction in the future;

         o the termination fee of $6 million and expense reimbursement of up to $5 million to be paid by NCS to Genesis if the merger agreement is terminated under certain circumstances;

         o the risk that the potential benefits and synergies sought in the merger might not be fully realized; and

         o the risks associated with an investment in Genesis, described under "Risk Factors".

         The NCS independent committee and full NCS board of directors believed that the risks were outweighed by the potential benefits to be realized by agreeing to the merger agreement.

         Reasons for Continued Recommendation as of August 29, 2002.

         After careful consideration by the NCS independent committee and the NCS board of directors, including a thorough review of the Omnicare tender offer with NCS' outside legal and financial advisors, the NCS independent committee and, based in part upon the recommendation of the NCS independent committee, the NCS board of directors have determined to recommend that the NCS stockholders reject the Omnicare tender offer, not tender their Class A common stock or Class B common stock in the Omnicare tender offer and continue to recommend that NCS stockholders vote for the adoption of the merger agreement. As described in greater detail below, the NCS independent committee and the NCS board of directors believe that the Omnicare tender offer is highly conditional, illusory including because many of the conditions to the Omnicare tender offer are not capable of being satisfied as a result of terms of the merger agreement and the voting agreements. More significantly, the NCS independent committee and the NCS board of directors, for all of the considerations and reasons identified in "Considerations of the NCS Independent Committee and NCS Board of Directors in Determining to Approve the Merger on July 28, 2002," believe that there is a much higher certainty of consummating the Genesis merger (which provides a full and complete recovery to NCS' creditors and provides significant value to NCS stockholders), thereby increasing the likelihood that value will be delivered to NCS stakeholders.

         In reaching their respective determinations to recommend that stockholders reject the Omnicare tender offer and to continue to recommend that NCS stockholders approve and adopt the merger, the NCS independent committee and the NCS board of directors each considered numerous factors, including but not limited to the following:

         o The Omnicare tender offer is subject to numerous conditions, including, among others, the requirement that: (i) at least a majority of the total voting power of all outstanding NCS securities be validly tendered in the Omnicare tender offer and not withdrawn; (ii) the Genesis merger agreement be terminated;
              (iii) the voting agreements with Jon H. Outcalt and Kevin B. Shaw be terminated; (iv) NCS stockholders not approve and adopt the Genesis merger agreement; (v) NCS not have entered into or effectuated any agreement or transaction with any person or entity having the effect of impairing Omnicare's ability to acquire NCS or otherwise diminishing the expected economic value to Omnicare of the acquisition of NCS; and (vi) the termination fee provision in the Genesis merger agreement be invalidated or the obligation to pay any amounts under the provision be terminated, without payment of any fee. In addition to the various conditions described above, Omnicare's August 8, 2002 letter further conditioned Omnicare's proposal on the satisfactory completion of Omnicare's due diligence investigation of NCS, a condition absent from Omnicare's tender offer materials distributed to NCS stockholders.

         o Given the contractual arrangements between Genesis and NCS and the voting agreements entered into by Messrs. Outcalt and Shaw, it is not possible to satisfy the many conditions to the Omnicare tender offer.

         o Since many of the numerous conditions to the Omnicare tender offer are incapable of being satisfied, or are left to Omnicare's sole discretion, the NCS independent committee and the NCS board of directors believe that the Omnicare tender offer is illusory because even if NCS stockholders were to tender their shares in the Omnicare tender offer, the Omnicare tender offer cannot be consummated by Omnicare without the waiver of a number of significant conditions which the NCS independent committee and the NCS board of directors believe Omnicare would not be willing to waive. In light of the manner in which Omnicare has timed and structured its tender offer, the NCS independent committee and the NCS board of directors further believe, as explained more fully above, the Omnicare tender offer appears to be predatory in nature and may primarily be intended to cause disruption to the pending merger with Genesis (one of Omnicare's significant competitors), thereby jeopardizing a transaction that will provide for a full and complete recovery for NCS' debt holders, in addition to providing substantial value to NCS stockholders.

         o All of the conditions to the Omnicare tender offer, including the due diligence condition referenced in Omnicare's August 8, 2002 letter and the no impairment condition contained in the Omnicare tender offer, are drafted to provide Omnicare with extremely broad latitude in determining, in its sole discretion, whether or not to consummate the Omnicare tender offer.

         o Even assuming the numerous conditions to the Omnicare tender offer could be satisfied or waived, in view of the course of dealing between NCS and Omnicare over the months preceding the Omnicare tender offer, as more fully explained above, the NCS independent committee and the NCS board of directors believe that there is significant uncertainty as to whether the Omnicare tender offer would be consummated on the terms proposed or at all, thereby making the Omnicare tender offer illusory, because any number of facts or circumstances identified by Omnicare in the course of its due diligence investigation, pursuant to the condition relating to the expected economic value to Omnicare of the acquisition of NCS, or otherwise, may be used as a basis for refusing to consummate the Omnicare tender offer or reducing the value to be delivered to NCS stakeholders.

         o In addition to providing a full and complete recovery to NCS' debt holders, the Genesis merger provides significant value to the NCS stockholders. The Omnicare tender offer, by contrast, does not contain a binding commitment from Omnicare to provide a full and complete recovery to the creditors of NCS. The Omnicare tender offer materials only indicate that Omnicare "currently intends" to discharge NCS' senior credit facility and redeem the NCS notes. Because of the certainty of recovery afforded to NCS debt holders by the Genesis merger, and in light of the fiduciary duties owed to creditors by the NCS independent committee and the NCS board of directors, the NCS independent committee and the NCS board of directors continue to believe that the Genesis merger represents a better alternative for NCS stakeholders.

         o The Genesis merger offers NCS stockholders the opportunity to participate in the potential long-term appreciation in the value of the combined companies, while no similar opportunity is afforded by the Omnicare tender offer.

         The NCS board of directors and the NCS independent committee considered the absence of other strategic alternatives, the difficulty of raising substantial additional capital in a period of declining private investment in its business sector taking into account NCS' distressed financial condition, its default on existing indebtedness, and general economic and market conditions. After full consideration of the availability, feasibility and desirability of these alternatives, including the Omnicare tender offer, when compared to the opportunities presented by the merger with Genesis, the NCS board of directors and the NCS independent committee concluded that the merger was in the best interests of NCS and its stakeholders and jeopardizing the Genesis merger was not in the best interests of NCS and its stakeholders in light of the significant risk that neither the Omnicare indication of interest nor the Omnicare tender offer would materialize into an acceptable transaction.

         The foregoing discussion of the information and factors considered by the NCS board of directors and the NCS independent committee is not intended to be exhaustive but is believed to include all material factors considered by the NCS board of directors and the NCS independent committee. In view of the complexity and wide variety of information and factors, both positive and negative, considered by the NCS board of directors and the NCS independent committee, they did not find it practical to quantify, rank or otherwise assign relative or specific weights to the factors considered. In addition, the NCS board of directors and NCS independent committee did not reach any specific conclusion with respect to each of the factors considered, or any aspect of any particular factor, but, rather, conducted an overall analysis of the factors described above, including discussions with NCS' management and legal and financial advisors. In considering the factors described above, individual members of the NCS board of directors and the NCS independent committee may have given different weight to different factors. The NCS board of directors and the NCS independent committee considered all these factors as a whole and believes that the merger is fair to, and in the best interests of, NCS and its stakeholders and recommends that the stockholders of NCS approve the merger and the merger agreement.

Opinion of NCS' Financial Advisor

         Candlewood Partners, LLC acted as financial advisor to NCS and the independent committee of the NCS board of directors in connection with the merger, and delivered its written opinion to the independent committee and the NCS board of directors on Sunday, July 28, 2002, to the effect that, as of July 28, 2002, and based on and subject to the assumptions, limitations, qualifications and other matters set forth in the opinion, the merger exchange ratio of 0.1 to be received in the merger by the holders of NCS common stock, taken together, was fair, from a financial point of view, to such stockholders.

         The summary of the Candlewood opinion set forth in this proxy statement/prospectus is qualified in its entirety by reference to the full text of the opinion attached as Annex C to this proxy statement/prospectus. Stockholders should read the opinion in its entirety for a discussion of the assumptions made, matters considered and limitations of the review undertaken by Candlewood in rendering its opinion.

         No limitations were imposed by NCS on the scope of Candlewood's investigation or the procedures to be followed by Candlewood in rendering its opinion. Candlewood was not requested to and did not make any recommendation to the NCS board of directors as to the form or amount of the consideration to be received by NCS stockholders, which was determined through arm's length negotiations between NCS and Genesis. In arriving at its opinion, Candlewood ascribed a range of values to NCS using the financial and comparative analyses described below to determine the fairness, from a financial point of view, of the exchange ratio to be received by the holders of NCS common stock, taken together. The Candlewood opinion is for the use and benefit of the NCS independent committee and the NCS board of directors and was rendered to them in connection with their consideration of the merger. Candlewood was not requested to opine as to, and its opinion does not address, the underlying business decision of NCS to proceed with or effect the merger. The Candlewood opinion was not intended to be and does not constitute an opinion or recommendation to any stockholder of NCS with respect to how any stockholder should vote with respect to the merger or any other matter.

         In connection with the preparation and delivery of its opinion to the NCS board of directors, Candlewood performed several financial and comparative analyses, as described below. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial and comparative analysis and the application of those methods to the particular circumstances; therefore, such an opinion is not readily susceptible to summary description. Furthermore, in arriving at its opinion, Candlewood made qualitative judgments as to the significance and relevance of each analysis and factor. Candlewood therefore believes that its analyses must be considered as a whole and that considering any portion of such analyses and factors, without considering all analyses and factors, could create a misleading or incomplete view of the process underlying its opinion. As a result, the ranges of valuations resulting from any particular analysis or combination of analyses described below were merely utilized to create points of reference for analytical purposes and should not be taken as the view of Candlewood as to the actual value of NCS or Genesis. In its analyses, Candlewood made assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of NCS and Genesis. Any estimates or projections in these analyses are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than as set forth in these analyses. In addition, analyses relating to the value of a business do not purport to be appraisals or to reflect the prices at which businesses actually may be sold.

         In arriving at its opinion, Candlewood reviewed and analyzed:

         o    the merger agreement and specific terms of the merger;

         o    certain related documents;

         o the Plan of Reorganization and Disclosure Statement of Genesis dated July 6, 2001;

         o certain audited historical financial statements of NCS for the four years ended June 30, 2001;

         o certain unaudited historical financial statements of Genesis for the three months ended June 30, 2002;

         o the unaudited financial statements of NCS for the three-month periods ended December 31, 2001 and March 31, 2002;

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

         o certain internal business, operating and financial information and forecasts of NCS, referred to as "forecasts," prepared and provided to Candlewood by the senior management of NCS;

         o information regarding publicly available financial terms of certain other business combinations deemed relevant by Candlewood;

         o the financial position and operating results of NCS and Genesis compared with those of certain other publicly traded companies deemed relevant by Candlewood;

         o current historical and market prices and trading volumes of the common stock of Genesis; and

         o other publicly available information regarding Genesis that Candlewood believed relevant to its opinion.

         In addition, Candlewood had discussions with the management of NCS and Genesis concerning their respective businesses, operations, assets, financial condition and prospects, and undertook such other analyses and investigations that it deemed appropriate.

         In arriving at its opinion, Candlewood assumed and relied upon the accuracy and completeness of the financial and other information used by it, without assuming any responsibility for the independent verification of such information, and further relied upon the assurances of the respective members of management of NCS and Genesis that they were not aware of any facts or circumstances that would make such information inaccurate or misleading. With respect to the forecasts provided by NCS, upon advice of NCS, Candlewood assumed that such forecasts were reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of NCS as to the future financial performance of NCS, and Candlewood reviewed such forecasts in performing its analysis. Candlewood expressed no views as to such forecasts or the assumptions on which they were based. Candlewood was not provided with, and did not have access to, financial forecasts of Genesis prepared by the management of Genesis. In arriving at its opinion, Candlewood did not conduct a physical inspection of the properties and facilities of NCS or Genesis and did not make or obtain any evaluations or appraisals of the assets or liabilities of NCS or Genesis. Candlewood assumed that the merger will qualify as a tax-free reorganization within the meaning of Section 368 of the Internal Revenue Code and, therefore, will be tax free to the holders of NCS common stock. Candlewood further assumed that:

         o the representations and warranties of each party contained in the merger agreement and the other agreements executed in connection with the merger agreement are true and correct;

         o each party will perform all of the covenants and agreements required to be performed by it under the merger agreement;

         o all conditions to the completion of the merger will be satisfied without amendment or waiver;

         o the merger and other transactions contemplated by the merger agreement will be completed as described in the merger agreement; and

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

         o all material governmental, regulatory or other consents and approvals necessary for the completion of the merger will be obtained without any adverse effect on NCS or Genesis or on the contemplated benefits of the merger.

         Candlewood's opinion necessarily is based upon market, economic and other conditions as they existed on, and could be evaluated as of, the date of the opinion and the information made available to it as of that date. Subsequent developments may affect its opinion, and Candlewood does not have any obligation to update, revise, or reaffirm its decision.

         Candlewood expressed no opinion as to the prices at which shares of Genesis common stock may trade prior to or following the completion of the merger and this opinion should not be viewed as providing any assurance that the market value of the Genesis common stock to be held by stockholders of NCS after the merger will be in excess of the market value of the shares of NCS owned by such stockholders at any time prior to the announcement or completion of the merger.

         The following is a summary of the material financial and comparative analyses performed by Candlewood and presented to the independent committee and the NCS board of directors.

Relative Valuation Derived From Public Comparables Analysis

         Using publicly available information including estimates in published third-party research reports, Candlewood reviewed and compared particular financial statistics of NCS with corresponding financial statistics for selected companies in the healthcare services industry. Candlewood examined, among other things, enterprise value as a multiple of revenue, as a multiple of earnings before interest and taxes and as a multiple of earnings before interest, taxes, depreciation and amortization, referred to as "EBITDA", of the comparable companies. Enterprise value is the market valuation of a company's common stock plus the amount of its outstanding debt less the amount of cash it has on hand. Three categories of comparable companies were analyzed: strategic competitors, reimbursement constrained healthcare companies, and healthcare distribution companies. The strategic competitors were Omnicare, Genesis and AmerisourceBergen, the parent of Pharmerica. Omnicare was the only strategic competitor principally engaged in the same business as NCS. Omnicare's enterprise value was an 8.6 multiple of its EBITDA. AmerisourceBergen, whose institutional pharmacy business, Pharmerica, represents less than 10% of its reported revenue, had an enterprise value representing a 14.5 multiple of its EBITDA. Genesis, whose institutional pharmacy business, NeighborCare, represents approximately 45% of its reported revenue, emerged from Chapter 11 in October 2001 and did not have 12 months of operations post restructuring and, therefore, was not included in the strategic competitor analysis. The mean EBITDA multiple for the strategic competitors was 11.5. The reimbursement constrained healthcare companies that were analyzed were American Home Patient, Apria Healthcare Group, D&K Healthcare Resources, Da Vita, Fresenius Medical Care, Lincare Holdings, Renal Care Group and Syncor International. The healthcare distribution companies that were analyzed were Henry Schein, Priority Healthcare and PSS World Medical. The following chart summarizes the range of mean EBITDA multiples derived from this analysis.

                                                  Mean Enterprise Value Multiple
Business                                          of EBITDA
--------                                          ------------------------------
Strategic Competitors                             11.5x
Reimbursement Constrained Healthcare Companies    7.8x
Healthcare Distribution Companies                 13.0x

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

Candlewood used the derived EBITDA multiples of the applicable comparable companies to calculate an implied enterprise value of NCS, ranging from $156.4 million to $727.4 million.

         The implied enterprise values from these analyses in turn implied exchange ratios ranging from 0 to 1.1212. The implied exchange ratio of zero reflects the lowest mathematically possible exchange ratio and indicates that, at the low end of the range of implied enterprise values derived from Candlewood's analysis, the equity holdings of NCS would have no value.

         Because of the inherent differences between the businesses, operations, financial conditions and prospects of NCS and those of the comparable companies, Candlewood believed that it was inappropriate to, and therefore did not, rely solely on the quantitative results of the public comparable analysis and, accordingly, made qualitative judgments concerning differences between the characteristics of NCS and those of the comparable companies. In particular, Candlewood considered the size and desirability of the markets of operation, the annual revenue, the impact and potential future impact of the healthcare regulatory environment and current levels and historical rates of growth of NCS and those of the comparable companies.

Relative Valuation Based on Precedent Transactions

         As part of its analysis, Candlewood reviewed publicly available information regarding the terms and financial characteristics in a number of transactions involving healthcare services companies since 2000 in order to derive a relative value of NCS based on the multiples paid in these transactions. The acquired companies were Apex Therapeutic Care, American Pharmaceutical Services, Specialty Pharmaceutical Services and Interwest Home Medical.

         Candlewood reviewed the prices paid and calculated the enterprise value as a multiple of EBITDA of each transaction and derived a range of EBITDA multiples from 8.25 to 9.81. From this analysis, Candlewood derived implied enterprise values of NCS ranging from $322.7 million to $383.7 million. The implied enterprise values from these analyses in turn implied exchange ratios ranging from 0.0545 to 0.2153.

         Because the reasons for and the circumstances surrounding each of the transactions analyzed were specific to each transaction and because of the inherent differences between the businesses, operations and prospects of the acquired companies included in the selected transactions, Candlewood believed that it was inappropriate to, and therefore did not, rely solely on the quantitative results of the precedent transactions analysis and, accordingly, made qualitative judgments concerning differences between the characteristics of these transactions and the merger that would affect the acquisition values of NCS and such acquired companies. In particular, Candlewood considered the size and desirability of the markets of operation, the annual revenue, the impact and potential future impact of the healthcare regulatory environment, the strategic fit of the acquired company, the form of consideration offered and the tax characteristics of the transaction.

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

Discounted Cash Flow Analysis

         Candlewood performed a discounted cash flow analysis of NCS for the period commencing on July 1, 2002 and ending on June 30, 2007, using the forecasts obtained from the senior management of NCS.

         A discounted cash flow analysis is one method used to value businesses and involves an analysis of the present value of projected cash flows of a business for a specified number of years into the future and the present value of the projected value of the business at the end of that period of years, which is commonly referred to as terminal value.

         The discounted cash flow analysis value of NCS was estimated using a weighted average cost of capital discount rate of 11.15%, an assumed long-term growth rate of 3.3% and a terminal multiple of forecasted free cash flow of 8.93 for NCS' fiscal year ending June 30, 2007. From this analysis, Candlewood derived an implied enterprise value of NCS of $268 million.

         Utilizing this analysis, Candlewood derived an implied exchange ratio of zero. The implied exchange ratio of zero reflects the lowest mathematically possible exchange ratio and indicates that, at the low end of the implied enterprise value derived from Candlewood's analysis, the equity holdings of NCS would have no value.

Bond Restructuring Analysis

         As of the date of Candlewood's opinion, the NCS notes were in default and the maturity of the NCS notes had been accelerated. Since a distressed financial condition can have a material and negative effect on the management, employees, suppliers, customers and future operations of a business, Candlewood analyzed completed bond exchange offer transactions of defaulted issues to determine the subject issuing companies' valuations at the time that the exchange offer was completed. Comparable bond exchange offers include transactions in which there is less than par recovery for the bondholders. The companies whose exchange offers were analyzed were Pentacon, Leiner Health Products, Anchor Glass Container, Chiquita Brands International, ZiLOG and Assisted Living Concepts.

         Candlewood used the derived EBITDA multiples of the applicable companies to calculate an implied enterprise value of NCS, ranging from $169.3 million to $486.5 million.

         The implied enterprise values from these analyses in turn implied exchange ratios ranging from 0 to 0.4863. The implied exchange ratio of zero reflects the lowest mathematically possible exchange ratio and indicates that, at the low end of the range of implied enterprise values derived from Candlewood's analysis, the equity holdings of NCS would have no value.

         Because the reasons for and the circumstances surrounding each of the transactions analyzed were specific to each transaction and because of the inherent differences in both the issues to be restructured and the businesses, operations and prospects of the companies included in the selected transactions, Candlewood believed that it was inappropriate to, and therefore did not, rely solely on the quantitative results of the bond restructuring transactions analysis and, accordingly, made qualitative judgments concerning differences between the characteristics of these transactions and the merger that would affect the value of NCS. In particular, Candlewood considered the nature of the restructuring, the form of the exchange consideration, the enterprise value and the annual revenue of the companies completing the exchange transactions.

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

Chapter 11 Reorganizations

         As of the date of Candlewood's opinion, NCS's $206 million senior credit facility, under which NCS had been in default, had matured, the NCS notes were in default and the maturity of the NCS notes had been accelerated and its principal trade obligation was past due and unable to be paid within its contractual terms, resulting in NCS' material financial distress. Since a distressed financial condition can have a material and negative effect on the management, employees, suppliers, customers and future operations of a business, and given Candlewood's assessment, based on NCS' material financial distress, of the potential for NCS to undergo a bankruptcy or similar reorganization proceeding, Candlewood reviewed confirmed plans of reorganization under Chapter 11 of the United States Bankruptcy Code and analyzed the valuations of the subject companies at the consummation of such reorganizations. The companies analyzed were Genesis, Kindred Healthcare and Sun Healthcare Group.

         Because the reasons for and the circumstances surrounding each of the reorganizations analyzed were specific to each situation and because of the inherent differences in the businesses, operations and prospects of the companies included in the selected reorganizations, Candlewood believed that it was inappropriate to, and therefore did not, rely solely on the quantitative results of the Chapter 11 reorganization analysis and, accordingly, made qualitative judgments concerning differences between the characteristics of these reorganizations and the merger that would affect the value of NCS. In particular, Candlewood considered the nature of the reorganization, the components of the reorganized capital structure, the enterprise value and the annual revenue of the companies completing the reorganizations.

         Candlewood used the derived EBITDA multiples of the applicable reorganizations to calculate implied enterprise values of NCS, ranging from $246.4 million to $328.5 million.

         The implied enterprise values from these analyses in turn implied exchange ratios ranging from 0 to 0.07. The implied exchange ratio of zero reflects the lowest mathematically possible exchange ratio and indicates that, at the low end of the range of implied enterprise values derived from Candlewood's analysis, the equity holdings of NCS would have no value.

General

         Candlewood is an investment banking firm and, as part of its investment banking activities, is regularly engaged in the evaluation of businesses and other securities in connection with mergers and acquisitions, competitive bids, private placements and valuations for corporate and other purposes. The independent committee and the NCS board of directors selected Candlewood because of its expertise, reputation and familiarity with NCS in particular and corporate valuations and restructurings in general. A founder and Managing Director of Candlewood was previously the senior investment banker assigned to the NCS engagement for Brown Gibbons. After leaving Brown Gibbons, he continued to provide financial advisory services to NCS as a consultant to Brown Gibbons.

         As compensation for its services as financial advisor in connection with the merger, including rendering its opinion, NCS has agreed to pay Candlewood a fixed fee. Under the terms of an engagement letter between Candlewood and NCS, NCS has agreed to pay Candlewood a fee of $567,625 for its financial advisory services in connection with the merger, a portion of which was payable upon the execution of the engagement letter, and another portion of which was payable upon the rendering of Candlewood's opinion and the remainder of which is contingent upon the completion of a transaction. In addition, NCS has agreed to pay Candlewood a monthly retainer, reimburse Candlewood for reasonable out-of-pocket expenses incurred in connection with the merger, including attorney's fees, and to indemnify Candlewood for certain liabilities that may arise out of its engagement by NCS and the rendering of its opinion, including certain liabilities under the federal securities laws.

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

         Candlewood is acting as co-financial advisor to NCS and the NCS independent committee in connection with the merger. Candlewood has not performed investment banking services for NCS in the past. However, certain principals of Candlewood have previously provided financial advisory services for NCS as described above.

Genesis' Reasons for the Merger

         Genesis' primary business strategy is to expand the service-related component of its business both within its existing markets and in new markets and to enhance its presence as a national healthcare services company. Based upon a number of factors, including the complimentary nature of the markets serviced and products offered by Genesis and NCS and economies of scale and cost-saving opportunities made possible by the merger, Genesis believes the merger should further this strategy. In addition, Genesis believes that, as a result of the acquisition and integration of NCS, Genesis will have greater prospects for growth and the merger will produce greater value for Genesis shareholders, including NCS stockholders who will become Genesis shareholders as a result of the merger.

Material Federal Income Tax Consequences

         The following discussion summarizes the material U.S. federal income tax consequences of the merger to U.S. holders of NCS Class A common stock and/or NCS Class B common stock. This discussion is for general information only and is based on the law in effect as of the date of this proxy statement/prospectus, including the Internal Revenue Code, existing and proposed U.S. Treasury regulations promulgated thereunder, rulings, administrative pronouncements and judicial decisions, all of which are subject to change (possibly with retroactive effect).

         As used herein, the term "U.S. holder" means:

         o    a citizen or resident of the United States;

         o a corporation (or an entity taxable as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States or of any political subdivision thereof;

         o an estate the income of which is subject to federal income taxation regardless of its source; or

         o a trust if a U.S. court is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust.

         This discussion does not address all of the tax consequences that may be relevant to a U.S. holder in light of his particular circumstances or to holders subject to special U.S. tax rules, including, but not limited to, certain expatriates, dealers in securities or foreign currency, banks, trusts, insurance companies, tax-exempt organizations, persons that hold shares of NCS Class A common stock or NCS Class B common stock as part of a straddle, hedge, constructive sale or conversion transaction, persons that have a functional currency other than the U.S. dollar, investors in pass-through entities, and holders who acquired their shares of NCS Class A common stock or NCS Class B common stock through their exercise of options or otherwise as compensation.

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

         In addition, this discussion is limited to stockholders that hold their NCS Class A common stock or NCS Class B common stock as a capital asset. This discussion also does not address any aspect of state, local or foreign taxation or any federal tax consequences other than federal income tax consequences.

         Accordingly, each holder of NCS Class A common stock or NCS Class B common stock is strongly urged to consult his own tax advisor to determine the particular tax consequences to him of the merger, including the effects of applicable federal, state, local, foreign or other tax laws.

         The merger is intended to qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code. Genesis covenants in the merger agreement that it will use its best efforts to cause the merger to constitute a reorganization under Section 368(a) of the Internal Revenue Code. However, no ruling has been or will be sought from the Internal Revenue Service as to the U.S. federal income tax consequences of the merger. Furthermore, the merger is not conditioned on the receipt of an opinion from counsel to the effect that the merger will qualify as a reorganization and neither NCS nor Genesis has obtained, or intends to obtain, such an opinion. Consequently, there can be no assurance that the merger will qualify as a reorganization for U.S. federal income tax purposes. There also can be no assurance that the Internal Revenue Service will not disagree with, or challenge, any of the conclusions described below.

         Genesis and NCS believe that the merger will qualify as a reorganization for U.S. federal income tax purposes. Assuming that the merger qualifies as a reorganization, the tax consequences of the merger generally will be as follows:

         o no gain or loss will be recognized by NCS as a result of the merger;

         o no gain or loss will be recognized by a U.S. holder of NCS Class A common stock or NCS Class B common stock upon the exchange of shares of NCS Class A common stock or NCS Class B common stock solely for Genesis common stock, except with respect to cash received in lieu of fractional shares of Genesis common stock;

         o the aggregate adjusted tax basis of the Genesis common stock received by a U.S. holder of NCS Class A common stock or NCS Class B common stock pursuant to the merger (including any fractional share interests deemed received) will be the same as the aggregate adjusted tax basis of the NCS Class A common stock or NCS Class B common stock surrendered in the exchange;

         o the holding period of the Genesis common stock received by a U.S. holder of NCS Class A common stock or NCS Class B common stock pursuant to the merger (including any fractional share interests deemed received) will include the holding period of the NCS Class A common stock or NCS Class B common stock surrendered in the exchange;

         o a U.S. holder of NCS Class A common stock or NCS Class B common stock who receives cash in lieu of a fractional share of Genesis common stock pursuant to the merger will recognize gain or loss on the exchange in an amount equal to the difference between the amount of cash received and the basis of the Genesis common stock allocable to the fractional share. The gain or loss generally will constitute capital gain or loss. The deductibility of capital losses is subject to limitations for both individuals and corporations; and

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

         o a U.S. holder of NCS Class A common stock or NCS Class B common stock that exercises appraisal rights generally will recognize gain or loss on the exchange of his NCS common shares for cash in an amount equal to the difference between (i) the cash received (other than amounts, if any, which are or are deemed to be interest for U.S. federal income tax purposes, which amounts will be taxed as ordinary income) and (ii) his aggregate tax basis in the NCS common shares. Such gain or loss generally will be capital gain or loss and generally will be long-term capital gain or loss with respect to NCS shares held for more than 12 months at the completion of the merger. A dissenting stockholder may be required to recognize any gain or loss in the year the merger closes, irrespective of whether the dissenting stockholder actually receives payment for his or her shares in that year.

         The information provided in this section of the proxy statement/prospectus assumes that the merger will be completed in the manner described in this proxy statement/prospectus, and that all closing conditions in the merger agreement will be satisfied without waiver, and assumes that certain factual representations made by Genesis and NCS will be true as of the closing date of the merger. Any change in such assumptions could affect the qualification of the merger as a reorganization for U.S. federal income tax purposes and the consequences described in this section.

Backup Withholding

         Under the Internal Revenue Code, non-corporate NCS stockholders who receive cash in lieu of fractional shares or upon the exercise of dissenters' rights, may be subject, under certain circumstances, to backup withholding at the rates provided for in the Internal Revenue Code with respect to such cash unless such stockholders provide proof of an applicable exemption or a correct taxpayer identification number, and otherwise comply with applicable requirements of the backup withholding rules. Amounts withheld under the backup withholding rules are not additional taxes and may be refunded or credited against such stockholder's U.S. federal income tax liability, provided that the required information is furnished to the Internal Revenue Service.

Consequences to NCS Net Operating Losses

         The merger will cause NCS to experience an ownership change within the meaning of Section 382 of the Internal Revenue Code. As a result of the ownership change, the ability of NCS to utilize its "pre-change" tax losses and deductions (losses and deductions occurring prior to the date of the merger) to offset its "post-change" income and gains (income and gains occurring after the merger) will generally be limited to an annual limitation (the unused portion of which may be carried forward to subsequent years) equal to the value of its stock immediately prior to the merger multiplied by the then applicable long-term tax-exempt rate applicable to ownership changes.

Accounting Treatment

         In accordance with recently issued Statement of Financial Accounting Standards No. 141, "Business Combinations," and Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets," Genesis will account for the merger under the purchase method of accounting for a business combination. Consequently, the assets and liabilities of NCS, including all intangible assets, will be recorded at their respective fair values. Intangible assets will be amortized over their estimated useful lives with the exception of goodwill and identifiable intangible assets with indefinite lives. The financial position, results of operations and cash flows of NCS will be consolidated with Genesis' financial statements prospectively as of the completion of the merger.

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

Regulatory Approvals

         Under some circumstances, the merger may be reportable under the HSR Act and the rules promulgated under it by the U.S. Federal Trade Commission, referred to as the "FTC," and Genesis and NCS may be required to comply with certain regulatory requirements imposed by U.S. regulatory authorities before the merger is completed. In particular, Genesis and NCS may be required to give notification under the HSR Act to the FTC and the Antitrust Division of the U.S. Department of Justice, referred to as the "Antitrust Division." If such a notification is required to be made, Genesis and NCS may not close the merger until the initial thirty-day waiting period following such notification expires or is terminated. If, before the end of that initial thirty-day waiting period, the FTC or the Antitrust Division makes a request for additional information and documentary material, the statutory waiting period would be extended until thirty days after Genesis and NCS substantially comply with the request, unless the waiting period is terminated earlier or extended with the consent of Genesis and NCS.

         At any time before or after the completion of the merger, however, the FTC, the Antitrust Division, any state or others could take action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the completion of the merger, to rescind the merger or to divest all or part of the shares or assets of Genesis or NCS, or seeking to subject Genesis and/or NCS to operating conditions, before or after the merger is completed. Private parties or state attorneys general also may seek to take legal action under the antitrust laws under certain circumstances. A challenge to the merger on antitrust grounds may be made, and, if such a challenge is made, it is possible that Genesis and NCS will not prevail.

         Genesis and NCS have agreed that, if such notifications are required under the HSR Act, they will each use their reasonable best efforts to obtain these consents and approvals. If notifications are necessary, then the applicable waiting period under the HSR Act must expire or be terminated prior to completing the merger. Under the merger agreement, at Genesis' request and only with Genesis' written permission, NCS has agreed to hold separate or divest any assets or businesses, so long as such actions are conditioned on the merger closing. Genesis is not required to hold separate or divest any Genesis assets or businesses, nor is Genesis required to consent or agree to the holding separate or divestiture of any NCS assets or businesses.

         Genesis and NCS may be required, in connection with the merger, to give notifications to and/or receive approvals from: the U.S. Food and Drug Administration; the U.S. Drug Enforcement Administration; state agencies regulating conduct related to controlled substances; state and federal health care programs, including the Medicaid and Medicare Programs; state Boards of Pharmacy; the National Association of Boards of Pharmacies; and the National Council on Prescription Drug Programs. Genesis and NCS do not expect that the process of obtaining the required approvals and of providing the required notifications will prevent the completion of the merger. However, there can be no assurance that all required approvals will be obtained or that the process of obtaining such approvals and providing such notifications will not result in an inquiry or investigation that may prevent or materially delay the completion of the merger.

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

Nasdaq Listing

         Genesis will cause the shares of Genesis common stock to be issued in connection with the merger to be listed on the Nasdaq National Market.

Resale of the Genesis Common Stock Issued in the Merger

         Shares of Genesis common stock received by NCS stockholders in the merger generally will be freely transferable, except that:

         o shares of Genesis common stock received by persons who are deemed to be affiliates of NCS under the Securities Act at the time of the special meeting may be resold by them only in transactions permitted by Rule 145 under the Securities Act or as otherwise permitted under the Securities Act. Persons who may be deemed to be affiliates of NCS for these purposes generally include individuals or entities that control, are controlled by or are under common control with, NCS, and include NCS' directors and executive officers. The merger agreement requires NCS to use all reasonable efforts to cause each of its affiliates to deliver to Genesis not less than 30 days prior to the date of the NCS special meeting a signed agreement to the effect that the affiliate will not offer to sell, sell, transfer or otherwise dispose of any Genesis shares issued to the affiliate in the merger in violation of the Securities Act or the related SEC rules; and

         o the stockholders who have entered into the voting agreements with Genesis and NCS are subject to resale restrictions on their NCS shares prior to the completion of the merger, as described under "Voting Agreements."

Interests of Certain Persons in the Merger

         Some members of NCS' management and of the NCS board of directors have interests in the merger that are different from or in addition to the interests of the other NCS stockholders. The NCS independent committee and the NCS board of directors considered these interests, among other matters, in approving of the merger.

Jon H. Outcalt Agreement

         Shortly after the execution of the merger agreement, NCS, Genesis and Mr. Outcalt entered into a binding term sheet agreement, dated as of July 28, 2002, pursuant to which, among other things, (i) in satisfaction of NCS' obligation to make certain salary continuation payments to Mr. Outcalt under the salary continuation agreement, dated September 29, 2000, by and between NCS and Mr. Outcalt, as amended, Genesis has agreed to make, or cause NCS to make, two payments to Mr. Outcalt, each equal to his current base salary of $200,000, with the first payment to be made on the closing date of the merger and the second payment to be made on the first anniversary of the closing date of the merger;
(ii) Mr. Outcalt will continue to receive all benefits and perquisites that he currently receives until the closing date of the merger; (iii) in satisfaction of a pre-existing agreement between NCS and Mr. Outcalt, reflected in the minutes of the NCS board of directors, dated November 29, 2000, on the closing date of the merger, Genesis has agreed to pay, or cause NCS to pay, to Mr. Outcalt a success fee of $200,000 for completing the restructuring plan of NCS;
(iv) Genesis has agreed to retain Mr. Outcalt as a non-employee consultant for a guaranteed four-year term beginning on the closing date of the merger for a fee of $175,000 per year; (v) Genesis has agreed to reimburse Mr. Outcalt during the consulting period for certain customary benefits and perquisites, including, but not limited to, health insurance and life insurance; (vi) Genesis has agreed that, at the direction of Mr. Outcalt, it will make certain charitable contributions on behalf of Mr. Outcalt in the aggregate amount of up to $100,000 per year, rather than pay such amounts to Outcalt in the form of consulting fees; (vii) Genesis has agreed to seriously consider Mr. Outcalt to fill the next available seat on the board of directors of Genesis and to convey "Founder" status on Mr. Outcalt as of the closing date of the merger; and (viii) Genesis has agreed to pay all attorney fees incurred by Mr. Outcalt in connection with the negotiation of the merger agreement, which were estimated to be approximately $35,000. Genesis sometimes confers "Founder" status to individuals who manage a business that Genesis acquires. Individuals with "Founder" status are paid a salary by Genesis and are involved in preserving the value of the acquired business, as well as assisting Genesis with other matters on an as-needed basis. Individuals with "Founders" status, however, generally are not involved in the day-to-day management of Genesis and are not executive officers of Genesis.

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Executive Officer Salary Continuation Agreements

         In 1999 and 2000, prior to entering into discussions with Genesis regarding the merger, NCS entered into salary continuation agreements with Kevin
B. Shaw, Jon H. Outcalt, William B. Byrum, Gerald D. Stethem, Michael J. Mascali, John P. DiMaggio, Thomas Bryant Mangum, Bradley Pinkerton, Natalie R. Wenger and Mary Beth Levine, which were amended in 2001. These agreements generally provide for continuation of salary for a period of 12, 18 or 24 months following a "change of control," as defined in the agreements, if the executive officer is terminated for any reason other than death, disability or for cause prior to the earlier of the date that is 12 months following a change of control or the first day of the month following the executive officer's 65th birthday. The executive officer would also be entitled to receive this payment if, following a change of control, the executive officer terminates his employment with NCS or its successor for good reason. Good reason, as defined in the agreements, includes, among other things, a reduction or diminution of base salary or other compensation or benefits, the relocation of NCS' principal executive offices outside the Cleveland, Ohio metropolitan area, and the requirement by NCS that the executive officer be based anywhere other than NCS' principal executive offices or the executive officer's then current office. In the case of Messrs. Outcalt, Shaw, Byrum, and Stethem, termination for good reason also includes the naming of an individual other than Mr. Outcalt, Mr. Shaw or Mr. Byrum (and in the case of Mr. Stethem's agreement, Mr. Stethem) as chief executive officer of NCS, whether such action is taken by the NCS board of directors or by any lender or creditor of NCS. If these agreements are triggered, the executive will receive during the 12, 18 or 24 month period referred to above, base salary at an annual rate equal to the greater of the highest monthly base salary paid by NCS to the executive during the 12 months immediately preceding the change of control or the highest monthly salary paid or payable by NCS at any time from the 90-day period preceding the change of control through the date of termination of employment. In addition to salary continuation, if the agreement is triggered, the executive is entitled to health insurance, life insurance and retirement benefits for the respective period of salary continuation or such longer period as any plan or policy may provide.

Severance Benefit Plan

         NCS' Severance Benefit Plan provides severance benefits, in addition to any salary continuation payments, to Messrs. Shaw, Outcalt, Byrum, Stethem, Mascali, DiMaggio, Mangum, Pinkerton, Ms. Wenger and Ms. Levine if their employment is terminated as a result of corporate organizational restructuring. The severance benefit plan provides that an employee who is terminated as a result of corporate organizational restructuring will receive one week base salary for each consecutive full year of service, with a minimum severance benefit of two weeks and a maximum of ten weeks.

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

William B. Byrum Employment Agreement

         In addition to NCS' salary continuation agreement with Mr. Byrum, Mr. Byrum, the chief operating officer of NCS, entered into an employment agreement with NCS, dated July 1, 2001, which provides that if at any time during the term of the agreement, Messrs. Outcalt and Shaw cease to own or control, in the aggregate, at least 50% of the voting power of NCS, the scope of the chief operating officer's responsibilities are materially changed, or Mr. Byrum's employment with NCS is terminated by NCS for any reason other than disability, good cause (as defined in the employment agreement) or death, Mr. Byrum is entitled to receive, as a severance benefit, his annual base salary and benefits for a period equal to the longer of 18 months or the number of months remaining in the term of the employment agreement. However, the salary continuation agreement between Mr. Byrum and NCS is incorporated into the employment agreement by reference, and, in the event payments are made under the salary continuation agreement, no severance payments are to be made under the employment agreement.

Stock Options

         At the time the merger is completed, each outstanding NCS option will be converted into an option to purchase Genesis common stock on the same terms as in effect immediately prior to the completion of the merger, taking into account any acceleration of vesting resulting from the completion of the merger pursuant to such pre-existing terms, except that the number of shares of Genesis common shares issuable upon the exercise of the option and the exercise price per share will be adjusted based on the merger exchange ratio. Completion of the merger will accelerate the vesting of options held by NCS' executive officers and directors to purchase an aggregate of 595,006 shares of NCS Class A common stock that were not previously exercisable, held as follows: Mr. Shaw 100,001, Mr. Byrum 105,000, Mr. Outcalt 108,334, Mr. Sells 55,001, Mr. Osborne 30,000,
Mr. Stethem 68,334, Mr. Mascali 45,001, Mr. DiMaggio 50,001, Mr. Mangum 40,001, Mr. Pinkerton 56,667, Ms. Wenger 58,334 and Ms. Levine 33,334. These nine executive officers and directors currently hold options to purchase an aggregate of 752,326 additional shares of NCS common stock, which options are already exercisable. The stock option agreements that document the grant of these stock options provide that the stock option grants will not be effective unless the employee receiving the grant signs a noncompetition agreement with NCS.

Executive Officer Bonuses

         Pursuant to resolutions adopted by the NCS board of directors on November 29, 2000 and September 26, 2001, respectively, each of Messrs. Outcalt and Shaw is entitled to a bonus of $200,000 upon a change of control of NCS, which would include the completion of the merger. These bonuses were granted by the NCS board of directors in lieu of semi-annual retention payments made by NCS to certain other employees. Mr. Byrum's employment agreement provides that he is to receive $50,000 on each of September 30, 2002, December 31, 2002, March 31, 2003 and June 30, 2003, with payment of such amounts accelerated upon a change of control, as defined in his salary continuation agreement.

Reimbursement of Mr. Shaw's Legal Fees

         In connection with the execution of the merger agreement, Genesis has agreed, by way of letter dated July 28, 2002, to reimburse Mr. Shaw for up to $7,000 in attorneys fees incurred by Mr. Shaw in connection with the negotiation of any aspects of the merger.

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Director and Officer Retention and Indemnification Agreements

         NCS has entered into a retention and indemnification agreement, dated June 26, 2002, with each of the directors and officers of NCS. The retention and indemnification agreement provides that NCS will indemnify each director and officer against certain expenses and amounts that may be incurred in connection with any actions or proceedings associated with the individual's position as a director or officer of NCS. The retention and indemnification agreement also provides for funding of a trust by NCS for purposes of satisfying any expenses incurred by the directors and officers, as described in the agreement. The trust has been funded by NCS in the principal amount of $975,000.

         Under the merger agreement, Genesis has agreed to cause NCS to indemnify and hold harmless the present and former officers and directors of NCS in respect of acts or omissions occurring prior to the completion of the merger to the extent provided under NCS' certificate of incorporation or bylaws as in effect as of the date of the merger agreement. In addition, Genesis has agreed to use all reasonable efforts to cause NCS or itself to maintain NCS' fully paid existing directors' or officers' liability insurance and, to the extent the existing policy cannot be maintained, to obtain for a period of six years following the merger, policies of directors' and officers' liability insurance at no cost to the beneficiaries thereof with respect to acts or omissions occurring prior to the merger with substantially the same coverage and containing substantially similar terms and conditions as existing policies. However, neither NCS nor Genesis will be required to pay an aggregate premium for this coverage in excess of 200% of the amount for such current coverage, but in such case shall purchase as much coverage as reasonably practicable for such amount.

         In addition, NCS has entered into indemnification agreements with Messrs. Stethem, DiMaggio, Mascali, and Mangum, dated February 25, 1998, November 23, 1998, December 3, 2001, and June 15, 1998, respectively. These agreements provide for indemnification of the officers by NCS if the officer is involved in a proceeding, as defined in the agreement, by reason of the individual's position as an officer of NCS.

Litigation Relating to the Merger

         Seven shareholder lawsuits (six of which are purported class action lawsuits), referred to as the "stockholder claims," have been filed against NCS and its directors in connection with the merger, and two of those seven lawsuits were also filed against Genesis and Geneva Sub. The stockholder claims include allegations that the directors of NCS breached their fiduciary duties and certain other duties to stockholders by entering into the merger agreement, by not conditioning the closing of the merger upon the approval of the holders of the NCS Class A common stock voting as a separate class and by declining to consider Omnicare proposals to acquire NCS. In addition, Omnicare filed an amended complaint alleging that the voting agreements violate NCS' certificate of incorporation and resulted in an automatic conversion of the Class B common stock subject to the voting agreements into Class A common stock. The stockholder claims seek various relief, including an injunction against completion of the merger, a judgment that would require approval by both the NCS Class A common stock and the NCS Class B common stock, each voting separately as a class, a judgment that would rescind the merger if it is completed prior to a final judgment on the stockholder claims, a declaration that the merger agreement and the voting agreements are null and void, a declaration that the NCS Class B common stock subject to the voting agreement has been converted into NCS Class A common stock and an award of compensatory damages and costs.

         The following lawsuits were each filed with the Court of Chancery in the State of Delaware in and for New Castle County on the dates indicated:

         o Dr. Dorrin Beirch and Robert M. Miles on behalf of themselves and all others similarly situated v. NCS HealthCare, Inc., Jon H. Outcalt, Kevin B. Shaw, Richard L. Osborne, and Boake A. Sells, filed on July 30, 2002.

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

         o Anthony Noble v. NCS HealthCare, Inc., Richard L. Osborne, Jon H. Outcalt, Boake A. Sells, and Kevin B. Shaw, filed on August 1, 2002.

         o Jeffery Treadway v. Jon H. Outcalt, Kevin B. Shaw, Boake A. Sells, Richard L. Osborne, and NCS HealthCare, Inc., filed on August 2, 2002.

         o Tillie Saltzman v. Jon H. Outcalt, Kevin B. Shaw, Boake A. Sells, Richard L. Osborne, and NCS HealthCare, Inc., filed on August 2, 2002.

         o Amended Complaint of Dolphin Limited Partnership I, L.P. et al v. Jon H. Outcalt, Kevin B. Shaw, Boake A. Sells, Richard L. Osborne, Genesis Health Ventures, Inc., Genesis Sub, Inc. and NCS HealthCare, Inc., filed on August 26, 2002 (original complaint filed on August 7, 2002).

         o First Amended Complaint Omnicare, Inc. v. NCS HealthCare, Inc., Jon H. Outcalt, Kevin B. Shaw, Boake A. Sells, Richard L. Osborne, Genesis Health Ventures, Inc. and Genesis Sub, Inc., filed on August 12, 2002 (original complaint filed on August 1, 2002).

         On August 12, 2002, Dolphin Limited Partnership moved to consolidate the Delaware class action suit court actions. This motion has not yet been opposed by any of the parties.

         The following lawsuit was filed with the Court of Common Pleas for Cuyahoga County, Ohio:

         o Michael Petrovic on behalf of himself and all others similarly situated v. NCS HealthCare, Inc., Jon H. Outcalt, Kevin B. Shaw, Richard L. Osborne, and Boake A. Sells, filed on August 1, 2002.

         Genesis and NCS believe that the allegations of the complaints are without merit and intend to contest them vigorously; however, the ultimate outcome of these lawsuits cannot be predicted with certainty. These lawsuits could adversely affect the ability of Genesis and NCS to complete the merger.

         On August 20, 2002, NCS filed a complaint against Omnicare in the United States District Court for the Northern District of Ohio, titled NCS HealthCare, Inc. v. Omnicare, Inc., Case No. 1:02CV1635 (Matia, J.), and, on August 21, 2002, NCS amended the complaint. The complaint, as amended, alleges, among other things, that Omnicare's Tender Offer Statement on Schedule TO, filed on August 8, 2002, in connection with the associated tender offer, contains materially false and misleading disclosures in violation of Section 14(e) of the Exchange Act.

         No court dates have been set for these matters.

Omnicare Tender Offer

         On August 8, 2002, NCS Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Omnicare, Inc., a Delaware corporation, filed a Tender Offer Statement on Schedule TO, whereby NCS Acquisition Corp. offered to purchase all of NCS' outstanding Class A common stock and Class B common stock at a price of $3.50 per share, net to the seller in cash.

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

         On August 20, 2002, after careful consideration, and based in part upon the recommendation of the NCS independent committee, the NCS board of directors filed a Solicitation/Recommendation Statement under Schedule 14(d)(9) recommending that NCS stockholders reject the Omnicare tender offer and not tender their shares. As further explained in the Schedule 14(d)(9), the NCS independent committee and the NCS board of directors believe that the Omnicare tender offer is highly conditional, illusory and that many of the conditions to the offer are not capable of being satisfied as a result of the current contractual arrangements between NCS, certain NCS stockholders and Genesis. Given the tenor and results of Omnicare's previous discussions with NCS, the NCS independent committee and the NCS board of directors believe that there is a much higher certainty of completing the merger with Genesis.

Appraisal Rights of NCS Stockholders

         Holders of NCS Class A common stock and Class B common stock at the close of business on the record date, [ ], 2002, are entitled to appraisal rights under the Delaware General Corporation Law, referred to as "Delaware corporation law," and, accordingly, have the right to demand and receive payment of the fair value of their shares in lieu of receiving the merger consideration, provided that these stockholders comply with the procedural requirements set forth under Delaware corporation law for perfecting this right. Failure to comply with the Delaware appraisal statute could result in the loss of your appraisal rights.

         In order to exercise appraisal rights, an NCS stockholder must demand and perfect the rights in accordance with Section 262 of the Delaware corporation law. The following is a summary of the material provisions of
Section 262 and is qualified in its entirety by reference to Section 262, a complete copy of which is attached as Annex B to this proxy statement/prospectus. You should carefully review Section 262 as well as the information discussed below to determine your appraisal rights.

         In order to perfect your appraisal rights, you must:

         o deliver to NCS a written demand for appraisal of the applicable shares before the vote is taken on the merger agreement at the NCS special meeting (this written demand for appraisal must be in addition to and separate from any proxy or vote against the merger agreement because voting against or abstaining from voting or failing to vote on the adoption of the merger agreement will not constitute a demand for appraisal within the meaning of Section
              262);

         o not vote in favor of, or consent in writing to, the adoption of the merger agreement (failing to vote or abstaining from voting will satisfy this requirement, but a vote in favor of the merger agreement, by proxy or in person, or the return of a signed proxy card that does not specify a vote against the adoption of the merger agreement, will constitute a waiver of your right of appraisal and will nullify any previously filed written demand for appraisal); and

         o continuously hold such shares through the completion of the merger.

         All written demands for appraisal should be addressed to NCS HealthCare, Inc., 3201 Enterprise Parkway, Suite 220, Beachwood, Ohio 44122,
Attention: Secretary. This demand must reasonably inform NCS of the identity of the stockholder and that the stockholder is demanding appraisal of the applicable shares.

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

         Within 10 days after the completion of the merger, the surviving corporation of the merger will give written notice of the completion of the merger to each NCS stockholder that has satisfied the requirements of Section 262 and has not voted for, returned a proxy card that does not specify a vote against, or consented to the proposal to adopt the merger agreement and the transactions contemplated by the merger agreement, which stockholders are referred to as "dissenting stockholders."

         Within 120 days after the completion of the merger, the surviving corporation or any dissenting stockholder may file a petition in the Delaware Court of Chancery demanding a determination of the fair value of the applicable shares that are held by all dissenting stockholders holding shares of such class. Any dissenting stockholders desiring to file this petition should file such petition on a timely basis unless the dissenting stockholder receives notice that a petition has already been filed with respect to such shares by the surviving corporation or another dissenting stockholder.

         If a petition for appraisal is timely filed, the court will determine which stockholders are entitled to appraisal rights. The court will then determine the fair value of the applicable shares held by the dissenting stockholders, exclusive of any element of value arising from the accomplishment or expectation of the merger, but together with a fair rate of interest, if any, to be paid on the amount determined to be fair value. In determining the fair value, the court will take into account all relevant factors. The court may determine the fair value to be more than, less than or equal to the consideration that the dissenting stockholder would otherwise be entitled to receive under the merger agreement. If a petition for appraisal is not timely filed, then the right to an appraisal will cease.

         The costs of the appraisal proceeding may be determined by the court and charged against the parties as the court determines to be equitable under the circumstances. Upon application of a dissenting stockholder, the court may order all or a portion of the expenses incurred by any dissenting stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys' fees and the fees and expenses of experts, to be charged pro rata against the value of all shares which are the subject of the appraisal.

         From and after the completion of the merger, no dissenting stockholder will have any rights of an NCS stockholder with respect to the shares that are the subject of the appraisal, except to receive payment of their fair value and to receive payment of dividends or other distributions on the applicable shares, if any, payable to NCS stockholders of record holding such shares as of a date prior to the completion of the merger. If a dissenting stockholder delivers to the surviving corporation a written withdrawal of the demand for an appraisal within 60 days after the completion of the merger or thereafter with the written approval of the surviving corporation, or if no petition for appraisal is filed within 120 days after the completion of the merger, then the right of that dissenting stockholder to an appraisal will cease and the dissenting stockholder will be entitled to receive only the merger consideration.


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

                     Material Terms of the Merger Agreement

         The following is a summary of the material terms and provisions of the merger agreement. The summary is qualified in its entirety by the merger agreement, a copy of which is attached as Annex A to this document and is incorporated herein by reference. You should read the merger agreement carefully because it is the legal document that governs the merger.

The Merger

         The merger agreement provides that, at the completion of the merger, Geneva Sub, a wholly owned subsidiary of Genesis, will merge with and into NCS. NCS will be the surviving corporation in the merger and will become a wholly owned subsidiary of Genesis.

         The completion of the merger will occur on the fifth business day after the satisfaction or waiver of all of the conditions in the merger agreement, or on another date that Genesis and NCS may agree in writing. Genesis and NCS will make reasonable efforts to have the closing occur on the first day of a calendar month.

Merger Consideration

Common Stock

         The merger agreement provides that each share of NCS Class A common stock and each share of NCS Class B common stock issued and outstanding immediately before the completion of the merger (other than shares held by NCS, which will be canceled) will be converted into 0.1 of a share of Genesis common stock.

Treatment of Options

         All outstanding options to purchase NCS Class A common stock and NCS Class B common stock will automatically become options to acquire shares of Genesis common stock in the following manner:

         o each new option will be exercisable for a number of shares of Genesis common stock equal to the product of 0.1 multiplied by the number of shares of NCS Class A common stock or NCS Class B common stock that would have been obtained upon the exercise of the option immediately before the merger, rounded to the nearest whole share; and

         o each new option will have an exercise price equal to the exercise price of the option immediately before the merger divided by 0.1, rounded to the nearest whole cent.

         The options will otherwise continue to have the same terms and conditions as they had before the merger including any acceleration of vesting that may have occurred as a result of the merger.

Fractional Shares

         No fractional shares of Genesis common stock will be issued in the merger. Any holder of shares of NCS Class A common stock and/or NCS Class B common stock who otherwise would be entitled to receive a fractional share will instead receive a cash payment equal to the value of the fractional share interest, as determined by the closing price of Genesis common stock on the Nasdaq National Market on the last full trading day immediately before the completion of the merger.

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Appraisal Rights

         Shares of NCS Class A common stock and NCS Class B common stock held by stockholders who neither vote in favor of the merger nor consent thereto in writing and who demand appraisal of their shares under applicable Delaware law will not be converted into shares of Genesis common stock. Instead, holders of such shares will be entitled to receive payment of the appraised value of their shares in accordance with Delaware corporation law. See "The Merger -- Appraisal Rights of NCS Stockholders."

Exchange Procedures

         As soon as reasonably practicable after completion of the merger, an exchange agent will mail a letter of transmittal to each holder of record of NCS Class A common stock and each holder of record of NCS Class B common stock. This letter of transmittal must be used in surrendering to the exchange agent certificates representing NCS Class A common stock or NCS Class B common stock for cancellation. Upon the surrender of an NCS stock certificate and a duly executed letter of transmittal to the exchange agent, the former holder of such certificate will be entitled to receive in exchange (a) a stock certificate representing the whole number of shares of Genesis common stock that the holder has the right to receive, (b) a check representing the amount of cash payable in lieu of any fractional shares of Genesis common stock, if any, and (c) any unpaid dividends and distributions that the holder has the right to receive pursuant to the merger agreement, after giving effect to the required withholding tax. NCS stockholders should not send their NCS stock certificates to the exchange agent until they receive the letter of transmittal.

         After completion of the merger, each NCS stock certificate, until surrendered and exchanged, will represent only the right to receive a certificate representing shares of Genesis common stock and, if applicable, cash in lieu of fractional shares and unpaid dividends and distributions. Holders of NCS stock certificates will not be entitled to receive any dividends or other distributions payable in respect of Genesis common stock until they exchange their NCS stock certificates for shares of Genesis common stock. After they deliver their NCS stock certificates to the exchange agent, those stockholders will receive, subject to applicable law, accumulated dividends and distributions, and cash in lieu of any fractional shares of Genesis common stock, without interest.

Representations and Warranties

         The merger agreement contains representations and warranties of Genesis and Geneva Sub relating to, among other things:

         o    corporate organization and good standing;

         o    corporate power and authority to enter into the merger agreement;

         o    capitalization;

         o absence of conflicts between the merger and governing corporate documents and other contracts;

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

         o    accuracy of filings with the SEC;

         o accuracy of information supplied for inclusion in the registration statement of which this proxy statement/prospectus is a part;

         o    compliance with applicable laws;

         o    absence of undisclosed material litigation;

         o    absence of adverse changes or events since October 2, 2001;

         o absence of actions that would prevent the merger from qualifying as a reorganization for U.S. federal income tax purposes; and

         o    absence of undisclosed liabilities.

         The merger agreement also contains representations and warranties made by NCS relating to, among other things:

         o    corporate organization and good standing;

         o    ownership of subsidiaries;

         o    corporate power and authority to enter into the merger agreement;

         o    capitalization;

         o absence of undisclosed conflicts between the merger and governing corporate documents and other contracts;

         o    brokerage and finders' fees;

         o    accuracy of filings with the SEC;

         o accuracy of information supplied for inclusion in the registration statement of which this proxy statement/prospectus is a part;

         o    compliance with applicable laws;

         o    absence of undisclosed material litigation;

         o absence of undisclosed adverse changes or events since March 31, 2002;

         o    tax matters;

         o    intellectual property;

         o    title and leases;

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

         o employee benefit plans and matters relating to the Employee Retirement Income Security Act of 1974, as amended, or "ERISA," and other compliance and compensation matters;

         o    validity of specific contracts;

         o    labor matters;

         o    absence of undisclosed liabilities;

         o    possession of licenses and permits;

         o    compliance with Medicare and Medicaid programs and laws;

         o    environmental matters;

         o accounts receivable and accounts payable arising in the ordinary course of business;

         o the presence of at least $35 million of cash on hand as of July 28, 2002;

         o    insurance matters;

         o approval of the merger agreement by the NCS board of directors and the NCS independent committee and recommendation to the NCS stockholders; and

         o absence of actions that would prevent the merger from qualifying as a reorganization for U.S. federal income tax purposes.

Some representations and warranties contain knowledge qualifiers, some are qualified by materiality thresholds or a "material adverse effect" standard, and some are qualified by the disclosure of information necessary to make the representation true.

         The term "material adverse effect," when used in reference to any party to the merger agreement, means any event, change, occurrence, state of facts or effect that, individually or aggregated with other such matters, is materially adverse to the business, assets, properties, financial condition or results of operations of that party and its subsidiaries, taken as a whole, or materially impairs the ability of that party to perform its obligations under the merger agreement. None of the following, however, will be considered a material adverse effect on a particular party to the merger agreement:

         o any adverse effect resulting from a change in the stock price of the other party to the merger agreement;

         o any adverse effect resulting from a change in general economic, industry or financial market conditions to the extent that such change does not disproportionately affect such party and its subsidiaries;

         o any adverse effect resulting from a breach of the merger agreement by the other party to the merger agreement; and

         o any adverse effect directly resulting from the announcement or pendency of the merger.

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Conduct of NCS' Business Prior to the Merger

         NCS has agreed that, from the date of the merger agreement through the completion of the merger, it will comply with specified restrictions on its conduct and operations. Specifically, unless expressly permitted by the merger agreement or unless Genesis consents in writing, NCS will carry on its business in the ordinary course in the same manner as previously conducted, and will use all commercially reasonable efforts to maintain and preserve its business organization, its relationship with third parties and the services of its employees. In addition, NCS has agreed, among other things, not to do the following:

         o split, combine or reclassify its capital stock or issue securities convertible into or exchangeable for any shares of its capital stock (except in connection with the exercise of NCS options outstanding as of the date of the merger agreement);

         o redeem, purchase or otherwise acquire any shares of its capital stock;

         o    declare or pay any dividends on its capital stock;

         o sell or transfer any of its property or assets other than in the ordinary course of business consistent with past practice;

         o change or propose to change its certificate of incorporation or by-laws;

         o merge or consolidate with another entity, or dissolve, liquidate or restructure;

         o acquire a material amount of assets or capital stock of another entity;

         o incur, assume or guarantee indebtedness, other than trade payables in the ordinary course of business consistent with past practice;
              o create any subsidiaries;

         o enter into or modify employment or severance agreements other than in the ordinary course of business consistent with past practice with respect to non-officer employees of NCS;

         o    change its accounting methods or principles;

         o settle any action involving, individually or in the aggregate, an amount greater than $250,000;

         o modify or waive any material right or claim with respect to its material contracts;

         o enter into any confidentiality agreements or arrangements other than in the ordinary course of business consistent with past practice;

         o make changes that, individually or in the aggregate, amount to a material change to the terms of payment or payment practices with respect to a non-de minimis portion of its accounts receivable or accounts payable;

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         o    incur capital expenditures not provided for in its annual capital expenditures budget;

         o fail to use all commercially reasonable efforts to collect its outstanding receivables;

         o generate or allow any receivables other than in the ordinary course of business consistent with past practice;

         o enter into or carry out any material transaction other than in the ordinary and usual course of business;

         o make any material tax election or settle any material tax liability in an amount greater than $250,000, individually or in the aggregate;

         o adopt a plan of liquidation, dissolution, merger or other reorganization that is inconsistent with the prompt completion of the merger or that could otherwise reasonably be expected to have a material adverse effect on NCS; and

         o take any action or fail to take any action that would result in any of NCS' representations and warranties set forth in the merger agreement becoming false or inaccurate in any material respect.

Special Meeting of the NCS Stockholders

         NCS has agreed to hold a special meeting to obtain approval of the merger by its stockholders as soon as practicable. Regardless of whether the NCS board of directors changes, withdraws or modifies its recommendation for the merger, NCS has agreed to submit the merger agreement to the NCS stockholders for their approval.

         The NCS board of directors has also agreed to recommend to its stockholders that they adopt the merger agreement. However, the NCS board of directors may withdraw or modify this recommendation if it determines in good faith, after consultation with outside legal counsel, that such action is required in order to comply with its fiduciary duties.

No Solicitation

         NCS has agreed that, except under the circumstances described below, it will not, and will not authorize or permit any of its subsidiaries, officers, directors or employees to, and will use all reasonable efforts to cause its advisors, counsel and other representatives not to:

         o solicit, initiate, encourage (including by furnishing information) or knowingly facilitate or induce any inquiry with respect to a proposal that constitutes or could reasonably be expected to result in an acquisition proposal;

         o participate in any discussions or negotiations regarding, or furnish to any entity any nonpublic information with respect to, an acquisition proposal;

         o approve or, except under the circumstances described above, recommend an acquisition proposal; or

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         o    enter into any letter of intent or agreement contemplating or relating to an acquisition proposal.

In addition, NCS has agreed that it will immediately cease and terminate any discussions or negotiations that have taken place before the date of the merger agreement regarding any acquisition proposal, and cause its subsidiaries, officers, directors and representatives to do the same.

         Nevertheless, before the receipt of NCS stockholder approval for the merger at the special meeting, NCS may engage in discussions with, or furnish information to, any entity in response to an unsolicited bona fide written acquisition proposal by that entity, if and only to the extent that:

         o    NCS is not otherwise in breach of the no-solicitation provisions;

         o the NCS board of directors believes in good faith, after consulting with its financial advisors, that the acquisition proposal constitutes or may reasonably be expected to result in a superior proposal; and

         o before providing any non-public information to, or engaging in any discussions or negotiations with, any entity in connection with an acquisition proposal by that entity, the NCS board of directors receives from that entity an executed confidentiality agreement with terms no less restrictive than the comparable terms in the confidentiality agreement between Genesis and NCS.

In addition, the merger agreement does not prevent NCS from disclosing to its stockholders a position with respect to a tender or exchange offer to the extent required by law.

         Under the merger agreement, an "acquisition proposal" is any offer or proposal for, or indication of interest in:

         o the acquisition or purchase of NCS or any of its subsidiaries that constitutes 10% or more of the net revenues, net income or assets of NCS and its subsidiaries, taken as a whole;

         o    the acquisition or purchase of:

              o 10% or more of any class of equity securities, or 10% of the voting power, of NCS or any of its subsidiaries that constitutes 10% or more of the net revenues, net income or assets of NCS and its subsidiaries, taken as a whole; or

              o   40% or more of the face value of the notes;

         o a tender or exchange offer that, if completed, would result in any entity beneficially owning 10% or more of any class of equity securities, or 10% or more of the voting power, of NCS or any of its subsidiaries that constitutes 10% or more of the net revenues, net income or assets of NCS and its subsidiaries, taken as a whole;

         o the repurchase, retirement, exchange, refinancing or restructuring of 10% or more of NCS' outstanding notes; or

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         o    a merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving NCS or any of its subsidiaries that constitutes 10% or more of the net revenues, net income or assets of NCS and its subsidiaries, taken as a whole.

         A "superior proposal," as defined in the merger agreement, is a bona fide written proposal to acquire all of the outstanding NCS capital stock and all outstanding notes, on terms that the NCS board of directors determines in good faith, after consultation with its financial advisors, are more favorable than those of the merger agreement to the persons to whom the NCS board of directors owes fiduciary duties, after taking into account all of the terms and conditions of the acquisition proposal and the merger agreement deemed relevant by the NCS board of directors, including any termination fee, expense-reimbursement provisions, conditions to and expected timing and risks of completion and the ability of the entity making the acquisition proposal to obtain financing for such proposal, and after taking into account all other legal, financial and regulatory aspects of the acquisition proposal.

         NCS has agreed to notify Genesis within two business days after receipt of an acquisition proposal or any request for nonpublic information that NCS reasonably believes could lead to an acquisition proposal. Upon receipt of an acquisition proposal, NCS must provide Genesis as promptly as practicable with all information reasonably necessary to keep Genesis informed of the status and details of the proposal.

Further Actions

Reasonable Efforts

         NCS and Genesis have agreed to use reasonable efforts to take all actions and do all things necessary or advisable under the merger agreement or applicable law to complete the merger and the other transactions contemplated by the merger agreement as soon as practicable. Accordingly, each has agreed to use all reasonable efforts to:

         o obtain all necessary waivers, consents, licenses or approvals from governmental authorities;

         o obtain all consents, approvals or waivers from third parties related to the merger that are necessary to complete the merger or that are required to prevent a material adverse effect on NCS or Genesis from occurring;

         o prepare this proxy statement/prospectus and the registration statement of which it is a part; and

         o furnish to each other such information and assistance as reasonably may be requested in connection with the foregoing.

         NCS and Genesis also have agreed to use all reasonable efforts to resolve any issues and defeat or settle any challenges raised by governmental authorities under federal antitrust laws.

         Genesis is not required, however, to divest or hold separate any of its businesses, subsidiaries or assets, or agree to take any action or agree to any limitation on any of its businesses in order to obtain any consent, approval or authorization for the merger. NCS has agreed that, at the request of Genesis, it will divest any of its businesses or assets, but only if such divestiture is conditioned upon the completion of the merger.

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Redemption of the Notes

         NCS also has agreed to take all actions necessary to permit the surviving corporation to redeem the NCS notes on the date of the merger. Subject to performance of those actions, Genesis has agreed to cause the surviving corporation in the merger to redeem the NCS' notes concurrently with or promptly after the completion of the merger.

Maintenance of Operations at the Beachwood Location

         Genesis has agreed that, for a period of one year after the completion of the merger, it will cause the surviving corporation to maintain business operations at NCS' facility in Beachwood, Ohio.

Closing Inventory and Cash on Hand

         NCS has agreed that Genesis and its representatives will be permitted to monitor NCS' regularly scheduled monthly inventories between the date of the merger agreement and completion of the merger, and that such inventories will be undertaken in accordance with previously agreed-upon procedures.

         NCS also has agreed that, two business days before the completion of the merger, an independent outside auditor will determine the amount of cash held by NCS and its subsidiaries on a consolidated basis. Under the merger agreement, neither NCS nor any of its subsidiaries may, from the day before the date of this determination until the completion of the merger, make any payment that is outside the ordinary course consistent with past practice as to timing or amount to any affiliate or subsidiary of NCS or to any supplier or vendor, nor make any payment to any accountant, investment banker, legal counsel or other advisor.

Disposal of Illinois Sub

         NCS has agreed that, if requested by Genesis, it will use all reasonable efforts to sell or dispose of all of its right, title and interest in NCS HealthCare of Illinois, Inc., on such terms and conditions as Genesis may specify in writing.

Lease Consents

         NCS has agreed to obtain consents required under specific leases.

Conditions to the Merger

         Each of Genesis' and NCS' obligations to complete the merger are subject to the satisfaction or waiver of the following conditions before completion of the merger:

         o the approval of the merger agreement at the NCS special meeting by the affirmative vote of holders of a majority of the voting power of NCS Class A common stock and NCS Class B common stock voting together as a single class;

         o the expiration or termination of any applicable waiting period under the HSR Act;

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         o    the declaration by the SEC of the effectiveness of the
              registration statement of which this proxy statement/prospectus is a part, and the absence of any stop order or threatened or pending proceedings seeking a stop order; and

         o the approval for listing on the Nasdaq of the shares of Genesis common stock to be issued in connection with the merger.

         NCS' obligation to complete the merger is subject to the satisfaction of the following additional conditions, all of which are subject to waiver by
NCS:

         o the accuracy in all material respects of Genesis' and Geneva Sub's representations and warranties;

         o the performance by Genesis in all material respects of its covenants and agreements;

         o the absence of any law, order or injunction prohibiting the completion of the merger; and

         o evidence that the redemption of the NCS notes is capable of completion concurrently with or promptly after the completion of the merger.

         Genesis' obligation to complete the merger is subject to the satisfaction of the following additional conditions, all of which are subject to waiver by Genesis:

         o the accuracy in all material respects of NCS' representations and warranties;

         o the performance by NCS in all material respects of its covenants and agreements;

         o the presence of at least $35.0 million of cash on hand of NCS and its subsidiaries on a consolidated basis two business days before the completion of the merger;

         o the absence of any change, event, occurrence or development since July 28, 2002 that has or could reasonably be expected to have a material adverse effect on NCS;

         o the absence of any law, order or injunction prohibiting the completion of the merger;

         o    the absence of any governmental action

              o challenging or seeking to restrain the completion of the merger;

              o seeking to impose any prohibition or limitation that Genesis would not be required to accept or do under the merger agreement;

              o seeking to impose limitations on the ability of Genesis to acquire or hold any shares of Geneva Sub's capital stock; or

              o seeking to prohibit Genesis or any of its subsidiaries from effectively controlling in any material respect the business or operations of NCS or any of its subsidiaries;

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         o    the receipt of non-governmental third-party consents or approvals that are necessary in order to permit the merger to occur, unless failure to receive such consents or approvals would not in the aggregate have a material adverse effect on NCS (or on Genesis if the merger were to be completed);

         o the receipt of certain approvals under Medicaid, Medicare, food and drug laws and state pharmacy laws pursuant to a final, nonappealable judgment or order, free of any requirement to take action that would not be required to be taken by Genesis under the merger agreement;

         o the receipt of other consents, approvals, authorizations or filings, other than those the absence of which could not reasonably be expected to have a material adverse effect on NCS (or on Genesis if the merger were to be completed);

         o the exercise of appraisal rights by holders of not more than 15% of the voting power of the outstanding NCS capital stock; and

         o the compliance by NCS of its covenant to use all reasonable efforts, if requested by Genesis, to sell or dispose of all of its right, title and interest in NCS HealthCare of Illinois, Inc.

Termination of the Merger Agreement

         At any time before the completion of the merger, either Genesis or NCS may terminate the merger agreement and abandon the merger if:

         o    Genesis and NCS mutually agree to terminate the merger agreement;

         o any law or regulation makes completion of the merger illegal or otherwise prohibited, or a court or another governmental authority has issued a final and nonappealable order, decree or ruling enjoining or otherwise prohibiting the merger;

         o the merger is not complete by January 31, 2003 (or April 30, 2003, if the merger is not complete because the waiting period or approvals under federal antitrust laws, Medicaid, Medicare, food and drug laws or state pharmacy laws has not expired or been terminated or received), with the exception that a party may not terminate the merger agreement if that party's failure to perform its obligations under the merger agreement is the primary cause of the merger not being complete by that date;

         o the other party to the merger agreement breaches in any material respect any of its representations, warranties or covenants contained in the merger agreement, and such breach is not cured within certain time periods; or

         o the NCS stockholders fail to approve the merger agreement at the special meeting.

         Genesis may also terminate the merger agreement and abandon the merger if:

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              o   the NCS board of directors or the NCS independent committee withdraws or adversely modifies its recommendation of the merger to the NCS stockholders, or if the NCS board of directors or the NCS independent committee approves, or determines to recommend to the NCS stockholders that they approve, an alternative acquisition proposal, or if for any reason NCS fails to call or hold the special meeting within four months of the date of the merger agreement (except that the date may be extended depending on the date that the registration statement of which this proxy statement/prospectus is a part becomes effective);

              o any party (other than Genesis) to the voting agreements breaches its obligations under the voting agreements (and NCS stockholder approval is not otherwise obtained), and such breach is not cured within certain time periods; or

              o   there has been a material adverse effect on NCS.

Termination Fee and Expenses

         The merger agreement provides that NCS must pay Genesis a termination fee of $6 million in the following cases:

         o if Genesis terminates the merger agreement because NCS fails to call or hold the special meeting within four months of the date of the merger agreement (except that the date may be extended depending on the date that the registration statement of which this proxy statement/prospectus is a part becomes effective);

         o if either Genesis or NCS terminates the merger agreement because the NCS stockholders fail to approve the merger agreement at the special meeting, and, within 12 months of such termination, NCS enters into an agreement with respect to an alternative transaction or the NCS board of directors recommends acceptance by the NCS stockholders of a tender offer or exchange offer with respect to an acquisition proposal;

         o if Genesis terminates the merger agreement because NCS has breached a closing condition relating to representations or covenants, and, within 12 months of such termination, NCS enters into an agreement with respect to an alternative transaction or the NCS board of directors recommends acceptance by the NCS stockholders of a tender offer or exchange offer with respect to an acquisition proposal; or

         o if Genesis terminates the merger agreement because a party to the voting agreements has breached its obligations under the voting agreements (and NCS stockholder approval is not otherwise obtained), and, within 12 months of such termination, NCS enters into an agreement with respect to an alternative transaction or the NCS board of directors recommends acceptance by the NCS stockholders of a tender offer or exchange offer with respect to an acquisition proposal.

         The merger agreement also provides that NCS must reimburse Genesis for up to $5 million of Genesis' actual, documented expenses (including fees and expenses of its financial advisors and legal counsel) in connection with entering into the merger agreement if Genesis terminates the merger agreement because there is a material adverse effect on NCS.

         Under the merger agreement, NCS must pay Genesis a termination fee of $6 million, as well as reimburse Genesis for up to $5 million of its expenses, in the following cases:

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         o    if either Genesis or NCS terminates the merger agreement because a bankruptcy court has entered a final order enjoining Genesis or NCS from completing the merger; or

         o if either Genesis or NCS terminates the merger agreement because the merger is not complete by the January 31, 2003/April 30, 2003 deadline described above, and, at such time, each of the conditions to NCS' obligations to complete the merger is satisfied or waived by Genesis (other than those conditions that are not satisfied as a result of an action or order of a bankruptcy court or the failure of NCS to comply with any of its agreements or obligations under the merger agreement).

         The merger agreement also requires that if the termination was caused by a willful breach, the breaching party must indemnify the non-breaching parties for their expenses in connection with the negotiation, preparation and execution of the merger agreement and related documents, the stockholder meeting and consents.

         In all other cases, whether or not the merger is completed, all costs and expenses incurred in connection with the merger agreement and the merger will be paid by the party incurring such cost or expense.

Amendments, Extensions and Waivers

         The merger agreement may be amended by the parties, and provisions of the merger agreement may be waived. All amendments must be in writing and signed by each party, and all waivers must be in writing and signed by the party against whom the waiver is to be effective.

                                Voting Agreements

         In connection with the execution of the merger agreement, and to induce Genesis to enter into the merger agreement, Jon H. Outcalt and Kevin B. Shaw, each in his capacity as a record holder or beneficial owner of shares of NCS common stock, entered into separate voting agreements with Genesis and NCS, each dated as of July 28, 2002. The voting agreements cover all of the shares of NCS common stock beneficially owned by Messrs. Outcalt and Shaw, who collectively hold approximately 65% of the voting power of NCS capital stock entitled to vote at the special meeting. Under the terms of the voting agreements, each of Messrs. Outcalt and Shaw has agreed to vote or cause to be voted all of their respective shares of NCS capital stock at the special meeting in favor of the adoption of the merger agreement.

         The following is a summary of the material terms and provisions of these voting agreements. The summary is qualified in its entirety by the voting agreements, copies of which have been filed as exhibits to the registration statement of which this proxy statement/prospectus is a part and are incorporated herein by reference.

Agreements to Vote

         Each of Messrs Outcalt and Shaw has agreed to vote his shares in favor of the approval of the merger agreement and the merger. In addition, each has agreed to vote his shares against the approval of:

         o any proposal made in opposition to or in competition with the transactions contemplated by the merger agreement;

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         o    any merger, consolidation, sale of assets, business combination, share exchange, reorganization or recapitalization of NCS or any of its subsidiaries with or involving any other person other than as contemplated under the merger agreement;

         o    any liquidation or winding up of NCS;

         o    any extraordinary dividend by NCS;

         o any change in the capital structure of NCS (other than under the merger agreement); and

         o any other action that may reasonably be expected to interfere with or delay the completion of the merger or result in a breach of any of the covenants, representations, warranties or other obligations or agreements of NCS under the merger agreement, which would materially and adversely affect NCS, Genesis or their respective abilities to complete the merger.

         In furtherance of the foregoing agreements, each of Messrs. Outcalt and Shaw has agreed to grant to representatives of Genesis an irrevocable proxy to vote his shares of NCS common stock in accordance with the foregoing agreements.

Transfer Restrictions

         Both Messrs. Outcalt and Shaw have agreed that, before the completion of the merger, they will not assign, sell, transfer or pledge their shares of NCS common stock subject to the voting agreements, including pursuant to any tender offer.

Modifications and Termination

         Messrs. Outcalt and Shaw will not be required to vote in favor of the merger if, and only if, NCS and Genesis amend the merger agreement and (a) such amendment is not approved by the NCS board of directors or the NCS independent committee or (b) such amendment results in each of Messrs. Outcalt and Shaw receiving different treatment or consideration for their respective NCS common stock on a per-share basis.

         Except for several surviving provisions, the voting agreements executed by Messrs. Outcalt and Shaw will terminate upon the earliest to occur of:

         o    the completion of the merger; or

         o the termination of the merger agreement in accordance with its terms.


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                         Information Concerning Genesis

Description of the Business

         General

         Genesis is a leading provider of healthcare and support services to the elderly. Genesis' operations are comprised of two primary business segments: pharmacy and medical supply services and inpatient care in skilled nursing and assisted living centers. In addition, Genesis capitalizes on its industry leadership position in these businesses by offering an array of other complementary healthcare services.

         Service-Related Businesses

Pharmacy and Medical Supply Services

         Genesis' NeighborCare(R) integrated pharmacy and medical supply business is the third largest institutional pharmacy in the United States with over $1.1 billion of annual revenue. Genesis has 64 institutional pharmacies, of which eight are jointly owned, that service approximately 250,000 beds in long-term care settings in 41 states. In addition to these institutional pharmacies, NeighborCare operates 22 medical supply and home medical equipment distribution centers, of which four are jointly owned, and 31 community-based pharmacies, of which two are jointly owned.

         Genesis' institutional pharmacy business provides prescription and non-prescription pharmaceuticals, infusion therapy, and medical supplies and equipment to the elderly, chronically ill and disabled in long-term care and alternate sites, including skilled nursing facilities, assisted living facilities, residential and independent living communities. Approximately 91% of NeighborCare revenues are generated from sales to independent healthcare providers. The pharmacy services provided in these settings are tailored to meet the needs of the institutional customer. These services include highly specialized packaging and dispensing systems, computerized medical records processing and 24-hour emergency services. Genesis also provides pharmacy consulting services to assure proper and effective drug therapy.

         Genesis' professional pharmacies are retail operations located in or near medical centers, hospitals and physician office complexes and provide prescription and over-the-counter medications and certain medical supplies as well as personal service and consultation by licensed registered pharmacists.

Other Service-Related Businesses

         Genesis also provides rehabilitation therapy services, management and consulting services, hospitality services, group purchasing services, respiratory health services, physician services, diagnostic services, staffing services and other healthcare related services.

         Rehabilitation Therapy. Genesis provides an extensive range of rehabilitation therapy services, including speech pathology, physical therapy and occupational therapy, through 14 certified rehabilitation agencies in all five of its regional market concentrations. These services are provided by approximately 3,400 licensed rehabilitation therapists and assistants employed or contracted by Genesis to substantially all of the eldercare centers Genesis operates, as well as by contract to healthcare facilities operated by others.

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         Management Services. Genesis provides management services to 70 eldercare centers with approximately 7,200 beds pursuant to management agreements that provide generally for the day-to-day responsibility for the operation and management of the centers. In turn, Genesis receives management fees, depending on the agreement, computed as either an overall fixed fee, a fixed fee per customer, a percentage of net revenues of the center plus an incentive fee, or a percentage of gross revenues of the center with some incentive clauses. The various management agreements, including renewal option periods, are scheduled to terminate between 2002 and 2011.

         Tidewater Group Purchasing. Genesis owns and operates The Tidewater Healthcare Shared Services Group, Inc., also referred to as "Tidewater," one of the largest long-term care group purchasing companies in the country. Genesis has negotiated contracts with 54 national vendors, 92 regional vendors and 107 manufacturers. Tidewater provides purchasing and shared service programs specially designed to meet the needs of eldercare centers and other long-term care facilities. Tidewater's services are contracted to approximately 4,000 members with over 390,000 beds in 46 states and the District of Columbia.

         Other Services. Genesis employs or has consulting arrangements with over 80 physicians, physician assistants and nurse practitioners who are primarily involved in designing and administering clinical programs and directing patient care. Genesis also provides an array of other specialty medical services in certain parts of its eldercare network, including portable x-ray and other diagnostic services; home healthcare services; consulting services; respiratory health services, and hospitality services such as dietary, housekeeping, laundry, plant operations and facilities management services.

         Genesis' service-related businesses, which are comprised of pharmacy and medical supplies services and other service-related businesses, generate approximately 48% of its revenues.

         Inpatient Care

         Genesis is a leading regional provider of inpatient care through its Genesis ElderCare(R) networks of skilled nursing and assisted living centers primarily located in the eastern United States. The networks include 189 eldercare centers with approximately 24,000 beds concentrated in five regional markets in order to achieve operating efficiencies, economies of scale and significant market share. The five regional markets are the following: New England Region (Massachusetts / Connecticut / New Hampshire / Vermont / Rhode Island); Midatlantic Region (Greater Philadelphia / Delaware Valley / New Jersey); Chesapeake Region (Southern Delaware / Eastern Shore of Maryland / Baltimore, Maryland / Washington, D.C. / Virginia); Southern Region (Central Florida); and Allegheny / Midwest Region (West Virginia / Western Pennsylvania / Illinois / Wisconsin). Genesis has established and actively markets programs for elderly and other customers who are medically complex and require higher levels of post-acute care. These programs include intravenous therapy, post-surgical recovery, respiratory management, orthopedic or neurological rehabilitation, terminal care and various forms of coma, pain and wound management. Private insurance companies and other third party payors, including certain state Medicaid programs, have recognized that treating customers requiring medical care in centers such as those Genesis operates is a cost-effective alternative to treatment in an acute care hospital. Genesis has achieved consistently high occupancy and Medicare census by integrating the talents of employed physicians, a central intake function, case management and comprehensive discharge planning in coordination with key referring hospitals. Genesis believes that its approach provides cost-effective care management to achieve superior customer outcomes.

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         Genesis' skilled nursing centers offer three levels of care for their customers: skilled, intermediate and personal. Skilled care provides 24-hour per day professional services of a registered nurse; intermediate care provides less intensive nursing care; and personal care provides for the needs of customers requiring minimal supervision and assistance. Each eldercare center is supervised by a licensed healthcare administrator and engages the services of a medical director to supervise the delivery of healthcare services to residents and a director of nursing to supervise the nursing staff. Genesis maintains a corporate quality assurance program to monitor regulatory compliance and to enhance the standard of care provided in each center.

Recent Developments

         On August 15, 2002, Genesis announced that Genesis and Manor Care, Inc. have agreed to withdraw all outstanding legal actions against each other stemming from the acquisition by Genesis' subsidiary, NeighborCare(R), of Manor Care's pharmacy subsidiary, Vitalink. Both companies have also agreed to withdraw the prior pharmacy service agreement and have entered into a new pharmacy service agreement. The new agreement will run through January 2006 and covers approximately 200 of Manor Care's facilities. The new agreement replaces the current agreement between the two companies that was set to expire in 2004.

         The pricing of the new agreement has been reduced by approximately $8.5 million annually based upon current sales volumes. The agreement is retroactive to June 1, 2002. Genesis believes that the revenue reduction resulting from the new agreement will be offset by cost reductions relating to some of its previously announced strategic objectives.

                           Information Concerning NCS

Description of the Business

         General

         NCS, which was organized in February 1996 as a Delaware corporation, is a leading independent provider of pharmacy services to long-term care institutions including skilled nursing facilities, assisted living facilities and other institutional healthcare settings. NCS purchases, repackages and dispenses prescription and non-prescription pharmaceuticals and provides customer facilities with related management services, automated medical record keeping, drug therapy evaluation and regulatory assistance. NCS also provides consultant pharmacist services, including monitoring the control, distribution and administration of drugs within the long-term care facility, assisting in compliance with applicable state and federal regulations, therapeutic monitoring and drug utilization review services. NCS also provides various ancillary healthcare services to complement its core pharmacy services, including infusion therapy, software services and other services. At June 30, 2002, NCS provided pharmacy services to approximately 203,000 long-term care beds in 33 states. NCS is considered to operate principally in one business segment.

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         Market Overview

         Institutional pharmacies purchase, repackage and distribute pharmaceuticals to residents of long-term care facilities such as skilled nursing facilities, assisted living facilities and other institutional health care settings. Unlike hospitals, most long-term care facilities do not have on-site pharmacies but depend instead on outside sources to provide the necessary products and services. In response to a changing regulatory environment and other factors, the sophistication and breadth of services required by long-term care facilities have increased dramatically in recent years. Today, in addition to providing pharmaceuticals, institutional pharmacies provide consultant pharmacy services including monitoring the control, distribution and administration of drugs within the long-term care facility and assisting in compliance with applicable state and federal regulations, as well as therapeutic monitoring and drug utilization review services. With the average long-term care facility patient taking seven to nine medications per day, high quality, cost-efficient systems for dispensing and monitoring patient drug regimens are critical. Providing these services places the institutional pharmacy in a central role of influencing the effectiveness and cost of care.

         The institutional pharmacy market has undergone significant consolidation over the last few years. Prior to the 1970s, pharmacy needs of long-term care facilities were fulfilled by local retail pharmacies. Since then, the pharmacy and information needs of long-term care facilities have grown substantially and regulatory requirements and the reimbursement environment have become more complex. Institutional pharmacy companies, both independent and captive (those owned by an operator of long-term care facilities), have proven to be better positioned to meet these changing market demands. As a result, over the past 25 years the proportion of the market served by retail pharmacies has steadily declined, and institutional pharmacies have become the dominant providers of pharmacy services to the long-term care market.

         There are several factors that drove the consolidation among providers of long-term care pharmaceutical services. All of these factors relate to the advantages that large institutional providers have over retail and small institutional providers.

         Scale Advantages. Larger pharmacies are able to (i) realize advantages associated with size, including purchasing power, service breadth, more sophisticated sales and marketing programs and formulary management capabilities, (ii) achieve efficiencies in administrative functions and (iii) have access to the capital resources necessary to invest in critical computer systems and automation.

         Ability to Serve Multi-site Customers and Managed Care Payors. As a result of their ability to serve long-term care customers with several physical locations, larger pharmacies possess a significant competitive advantage over their smaller counterparts. Additionally, NCS believes that there are significant opportunities for full-service institutional pharmacies with a comprehensive range of services and regional coverage to provide a spectrum of health care products and services to managed care payors.

         Regulatory Expertise and Systems Capabilities. Long-term care facilities are demanding more sophisticated and specialized services from pharmacy providers due, in part, to the implementation in 1990 of the Omnibus Budget Reconciliation Act of 1987, referred to as the "OBRA." The OBRA regulations, which were designed to upgrade and standardize care in nursing facilities, mandated strict new standards relating to planning, monitoring and reporting on the progress of patient care to include, among other things, prescription drug therapy. More recently, the implementation of Medicare's prospective payment system has required that long-term care facilities estimate the total cost of stay of a resident prior to admission. The facilities, in turn, rely on their ancillary providers, such as institutional pharmacy vendors, to help them manage the costs of care of their Medicare Part A-covered residents. As a result, long-term care administrators increasingly seek experienced pharmacists and specialized providers with computerized information and documentation systems designed to monitor patient care and control the facilities' and payors' costs.

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         Changing Reimbursement Environment. The long-term care market has undergone significant change over the last three years as Medicare's new prospective payment system has been implemented. This reimbursement change, which was mandated by the Balanced Budget Act of 1997, pays nursing homes a flat rate for all services, a significant departure from the prior cost-based system. In order to assist long-term care customers with this new regulation, institutional pharmacy providers must be able to offer sophisticated prospective payment system contracts that include cost-effective formularies.

         Business Strategy

         NCS expects that the evolution of the institutional pharmacy industry will follow the path taken by the retail pharmacy industry. Therefore, it is anticipated that prescription margins will continue to face incremental downward pressure over time. Institutional pharmacies that remain successful will need strong internal revenue growth to leverage increased volume over its existing cost base, the ability to leverage scale across all areas of purchasing contracts, a low-cost production structure and the ability to leverage size and technology to establish pharmaceutical manufacturers as purchasers of clinical data.

         NCS' 74 existing pharmacy sites have the ability to access over 80% of the skilled nursing home patient population. These sites served approximately 203,000 long-term care beds at June 30, 2002 in 33 states. Accordingly, NCS is positioned to pursue revenue growth opportunities through its existing infrastructure. NCS has developed an efficient operating structure and can significantly benefit by leveraging incremental volume through existing operational sites. In addition, NCS' investment in common information systems has established a platform to diversify its revenue stream by assisting drug manufacturers in better understanding prescribing trends and changes in the competitive landscape across the long-term care and assisted living population.

         Services

         NCS primarily provides institutional pharmacy products and services to long-term care facility residents. NCS also provides various ancillary healthcare services to complement its core pharmacy service, including infusion therapy, software services, and other services. For the year ended June 30, 2002, approximately 89% of NCS' revenues were derived from providing pharmacy and consultant pharmacy services to long-term care facilities. An additional 4% of revenues were derived from providing infusion therapy services, and the remaining 7% were primarily derived from providing various other products and services, including hospital pharmacy management, software services, oxygen and Medicare Part B-covered services.

         Pharmacy Services. NCS' core business is providing pharmaceutical dispensing services to residents of long-term care facilities and other institutions. NCS purchases, repackages and dispenses prescription and non-prescription medication in accordance with physician orders and delivers such prescriptions at least daily to long-term care facilities to be administered to residents by the nursing staffs of these facilities. NCS typically serves facilities within a two-hour drive time of its distribution facilities and provides 24-hour coverage 365 days per year. As of June 30, 2002, NCS provided its services from 74 sites in 33 states.

         Upon receipt of a doctor's order, the information is entered into NCS' management information system, which automatically reviews the order for patient-specific allergies and potentially adverse interactions with other medications the patient is receiving. Following this analysis, a report on each order is produced for review by an NCS pharmacist, who performs a prospective drug utilization analysis of the order and, if appropriate, substitutes generic drugs approved for equivalence by the FDA. In addition, subject to the prescribing physician's approval, the pharmacist may make therapeutic substitutions based on guidelines established by NCS' therapeutic formulary committee.

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         NCS provides pharmaceuticals to its clients through a unit dose distribution system. NCS divides the pharmaceuticals received in bulk form from its suppliers into unit dose packages for its customers. The unit dose format is designed to reduce errors, improve control over the distribution of pharmaceuticals and save nursing administration time relative to the bulk systems traditionally used by retail pharmacies.

         As of June 30, 2002, 93% of NCS' pharmacy operating facilities were converted to the Concord DX system, NCS' proprietary computer system. NCS utilizes the Concord DX system to control its work flow and improve operating efficiencies. In most cases, NCS uses its bar-coding system where a bar code label is applied to each unit dose package. Through bar coding, information relating to the contents and destination of each unit dose package distributed can be automatically entered into the Concord DX system. This bar code technology enables NCS to monitor pharmaceuticals throughout the production and distribution process, thereby reducing errors, improving pharmacy control and enhancing production efficiency.

         As an additional service, NCS furnishes its clients with information captured by its computerized medical records and documentation system. This system captures patient care information, which is used to create monthly management and quality assurance reports. NCS believes that this system of information management, combined with the unit dose delivery system, improves the efficiency and controls in nursing administration and reduces the likelihood of drug-related adverse consequences.

         Consultant Pharmacy Services. Federal and state regulations mandate that long-term care facilities improve the quality of patient care by retaining consultant pharmacist services to monitor and report on prescription drug therapy. The OBRA legislation implemented in 1990 attempted to further upgrade and standardize health care by mandating more stringent standards relating to planning, monitoring and reporting on the progress of prescription drug therapy as well as facility-wide drug usage. Noncompliance with these regulations may result in monetary sanctions as well as the potential loss of the facility's ability to participate in Medicare and Medicaid reimbursement programs.

         NCS provides consulting services that help clients comply with federal and state regulations applicable to long-term care facilities. NCS' services include: (i) reviewing each patient's drug regimen to assess the appropriateness and efficacy of drug therapies, including a review of the patient's medical records, monitoring drug interactions with other drugs or food, monitoring laboratory test results and recommending alternate therapies or discontinuing unnecessary drugs; (ii) participating on the pharmacy and therapeutics, quality assurance and other committees of NCS' clients; (iii) inspecting medication carts and storage rooms; (iv) monitoring and reporting at least quarterly on facility-wide drug usage and drug administration systems and practices; (v) developing and maintaining the client's pharmaceutical policy and procedure manuals; and (vi) assisting the long-term care facility in complying with state and federal regulations as they pertain to patient care.

         Additionally, NCS offers a specialized line of consulting services which help long-term care facilities enhance care and reduce and contain costs as well as comply with state and federal regulations. Under this service line, NCS provides: (i) data required for OBRA and other regulatory purposes, including reports on psychotropic drug usage (chemical restraints), antibiotic usage (infection control) and other drug usage; (ii) plan of care programs that assess each patient's state of health upon admission and monitor progress and outcomes using data on drug usage as well as dietary, physical therapy and social service inputs; (iii) counseling related to appropriate drug usage and implementation of drug protocols; (iv) on-site continuing education seminars for the long-term care facilities' staff on topics such as drug information relating to clinical indications, adverse drug reactions, drug protocols and special geriatric considerations in drug therapy, information and training on intravenous drug therapy and updates on OBRA and other regulatory compliance issues; (v) mock regulatory reviews for nursing staffs; and (vi) nurse consultant services and consulting for dietary, social services and medical records.

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         Infusion Therapy. Infusion therapy is the intravenous delivery of medication. NCS' infusion therapy services include pain management, hydration, antibiotic therapy and chemotherapy for long-term care residents and home care patients. NCS prepares the product and delivers it to the long-term care facility to be administered to the patient by the nursing staff. Since the proper administration of infusion therapy requires a highly trained nursing staff, NCS provides education and certification programs to its clients in order to assure proper staff training and compliance with regulatory requirements.

         Other. NCS provides long-term care facilities with assistance in complying with regulations concerning healthy and sanitary environments. NCS also assists its customers with various regulatory compliance matters and products and services relating to Medicare Part B-covered products, oxygen and other miscellaneous services. Finally, NCS offers specialized educational services that aid facilities in the training of their staff. These services include surveys to prepare facilities for state reviews and training on appropriate nursing techniques in infusion therapy, wound care management and restorative nursing.

         Formulary Management

         NCS employs formulary management techniques designed to assist physicians in making the best clinical decision on the appropriate drug therapy for patients at the lowest cost. Under NCS' formulary programs, NCS pharmacists assist prescribing physicians in designating the use of particular drugs from among therapeutic alternatives (including generic substitutions) and in the use of more cost-effective delivery systems and dosage forms. The formulary takes into account such factors as pharmacology, safety and toxicity, efficacy, drug administration, quality of life and other considerations specific to the elderly population of long-term care facilities.

         Successful implementation of formulary guidelines is dependent upon close interaction between the pharmacist and the prescribing physician. NCS seeks to attract and retain highly trained clinical pharmacists and encourages their active participation in the caring for residents of long-term care facilities, including consultation with the facilities' medical staff and other prescribing physicians, to increase the likelihood that the most efficacious, safe and cost-effective drug therapy is prescribed. NCS' formulary program is directed by the NCS pharmacy and therapeutic committee, which is comprised of NCS clinical pharmacists, a registered nurse and a physician. NCS believes that adherence to the NCS formulary guidelines provides the most cost-effective therapy to the resident and strengthens NCS' purchasing power with pharmaceutical manufacturers.

         Management Information Systems

         An integral part of NCS' operations is its proprietary management information system called "Concord DX," which has extensive capabilities designed to improve operating efficiencies and controls both internally and at the customer level. In conjunction with the unit dose distribution system and the use of a bar-coding label system on unit dose packages, Concord DX is able to monitor pharmaceuticals within NCS throughout the production and distribution process. At the customer level, Concord DX automatically screens prescription orders received from physicians for patient-specific allergies and potentially adverse reactions given other medications the patient may be receiving. Concord DX is also used to create individual patient medical records and monthly management and quality assurance reports for NCS' customers. To date, Concord DX has been implemented in 93% of NCS' pharmacy operating facilities.

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         In 1997, NCS acquired Rescot Systems Group, Inc. For the past 13 years,
Rescot has developed one of the premier institutional pharmacy operating systems used for managing patient and pharmacy data. Rescot has been instrumental in the design and implementation of Concord DX.

         In May 2001, NCS introduced iAstral(TM) which is a web-based internal company portal. NCS users can access many functions through iAstral(TM) including:

         o Real-Time Business Monitoring. This allows NCS personnel to view real-time information related to pharmacy operations including: on-line rejected third party claims, therapeutic interchange opportunities, gross margin opportunities, prescriptions with missing billing information, and prescriptions connected to delinquent accounts.

         o Historical Financial Information. This allows NCS personnel to view financial information and operational metrics regarding customers including gross and net sales, gross margin and historical rejected claim data.

         In addition to these internal capabilities, in May 2000, NCS introduced its web-based eASTRAL(TM), which is designed to perform the following functions:
(1) improve a nursing home's ability to adapt and operate in an environment of tightening margins and lower reimbursement levels under the prospective payment system, (2) enhance the communication between nursing homes and NCS, and (3) improve a nursing home's ability to conform to regulatory requirements. NCS' eASTRAL(TM) modules are as follows:

         o eMedmanager. This allows on-line pre-fill edit reviews. These reviews provide the nursing home formulary recommendations, alternative medications and information on potential cost savings to the nursing home. With access to this type of critical information, nursing homes can make more informed clinical and financial decisions.

         o Payor Status Reports. This has become critically important for nursing homes to assist them in controlling their Medicare Part A-covered costs. Through the use of eASTRAL(TM), NCS customers can make adjustments to patient status through an internet connection.

         o Order Status Report. This provides information on the status of each patient's medication orders, eliminating the need for the nursing staff to contact the pharmacy for this information.

         o NDC Report. This is available through the internet. This report provides information needed to complete Section U of the minimum data set, which must be completed for all long-term care patient.

         o eBill. This offers on-line invoice reviews. This is an important feature, especially for regional or national nursing home chains, that perform facility to facility cost comparisons.

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         o    Drug Fact. This provides detailed information on any medication, including its use, side effects, storage, precautions, interactions and instructions for use.

         o    Refill Orders. This allows nursing homes to refill orders on-line.

         o Medical Records Printing. This allows nursing homes to print medical records at their facility.

         NCS believes that these capabilities distinguish NCS from others in the institutional pharmacy industry. As nursing homes become more sophisticated, their interest in and need for these capabilities will increase. NCS believes it is uniquely positioned to fulfill those needs.

         Sales and Marketing

         In marketing to prospective customers, NCS has organized the selling efforts of each formerly independent location into a single sales force consisting of account executives, divisional sales managers, national account managers and a chief development officer. The national account managers, along with the chief development officer, are responsible for selling to national chains and other strategically significant accounts. The account executives report directly to the divisional sales managers and are trained in each of NCS' products and services. Typically, the account executives sell NCS services throughout their respective geographic territories most of which consist of approximately 400 long-term care facilities. These individuals are paid base salaries with commissions comprising up to 75% of a successful salesperson's compensation. NCS believes that long-term care facilities change institutional pharmacies fairly infrequently, but when a change is made, it is generally the result of a competitor's ability to offer better service or a broader array of products and services. Additionally, in the prospective payment system environment, price competition is becoming an increasingly significant factor.

         NCS' marketing function also reports to the chief development officer. This function is responsible for the overall branding of NCS through trade advertising, direct telemarketing, educational seminars, industry press releases, industry trade shows and competitive information.

         Purchasing

         NCS purchases pharmaceuticals primarily through a national wholesale distributor, with whom it has negotiated a prime vendor contract, and directly from certain pharmaceutical manufacturers. NCS also is a member of industry buying groups that contract with manufacturers for volume-based discounted prices which are passed through to NCS by its wholesale distributor. In addition, NCS has formed a group purchasing organization with two other large pharmaceutical buyers in the long-term care and acute care industries. NCS purchases the majority of its pharmaceuticals through this organization. The organization utilizes the same wholesale distributor as NCS. NCS has numerous sources of supply available to it and has not experienced any difficulty in obtaining pharmaceuticals or other products and supplies used in the conduct of its business.

         Customers

         At June 30, 2002, NCS had contracts to provide services to more than 203,000 long-term care beds in 33 states. These contracts, as is typical in the industry, are generally for a period of one year but can be terminated by either party for any reason upon thirty days' written notice. Over the past few years, NCS has expanded its customer base to also include rural hospitals. As of June 30, 2002, no individual customer or market group represented more than 5% of the total sales of NCS' institutional pharmacy business.

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         Competition

         Competition among providers of pharmacy services to long-term care facilities is intense. NCS believes that it is one of the four largest national independent institutional pharmacies in the United States. Institutional pharmacies compete principally on the basis of quality, cost effectiveness and service level. In the geographic areas it serves, NCS competes with local retail pharmacies, captive pharmacies and local, regional and national institutional pharmacies. NCS competes with several other companies with similar marketing strategies, some of which have greater resources than NCS.

         Reimbursement and Billing

         As is generally the case for long-term care facility services, NCS receives payments through reimbursement from Medicaid and Medicare programs and directly from individual residents (private pay), private third-party insurers and long-term care facilities. For the fiscal year ended June 30, 2002, NCS' payor mix was approximately 49% -- Medicaid, 20% -- long-term care facilities (including amounts for which the long-term care facility receives reimbursement under Medicare Part A), 14% -- private pay, 11% -- third-party insurance, 1% -- Medicare and 5% -- other sources. The Medicare and Medicaid programs are highly regulated. The failure of NCS and/or its client institutions to comply with applicable reimbursement regulations could adversely affect NCS' business.

         Private Pay. For those residents who are not covered by government-sponsored programs or private insurance, NCS generally bills the patient or other responsible party on a monthly basis. Depending upon local market practices, NCS may alternatively bill private residents through the long-term care facility. Pricing for private pay residents is based on prevailing regional market rates or "usual and customary" charges.

         Medicaid. The Medicaid program is a federal-state cooperative program designed to enable states to provide medical assistance to aged, blind or disabled individuals, or to members of families with dependent children whose income and resources are insufficient to meet the costs of necessary medical services. State participation in the Medicaid program is voluntary. To become eligible to receive federal funds, a state must submit a Medicaid "state plan" to the United States Secretary of Health and Human Services, for approval. The federal Medicaid statute specifies a variety of requirements that the state plan must meet, including requirements relating to eligibility, coverage of services, payment and administration. For residents eligible for Medicaid, NCS bills the individual state Medicaid program or, in certain circumstances, the state designated managed care or other similar organizations. Medicaid programs are funded jointly by the federal government and individual states and are administered by the states. The reimbursement rates for pharmacy services under Medicaid are determined on a state-by-state basis subject to review by the Centers for Medicare and Medicaid Services (formerly the Health Care Financing Administration) and applicable federal law. Federal regulations and the regulations of certain states establish "upper limits" for reimbursement for certain prescription drugs under Medicaid. In most states pharmacy services are priced at the lower of "usual and customary" charges or cost (which generally is defined as a function of average wholesale price and may include a profit percentage) plus a dispensing fee. Most states establish a fixed dispensing fee that is adjusted to reflect associated costs on an annual or less frequent basis.

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         State Medicaid programs generally have long-established programs for reimbursement which have been revised and refined over time and have not had a material adverse effect on the pricing policies or receivables collection for long-term care facility pharmacy services. Any future changes in such reimbursement programs or in regulations relating thereto, such as reductions in the allowable reimbursement levels or the timing of processing of payments, could adversely affect NCS' business. The annual increase in the federal share would vary from state to state based on a variety of factors. Such provisions, if ultimately signed into law, could adversely affect NCS' business. Additionally, any shift from Medicaid to state designated managed care could adversely affect NCS' business due to historically lower reimbursement rates for managed care.

         Medicare. The Medicare program is a federally funded and administered health insurance program for individuals aged 65 and over or for certain individuals who are disabled. The Medicare program consists of two parts:
Medicare Part A, which covers, among other things, inpatient hospital, skilled long-term care facility, home health care and certain other types of health care services; and Medicare Part B, which covers physicians' services, outpatient services and certain items and services provided by medical suppliers. Medicare Part B also covers a limited number of specifically designated prescription drugs. Services for residents of long-term care facilities eligible for Part A coverage are billed directly to the respective long-term care facility.

         Medicare Part B provides benefits covering, among other things, outpatient treatment, physicians' services, durable medical equipment, orthotics, prosthetic devices and medical supplies. Products and services covered for Medicare Part B eligible residents in the long-term care facility include, but are not limited to, enteral feeding products, ostomy supplies, urological products, orthotics, prosthetics, surgical dressings, tracheostomy care supplies and a limited number of other medical supplies. All claims for durable medical equipment, prosthetics, orthotics, prosthetic devices, including enteral therapy and medical supplies, referred to as "DMEPOS," are submitted to and paid by four regional carriers known as durable medical equipment regional carriers. The durable medical equipment regional carriers establish coverage guidelines, allowable utilization frequencies and billing procedures for DMEPOS. Payment is based on a fee schedule, which varies depending on the state in which the patient receiving the items resides. Payments for Medicare Part B-covered products to eligible suppliers, which include long-term care facilities and suppliers such as NCS, are made on a per-item basis directly to the supplier. In order to receive Medicare Part B reimbursement payments, suppliers must meet certain conditions set by the federal government. NCS, as an eligible supplier, either bills Medicare directly for Part B-covered products for each patient or, alternatively, assists the long-term care facility in meeting Medicare Part B eligibility requirements and prepares bills on behalf of the facility. Medicare Part B also has an annual deductible as well as a co-payment obligation on behalf of the patient, and the portion not covered by Medicare is billed directly to the patient or appropriate secondary payor.

         Third-Party Insurance. Third-party insurance includes funding for residents covered by private insurance plans, veterans' benefits, workers' compensation and other programs. The resident's individual insurance plan is billed immediately upon dispensing of the pharmacy services. Additionally, the resident is billed monthly for a copayment or deductible portion of the pharmacy services. NCS is under contract directly with the various third party insurance plans and the reimbursement rates are determined accordingly.

         Long-Term Care Facilities. In addition to occasional private patient billings and those related to drugs for Medicare eligible residents, long-term care facilities are billed directly for consulting services, certain over-the-counter medications and bulk house supplies.

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         Government Regulation

         Institutional pharmacies, as well as the long-term care facilities that they service, are subject to extensive federal, state and local laws and regulations. These laws and regulations cover required qualifications, day-to-day operations, reimbursement and the documentation of activities. NCS continuously monitors the effects of regulatory activity on its operations.

         Licensure, Certification and Regulation. States generally require that companies operating a pharmacy within that state be licensed by the State Board of Pharmacy. NCS currently has pharmacy licenses in each of the states in which it operates a pharmacy. In addition, NCS' pharmacies are registered with the appropriate state and federal authorities pursuant to statutes governing the regulation of controlled substances.

         Long-term care facilities are also separately required to be licensed in the states in which they operate and, if serving Medicare or Medicaid patients, must be certified to ensure compliance with applicable program participation requirements. Long-term care facilities are also subject to the long-term care facility reforms of OBRA, which impose strict compliance standards relating to the quality of care for long-term care operations, including vastly increased documentation and reporting requirements. In addition, pharmacists, nurses and other health professionals who provide services on NCS' behalf are in most cases required to obtain and maintain professional licenses and are subject to state regulation regarding professional standards of conduct.

         Federal and State Laws Affecting the Repackaging, Labeling and Interstate Shipping of Drugs. Federal and state laws impose certain repackaging, labeling and package insert requirements on pharmacies that repackage drugs for distribution beyond the regular practice of dispensing or selling drugs directly to patients at retail. A drug repackager must register with the FDA. NCS believes that it holds all required registrations and licenses and that its repackaging operations are in compliance with applicable state and federal requirements.

         Medicare and Medicaid. For an extensive period of time, the long-term care facility pharmacy business has operated under regulatory and cost containment pressures from state and federal legislation primarily affecting the Medicaid and Medicare programs.

         The Medicare program establishes certain requirements for participation of providers and suppliers in the Medicare program. Pharmacies are not subject to such certification requirements. Skilled long-term care facilities and suppliers of DMEPOS, however, are subject to specified standards. Failure to comply with these requirements and standards may adversely affect an entity's ability to participate in the Medicare program and receive reimbursement for services provided to Medicare beneficiaries. See "- Reimbursement and Billing."

         Federal law and regulations contain a variety of requirements relating to the furnishing of prescription drugs under Medicaid. First, states are given broad authority, subject to certain standards, to limit or to specify conditions as to the coverage of particular drugs. Second, federal Medicaid law establishes standards affecting pharmacy practice. These standards include general requirements relating to patient counseling and drug utilization review and more specific requirements for long-term care facilities relating to drug regimen reviews for Medicaid patients in such facilities. Recent regulations clarify that, under federal law, a pharmacy is not required to meet the general standards for drugs dispensed to long-term care facility residents if the long-term care facility complies with the drug regimen review requirements. However, the regulations indicate that states may nevertheless require pharmacies to comply with the general standards, regardless of whether the long-term care facility satisfies the drug regimen review requirement, and the states in which NCS operates currently require its pharmacies to comply therewith. Third, federal regulations impose certain requirements relating to reimbursement for prescription drugs furnished to Medicaid residents. See "- Reimbursement and Billing - Medicaid."

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         In addition to requirements imposed by federal law, states have substantial discretion to determine administrative, coverage, eligibility and payment policies under their state Medicaid programs which may affect NCS' operations. For example, some states have enacted "freedom of choice" requirements which prohibit a long-term care facility from requiring its residents to purchase pharmacy or other ancillary medical services or supplies from particular providers that deal with the long-term care facility. Such limitations may increase the competition that NCS faces in providing services to long-term care facility patients.

         Providers and suppliers who participate in the Medicare and Medicaid programs are subject to inquiries or audits to evaluate their compliance with requirements and standards set forth under these programs. NCS believes that its billing procedures materially comply with applicable state and federal requirements. However, there can be no assurance that in the future such requirements will be interpreted in a manner consistent with its interpretation and application.

         The Medicare and Medicaid programs are subject to statutory and regulatory changes, retroactive and prospective rate adjustments, administrative rulings, executive orders and freezes and government funding restrictions, all of which may adversely affect NCS' business. There can be no assurance that payments for services under the Medicare and Medicaid programs will continue to be based on current methodologies or remain comparable to present levels. NCS may be subject to rate reductions as a result of federal budgetary or other legislation related to the Medicare and Medicaid programs. In addition, various state Medicaid programs periodically experience budgetary shortfalls which may result in Medicaid payment reductions and delays in payments.

         Healthcare Reform and Federal Budget Legislation. The Balanced Budget Act of 1997, enacted on August 5, 1997, mandated the implementation of a prospective payment system for skilled nursing facilities, providing care for Medicare Part A-covered residents, effective for cost reporting periods beginning on or after July 1, 1998.

         Under prospective payment system, skilled nursing facilities receive a single per diem payment for all Medicare Part A-covered skilled nursing facilities services. The new single, per diem federal rate was phased in over a three-year period that began with cost reporting periods beginning on or after July 1, 1998. Each Medicare Part A-covered patient is designated into one of 44 resource utilization group (RUG), or case-mix categories, as defined by Centers for Medicare and Medicaid Services. The per diem payment associated with each RUG category encompasses all costs of furnishing covered skilled nursing services including routine, ancillary and capital-related costs. The prospective payment system incorporates payment for pharmacy within the federal per diem.

         The prospective payment system represented a significant change in the way long term care facilities were reimbursed for care of Medicare Part A-covered residents. Prior to the prospective payment system, long term care facilities were reimbursed the actual cost incurred related to care for the medically complex Medicare Part A-covered residents. The prospective payment system regulations now reimburse only a predetermined rate for each Part A-covered resident regardless of the actual cost of care.

         On November 29, 1999, Congress enacted the Balanced Budget Refinement Act of 1999, in response to concerns that the prospective payment system rates did not adequately reflect the high medication costs of high acuity patients. The Act temporarily increases the federal per diem rates by 20% for 15 high acuity categories (RUGs) under Extensive Services, Special Care, Clinically Complex and High and Medium Rehab (effective October 1, 2000). In addition, it increases the per diem payment by four percent for all acuity categories (calculated exclusive of the 20% RUG increase) for the years commencing October 1, 2000 and 2001. The Balance Budget Refinement Act also allows skilled nursing facilities to elect transition to full federal prospective payment system rates on or after December 15, 1999 instead of participating in the three-year transition period.

         On December 15, 2000, Congress enacted the Medicare, Medicaid and SCHIP Benefits Improvement and Protection Act of 2000 to further mitigate the effects of reimbursement cuts contained in the Balanced Budget Act. The Benefits Improvement and Protection Act, effective April 2001, further increases reimbursement by means of a 6.7% rate increase for certain high-acuity rehabilitation patients and a 16.66% across the board increase in the nursing component of the federal rate for all patients.

         Certain of the increases in Medicare reimbursement for skilled nursing facilities provided under the Balanced Budget Refinement Act and the Benefits Improvement and Protection Act are scheduled to expire on September 30, 2002 unless Congress enacts additional legislation. If no additional legislation is enacted, the loss of revenues associated with this occurrence could have an adverse effect on the financial condition of NCS' skilled nursing facilities customers. While it is hoped that Congress will act in a timely fashion, no assurances can be given as to whether Congress will take action, the timing of any action or the form of any relief enacted.

         Moreover, for several years, the federal government has examined the appropriateness of the "average wholesale price" as a basis for reimbursement of outpatient prescription drugs under Part B of the Medicare program and certain state Medicaid programs. "Average wholesale price," or "AWP," is an industry term that typically is understood to represent a suggested resale price for wholesale sales to pharmacies. NCS' revenues for drugs dispensed under Medicare Part B are less than 0.5% of total revenues. Discounted average wholesale price plus a dispensing fee is also the basis for many state Medicaid programs' reimbursement of drugs to pharmacy providers for Medicaid beneficiaries generally as well as under certain private reimbursement programs. If government or private health insurance programs discontinue or modify the use of average wholesale price or otherwise implement payment methods that reduce the reimbursement for pharmaceuticals, it could adversely affect NCS' reimbursement.

         With respect to Medicaid, the Balanced Budget Act repealed the "Boren Amendment" federal payment standard for Medicaid payments to nursing facilities effective October 1, 1997, giving states greater latitude in setting payment rates for such facilities. The law also granted states greater flexibility to establish Medicaid managed care programs without the need to obtain a federal waiver. Although these waiver projects generally exempt institutional care, including nursing facilities and institutional pharmacy services, no assurances can be given that these programs ultimately will not change the reimbursement system for long-term care, including pharmacy services, from fee-for-service to managed care negotiated or capitated rates. NCS is unable to predict what impact, if any, future changes in Medicaid payments to nursing facilities or managed care systems might have on its operations.

         It is uncertain at this time what additional healthcare reform initiatives, including an expanded Medicare prescription drug benefit, if any, will be implemented, or whether there will be other changes in the administration of governmental health care programs or interpretation of governmental policies or other changes affecting the health care system. There can be no assurance that future healthcare or budget legislation or other changes will not have an adverse effect on NCS' business.

         The Health Insurance Portability and Accountability Act of 1996 was enacted in August 1996. The goals of the legislation are 1) to promote the simplification, standardization and security of the electronic submission of healthcare information (electronic transactions and code sets rule), 2) to protect the security and integrity of healthcare information (security rule) and
3) to protect the confidentiality of healthcare information (privacy rule). NCS has assembled a multi-disciplinary task force to ensure that it has the systems and procedures in place to comply with the regulations of the Health Insurance Portability and Accountability Act in a timely manner.

         Referral Restrictions. NCS is subject to federal and state laws that govern financial and other arrangements between health care providers. These laws include the federal anti-kickback statute, which prohibits, among other things, knowingly and willfully soliciting, receiving, offering or paying any remuneration directly or indirectly in return for or to induce the referral of an individual to a person for the furnishing of any item or service for which payment may be made in whole or in part under Medicare or Medicaid. Many states have enacted similar statutes that are not necessarily limited to items and services for which payment is made by Medicare or Medicaid. Other applicable laws include the federal and state false claims acts, which prohibit the submission of false claims, the making of false statements to receive payment under the Medicare and Medicaid programs and the failure to refund overpayments and improper payments. Violations of these laws may result in fines, imprisonment and exclusion from the Medicare and Medicaid programs or other state-funded programs. Federal and state court decisions interpreting these statutes are limited, but have generally construed the statutes broadly. Recent Federal legislation has increased the enforcement and penalties for violation of these statutes.

         With respect to the federal anti-kickback statute, federal regulations establish "Safe Harbors," which give immunity from criminal or civil penalties to parties in good faith compliance. While the failure to satisfy all the criteria for a specific Safe Harbor does not necessarily mean that an arrangement violates the federal statute, the arrangement is subject to review by the Office of Inspector General for Secretary of Health and Human Services, which is charged with administering the federal anti-kickback statute. Beginning January 1, 1997, the Secretary of Health and Human Services began issuing written advisory opinions regarding the applicability of certain aspects of the anti-kickback statute to specific arrangements or proposed arrangements. Advisory opinions will be binding as to the Secretary and the party requesting the opinion.

         The OIG has issued "Fraud Alerts" identifying certain questionable arrangements and practices, which it believes, may implicate the federal anti-kickback statute. The OIG has issued a Fraud Alert providing its views on certain joint venture and contractual arrangements between health care providers. The OIG has recently issued a Fraud Alert concerning prescription drug marketing practices that could potentially violate the federal anti-kickback statute. Pharmaceutical marketing activities may implicate the federal anti-kickback statute because drugs are often reimbursed under the Medicaid program. According to the Fraud Alert, examples of practices that may implicate the statute include certain arrangements under which remuneration is made to pharmacists to recommend the use of a particular pharmaceutical product. In addition, a number of states have recently undertaken enforcement actions against pharmaceutical manufacturers involving pharmaceutical marketing programs, including programs containing incentives to pharmacists to dispense one particular product rather than another. These enforcement actions arise under state consumer protection laws that generally prohibit false advertising, deceptive trade practices and the like. Further, a number of the states involved in these enforcement actions have requested that the FDA exercise greater regulatory oversight in the area of pharmaceutical promotional activities by pharmacists. It is not possible to determine whether the FDA will act in this regard or what effect, if any, FDA involvement would have on NCS' operations.

         NCS believes that its contract arrangements with other health care providers, its pharmaceutical suppliers and its pharmacy practices are in compliance with these laws. There can be no assurance, however, that such laws will not be interpreted in the future in a manner inconsistent with NCS' interpretation and application.

         Environmental Matters. In operating its facilities, NCS makes every effort to comply with environmental laws. No major difficulties have been encountered in effecting compliance. In addition, no material capital expenditures for environmental control facilities are expected. While NCS cannot predict the effect which any future legislation, regulations or interpretations may have upon its operations, it does not anticipate any changes that would have a material adverse impact on its operations.

         General. In the ordinary course of its business, NCS is subject to inspections, audits, inquiries and similar actions by governmental authorities responsible for enforcing the laws and regulations to which NCS is subject.

Employees

         As of June 30, 2002, NCS had approximately 2,500 full-time employees. None of its employees are represented by a union. NCS considers relations with its employees to be good.

Property

         NCS presently maintains its executive offices in approximately 27,500 square feet of space in Beachwood, Ohio pursuant to a lease expiring in 2005 with an unaffiliated third party. NCS currently considers this space to be sufficient for its corporate headquarters operations.

         As of June 30, 2002, NCS leased or owned 86 properties in 33 states with a total square footage of 798,000 square feet. The properties range in size from approximately 500 square feet to approximately 38,000 square feet. The remaining term of the leases relating to these properties vary from one month to fourteen years and, in some cases, include options to extend. For information concerning NCS' rental obligations, see Note 5 (Operating Leases) of the notes to consolidated financial statements, which is set forth in NCS' financial statements included in this proxy statement/prospectus.

Legal Proceedings

         In addition to matters related to the merger as set forth in "The Merger -- Litigation Relating to the Merger," in the ordinary course of its business, NCS is subject to inspections, audits, inquiries and similar actions by governmental authorities responsible for enforcing the laws and regulations to which NCS is subject.

         NCS' subsidiary, NCS HealthCare of Illinois, Inc., referred to as "NCS Illinois," and former owners of the Herrin, Illinois site, were named defendants in a civil action filed under the federal civil False Claims Act in the United States District Court for the Southern District of Illinois in the case captioned "The United States of America, ex rel., Denise Crews, et al. v. Family Nursing Home Services, Inc., et al." (Case No. 99-4020-GPM). On February 20, 2002, the United States of America filed a Notice of Election to Decline Intervention. This Notice was filed in camera and under seal. A complaint in the above-captioned matter was then served on NCS Illinois on July 12, 2002. On August 20, 2002, NCS was served with a copy of a First Amended False Claims Complaint with jury demand in the above-captioned matter in which NCS was also named as a defendant. The amended complaint alleges violations of the federal and Illinois false claims acts and seeks treble damages and a civil penalty in the amount of $10,000 for each false claim.

Management's Discussion and Analysis of Financial Condition and Results of Operations of NCS

         Results of Operations

         The following table sets forth, for the periods indicated, certain items from NCS' Statements of Operations, expressed as a percentage of total revenues.

                                                                                   Year Ended June 30,
                                                                              ------------------------------
                                                                               2002        2001        2000
                                                                              ------      ------      ------
Revenues                                                                      100.0%      100.0%      100.0%
Cost of revenues.........................................................      83.5        82.1        80.2
                                                                              -----       -----       -----
Gross margin.............................................................      16.5        17.9        19.8
Selling, general and administrative expenses.............................      14.5        19.7        18.3
Special charge to increase allowance for doubtful accounts...............        --          --         6.4
Nonrecurring charges.....................................................        --          --         7.3
                                                                              -----       -----       -----
Operating income (loss)..................................................       2.0        (1.8)      (12.2)
Interest expense, net ...................................................      (3.9)       (5.1)       (3.8)
                                                                              -----       -----       -----
Loss before income taxes and cumulative effect of accounting change......      (1.9)       (6.9)      (16.0)
Income tax expense.......................................................        --          --        (0.5)
                                                                              -----       -----       -----
Loss before income taxes.................................................      (1.9)       (6.9)      (16.5)
Cumulative effect of accounting change...................................     (34.4)         --          --
                                                                              -----       -----       -----
Net loss                                                                      (36.3)%      (6.9)%     (16.5)%
                                                                              =====       =====       =====

        Years Ended June 30, 2002 and 2001

         Net loss for the year ended June 30, 2002 was $234.6 million or $9.89 per share compared to a net loss of $43.5 million or $1.85 per share for the year ended June 30, 2001.

         Net loss for the year ended June 30, 2002, excluding the cumulative effect of the adoption of Statement of Financial Accounting Standards (SFAS) No. 142, "Goodwill and Other Intangible Assets," was $12.4 million or $0.52 per share compared to net loss, excluding bad debt expense for non-core businesses which had been either sold or shut down (exited businesses), fixed asset impairment charges and additional expenses related to restructuring activities, of $30.3 million or $1.29 per share for the year ended June 30, 2001.

         NCS elected early adoption of SFAS No. 142 effective July 1, 2001. In accordance with SFAS No. 142, goodwill and other indefinite lived intangible assets are no longer amortized. Under this non-amortization approach, SFAS No. 142 requires that goodwill and other indefinite lived intangible assets be reviewed for impairment using a fair value based approach upon adoption and at least annually thereafter. NCS recorded a non-cash charge of $222.1 million to reduce the carrying value of its goodwill as a result of the adoption of SFAS No. 142. In accordance with the requirements of SFAS No. 142, the charge has been recorded as a cumulative effect of accounting change in NCS' consolidated statement of operations.

         The results for the year ended June 30, 2002 exclude goodwill amortization in accordance with NCS' adoption of SFAS No. 142. In accordance with SFAS No. 142, the results for the year ended June 30, 2001 are as originally reported and include goodwill amortization. If SFAS No. 142 would have been effective for the year ended June 30, 2001, net loss would have been $33.1 million and net loss per share would have been $1.41, excluding $10.4 million of goodwill amortization.

         Revenues for the year ended June 30, 2002 increased $19.5 million or 3.1% to $645.8 million from $626.3 million for the year ended June 30, 2001. The increase in revenue from the prior fiscal year is primarily attributable to pharmaceutical inflation over the last year and the increased utilization of higher priced drugs.

         Cost of revenues for the year ended June 30, 2002 increased $24.4 million or 4.7% to $538.9 million from $514.5 million for the year ended June 30, 2001. Cost of revenues as a percentage of revenues increased to 83.5% for the year ended June 30, 2002 from 82.1% for the year ended June 30, 2001. The decline in gross margin as a percentage of revenues was primarily due to an unfavorable change in product mix, the continued shift toward lower margin payor sources such as Medicaid and third-party insurance plans, and lower Medicaid and third-party insurance reimbursement levels. Medicaid and third-party insurance revenues accounted for 60.1% of revenues for the year ended June 30, 2002 versus 57.4% for the year ended June 30, 2001. NCS expects these gross margin trends to continue in fiscal 2003.

         Selling, general and administrative expenses for the year ended June 30, 2002 decreased $29.5 million or 23.9% to $93.8 million from $123.3 million for the year ended June 30, 2001. Selling, general and administrative expenses as a percentage of revenues decreased from 19.7% for the year ended June 30, 2001 to 14.5% for the year ended June 30, 2002.

         Selling, general and administrative expenses for the year ended June 30, 2001 included $13.2 million for bad debt expense for exited businesses, fixed asset impairment charges and additional expenses related to restructuring activities. NCS recorded $10.1 million of additional bad debt expense to fully reserve for remaining accounts receivable of non-core and non-strategic businesses exited prior to June 30, 2001. These businesses were ancillary to the core pharmacy operations and as part of the restructuring activities were either sold, if there was an available buyer, or shut down. Collection of these receivables was much more difficult than anticipated. NCS recorded additional expenses related to restructuring activities of approximately $1.0 million, primarily for lease terminations associated with the continuing implementation and execution of strategic restructuring and consolidation activities. NCS recorded a fixed asset impairment charge of $2.1 million in accordance with Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long Lived Assets and for Long Lived Assets to be Disposed of" (SFAS No. 121). This charge relates primarily to changes in asset values resulting from the impact of restructuring activities and changes in operational processes under restructured operations.

         As discussed above, NCS adopted SFAS No. 142 effective July 1, 2001 and accordingly discontinued the amortization of goodwill. If SFAS No. 142 would have been effective for the year ended June 30, 2001, selling, general and administrative expenses would have been $112.9 million.

         Excluding the impact of the adoption of SFAS No. 142 and bad debt expense for exited businesses, fixed asset impairment charges and additional expenses related to restructuring activities, selling, general and administrative expenses for the year ended June 30, 2001 would have been $99.7 million or 15.9% of sales compared to $93.8 million or 14.5% of sales for the year ended June 30, 2002. The decrease in expenses from the prior year is a result of efforts by NCS to reduce operating and overhead costs and a decrease in bad debt expense, partially offset by an increase in professional fees related to restructuring activities. The decrease in bad debt expense is primarily a result of improved collection trends and improved accounts receivable aging characteristics. The number of days of sales outstanding on net accounts receivable decreased to 48 days at June 30, 2002 from 55 days at June 30, 2001.

         Operating income for the year ended June 30, 2002, was $13.1 million or 2.0% of revenues compared to operating income, excluding the impact of the adoption of SFAS No. 142 and bad debt expense for exited businesses, fixed asset impairment charges and additional expenses related to restructuring activities, of $12.2 million or 1.9% of revenues for the year ended June 30, 2001. The increase is primarily a result of a decrease in operating expenses, partially offset by an increase in cost of revenues as discussed above. Improvement in operating performance in fiscal 2002 is also due to a more stable operating environment for skilled nursing facility customers, as they realized the benefits of higher statutory reimbursements rates in conjunction with the implementation of the Balanced Budget Refinement Act , and the Medicare, Medicaid and SCHIP Benefits Improvement and Protection Act of 2000. Certain of the increases in Medicare reimbursement for skilled nursing facilities provided under the Balanced Budget Refinement Act and the Benefits Improvement and Protection Act will expire in October 2002 unless Congress enacts additional legislation. If additional legislation is not enacted, the loss of revenues associated with this occurrence could have a negative impact on the financial condition of NCS' skilled nursing facilities customers.

         NCS had net interest expense of $25.2 million for the year ended June 30, 2002, compared to net interest expense of $31.7 million for the year ended June 30, 2001. The decrease is primarily attributable to a decrease in interest rates during fiscal year 2002. As discussed below, the senior credit facility expired on May 31, 2002 and NCS is currently being charged a default interest rate.

         Years Ended June 30, 2001 and 2000

         Net loss for the year ended June 30, 2001 was $43.5 million or $1.85 per share compared to a net loss of $114.5 million or $5.31 per share for the year ended June 30, 2000.

         Net loss for the year ended June 30, 2001, excluding bad debt expense for non-core businesses which had been either sold or shut down (exited businesses), fixed asset impairment charges and additional expenses related to restructuring activities, was $30.3 million or $1.29 per share compared to net loss, excluding nonrecurring, restructuring, other special charges and a non-cash charge related to a valuation allowance recorded against NCS' net deferred tax assets, of $9.5 million or $0.44 per share for the year ended June 30, 2000.

         Operating results of NCS in fiscal 2000 and 2001 were negatively affected by the ongoing difficulty of the operating environment in the long-term care industry. In particular, the long-term care industry was adversely effected by the continued impact of the implementation of Medicare's prospective payment system. The adverse impact of the implementation of the prospective payment system under the Balanced Budget Act of 1997 for Medicare residents of skilled nursing facilities was significantly greater than anticipated and resulted in a difficult operating environment in the long-term care industry. The prospective payment system resulted in a substantial reduction in reimbursement for skilled nursing facilities. Consequently, NCS experienced revenue and margin pressure as a result of these reimbursement changes. Resident acuity level also decreased as these facilities attempted to avoid high acuity patients, negatively impacting the overall utilization of drugs, particularly those with higher costs such as infusion therapy.

         For NCS, operating processes for administering and executing prospective-payment-system- related activities were significantly different than operating processes prior to the implementation of the prospective payment system. Contracting processes, data gathering, and operational dispensing processes for Medicare Part A-covered residents all underwent significant change resulting in higher costs and lower margins for NCS. These costs were in addition to the impact of costs associated with customer bankruptcies and their deteriorating financial condition. During the two years ended June 30, 2001, NCS made considerable efforts in reducing overhead and operating costs by accelerating efforts to consolidate and/or close pharmacy and ancillary service locations, the shutdown or sale of certain non-strategic and/or unprofitable operations, and continuing its employee reduction plan. In addition, NCS continued to review the profitability of its customer base and terminated uneconomic accounts and began applying stricter standards in accepting new business.

         Revenues for the year ended June 30, 2001 decreased $68.2 million or 9.8% to $626.3 million from $694.5 million for the year ended June 30, 2000. Approximately $46.9 million of the decrease in revenue from the prior fiscal year is attributable to a decrease in revenue from NCS' allied and ancillary services. This decrease is due to decisions by management to terminate uneconomic accounts and the shutdown or sale of certain non-strategic or unprofitable operations. Through June 30, 2001, NCS had disposed of three ancillary operations that were not contributing to the overall financial performance of NCS. The remaining $21.3 million of the decrease in revenue is attributable to NCS' pharmacy operations and is related to net bed loss during the year and revenue pressure associated with the continued implementation of the prospective payment system. Although NCS added new customers during fiscal 2001 through its sales and marketing efforts, the number of beds served by NCS declined due to competitive conditions and decisions by management to terminate uneconomic accounts and accounts with unacceptable credit risk.

         Cost of revenues for the year ended June 30, 2001 decreased $42.3 million or 7.6% to $514.5 million from $556.8 million for the year ended June 30, 2000. Cost of revenues as a percentage of revenues increased to 82.1% for the year ended June 30, 2001 from 80.2% for the year ended June 30, 2000. Gross margins for the year ended June 30, 2001 continued to be effected by the impact of the prospective-payment-system-reimbursement system. Margin pressure resulted from continued Medicare Part A pricing pressure, lower than anticipated gross margins on prospective-payment-system-related contracts, reduced acuity levels and census at customer facilities, a continued shift toward lower margin payer sources including Medicaid and insurance and lower Medicaid and insurance reimbursement. This includes the impact of the implementation of the Centers for Medicare and Medicaid Services federal upper limits, which were implemented in December 2000 and reflected lower reimbursement from State Medicaid programs.

         Selling, general and administrative expenses for the year ended June 30, 2001 decreased $3.7 million or 2.9% to $123.3 million from $127.0 million for the year ended June 30, 2000. Selling, general and administrative expenses as a percentage of revenues increased from 18.3% for the year ended June 30, 2000 to 19.7% for the year ended June 30, 2001. Excluding bad debt expense for exited businesses, fixed asset impairment charges and additional expenses related to restructuring activities, selling, general and administrative expenses for the year ended June 30, 2001 decreased $16.9 million or 13.3% to $110.1 million from $127.0 million for the year ended June 30, 2000. Excluding bad debt expense for exited businesses, fixed asset impairment charges and additional expenses related to restructuring activities, selling, general and administrative expenses as a percentage of revenues decreased from 18.3% for the year ended June 30, 2000 to 17.6% for the year ended June 30, 2001. The decrease in expenses from the year ended June 30, 2000 is a result of efforts by NCS to reduce operating and overhead costs, including continuing the consolidation and/or closing of pharmacy locations, the restructuring or sale of certain non-core ancillary lines of business and continuing its employee reduction plan. These decreases were partially offset by increases in bad debt expense for continuing businesses and professional fees related to restructuring activities.

         Selling, general and administrative expenses for the year ended June 30, 2001 included $13.2 million for bad debt expense for exited businesses, fixed asset impairment charges and additional expenses related to restructuring activities. NCS recorded $10.0 million of additional bad debt expense to fully reserve for remaining accounts receivable of non-core and non-strategic businesses exited by NCS. These businesses were ancillary to the core pharmacy operations and as part of the restructuring activities were either sold, if there was an available buyer, or shut down. Collection efforts on these receivables were much more difficult than anticipated. NCS recorded additional expenses related to restructuring activities of approximately $1.1 million, primarily for lease terminations associated with the continuing implementation and execution of strategic restructuring and consolidation activities. At June 30, 2002, approximately $0.4 million is included in accrued expenses related to these expenses. For the year ended June 30, 2001, NCS recorded a fixed asset impairment charge of $2.1 million in accordance with Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long Lived Assets and for Long Lived Assets to be Disposed of" (SFAS No. 121). This charge relates primarily to changes in asset values resulting from the impact of restructuring activities and changes in operational processes under restructured operations.

         Operating income for the year ended June 30, 2001, excluding bad debt expense for exited businesses, fixed asset impairment charges and additional expenses related to restructuring activities, was $1.8 million or 1.9% of revenues compared to operating income, excluding nonrecurring, restructuring and special charges described below of $10.8 million or 1.6% of revenues for the year ended June 30, 2000. The decrease is primarily a result of a decrease in gross margins as described above and increases in bad debt expense for continuing businesses and professional fees related to restructuring activities, partially offset by a decrease in operating expenses as a result of efforts by NCS to reduce operating and overhead costs, including continuing the consolidation and/or closing of pharmacy locations, the restructuring or sale of certain non-core ancillary lines of business and continuing its employee reduction plan.

         During fiscal 2000, NCS recorded nonrecurring, restructuring and special charges of $95.8 million. A special charge of $44.6 million was recorded to increase the allowance for doubtful accounts, and nonrecurring, restructuring and other special charges of $51.2 million were recorded in connection with the implementation and execution of strategic restructuring and consolidation initiatives of certain operations, the planned disposition of certain non-core and/or non-strategic assets, impairment of certain assets and other nonrecurring items.

         The special charge to increase the allowance for doubtful accounts resulted from the continuing negative changes observed in industry and customer trends during the year ended June 30, 2000, and a change in the method of estimating the allowance necessary for accounts receivable. The financial condition of NCS' primary customer base and general industry trends continued to deteriorate throughout the year. Due to the negative trends that NCS' customers were facing, management re-evaluated the method of estimating the allowances necessary for these and other customers. The total provision for doubtful accounts, including the amounts included in the special charge, was $53.8 million for the year ended June 30, 2000.

         NCS continued its plan of restructuring to consolidate certain pharmacy sites in order to improve operating efficiencies. As a result, NCS consolidated thirteen additional pharmacy sites into either a new or existing location. NCS also shutdown six locations associated with certain ancillary services. During the year ended June 30, 2000, NCS recorded nonrecurring charges of $9.7 million related to these site consolidations and location shutdowns, inclusive of $1.1 million of additional costs incurred on site consolidations previously announced.

         During the year ended June 30, 2000, NCS adopted a formal exit plan to dispose of certain non-core and/or non-strategic assets. NCS recorded nonrecurring charges of $30.7 million related to the planned disposition of assets primarily consisting of impairment to goodwill and property and equipment. Through June 30, 2002, NCS has disposed of four ancillary service operations that were not contributing to the overall financial performance of NCS. Total revenue and operating income of the related business units was $59.3 million and $1.5 million, respectively, for the year ended June 30, 2000. The carrying amount of assets held for sale at June 30, 2000 was $7.6 million. At June 30, 2002, NCS has no assets held for sale.

         The remaining $10.8 million of the nonrecurring charge primarily relates to severance incurred during the year associated with NCS' expense reduction initiatives, additional asset impairments, costs related to a settlement with federal authorities regarding the investigation of NCS' Indianapolis, Indiana facility and other nonrecurring expenses.

         During December 1999, NCS reached a settlement with the U.S. Attorney's office in the Southern District of Indiana regarding the federal investigation of NCS' facility in Indianapolis, Indiana. As a result, NCS recorded the settlement amount as a nonrecurring charge. Under the terms of the settlement, NCS paid $4.1 million to the U.S. Attorney's office. NCS also agreed to maintain its current level of spending in connection with its compliance systems and procedures for a period of three years. If NCS does not comply with the terms of the accord, an additional $1.5 million will be payable to the U.S. Attorney's office.

         Employee severance costs included in the nonrecurring charges relate to the termination of 472 employees. As of June 30, 2002, all terminations associated with these restructuring activities have been completed.

         Details of the fiscal 2000 nonrecurring, restructuring and special charges and related activity are as follows:

                                                          Nonrecurring                Reserve                  Reserve
             Description               Cash/Non-cash         Charge      Activity    At 6/30/01   Activity   At 6/30/02
             -----------               -------------         ------      --------    ----------   --------   ----------
                                                         (In millions)
Site Consolidations
     Severance/compensation related    Cash                  $ 1.3        $(1.3)        $ --        $ --        $ --
     Lease terminations                Cash                    2.8         (2.1)          .7         (.5)         .2
     Asset impairments                 Non-cash                4.4         (4.4)          --          --          --
     Other                             Cash                    1.2         (1.0)          .2         (.1)         .1

Special increase to allowance
     for doubtful accounts             Non-cash               44.6        (44.6)          --          --          --

Disposition of Assets
     Asset impairment                  Non-cash               30.2        (30.2)          --          --          --
     Other                             Cash                     .5          (.5)          --          --          --

Other
     Cash                                                      6.6         (6.5)          .1         (.1)         --
     Non-cash                                                  4.2         (4.2)               --          --          --
                                                             -----       ------         ----     -------        ----

Total                                                        $95.8       $(94.8)        $1.0     $  (0.7)       $0.3
                                                             =====       =======        ====     =======        ====

         NCS had net interest expense of $31.7 million for the year ended June 30, 2001, compared to net interest expense of $26.2 million for the year ended June 30, 2000. The increase is primarily attributable to an increase in interest rates and other finance related charges during fiscal year 2001. As discussed below, the senior credit facility expired on May 31, 2002 and NCS is currently being charged a default interest rate.

         Liquidity and Capital Resources

         Net cash provided by operating activities was $10.8 million, $27.8 million, and $9.4 million in fiscal 2000, 2001 and 2002, respectively. The decrease in net cash provided by operating activities in fiscal 2002 resulted primarily from an increase in accounts payable in the prior year due to a temporary modification of payment terms negotiated with a major NCS supplier. The increase in net cash provided by operating activities during fiscal 2001 primarily resulted from a decrease in inventory as a result of NCS' inventory reduction efforts, a slower growth rate in accounts receivable and an increase in accounts payable due to the temporary modification of payment terms negotiated with a major NCS supplier.

         Net cash used in investing activities was $11.8 million, $4.1 million, and $5.9 million in fiscal 2000, 2001 and 2002, respectively.

         NCS made capital expenditures of $6.6 million, $3.4 million and $5.5 million in fiscal 2000, 2001 and 2002, respectively. Significant capital expenditures made by NCS include capitalized software costs associated with the Concord DX operating system, computer equipment, leasehold improvements and medication carts.

         Net cash used in financing activities was $12.0 million, $0.7 million, and $0.5 million in fiscal 2000, 2001 and 2002, respectively. The decrease in fiscal 2001 is primarily attributable to NCS making net payments of $8.6 million on its senior credit facility in fiscal 2000 with no similar payments in fiscal 2001 and 2002.

         In August 1997, NCS issued $100 million of convertible subordinated debentures, due 2004, referred to as the "NCS notes." The NCS notes carry an interest rate of 5.75% and are obligations of NCS. The operations of NCS are currently conducted principally through subsidiaries, which are separate and distinct legal entities. NCS' ability to make payments of principal and interest on the NCS notes will depend on its ability to receive distributions of cash from its subsidiaries. Each of NCS' wholly owned subsidiaries has guaranteed NCS' payment obligations under the NCS notes, so long as such subsidiary is a member of an affiliated group (within the meaning of Section 279(g) of the Internal Revenue Code of 1986, as amended) which includes NCS. The satisfaction by NCS' subsidiaries of their contractual guarantees, as well as the payment of dividends and certain loans and advances to NCS by such subsidiaries, may be subject to certain statutory or contractual restrictions, are contingent upon the earnings of such subsidiaries and are subject to various business considerations.

         NCS elected to not make the semi-annual $2.875 million interest payments due February 15, 2001, August 15, 2001, February 15, 2002 and August 15, 2002 on the NCS notes. On April 6, 2001, NCS received a formal Notice of Default and Acceleration and Demand for Payment from the Indenture Trustee. The Indenture Trustee declared the entire principal and any accrued interest thereon to be immediately due and payable and demanded immediate payment of such amounts. If such payments are not made, the Indenture Trustee reserves the right to pursue remedial measures in accordance with the Indenture, including, without limitation, collection activities. As of June 30, 2002, the amount of principal and accrued interest is $110.8 million. As a result of the above noted NCS notes being in default, an additional $2.4 million of NCS notes are also in default. Until the defaults are resolved, NCS notes of $102.4 million and related accrued interest of $10.9 million will be classified as a current liability.

         In June 1998, NCS entered into a four-year revolving credit agreement, referred to as the "senior credit facility," which expired on May 31, 2002. On June 3, 2002, NCS received correspondence from the senior lenders indicating that they reserve the right to exercise all rights, powers and privileges provided for in the credit agreement including the acceleration of the collection of NCS' obligations and/or exercise other remedies under the credit agreement including exercising their rights with respect to the pledged collateral. At the current time, the senior lenders have not chosen to exercise and enforce the rights and remedies available to them under the credit agreement. NCS continues to operate under the terms of the senior credit facility.

         The senior credit facility, as amended, had an available commitment of $207 million, provided all NCS assets as security, limited the availability of the senior credit facility to use for working capital only, required lender approval on acquisitions, provided for interest at a variable rate and contained certain debt covenants including an interest coverage ratio, minimum consolidated net worth requirements and a restriction on declaration and payment of cash dividends to NCS stockholders. Prior to the expiration of the senior credit facility, NCS had been in violation of certain financial covenants of the senior credit facility. On April 21, 2000, NCS received a formal notice of default from the senior lenders. As a result of the notice of default, the interest rate on the senior credit facility (excluding facility fee) increased to the prime rate plus 2.25% (7.0% at June 30, 2002). The borrowings of $206.1 million under the senior credit facility at June 30, 2002 are classified as a current liability. Failure to obtain a favorable resolution to the expiration of the senior credit facility could have a material adverse effect on NCS.

         During the past three years, NCS has implemented measures to improve cash flows generated from operating activities, including reductions in operating and overhead costs by continuing the consolidation and/or closing of pharmacy locations, continuing its employee reduction plan, more aggressive collection activity and inventory reduction efforts, and a temporary modification of payment terms negotiated with a major NCS supplier. In addition, NCS continues to review the profitability of its customer base and is terminating uneconomic accounts as well as applying stricter standards in accepting new business. NCS expects to meet its financing needs for the next twelve months through the use of cash generated from operations and its cash balance of $42.5 million at June 30, 2002. However, NCS may require additional capital resources for internal working capital needs and may need to incur additional indebtedness to meet these requirements. Additional funds are currently not available under the senior credit facility as described above and there can be no assurance that additional funds will be available.

         During the past two years, NCS has been in ongoing discussions with NCS' senior lenders and with an ad hoc committee of holders of the NCS notes, regarding the defaults discussed above and potential restructuring options. In addition, NCS engaged financial advisors and legal counsel to assist in exploring various capital restructuring and strategic alternatives with third parties. These defaults, among other factors, raise substantial doubt about NCS' ability to continue as a going concern.

         On July 28, 2002, NCS entered into a definitive merger agreement with Genesis. If the proposed merger is completed, each outstanding share of common stock of NCS will be converted into the right to receive 0.1 of a share of Genesis common stock. At the closing of the proposed merger, Genesis will repay in full the outstanding debt of NCS, including the borrowings of $206.1 million under the senior credit facility, and will redeem $102.4 million of the NCS notes, including any accrued and unpaid interest, plus the applicable redemption premium.

         The completion of the proposed merger is subject to regulatory approvals and other customary conditions, including the approval of the holders of a majority of the outstanding voting power of NCS' common stock. The timing and ultimate outcome of the proposed merger or any future negotiations with NCS' senior lenders and ad hoc committee of noteholders is uncertain and could have a material adverse effect on NCS. Given the foregoing, no assurances can be given that NCS will be able to maintain its current level of operations, or that its financial condition and prospects will not be materially and adversely affected over the next twelve months.

         NCS' effective income tax expense (benefit) rates were, 3.0%, 0.9% and 2.5% for the years ended June 30, 2000, 2001 and 2002, respectively. The effective tax rate differs from the federal statutory rate primarily as a result of the recording of a full valuation allowance against NCS' net deferred tax assets consisting primarily of net operating loss carryforwards.

         Contractual Obligations

         As of June 30, 2002, NCS had the following contractual obligations:

                             Payments Due by Period
                                 (In Thousands)

                                                              Less Than                                  5 Years and
                                                Total          1 Year        1-2 Years     3-4 Years        After
                                              ----------     ----------     ----------     ---------      ---------
Senior credit facility (1).................   $  206,130     $  206,130     $       --     $      --      $      --
Convertible subordinated debentures (2)....      102,361        102,361             --            --             --
Other long-term debt.......................          823            274            237           130            182
Non-cancelable operating leases............       22,919          7,114          9,463         4,876          1,466
                                              ----------     ----------     ----------     ---------      ---------
Total contractual cash obligations.........   $  332,233     $  315,879     $    9,700     $   5,006      $   1,648
                                              ==========     ==========     ==========     =========      =========

----------------------------
(1) The senior credit facility expired on May 31, 2002. See above discussion and Note 2 to the consolidated financial statements of NCS included in this proxy statement/prospectus.

(2) NCS is in default on the convertible subordinated debentures at June 30, 2002 and the debentures are therefore classified as a current liability. See above discussion and Note 8 to the consolidated financial statements of NCS.

         Critical Accounting Policies

         In December 2001, the SEC issued Financial Reporting Release No. 60, "Cautionary Advice Regarding Disclosure About Critical Accounting Policies," referred to as "FR 60," suggesting that companies provide additional disclosure and commentary on those accounting policies considered most critical. FR 60 considers an accounting policy to be critical if it is important to NCS' financial condition and results, and requires significant judgment and estimates on the part of management in its application. NCS believes that the following represents its critical accounting policies as contemplated by FR 60. For a summary of all of NCS' significant accounting policies, including the critical accounting policies discussed below, see Note 1 to NCS' consolidated financial statements included in this proxy statement/prospectus.

     Revenue Recognition

         Revenue is recognized on a monthly basis for products or services provided to customers during that month. The revenue cycle ends on the last day of the month. As is generally the case for long-term care facility services, NCS receives payments through reimbursement from Medicaid and Medicare programs and directly from individual residents (private pay), private third-party insurers and long-term care facilities. For the fiscal year ended June 30, 2002, NCS' payor mix was approximately 49% Medicaid, 20% long-term care facilities (including amounts for which the long-term care facility receives reimbursement under Medicare Part A), 14% private pay, 11% third-party insurance, 1% Medicare and 5% other sources. The Medicaid and Medicare programs are highly regulated. The failure of NCS and/or its client institutions to comply with applicable reimbursement regulations could adversely affect NCS' business. NCS monitors its receivables from Medicaid and other third-party payor programs and reports such revenues at the net realizable amount expected to be received from third-party payors.

     Contractual Allowances

         An estimated contractual allowance is recorded against third-party sales and accounts receivable (Medicaid and insurance). Accordingly, the net sales and accounts receivable reported in NCS' financial statements are recorded at the amount expected to be received from the third-party payor. Contractual allowances are adjusted to actual as cash is received and claims are reconciled. NCS evaluates the following criteria in developing the estimated contractual allowance percentages each month:

         1) Historical contractual allowance trends based on actual claims paid by third-party payors.
         2) Review of contractual allowance information reflecting current contract terms.
         3) Consideration and analysis of changes in customer base, product mix, payor mix, reimbursement levels or other issues that may impact contractual allowances.

     Allowance for Doubtful Accounts

         NCS' ability to collect outstanding receivables is critical to its operating performance and cash flows. The allowance for doubtful accounts is approximately 19.7% of the gross accounts receivable balance, net of contractual allowances, as of June 30, 2002. The provision for doubtful accounts was $53,825, $31,101 and $18,013 for the years ended June 30, 2000, 2001 and 2002, respectively.

         NCS utilizes the "Aging Method" to evaluate the adequacy of its allowance for doubtful accounts. This method is based upon applying estimated standard allowance requirement percentages to each accounts receivable aging category for each payor. NCS' management developed the estimated standard allowance requirement percentages by utilizing historical collection trends and its understanding of the nature and collectibility of receivables in the various aging categories. The standard allowance percentages were developed by payor type as the accounts receivable from each payor type have unique characteristics. The necessary balance sheet allowance for doubtful accounts is calculated on a monthly basis utilizing the aging method described above. NCS ensures that the actual balance in the allowance for doubtful accounts is equal to or greater than the estimated amount calculated by the aging method.

     Cost of Goods Sold

         Physical inventories are performed on a quarterly basis at all sites. As NCS does not utilize a perpetual inventory system, cost of goods sold is estimated during non-inventory months and is adjusted to actual by recording the results of the quarterly physical inventories. NCS evaluates the following criteria in developing estimated cost of goods sold during non-inventory months:

         1) Historical cost of goods sold trends based on prior physical inventory results.
         2) Review of cost of goods sold information reflecting current customer contract terms.
         3) Consideration and analysis of changes in customer base, product mix, payor mix, State Medicaid and third-party insurance reimbursement levels or other issues that may impact cost of goods sold.

         Accrued Health Insurance

         NCS is self-insured for health insurance claims with a stop-loss umbrella policy in place to limit the maximum potential liability for both individual claims and total claims for a plan year. Health insurance claims are paid as they are submitted to the plan administrator. NCS maintains an accrual for claims that have been incurred but not yet reported, referred to as IBNR, to the plan administrator and therefore have not been paid. NCS maintains an IBNR reserve based on the historical claim lag period and current payment trends of health insurance claims (generally 2 to 3 months).

         NCS records a monthly expense for the health insurance plan in its financial statements. The initial monthly expense for a plan year is determined at the beginning of the plan year by reviewing historical claims experience and the range of liability for the plan year as determined by the plan administrator. The initial monthly expense is adjusted each month as necessary to ensure that an adequate IBNR reserve level is maintained.

     Obligations Under Prime Wholesaler Agreement

         NCS purchases the majority of its inventory through one primary pharmaceutical supplier. In fiscal 2001, NCS negotiated a temporary modification of payment terms with this supplier. In June 2002, NCS entered into a letter of intent with this supplier and is continuing its negotiations to achieve a permanent modification in payment terms. In addition, NCS earns administrative fees and amounts from certain other contractual arrangements under a prime wholesaler agreement with this supplier. The administrative fees and amounts from other contractual arrangements are accrued on a monthly basis based on purchasing data and knowledge of the terms of the contractual arrangements. The actual amounts due under the contractual arrangements are typically communicated to NCS on a quarterly or annual basis based on the terms of the contractual arrangements. As a result of the 2001 temporary modification of payment terms, the supplier is withholding certain contractual amounts due to NCS. Receivables from the supplier of $5.9 million and $12.2 million at June 30, 2001 and 2002, respectively, have been netted against accounts payable to the supplier for financial reporting purposes. NCS believes that the receivables arising from these contractual arrangements are collectible and is currently operating under the letter of intent which provides for NCS to make monthly payments to the supplier based on the net amount payable to the supplier.

     Goodwill and Other Intangible Assets

         In July 2001, the Financial Accounting Standards Board issued Statements of Financial Accounting Standards (SFAS) No. 141, "Business Combinations," and No. 142, "Goodwill and Other Intangible Assets."

         SFAS No. 141 requires that the purchase method of accounting be used for all business combinations initiated after June 30, 2001. Use of the pooling-of-interests method is no longer permitted. SFAS No. 141 also includes guidance on the initial recognition and measurement of goodwill and other intangible assets acquired in a business combination that is completed after June 30, 2001. NCS adopted SFAS No. 141 on July 1, 2001.

         NCS elected early adoption of SFAS No. 142 as of July 1, 2001. In accordance with SFAS No. 142, goodwill and other indefinite lived intangible assets will no longer be amortized. Under this non-amortization approach, SFAS No. 142 requires that goodwill and other indefinite lived intangible assets be reviewed for impairment using a fair value based approach upon adoption and at least annually thereafter.

         SFAS No. 142 provides a six-month transitional period from the effective date of adoption for NCS to perform an assessment of whether there is an indication that goodwill is impaired. To the extent that an indication of impairment exists, NCS must perform a second test to measure the amount of the impairment. For purposes of SFAS No. 142, NCS is considered to have one reporting unit. NCS determined its implied fair value utilizing a market capitalization approach and compared the fair value of NCS to its carrying value. This evaluation indicated that goodwill was potentially impaired as of July 1, 2001. As a result, NCS was required to complete the second step of the transitional impairment test to measure the amount of the impairment. In calculating the impairment, the implied fair value of goodwill was determined by calculating the fair value of all tangible and intangible net assets through appraisals, external valuations, quoted market prices and other valuation methods. The implied fair value of goodwill was compared to the carrying value of goodwill to measure the amount of the impairment. NCS recorded a non-cash charge of $222.1 million as of July 1, 2001 to reduce the carrying value of its goodwill as a result of the adoption of SFAS No. 142. As of June 30, 2002, remaining goodwill was $80.5 million which is subject to continuing review of impairment under a similar approach as described above.

         The amount of the impairment primarily reflects the decline in NCS' stock price and financial condition since the acquisitions were completed that generated the goodwill. NCS observed significant negative industry and customer trends during the three years prior to the valuation date of July 1, 2001, including a net loss of $16.3 million, $114.5 million and $43.5 million for the years ended June 30, 1999, 2000 and 2001, respectively. These trends primarily related to increased bankruptcies and significant financial difficulties experienced by NCS' skilled nursing facility customers primarily as a result of the greater than expected adverse impact with regard to implementation of the Medicare prospective payment system under the Balanced Budget Act.

         SFAS No. 142 also requires goodwill to be tested annually and between annual tests if events occur or circumstances change that would more likely than not reduce the fair value of a reporting unit below its carrying amount. NCS has elected to perform its annual tests for indications of goodwill impairment as of April 1 of each year. As of April 1, 2002, NCS' annual assessment indicated that the remaining goodwill was not impaired.

         The methodology of accounting for goodwill under SFAS No. 142 differs from NCS' previous policy, in accordance with accounting standards existing at that time, of using undiscounted cash flows over the remaining amortization period to determine if goodwill is recoverable.

         Intangible assets that will continue to be amortized under SFAS No. 142 consist primarily of non-compete covenants and debt issuance costs. Debt issuance costs are included in other assets and are amortized using the effective interest method over the life of the related debt.

         Recently Issued Accounting Standards

         In October 2001, the FASB issued SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets." SFAS No. 144 supersedes SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed of" and amends APB Opinion No. 30, "Reporting Results of Operations-Reporting the Effects of Disposal of a Segment of a Business." This statement develops one accounting model (based on the model in SFAS No. 121) for long-lived assets that are disposed of by sale, as well as addresses the principal implementation issues. SFAS No. 144 also expands the scope of discontinued operations and changes the disclosure requirement for discontinued operations. This statement is effective for fiscal years beginning after December 15, 2001. NCS does not expect this standard to have a material impact on NCS' consolidated financial position, results of operations or cash flows.

         The FASB recently issued SFAS No. 146, "Accounting for Costs Associated with Exit or Disposal Activities." SFAS No. 146 addresses the recognition, measurement, and reporting of costs that are associated with exit and disposal activities, including costs related to terminating a contract that is not a capital lease, costs to consolidate facilities or relocate employees, and termination benefits provided to employees that are involuntarily terminated under the terms of a one-time benefit arrangement that is not an ongoing benefit arrangement or an individual deferred-compensation contract. SFAS No. 146 supersedes Emerging Issues Task Force (EITF) Issue No. 94-3, "Liability Recognition for Certain Employee Termination Benefits and Other Costs to exit an Activity (including Certain Costs Incurred in a Restructuring)" and requires liabilities associated with exit and disposal activities to be recognized when the liability is incurred. SFAS No. 146 is effective for exit or disposal activities that are initiated after December 31, 2002.

         Certain Regulatory Investigations and Legal Proceedings

         In addition to the matters related to the merger described in "The Merger -- Litigation Relating to the Merger," in the ordinary course of its business, NCS is subject to inspections, audits, inquiries and similar actions by governmental authorities responsible for enforcing the laws and regulations to which NCS is subject.

         In January 1997, governmental authorities requested information from NCS in connection with an audit and investigation of the circumstances surrounding the apparent drug-related homicide of a non-management employee of one of NCS' pharmacies. The information provided relates to NCS' inventory and the possible theft of controlled substances from this pharmacy. The review identified inadequacies in inventory record keeping and control at this pharmacy. In a meeting with governmental authorities in August 1997, NCS discussed its findings and those of the government and documented corrective measures taken by NCS. In September 1998, NCS was notified by the United States Department of Justice, United States Attorney for the Southern District of Indiana, referred to as "USA-Indiana," that the United States Drug Enforcement Administration had referred this matter to the Office of the USA-Indiana for possible legal action involving certain numerous alleged violations of federal law. The USA-Indiana invited NCS to contact the Office of the USA-Indiana in an effort to resolve the matter. NCS subsequently contacted the Office of the USA-Indiana and discussions regarding a possible settlement of this matter ensued.

         During December 1999, NCS and NCS HealthCare of Indiana, Inc., referred to as "NCS Indiana," a wholly-owned subsidiary of NCS, reached a settlement with the USA-Indiana regarding the previously disclosed federal investigation of NCS' facility in Indianapolis, Indiana. Under the terms of the settlement, NCS paid $4.1 million to the USA-Indiana. NCS also agreed to maintain its current level of spending in connection with its compliance systems and procedures for a period of three years. If NCS does not comply with the terms of the accord, an additional $1.5 million will be payable to the USA-Indiana.

         In January 1998, federal and state government authorities sought and obtained various documents and records from a Herrin, Illinois pharmacy operated by a wholly-owned subsidiary of NCS. NCS has cooperated fully and continues to cooperate fully with the government's inquiry. In June 1999, representatives of NCS met with attorneys with the Civil and Criminal Divisions of the Office of the United States Department of Justice, United States Attorney for the Southern District of Illinois, referred to as "USA-Illinois," regarding the government's investigation. The USA-Illinois informed NCS that it had information that allegedly substantiated numerous violations of federal law at that facility. In May 2001, NCS reached a settlement with the Criminal Division of the USA-Illinois regarding this investigation and recorded the settlement amount in the fiscal 2001 consolidated financial statements.

         On June 7, 1999, a lawsuit was filed against NCS in the Superior Court of Norfolk County, Massachusetts. Plaintiffs were certain selling stockholders of the PharmaSource Group, Inc., which NCS acquired on September 17, 1997. The complaint alleged breach of contract and unfair business practices arising out of NCS' non-payment of certain amounts allegedly payable under the terms of an earn-out provision included in the acquisition agreement. On January 21, 2000, NCS reached a settlement of this litigation. Under the terms of the settlement, NCS issued 1,750,000 Class A common shares and a $2 million convertible subordinated debenture maturing on August 15, 2004. The note and accrued "payment-in-kind" interest will be convertible into a maximum of 200,000 shares of Class A common stock at a conversion price of $8.00 per share.

         NCS' subsidiary, NCS HealthCare of Illinois, Inc., referred to as "NCS Illinois," and former owners of the Herrin, Illinois site, were named defendants in a civil action filed under the federal civil False Claims Act in the United States District Court for the Southern District of Illinois in the case captioned "The United States of America, ex rel., Denise Crews, et al. v. Family Nursing Home Services, Inc., et al." (Case No. 99-4020-GPM). On February 20, 2002, the United States of America filed a Notice of Election to Decline Intervention. This notice was filed in camera and under seal. The complaint was then served on NCS Illinois on July 12, 2002. On July 29, 2002, NCS received a copy of an amended complaint in the above-captioned matter in which NCS was also named as a defendant.

Principal Stockholders of NCS

         The following table sets forth certain information with respect to beneficial ownership of NCS common stock as of June 30, 2002, unless otherwise indicated, by (i) each person known by NCS to be the beneficial owner of more than five percent of any class of NCS common stock, (ii) each NCS director,
(iii) each NCS named executive officer and (iv) all NCS directors and executive officers as a group.

                                                           Class A Common Stock              Class B Common Stock
                                                            Beneficially Owned               Beneficially Owned(1)
                                                      ----------------------------         ------------------------
Name                                                     Number            Percent           Number         Percent
----                                                     ------            -------           ------         -------
Jon H. Outcalt(2).............................          303,229(3)          1.6             3,476,086(4)      66.1
Kevin B. Shaw(2)..............................          142,571(5)            *             1,141,133(6)      21.7
William B. Byrum..............................          157,085(7)            *                    --           --
Richard L. Osborne............................           67,157(8)            *               101,403          1.9
Boake A. Sells................................           37,593(9)            *                92,184          1.8
Gerald D. Stethem.............................           67,333(10)           *                    --           --
Thomas B. Mangum..............................           36,666(11)           *                    --           --
Natalie R. Wenger.............................           56,289(12)           *                    --           --
All directors and executive officers as a group
    (12 persons)..............................          999,407(13)         5.4             4,810,806         91.5

----------------------------
* Less than one percent.

(1) Each share of Class B common stock carries ten votes per share and is convertible at any time into one share of Class A common stock.

(2) The beneficial owner's address is c/o NCS HealthCare, Inc., 3201 Enterprise Parkway, Suite 220, Beachwood, Ohio 44122.

(3) Includes (i) 32,063 shares of Class A common stock held by Mr. Outcalt's spouse, (ii) 170,000 shares of Class A common stock held by the custodian of an individual retirement account for the benefit of Mr. Outcalt, and
       (iii) options to purchase 101,166 shares of Class A common stock that are exercisable within 60 days of June 30, 2002.

(4)    Owner of record is the Jon H. Outcalt Trust.

(5) Includes (i) 28,905 shares of Class A common stock held by Mr. Shaw's spouse, and (ii) options to purchase 113,666 shares of Class A common stock that are exercisable within 60 days of June 30, 2002.

(6) Includes 184,370 shares of Class B common stock owned of record by Mr. Shaw's spouse.

(7) Includes (i) 280 shares of Class A common stock held by the trustee of an individual retirement account for the benefit of Mr. Byrum's spouse, and
       (ii) options to purchase 109,666 shares of Class A common stock that are exercisable within 60 days of June 30, 2002.

(8) Includes options to purchase 17,500 shares of Class A common stock that are exercisable within 60 days of June 30, 2002.

(9) Includes options to purchase 23,333 shares of Class A common stock that are exercisable within 60 days of June 30, 2002.

(10) Represents options to purchase 67,333 shares of Class A common stock that are exercisable within 60 days of June 30, 2002.

(11) Represents options to purchase 36,666 shares of Class A common stock that are exercisable within 60 days of June 30, 2002.

(12) Includes options to purchase 55,666 shares of Class A common stock that are exercisable within 60 days of June 30, 2002.

(13) Includes options to purchase 649,661 shares of Class A common stock that are exercisable within 60 days of June 30, 2002.


         As a result of the merger, each share of NCS Class A common stock and each share of Class B common stock will be converted into 0.1 of a share of Genesis common stock. Genesis and NCS anticipate that Genesis will issue approximately 2,372,000 shares of Genesis common stock to NCS stockholders in the merger. Genesis and NCS also anticipate that Genesis will issue up to an additional 251,758 shares of Genesis common stock upon the exercise of options to purchase NCS common stock to be assumed by Genesis. Based on the number of shares of Genesis common stock to be issued in the merger, excluding shares subject to stock options to be assumed by Genesis, following the merger existing Genesis shareholders will own approximately 94% and former NCS stockholders will own approximately 6% of the outstanding common stock of Genesis. Accordingly, the percentage of the outstanding common stock of Genesis of each beneficial owner of more than five percent of any class of NCS common stock, each NCS director and all NCS directors and executive officers as a group after the merger will be approximately 6% of their percentage ownership of NCS.

Market Risk

         NCS is exposed to certain market risks from transactions that are entered into during the normal course of business. NCS has not entered into derivative financial instruments for trading purposes. NCS' primary market risk exposure relates to interest rate risk. NCS has managed its interest rate risk by balancing its exposure between fixed and variable rates while attempting to minimize its interest costs. NCS had a balance of $206.1 million on its senior credit facility at June 30, 2002, which is subject to a variable rate of interest based on the Prime rate. Assuming borrowings at June 30, 2002, a one-hundred basis point change in interest rates would impact net interest expense by approximately $2.1 million per year.

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                           Price Range of Common Stock

         Genesis common stock currently trades on the Nasdaq National Market under the symbol "GHVI." From October 15, 2001 until February 7, 2002, Genesis common stock traded on the OTC Bulletin Board under the symbol "GHVE." The Genesis common stock that was cancelled in connection with Genesis' reorganization under the United States Bankruptcy Code, was traded on the New York Stock Exchange through June 22, 2000 and on the OTC Bulletin Board thereafter.

         NCS Class A common stock is traded on the Pink Sheets Electronic Quotation Service under the symbol "NCSS." Between December 8, 1999 and October 9, 2000, NCS Class A common stock was traded on the Nasdaq SmallCap Market. Prior to December 8, 1999, NCS Class A common stock was traded on the Nasdaq National Market. Following the merger, Genesis will deregister the NCS Class A common stock under the Exchange Act, and the NCS Class A common stock of NCS will cease trading on the Pink Sheets Electronic Quotation Service. There is no established trading market for NCS Class B common stock.

         The following table sets forth for each of the quarters in the fiscal year ended September 30, 2000 and September 30, 2001, the range of high and low closing prices of the Genesis common stock that was cancelled in connection with Genesis' reorganization under the United States Bankruptcy Code as reported on the New York Stock Exchange through June 22, 2000 and on the OTC Bulletin Board thereafter. The following table also shows for each of the quarters in the fiscal year ended September 30, 2002 the range of high and low sales prices of the Genesis common stock on the OTC Bulletin Board through February 7, 2002 and on the Nasdaq National Market thereafter:

                                                               Genesis
                                                         --------------------
                                                           High        Low
                                                         --------    --------
Fiscal Year Ended September 30, 2000:
   First Quarter......................................   $   2.94    $   1.94
   Second Quarter.....................................       3.50        0.56
   Third Quarter......................................       0.75        0.02
   Fourth Quarter.....................................       0.31        0.06
Fiscal Year Ended September 30, 2001:
   First Quarter......................................   $   0.20    $   0.03
   Second Quarter.....................................       0.41        0.11
   Third Quarter......................................       0.36        0.02
   Fourth Quarter.....................................       0.08        0.01
Fiscal Year Ended September 30, 2002:
   First Quarter......................................   $  24.00    $  19.50
   Second Quarter.....................................      21.50       14.05
   Third Quarter .....................................      20.09       18.45
   Fourth Quarter (through August [     ], 2002)......

         The following table sets forth for the periods indicated the range of high and low sale prices of the NCS Class A common stock, as reported on the Pink Sheets Electronic Quotation Service and the Nasdaq SmallCap Market:

                                                                 NCS
                                                         --------------------
                                                           High        Low
                                                         --------    --------
Fiscal Year Ended June 30, 2001:
   First Quarter......................................   $  0.69     $  0.25
   Second Quarter.....................................      0.47        0.09
   Third Quarter......................................      0.50        0.16
   Fourth Quarter.....................................      0.35        0.17
Fiscal Year Ended June 30, 2002:
   First Quarter......................................   $  0.25     $  0.16
   Second Quarter.....................................      0.24        0.12
   Third Quarter......................................      0.19        0.07
   Fourth Quarter.....................................      0.26        0.11
Fiscal Year Ended June 30, 2003:
   First Quarter (through August [    ], 2002)........   $           $

         On July 26, 2002, the last full trading day prior to the public announcement of the proposed merger on which shares of Genesis common stock were traded, the highest sales price of Genesis common stock was $16.25 per share, the lowest sales price of Genesis common stock was $15.53 per share and the last reported sales price of Genesis common stock was $16.00 per share. On [ ], 2002, the latest practicable date prior to the printing of this proxy statement/prospectus, the last reported sales price of Genesis common stock was $[ ] per share. Genesis and NCS urge NCS stockholders to obtain current market quotations prior to making any decisions with respect to the merger.

         On July 26, 2002, the last full trading day prior to the public announcement of the proposed merger and Omnicare, Inc.'s public announcement of its interest in acquiring NCS, the highest sales price of NCS Class A common stock was $0.81 per share, the lowest sales price of NCS Class A common stock was $0.71 per share and the last reported sales price of NCS Class A common stock was $0.74 per share. On [ ], 2002, the latest practicable date prior to the printing of this proxy statement/prospectus, the last reported sales price of NCS Class A common stock was $[ ] per share. Genesis and NCS urge NCS stockholders to obtain current market quotations prior to making any decisions with respect to the merger.

         As of [ ], 2002 there were [ ] holders of record of Genesis common stock and [ ] holders of record of NCS Class A common stock and [ ] holders of NCS Class B common stock.

                      Description of Genesis Capital Stock

         The following summary of Genesis capital stock is qualified in its entirety by reference to Genesis' amended and restated articles of incorporation, which are referred to as "Genesis' articles of incorporation," and Genesis' amended and restated bylaws, as amended, which are referred to as "Genesis' bylaws."

Common Stock

         Genesis is authorized to issue 200,000,000 shares of common stock, $0.02 par value per share. As of August 9, 2002, 40,602,659 shares of Genesis common stock were outstanding and 815,150 are to be issued in connection with Genesis' plan of reorganization.

         The holders of Genesis common stock are entitled to one vote per share on all matters to be voted upon by shareholders. Subject to the relative rights, limitations and preferences of the holders of any then outstanding Genesis preferred stock, holders of Genesis common stock are entitled, among other things, (i) to share ratably in dividends if, when and as declared by the board of directors out of funds legally available therefor and (ii) in the event of liquidation, dissolution or winding-up of Genesis, to share ratably in the distribution of assets legally available therefor, after payment of debts and expenses. The holders of Genesis common stock do not have cumulative voting rights in the election of directors and have no preemptive rights to subscribe for additional shares of capital stock of Genesis. There are no redemption or sinking fund provisions applicable to shares of Genesis common stock. All outstanding shares of Genesis common stock are fully paid and non-assessable. Fully paid shares of Genesis common stock are not liable to further call or assessment. The rights, preferences and privileges of holders of Genesis common stock are subject to the terms of any series of preferred stock which Genesis may issue in the future.

         For a description of the provisions of Genesis' articles of incorporation and provisions of Genesis' bylaws that may have the effect of delaying, deferring or preventing a change in control of Genesis, see "Description of Genesis Capital Stock -- Anti-Takeover Provisions."

Preferred Stock

         Genesis has authority to issue 10,000,000 shares of preferred stock. Genesis' articles of incorporation authorize the board of directors, without any further action by the holders of Genesis common stock, to issue preferred stock in one or more series and to designate relative rights and preferences of shares of preferred stock. The board's designation of rights and preferences can include preferences as to liquidation, redemption, conversion or voting rights, dividends or other preferences, any of which may be dilutive of the interest of the holders of the common stock or of the preferred stock of any other series.

Series A Convertible Preferred Stock

         The Genesis board of directors designated 1,000,000 shares, par value $0.01 per share, of preferred stock as the Series A convertible preferred stock, referred to as "Series A convertible preferred stock." As of August 9, 2002, 421,796 shares of Series A convertible preferred stock were outstanding. The material rights and limitations of Series A convertible preferred stock are described below.

Dividends

         The holders of Series A convertible preferred stock are entitled to receive preferential dividends at the dividend rate of 6% per annum on the liquidation preference of $100 per share, payable quarterly in cash or in the issuance of additional shares of Series A convertible preferred stock, when, as and if declared by the Genesis board of directors. Dividends are cumulative and accrue from the date of the original issuance of Series A convertible preferred stock, whether or not declared and whether or not there are net profits or net assets of Genesis legally available for the payment of those dividends. Dividends not paid on the applicable payment date are added to the then effective liquidation preference on the relevant dividend payment date. Each payment or accumulated and unpaid dividends for past dividend periods automatically reduce the then effective liquidation preference per share by an amount equal to the aggregate amount of payment divided by the number of shares of Series A convertible preferred stock outstanding on the record date relating to subsequent dividend payment dates.

Liquidation Preferences

         In the event of Genesis' liquidation, dissolution or winding up, the holders of Series A convertible preferred stock then outstanding will be entitled to be paid out of Genesis' assets available for distribution to shareholders, before any payment or declaration will be made in respect of any shares of Genesis common stock or any share of any other class or series of Genesis preferred stock ranking junior to Series A convertible preferred stock, an amount equal to the liquidation preference of $100 per share plus all declared or accrued and unpaid dividends.

Voting Rights

         General. Holders of Series A convertible preferred stock are entitled to vote on all matters voted on by the holders of Genesis common stock, voting together as a single class with other shares entitled to vote at all meetings of Genesis' shareholders. A holder of Series A convertible preferred stock can cast the number of votes equal to the number of shares of Genesis common stock into which the holder's shares of Series A convertible preferred stock are convertible on the record date for the vote.

         Class Vote. The affirmative vote of the holders of at least a majority of the outstanding shares of Series A convertible preferred stock, voting together as a class at a meeting of shareholders or pursuant to a written consent of shareholders, is necessary to:

         o amend Genesis' articles of incorporation to change the terms, powers, preferences or special rights of the shares of Series A convertible preferred stock or grant waivers thereof, or which would adversely affect the rights of the Series A convertible preferred stock;

         o issue any shares of Genesis capital stock ranking senior to, or pari passu with, Series A convertible preferred stock or issue any securities convertible into or exchangeable for shares of Genesis capital stock ranking senior to, or pari passu with, Series A convertible preferred stock; or

         o enter into any transaction or series of transactions that would constitute an "organic change" if the terms of the transaction(s) do not require the redemption of the balance of Series A convertible preferred stock.

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

         The term "organic change" means:

         o any sale, lease, exchange or other transfer of all or substantially all of Genesis' property and assets;

         o    any liquidation, dissolution or winding up of Genesis;

         o any merger or consolidation to which Genesis is a party and results in holders of Genesis voting securities immediately prior to the merger or consolidation owning less than a majority of the outstanding voting securities of the surviving entity immediately following the merger or consolidation; or

         o any transaction as a result of which a person or group of persons will beneficially own 50% or more of Genesis voting securities then outstanding.

Redemption

         Optional Redemption. If an organic change occurs, at the option of a holder of outstanding Series A convertible preferred stock, Genesis will redeem, at the redemption price equal to the sum of the liquidation preference of $100 per share plus an amount equal to all accrued and unpaid dividends per share, those outstanding shares of Series A convertible preferred stock that the holder of the Series A convertible preferred stock has elected to redeem.

         Genesis, at any time and from time to time, has the option to redeem shares of Series A convertible preferred stock provided that Genesis redeems on a pro rata basis from all holders of Series A convertible preferred stock.

         Mandatory Redemption. Genesis will redeem at the redemption price equal to the sum of the liquidation preference of $100 per share plus an amount equal to all accrued and unpaid dividends per share:

         o all of the outstanding Series A convertible preferred stock on the ninth anniversary of the date of the original issuance of shares of Series A convertible preferred stock; and

         o outstanding Series A convertible preferred stock on a pro rata basis from net cash proceeds actually received by Genesis from certain specified transactions including:

              o   the sale of certain property;

              o the exercise of the warrants to purchase up to 4,559,475 shares of Genesis common stock for an exercise price of $20.33 issued on or about September 28, 2001, referred to as the "new warrants;"

              o any settlement or resolution of claims filed by Genesis as of September 28, 2001 against the federal government with respect to disputed receivables payable to Genesis;

              o the settlement or resolution of the claims of Genesis and Genesis' subsidiaries as of September 28, 2001 against related nursing home owners affiliated with AGE Holdings, Inc. for, among other things, unpaid receivables; and

              o the issuance of any share of Genesis common stock for cash, excluding issuances of Genesis common stock upon conversion of the new warrants or Series A convertible preferred stock, any issuances of common stock in connection with any acquisition or merger by Genesis or issuances of common stock, the proceeds of which should be paid to creditors of Genesis.

Conversion

         Each share of Series A convertible preferred stock is convertible at any time and from time to time, at the option of the holder (optional conversion) and all shares of Series A convertible preferred stock will be converted at any time after the first anniversary of the date of original issuance of shares of Series A convertible preferred stock if the average market price for a share of Genesis common stock for 20 consecutive trading days exceeds $30.00 (as adjusted from time to time to reflect stock splits, dividends, recapitalizations, combinations or the like), at the option of Genesis (a mandatory conversion), in each case into fully paid and nonassessable shares of Genesis common stock.

         Each share of Series A convertible preferred stock is convertible into the number of shares of Genesis common stock which results from dividing (x) the liquidation preference of $100 per each such share plus all accrued and unpaid dividends by (y) the conversion price per share of $20.33 subject to adjustment, provided that, upon any conversion of shares of Series A convertible preferred stock, Genesis will have the right to pay to the converting holder in cash the accrued and unpaid dividends on the shares of Series A convertible preferred stock to be converted.

         In case of any organic change or any other merger or consolidation to which Genesis is a party, each share of Series A convertible preferred stock then outstanding, other than those shares to be redeemed by Genesis pursuant to the terms of Genesis' articles of incorporation, will be convertible into, the kind and amount of shares of stock and other securities and property receivable (including cash) by a holder of that number of shares of Genesis common stock into which one share of Series A convertible preferred stock was convertible immediately prior to the organic change.

Reissuance

         No Series A convertible preferred stock acquired by Genesis by reason of redemption, purchase, or otherwise will be reissued, and all shares reacquired by Genesis will be cancelled, retired and eliminated from the shares that Genesis is authorized to issue.

Warrants

         In connection with the Genesis' reorganization under the United States Bankruptcy Code, Genesis issued warrants which are exercisable to purchase up to 4,559,475 shares of Genesis common stock, subject to adjustment. The warrants are exercisable until October 2, 2002. The exercise price of each warrant is $20.33 per share of Genesis common stock, subject to adjustment.

                       Comparison of Stockholder's Rights

         The rights of Genesis shareholders are governed by Genesis' articles of incorporation, Genesis' bylaws and Pennsylvania corporation law. The rights of NCS stockholders are governed by NCS' certificate of incorporation, NCS' bylaws and Delaware corporation law. After the merger is completed, the rights of the NCS stockholders who become Genesis shareholders will be governed by Genesis' articles of incorporation, Genesis' bylaws and Pennsylvania corporation law.

         The following is a summary of the material differences between Genesis' shareholder's rights and NCS' stockholder's rights. This summary is not intended to be complete and is qualified in its entirety by references to applicable provisions of Pennsylvania corporation law, Delaware corporation law, Genesis' articles of incorporation and bylaws and NCS' certificate of incorporation and bylaws.

Capital

         Genesis. Genesis has the authority to issue 210,000,000 shares of capital stock consisting of:

         o 200,000,000 shares of common stock with a par value of $0.02 per share; and

         o 10,000,000 shares of preferred stock, 1,000,000 of which are designated as Series A convertible preferred stock with a par value of $0.01 per share.

         NCS. NCS has the authority to issue 71,000,000 shares of capital stock consisting of:

         o 50,000,000 shares of Class A common stock with a par value of $0.01 per share;

         o 20,000,000 shares of Class B common stock with a par value of $0.01 per share; and

         o 1,000,000 shares of preferred stock with a par value of $0.01 per share.

Preferred Stock

         Genesis. Genesis' articles of incorporation authorizes the Genesis board of directors to issue from time to time preferred stock in one or more series. Prior to issuance of a series of preferred stock, the Genesis board of directors may fix the designation and powers, preferences, rights, qualifications, limitations and restrictions relating to the shares of the series. Currently, 1,000,000 shares of preferred stock are designated as Series A convertible preferred stock. See "Description of Genesis Capital Stock -- Series A Convertible Preferred Stock."

         NCS. NCS' certificate of incorporation authorizes the NCS board of directors to issue, from time to time, 1,000,000 shares of preferred stock in one or more series and to fix or alter the designations and powers, preferences, rights, qualifications, limitations and restrictions of such preferred stock. As of the date of the proxy statement/prospectus, NCS has not issued preferred stock.

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

Stockholder Voting

         Genesis.

         General. Corporate actions taken by vote of Genesis' shareholders are authorized upon receiving the affirmative vote of a majority of the votes cast by all Genesis' shareholders entitled to vote on such action. Genesis cannot issue non-voting capital stock to the extent prohibited by Section 1123(a)(6) of Title 11 of the United States Bankruptcy Code. Therefore, both Genesis common stock and Series A convertible preferred stock have voting rights. The holders of Genesis Series A convertible preferred stock have the right to vote on all matters voted on by the holders of Genesis common stock, voting together as a single class. With respect to any such vote, a holder of Series A convertible preferred stock can cast the number of votes equal to the number of shares of Genesis common stock into which the holder's shares of Series A convertible preferred stock are convertible on the record date for the vote.

         Pursuant to the applicable provisions of Pennsylvania corporation law, the candidates for election as directors receiving the highest number of votes present in person or represented by proxy and entitled to vote in connection with the election of directors at the annual meeting will be elected to the board of directors.

         Quorum. In general, the presence, in person or by proxy, of shareholders entitled to cast at least a majority of the votes that all shareholders are entitled to cast on a particular matter to be acted upon at a meeting of the shareholders is necessary to constitute a quorum for the purpose of action on the matter. To the extent that a quorum is present with respect to certain, but not all matters, to be voted on at the shareholders' meeting, action on the matters for which a quorum is present may occur. After such action, the meeting may be adjourned for purposes of action on the matters for which a quorum is not present.

         Approval of Business Combinations. Any business combination, except for a business combination approved by the affirmative vote of at least 75% of the entire board of directors of Genesis, will require the affirmative vote of the holders of at least 80% of the voting power of the then outstanding shares of Genesis capital stock entitled to vote in the election of directors, voting together as a single class. The term "business combination" means:

         o any merger or consolidation of Genesis or any direct or indirect subsidiary of Genesis;

         o any sale, lease, exchange, transfer or other disposition of all or substantially all of the assets of Genesis or any direct or indirect subsidiary of Genesis, excluding financing transactions, such as sale-leaseback transactions;

         o the adoption of any plan or proposal for the liquidation or dissolution of Genesis; or

         o any reclassification of securities, including any reverse stock split, or recapitalization of Genesis, or any merger or consolidation of Genesis with any of its direct or indirect subsidiaries.

         Class Voting. The affirmative vote of the holders of at least a majority of the outstanding shares of Genesis Series A convertible preferred stock, voting together as a class at a meeting of shareholders or pursuant to a written consent of shareholders, is necessary to:

         o amend Genesis' articles of incorporation to change the terms, powers, preferences or special rights of the shares of Series A convertible preferred stock, provided that no amendment may, without the consent of each holder of Series A convertible preferred stock affected by the amendment:

              o change the redemption date of Series A convertible preferred stock;

              o raise the conversion price or reduce the liquidation preference, dividend rate or redemption price of Series A convertible preferred stock;

              o adversely affect any of the conversion features of Series A convertible preferred stock described above; or

              o reduce the percentage of outstanding Series A convertible preferred stock necessary to modify or amend its terms;

         o issue any shares of Genesis capital stock ranking senior to, or pari passu with, Series A convertible preferred stock or issue any securities convertible into or exchangeable for shares of Genesis' capital stock ranking senior to, or pari passu with, Series A convertible preferred stock; or

         o enter into any transaction or series of transactions that would constitute an "organic change" if the terms of the transactions do not require the redemption of the balance of Series A convertible preferred stock, which could not be previously redeemed due to insufficient funds.

         NCS.

         General. Holders of NCS Class A common stock and holders of NCS Class B common stock are entitled to one and ten votes, respectively, on all matters submitted to a vote of stockholders. In general, the affirmative vote of holders of a majority of NCS' voting power entitled to vote and present (or represented by a properly executed and delivered proxy) at a meeting at which a quorum is present is required to approve a matter submitted to a vote of stockholders.

         A plurality of the votes present in person or represented by proxy is required to elect a nominee to the board of directors. The term "plurality" means that the individuals who receive the largest number of votes cast are elected as directors up to the maximum number of directors to be chosen at the meeting.

         Quorum. In general, the presence, in person or by proxy, of the holders of a majority of NCS' voting power entitled to vote at a meeting is necessary to constitute a quorum to permit action by stockholders. When a series or class of stock is voting as a series or class, however, the holders of a majority of NCS' voting power of such series or class entitled to vote at a meeting is necessary to constitute a quorum to permit action by stockholders

         Approval of Business Combinations. NCS' certificate of incorporation provides that a business combination between NCS and a "related person" requires
(1) approval by 66 2/3% or more of the voting power of the NCS common stock; and
(2) approval by 51% or more of the voting power of the NCS common stock held by stockholders other than the related person. The term "related person" means any person or entity that is, directly or indirectly, the beneficial owner of shares of common stock representing 5% or more of NCS' voting power, including any affiliate or associate of such person or entity. The term "business combination" means virtually any transaction between NCS and a related person, including a merger, consolidation or sale of assets.

         The 66 2/3% and 51% voting requirement is not applicable, however, if the related person pays a fair price to NCS' stockholders or if a majority of the NCS board of directors approves the transaction. The term "fair price" means a price that is at least equal to the greatest of:

         o the highest price paid or agreed to be paid by the related person to purchase any shares of NCS common stock;

         o the highest market price of any NCS common stock during the 24-month period prior to the taking of such vote; and

         o the per share book value of Class A common stock at the end of the calendar quarter immediately preceding the taking of such vote.

         In addition, the fair price consideration to be received by NCS' stockholders must be of the same form and of the same kind as the most favorable form and kind of consideration paid by the related person in acquiring any of the shares of NCS common stock already held by such related person.

         Class Voting. In general, holders of Class A common stock and Class B common stock vote together as a single class on all matters submitted to a vote of stockholders. Holders of Class A common stock and Class B common stock, however, vote separately as a class with respect to amendments to NCS' certificate of incorporation that would increase the authorized number of shares of Class B common stock or that would make other amendments to NCS' certificate of incorporation (other than increases in the number of authorized shares of Class A common stock) that adversely change the designations, powers, preferences, qualifications, limitations, restrictions or the relative or special rights of either Class B common stock or Class A common stock.

Cumulative Voting

         Genesis. Holders of Genesis common stock do not have cumulative voting rights in the election of directors.

         NCS. Holders of NCS Class A common stock and Class B common stock do not have cumulative voting rights in the election of directors.

Meeting of Stockholders and Action by Written Consent

         Genesis. Genesis' shareholders can take action by voting at an annual or special shareholders' meeting or by written consent of all shareholders who would be entitled to vote at a meeting. Genesis' articles of incorporation provide that special meetings of the shareholders may be called by the chairman of the board or by the secretary at the request in writing of a majority of the board of directors or shareholders entitled to cast 30% of the votes which all shareholders are entitled to cast at the particular meeting. Any such request of directors or shareholders should state the purpose of the proposed meeting.

         NCS. NCS' stockholders can vote on all matters submitted to a vote of stockholders at an annual or special meeting. Holders of NCS Class A common stock and Class B common stock may not act by written consent. NCS' bylaws provide that special meetings of the stockholders may be called by the chairman of the board, by the president, or by the board of directors pursuant to a resolution adopted by a majority of the total number of directors that NCS would have if there were no vacancies.

Preemptive Rights

         Genesis. Holders of Genesis common stock do not have preemptive rights to subscribe for additional shares of capital stock of Genesis.

         NCS. Holders of NCS Class A common stock and NCS Class B common stock do not have preemptive rights to subscribe for additional shares of NCS capital stock.

Amendment of Governing Documents

         Genesis.

         Amendment of Articles of Incorporation. The Genesis board of directors may adopt certain changes to the articles of incorporation, which generally would not materially affect the rights of Genesis' shareholders, without shareholder approval. Under Pennsylvania corporation law, a proposed amendment of the articles of incorporation that requires shareholder approval should be adopted by an affirmative vote of a majority of the votes cast by all shareholders entitled to vote on the proposal unless the articles of incorporation provides for a greater vote.

         Pursuant to the terms of Genesis' articles of incorporation, the amendment of certain of its provisions, including, but not limited to, the classification and composition of the board of directors, special meetings of shareholders, business combinations and tender offers, requires an affirmative vote of at least 80% of the holders of Genesis' common stock and Series A convertible preferred stock, voting together as a class. However, if at least 75% of the Genesis board of directors approves such amendment, Genesis' shareholders may approve the amendment by the affirmative vote of the holders of a majority of Genesis outstanding capital stock, voting together as a single class. See "- Stockholder Voting - Genesis."

         The amendment of provisions of the articles of incorporation relating to the Series A convertible preferred stock requires the affirmative vote of the holders of at least a majority of the outstanding shares of Genesis Series A convertible preferred stock, voting together as a class. See "- Stockholder Voting - Genesis."

         Amendment of Bylaws. Genesis' bylaws may be amended or repealed by a majority vote of the members of the Genesis board of directors present and voting at any meeting of the board. Genesis' shareholders may also amend or repeal the bylaws as follows:

         o in the case of an amendment or repeal that has previously received the approval of the board of directors, by a majority of the votes cast by shareholders at any shareholders' meeting; and

         o in the case of an amendment or repeal that has not previously received the approval of the board of directors, by a vote of shareholders entitled to cast at least 75% of the votes which all shareholders are entitled to cast at any meeting of the shareholders.

The section of the bylaws dealing specifically with an amendment of bylaws may be amended or repealed only by a vote of shareholders entitled to cast at least 75% of the votes which all shareholders are entitled to cast at any meeting of shareholders.

         NCS.

         Amendment of NCS' Certificate of Incorporation. If an amendment has been proposed and authorized by the affirmative vote of majority of the NCS board of directors or relates to provisions of NCS' certificate of incorporation regarding name, registered office, purpose, capital stock, bylaws, or NCS' certificate of incorporation, then such amendment must be authorized by the affirmative vote of a majority of NCS' voting power entitled to vote.

         If an amendment relates to provisions of NCS' certificate of incorporation regarding voting rights of stockholders and dividends and distributions, board of directors, certain business combinations, amendments, liability of directors, or the Delaware business combination act and has not been authorized by the affirmative vote of a majority of the NCS board of directors, then such amendment must be authorized by the affirmative vote of:
(i) 66 2/3% of the voting power of NCS common stock entitled to vote; and (ii) 51% of the voting power of NCS common stock entitled to vote held by persons other than the related person. See "-- Stockholder Voting - NCS."

         Amendment of Bylaws. NCS' bylaws may be amended by either the affirmative vote of a majority of the NCS board of directors or by the affirmative vote of a majority of NCS' voting power entitled to vote.

Size and Classification of the Board of Directors

         Genesis. At present, the Genesis board of directors consists of eight members and it is not classified.

         At the first meeting of shareholders for the election of directors following the effective date of Genesis' articles of incorporation (October 2, 2001), the board of directors will be divided into three classes, Class I, Class II and Class III, which will be as nearly equal in number as possible. Each director will serve for a term ending on the date of the third annual meeting following the annual meeting at which such director was elected; provided, however, that each director in Class I will hold office until the first annual meeting of shareholders following the meeting at which such director was elected (or until the action of shareholders in lieu of the meeting); each director in Class II will hold office until the second annual meeting of shareholders following the meeting at which such director was elected (or until the action of shareholders in lieu of the meeting); and each director in Class III will hold office until the third annual meeting of shareholders following the meeting at which such director was elected (or until the action of shareholders in lieu of the meeting).

         Pursuant to Genesis' bylaws, the board of directors, after an initial one year term following the effectiveness of Genesis' plan of reorganization, which became effective on October 2, 2001, will consist of not less than eight nor more than 13 directors as may be established from time to time by a majority vote of the directors. Genesis' articles of incorporation provide that the number of directors determined by the board of directors may be changed only by receiving the affirmative vote of (i) the holders of at least 80% of all the shares of Genesis then entitled to vote on the change, or (ii) 75% of the directors in office at the time of vote. When the number of directors is changed, any increase or decrease in the number of directorships will be apportioned among the classes so as to make all classes as nearly equal in number as possible.

         Each director serves until his or her successor is elected and qualified or until his death, retirement, resignation or removal. Should a vacancy occur or be created, whether arising through death, resignation, retirement or removal of a director, such vacancy will be filled by a majority vote of the remaining directors. A director so elected to fill a vacancy will serve for the remainder of the then present term of office of the class to which he was elected.

         NCS.

         NCS' certificate of incorporation sets the board of directors at no less than three nor more than 15. NCS' bylaws fix the number of the board of directors of NCS at seven subject to the right of the board to change the number by resolution. The board of directors of NCS is currently comprised of four members with two vacancies. The directors serve staggered terms of three years, with the members of one class being elected in any year, as follows:

         o Class I Directors-- NCS does not currently have any Class I directors;

         o Class II Directors -- Boake A. Sells and Kevin B. Shaw have been designated as Class II directors and will serve until the 2003 annual meeting of stockholders and until their respective successors are elected and qualified; and

         o Class III Directors -- Richard L. Osborne and Jon H. Outcalt have been designated as Class III directors and will serve until the 2004 annual meeting of stockholders until their respective successors are elected and qualified.

Removal of Directors

         Genesis. Any director, or the entire board of directors, may be removed from office at any time, with or without cause, but only by the affirmative vote of the holders of at least 80% of all of the outstanding shares of capital stock of Genesis entitled to vote for that purpose, except that if the board of directors, by an affirmative vote of at least 75% of the entire board of directors, recommends removal of a director to the shareholders, such removal may be effected by the affirmative vote of the holders of at least a majority of the outstanding shares of capital stock of Genesis entitled to vote on the election of directors at a meeting of shareholders called for that purpose.

         NCS. A director, or the entire board of directors, may be removed from office at any time, but only with cause and only by the affirmative vote of the holders of at least 66 2/3% of NCS' voting power entitled to vote.

Shareholder Approval of Business Combinations With Interested Shareholders

         Genesis. Under Pennsylvania corporation law, subject to certain exceptions, a business combination between a Pennsylvania corporation that has a class or series of shares registered under the Exchange Act, and a beneficial owner of 20% or more of such corporation's voting stock, referred to as an "interested person," may be accomplished only if:

         o the business combination is approved by the corporation's directors prior to the date on which such person acquired 20% or more of such stock or if the board approved such person's acquisition of 20% or more of such stock prior to such acquisition;

         o the interested person owns shares entitled to cast at least 80% of the votes all shareholders would be entitled to cast in the election of directors, the business combination is approved by the vote of shareholders entitled to cast a majority of votes that all shareholders would be entitled to cast in an election of directors (excluding shares held by the interested person), which vote may occur no earlier than three months after the interested person acquired its 80% ownership, and the consideration received by shareholders in the business combination satisfies certain minimum conditions;

         o the business combination is approved by the affirmative vote of all outstanding shares of common stock;

         o the business combination is approved by the vote of shareholders entitled to cast a majority of the votes that all shareholders would be entitled to cast in the election of directors (excluding shares held by the interested person), which vote may occur no earlier than five years after the interested person became an interested person; or

         o the business combination that meets certain minimum conditions is approved at a shareholder's meeting called for such purpose no earlier than five years after the interested person became an interested person.

         A corporation may exempt itself from this provision by an amendment to its articles of incorporation that requires shareholder approval. Genesis' articles of incorporation do not provide an exemption from this provision. Pennsylvania has also adopted other anti-takeover legislation from which Genesis has elected to exempt itself in its articles of incorporation.

         NCS. Section 203 of Delaware corporation law imposes a three-year moratorium on "business combinations" between a Delaware corporation whose stock generally is publicly traded or held of record by more than 2,000 stockholders and a stockholder owning 15% or more of a corporation's outstanding voting stock, referred to as an "interested stockholder," or an affiliate or associate of such "interested stockholder" unless:

         o prior to an interested stockholder becoming such, the board of directors of the corporation approved either the business combination or the transaction resulting in the interested stockholder becoming such;

         o upon completion of the transaction resulting in the interested stockholder becoming such, the interested stockholder owns 85% of the voting stock outstanding at the time the transaction commenced (excluding, from the calculation of outstanding shares, shares beneficially owned by directors who are also officers and certain employee stock plans); or

         o on or after an interested stockholder becomes such, the business combination is approved by (i) the board of directors and (ii) holders of at least 66 2/3% of the outstanding shares, other than those shares beneficially owned by the interested stockholder, at a meeting of stockholders.

         Under Delaware corporation law, the term "business combination" is defined generally to include mergers or consolidations between a Delaware corporation and an interested stockholder involving the assets or stock of the corporation or its majority-owned subsidiaries and transactions which increase an interested stockholder's percentage ownership of stock.

Anti-Takeover Provisions

         Genesis. Genesis is governed by Pennsylvania corporation law which provides that the board of directors of a corporation in discharging its duties, including its response to a potential merger or takeover, may consider the effect of any action upon employees, shareholders, suppliers, customers and creditors of the corporation as well as upon communities in which offices or other establishments of the corporation are located and all other pertinent factors.

         Genesis' articles of incorporation contains certain provisions that may have an impact upon a person's decision to implement a takeover of Genesis, including the following provisions:

         o a classified board of directors beginning at the first shareholder meeting for the election of directors after October 2, 2002, with each director having a three-year term;

         o a provision providing that certain business combinations involving Genesis, unless approved by at least 75% of the board of directors, will require the affirmative vote of at least 80% of the voting stock of Genesis;

         o a provision permitting the board of directors to oppose a tender or other offer for Genesis' constituents and to consider any pertinent issue in connection with such offer including, but not limited to, the reputation of the offeror, the value of the offered securities and any applicable legal or regulatory issues raised by the offer;

         o a provision requiring the affirmative vote of at least 80% of Genesis' voting stock to amend its provisions relating to anti-takeover measures, unless the amendment is approved by at least 75% of the board of directors; and

         o preferred stock with rights to be designated by the board of directors.

         The overall effect of the foregoing provisions, including the provisions under "-- Shareholder Approval of Business Combinations with Interested Shareholders," may be to deter a future tender offer or other offers to acquire Genesis or its shares. Shareholders might view such an offer to be in their best interest should the offer include a substantial premium over the market price of the common stock at that time. In addition, these provisions may have the effect of assisting Genesis' management to retain its position and place it in a better position to resist changes that the shareholders may want to make if dissatisfied with the conduct of Genesis' business.

         NCS. Certain provisions of Delaware corporation law and NCS' certificate of incorporation and bylaws may affect a person's decision to implement a takeover of NCS including the following provisions:

         o a provision requiring a classified board of directors, with each director having a three-year term;

         o a two-tiered business combination provision that requires business combinations with related persons to be approved by (1) 66 2/3% or more of the voting power of the NCS common stock entitled to vote and (2) 51% or more of the voting power of NCS common stock entitled to vote held by stockholders other than the related person. The 66 2/3% requirement and the 51% requirement are not applicable, however, if the related person pays a fair price to NCS' stockholders for the shares or if a majority of the board of directors approves the transaction. See "-- Stockholder Voting - NCS -- Approval of Business Combinations;"

         o a provision requiring the affirmative vote of at least (1) 66 2/3% of the voting power of NCS common stock entitled to vote; and (2) 51% of the voting power of NCS common stock entitled to vote held by persons other than the related person to amend NCS' anti-takeover provisions, unless the amendment is approved by the affirmative vote of the majority of NCS board of directors. See "-- Stockholder Voting - NCS -- Amendments to NCS' Certificate of Incorporation;"

         o a provision permitting NCS board of directors to designate the rights, including voting rights, of preferred stock; and

         o a provision providing Class B common stock with the voting power of ten votes per share. See "--Stockholder Voting - NCS-- Class Voting."

         In addition, Section 203 of Delaware corporation law imposes a three-year moratorium on business combinations between a Delaware corporation whose stock generally is publicly traded or held of record by more than 2,000 stockholders and an interested stockholder or an affiliate or associate of such interested stockholder unless:

         o prior to an interested stockholder becoming such, the board of directors of the corporation approved either the business combination or the transaction resulting in the interested stockholder becoming such;

         o upon completion of the transaction resulting in the interested stockholder becoming such, the interested stockholder owns 85% of the voting stock outstanding at the time the transaction commenced (excluding, from the calculation of outstanding shares, shares beneficially owned by directors who are also officers and certain employee stock plans); or

         o on or after an interested stockholder becomes such, the business combination is approved by (1) the board of directors and (2) holders of at least 66 2/3% of the outstanding shares, other than those shares beneficially owned by the interested stockholder, at a meeting of stockholders. See "-- Stockholder Approval of Business Combinations with Interested Stockholders."

         The overall effect of the foregoing provisions may deter future tender offers or other offers to acquire NCS or its shares. Stockholders might view such an offer to be in their best interest should the offer include a substantial premium over the market price of the common stock at the time. In addition, these provisions may have the effect of assisting NCS' management to retain its position and place it in a better position to resist changes that the stockholders may want to make if dissatisfied with the conduct of NCS' business.

                            NCS Stockholder Proposals

         The NCS 2002 annual stockholders meeting will be held only if the merger has not been completed by the date set for the annual meeting.

         To be considered for inclusion in the proxy statement relating to the NCS 2002 annual stockholders meeting, stockholder proposals should have been submitted in writing and hand delivered or mailed by first-class United States mail, postage prepaid, to Investor Relations Department, NCS HealthCare, Inc., 3201 Enterprise Parkway, Suite 220, Beachwood, Ohio 44122 and received no later than July 12, 2002. To be considered for presentation at the NCS 2002 annual stockholder meeting, although not included in the proxy statement, stockholder proposals must be received no later than October 11, 2002. In the event that the date of the NCS 2002 annual stockholder meeting is advanced or delayed by more than 30 days, stockholder proposals must be delivered no later than the 10th day following the day on which NCS publishes notice of the date of the meeting. Stockholder proposals received after the applicable dates referred to above will not be voted on at the NCS 2002 annual stockholder meeting. If a stockholder proposal is received before the applicable date, the proxies that the NCS management solicits for the NCS 2002 annual stockholder meeting, if any, may confer on the proxy holders authority to vote on such proposal consistent with the proxy rules of the SEC.

         All stockholder proposals shall set forth: (a) the name and address of the stockholder and the text of the proposal to be introduced; and (b) the number of shares of stock held of record, owned beneficially and represented by proxy by such stockholder as of the date of such stockholder proposal. If the proponent is not a stockholder of record, the stockholder should submit proof of beneficial ownership. All stockholder proposals must be a proper subject for action and comply with the proxy rules of the SEC and such other requirements imposed by NCS' by-laws. The chairman of the NCS 2002 annual stockholder meeting may refuse to acknowledge the introduction of any stockholder proposal not made in compliance with the foregoing procedure.

                                  Legal Matters

         The validity of the shares of Genesis common stock offered hereby will be passed upon for Genesis by Blank Rome Comisky & McCauley LLP.

                                     Experts

         The consolidated financial statements and schedule of Genesis and subsidiaries as of September 30, 2001 and 2000, and for each of the years in the three-year period ended September 30, 2001, have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent accountants, also incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

         The audit report covering the September 30, 2001 consolidated financial statements contains an explanatory paragraph that states that, on October 2, 2001, Genesis completed a Joint Plan of Reorganization, referred to as the "Plan," which had been confirmed by the United States Bankruptcy Court. The Plan resulted in change in ownership of the Predecessor Company and accordingly, effective September 30, 2001 Genesis accounted for the change in ownership through "fresh-start" reporting. As a result, the consolidated information prior to September 30, 2001 is presented on a different cost basis than that as of September 30, 2001 and, therefore, is not comparable. The audit report also refers to a change in accounting for the costs of start-up activities effective October 1, 1999.

         The consolidated financial statements of NCS and subsidiaries as of June 30, 2002 and 2001, and for each of the three years in the period ended June 30, 2002, which is referred to and made a part of this proxy statement/prospectus, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report appearing elsewhere herein (which contains an explanatory paragraph describing conditions that raise substantial doubt about NCS and subsidiaries' ability to continue as a going concern as described in Note 1 to the consolidated financial statements), and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

    Unaudited Pro Forma Condensed Consolidated Combined Financial Information

         The following unaudited pro forma financial information for the combined company gives effect to: (i) Genesis' adoption of fresh-start reporting in connection with its emergence from Chapter 11 bankruptcy proceedings, and
(ii) the merger.

         Genesis adopted the provisions of fresh-start reporting effective September 30, 2001. In connection with the adoption of fresh-start reporting, a new entity was deemed created for financial reporting purposes, the provisions of Genesis' reorganization plan were implemented, assets and liabilities were adjusted to their estimated fair market values and Genesis' accumulated deficit was eliminated.

         The unaudited pro forma condensed consolidated combined balance sheet gives effect to the merger (including the repayment of certain NCS debt and accrued interest and redemption premium in connection with the merger), as if the merger had occurred on June 30, 2002. The effects of the Genesis bankruptcy emergence and the adoption of fresh-start reporting are reflected in Genesis' unaudited condensed consolidated historical balance sheet as of June 30, 2002, therefore the consolidated balance sheet requires no additional adjustment to reflect the Genesis bankruptcy emergence. The unaudited pro forma condensed consolidated combined statements of operations give effect to the Genesis bankruptcy emergence and the merger as if each had occurred on October 1, 2000. The following pro forma financial information also gives effect to certain accounting adjustments labeled "Pro Forma Accounting Adjustments" in the notes accompanying the unaudited pro forma condensed consolidated combined statements of operations which represent the reclassification of certain NCS historical expenses to conform with Genesis' presentation, and the pro-forma impact to NCS' historical amortization expense in connection with the adoption of Financial Accounting Standards 142 "Goodwill and Other Intangibles."

         The pro forma adjustments are based upon available information and certain assumptions that management of Genesis and NCS believes are reasonable and are described in the notes accompanying the unaudited pro forma condensed consolidated combined financial information. No changes in operating revenues and expenses have been made to reflect the results of any modification to operations that might have been made had the Genesis bankruptcy emergence and the merger been completed on the aforesaid assumed effective dates for purposes of the pro forma results. The unaudited pro forma condensed consolidated combined financial information is provided for informational purposes only and does not purport to represent what Genesis' results of operations or financial position would actually have been had the Genesis bankruptcy emergence and the merger in fact occurred at such dates or to project Genesis' results of operations or financial position at or for any future date or period. Since the accompanying unaudited pro forma condensed consolidated combined financial information has been prepared assuming the revaluation of Genesis' property, plant and equipment, and intangible assets in connection with Genesis' adoption of fresh-start reporting on September 30, 2001 occurred on October 1, 2000, pro forma depreciation and amortization expense reported in the accompanying unaudited pro forma condensed consolidated combined statements of operations do not necessarily reflect the amounts that would have been reported had the property, plant and equipment, and intangible assets been revalued as of October 1, 2000. The unaudited pro forma condensed consolidated combined financial information has been prepared using the purchase method of accounting for the merger, whereby the purchase price is allocated to tangible and intangible assets acquired and liabilities assumed based upon their respective fair values at the effective date of the transaction. Such allocations are based on internal studies and valuations which have not yet been completed. Accordingly, the allocations and estimated lives reflected in the unaudited pro forma condensed consolidated combined financial information are preliminary and subject to revision.

         The following unaudited pro forma financial information should be read in conjunction with the historical financial statements of Genesis for its fiscal year ended September 30, 2001 and the nine month period ended June 30, 2002, including the accompanying notes thereto, which are incorporated by reference in this proxy statement/prospectus and the historical financial statements of NCS for its fiscal year ended June 30, 2002, including the accompanying notes thereto, which are included in this proxy statement/prospectus.

                                           Genesis Health Ventures, Inc. and Subsidiaries
                                  Unaudited Pro Forma Condensed Consolidated Combined Balance Sheet
                                                            June 30, 2002
                                                           (In thousands)

                                                                                                   NCS                  Genesis
                                                                                               Transaction             Pro Forma
                                                                  Genesis          NCS          Pro Forma             Consolidated
Assets:                                                          Historical     Historical     Adjustments              Combined
                                                               --------------  ------------  ---------------         ---------------

Current assets                                                   $   679,806      $161,803       $ (121,491)     (1)    $   720,118
Property, plant, and equipment, net                                  841,971        28,118              -                   870,089
Goodwill and identifiable intangible assets, net                     331,527        82,681          156,062      (2)        570,270
Other assets                                                          68,807         5,191            3,000      (3)         76,998
                                                                 -----------      --------       ----------             -----------
        Total assets                                             $ 1,922,111      $277,793       $   37,571             $ 2,237,475
                                                                 ===========      ========       ==========             ===========

Liabilities and Shareholders' Equity (Deficit):

Current liabilities                                              $   232,126      $385,233       $ (308,491)     (4)      $ 308,868
Long-term debt, excluding current maturities                         678,100           549          200,000      (5)        878,649
Deferred income taxes                                                  3,930           -                -                     3,930
Other liabilities                                                     52,607            73              -                    52,680
Minority interests                                                     9,742           -                -                     9,742
Redeemable preferred stock                                            44,516           -                -                    44,516
Shareholders' equity (deficit)                                       901,090      (108,062)         146,062      (6)        939,090
                                                                 -----------      --------       ----------             -----------
        Total liabilities and shareholders' equity (deficit)     $ 1,922,111      $277,793       $   37,571             $ 2,237,475
                                                                 ===========      ========       ==========             ===========

See accompanying Notes to Unaudited Pro Forma Condensed Consolidated Combined Balance Sheet


                 GENESIS HEALTH VENTURES, INC. AND SUBSIDIARIES
                          NOTES TO UNAUDITED PRO FORMA
                  CONDENSED CONSOLIDATED COMBINED BALANCE SHEET
                                  JUNE 30, 2002
                   ($ in thousands, except per share amounts)

 (1) Represents utilization of $121,491 of existing Genesis and NCS cash balances to finance a portion of the purchase price.

 (2) Represents the excess of purchase price, including estimated direct costs of the merger, over the estimated fair values of the net assets acquired. The purchase price is based on the exchange of 0.1 of a share of Genesis common stock for each share of NCS common stock, the repayment of $308,491 of NCS senior and subordinated debt, and the payment of $13,000 of accrued interest, fees and a redemption premium on the NCS senior and subordinated debt.

                  Purchase price (see note (7)):
                  Purchase price (including $38,000 of proceeds related to issuance of
                     Genesis common stock - assuming a market value of $16 per share )            $  359,491
                  Estimated direct costs of the merger                                                10,000
                                                                                                  ----------
                                                                                                  $  369,491
                                                                                                  ----------
                  Net assets acquired:
                  NCS shareholders' deficit                                                       $ (108,062)
                  Repayment of NCS senior and subordinated debt                                      308,491
                  Repayment of accrued interest, fees and redemption premium on
                     NCS senior and subordinated debt                                                 13,000
                                                                                                  ----------
                  Net assets acquired                                                             $  213,429
                                                                                                  ----------
                                                                                                  ----------
                  Goodwill                                                                        $  156,062
                                                                                                  ==========

      The estimated direct costs of the merger include legal fees, accounting fees, consulting fees, and contractually obligated payments to certain key executives more fully described under "Interests of Certain Persons in the Merger".

 (3) Represents $3,000 of direct financing costs in connection with the expansion of the existing Genesis senior credit facility.

 (4)  Represents:

                  Repayment of the current portion of NCS senior and subordinated debt            $ (308,491)
                  Repayment of accrued interest and fees on NCS senior and subordinated debt         (13,000)
                  Obligation to pay estimated direct merger costs ($10,000) and direct
                      financing costs ($3,000)                                                        13,000
                                                                                                  ----------
                  Current liabilities                                                             $ (308,491)
                                                                                                  ==========

 (5) Represents the borrowing of $200,000 under an expansion of Genesis' senior credit facility to finance the purchase price.

 (6) Represents the issuance of $38,000 of Genesis common stock in exchange for the outstanding common stock of NCS, and the elimination of NCS's existing shareholders' deficit.

                  Issuance of Genesis common stock (assuming a market value of $16 per share)      $  38,000
                  Elimination of NCS existing shareholders' deficit                                  108,062
                                                                                                  ----------
                  Shareholders' equity                                                             $ 146,062
                                                                                                  ==========

 (7) Upon completion of the merger, each outstanding option to purchase NCS common stock will become fully vested and will convert into an option to purchase 0.1 of a share of Genesis common stock. At June 30, 2002, there were NCS options outstanding to purchase approximately 2,500,000 shares of NCS common stock, which would convert into options to purchase approximately 250,000 shares of Genesis common stock. The fair value of the Genesis options has not yet been determined, due to the complex nature and the variables involved in such calculations, and is not included in the purchase price described in note (2). Genesis expects the determination of the fair value of the Genesis options will be finalized upon completion of the merger, and believes that the related adjustment to the purchase price will not be material.

                                           GENESIS HEALTH VENTURES, INC. AND SUBSIDIARIES
                             UNAUDITED PRO FORMA CONDENSED CONSOLIDATED COMBINED STATEMENT OF OPERATIONS
                                               TWELVE MONTHS ENDED SEPTEMBER 30, 2001
                                           (In thousands, except share and per share data)

                                                                                                       Pro Forma Adjustments
                                                                                                      ----------------------

                                                                   Predecessor
                                                                     Company                                 Genesis
                                                                     Genesis              NCS               Bankruptcy
                                                                    Historical         Historical*          Emergence
                                                                   -----------          --------           ----------
 Net revenues                                                      $ 2,533,608         $ 626,328          $      -

 Expenses:
        Operating expenses                                           2,398,466           637,755               3,050  (1)
        Lease expense                                                   34,946                -               (6,998) (2)
        Depreciation and amortization                                  106,419                -              (42,106) (3)
        Interest expense, net                                          118,617            31,713             (72,273) (4)
                                                                   -----------          --------           ----------
             Total expenses                                          2,658,448           669,468            (118,327)
                                                                   -----------          --------           ----------

 Loss from continuing operations before
   debt restructuring and reorganization costs, income
   tax expense, equity in net loss of unconsolidated
   affiliates and minority interests                                  (124,840)          (43,140)            118,327

 Debt restructuring and reorganization costs                         1,097,177               -            (1,097,177) (5)
                                                                   -----------          --------           ----------

 Loss from continuing operations before
   income tax expense, equity in net loss of
   unconsolidated affiliates and minority interests                 (1,222,017)          (43,140)          1,215,504

 Income tax expense                                                        -                 370                 -
                                                                   -----------          --------           ----------

 Loss from continuing operations before equity
   in net loss of unconsolidated affiliates and minority interests  (1,222,017)          (43,510)          1,215,504

 Equity in net loss of unconsolidated affiliates                       (10,232)              -                   -

 Minority interest                                                      23,453               -               (21,207) (6)
                                                                   -----------          --------           ----------

 Loss from continuing operations before extraordinary
   items and preferred stock dividends                              (1,208,796)          (43,510)          1,194,297

 Less: Preferred stock dividends                                        45,623               -               (43,103) (7)
                                                                   -----------          --------           ----------
 Loss from continuing operations before extraordinary items        $(1,254,419)         $(43,510)          $1,237,400
                                                                   ===========          ========           ==========


  Per common share data:
        Basic:
             Loss from continuing operations, before
               extraordinary items                                 $    (25.79)          $ (1.85)
             Weighted average shares                                48,641,456        23,535,018          (7,491,456) (1)(8)

        Diluted:
             Loss from continuing operations, before               $    (25.79)          $ (1.85)
                extraordinary items
             Weighted average shares                                48,641,456        23,535,018          (7,491,456) (1)(8)

[RESTUBBED TABLE]
                                                                    Pro Forma Adjustments
                                                                    ---------------------
                                                                                                   Successor
                                                                                                    Company
                                                                            NCS                     Genesis
                                                                        Transaction                Pro Forma
                                                                            and                   Consolidated
                                                                         Accounting                 Combined
                                                                     --------------------         -----------
 Net revenues                                                         $       -                    $ 3,159,936

 Expenses:
        Operating expenses                                                (30,418) (9)(11)           3,008,853
        Lease expense                                                         -                         27,948
        Depreciation and amortization                                      15,197  (9)(10)(12)          79,510
        Interest expense, net                                             (13,796) (13)                 64,261
                                                                     ------------                  -----------
             Total expenses                                               (29,017)                   3,180,572
                                                                     ------------                  -----------

 Loss from continuing operations before
   debt restructuring and reorganization costs, income
   tax expense, equity in net loss of unconsolidated
   affiliates and minority interests                                       29,017                      (20,636)

 Debt restructuring and reorganization costs                                  -                            -
                                                                     ------------                  -----------

 Loss from continuing operations before
   income tax expense, equity in net loss of
   unconsolidated affiliates and minority interests                        29,017                      (20,636)

 Income tax expense                                                          (370) (14)                    -
                                                                     ------------                  -----------

 Loss from continuing operations before equity
   in net loss of unconsolidated affiliates and minority interests         29,387                      (20,636)

 Equity in net loss of unconsolidated affiliates                              -                        (10,232)

 Minority interest                                                            -                          2,246
                                                                     ------------                  -----------

 Loss from continuing operations before extraordinary
   items and preferred stock dividends                                     29,387                      (28,622)

 Less: Preferred stock dividends                                              -                          2,520
                                                                     ------------                  -----------
 Loss from continuing operations before extraordinary items          $     29,387                  $   (31,142)
                                                                     ============                  ===========


  Per common share data:
        Basic:
             Loss from continuing operations, before
               extraordinary items                                                                 $     (0.72)
             Weighted average shares                                  (21,181,516) (15)             43,503,502

        Diluted:
             Loss from continuing operations, before                                               $     (0.72)
                extraordinary items
             Weighted average shares                                  (21,181,516) (15)             43,503,502


-----------------------

* - Twelve months ended June 30, 2001

See accompanying Notes to Unaudited Pro Forma Condensed Consolidated Combined Statements of Operations

                 GENESIS HEALTH VENTURES, INC. AND SUBSIDIARIES
   UNAUDITED PRO FORMA CONDENSED CONSOLIDATED COMBINED STATEMENT OF OPERATIONS
                         NINE MONTHS ENDED JUNE 30, 2002
                (In thousands, except share and per share data)

                                                                                                     Pro Forma Adjustments
                                                                                                    ----------------------

                                                                      Successor
                                                                       Company                             Genesis
                                                                       Genesis               NCS          Bankruptcy
                                                                      Historical         Historical       Emergence
                                                                      ----------         ----------       ---------
 Net revenues                                                         $ 2,019,573        $ 487,920        $     -

 Expenses:
       Operating expenses                                               1,827,201          476,715              -
       Severance and related costs                                         12,568              -                -
       Gain from arbitration award                                        (21,907)             -                -
       Lease expense                                                       48,235              -                -
       Depreciation and amortization                                       20,737              -                -
       Interest expense, net                                               36,862           18,242              -
                                                                      -----------        --------         -------
             Total expenses                                             1,923,696          494,957               -
                                                                      -----------        --------         -------

 Income (loss) from continuing operations before
   debt restructuring and reorganization costs, income
   tax expense, equity in net earnings of
   unconsolidated affiliates and minority interests                        95,877           (7,037)             -

 Debt restructuring and reorganization costs                                4,270              -            (4,270) (5)
                                                                      -----------        --------         -------

 Income (loss) from continuing operations before
   income tax expense, equity in net earnings loss of
   unconsolidated affiliates and minority interests                        91,607           (7,037)          4,270

 Income tax expense                                                        25,416              225           1,665
                                                                      -----------        --------         -------

 Income (loss) from continuing operations before equity
   in net earnings loss of unconsolidated affiliates and
   minority interests                                                      66,191           (7,262)          2,605

 Equity in net earnings of unconsolidated affiliates                          859              -               -

 Minority interest                                                         (1,344)             -               -
                                                                      -----------        --------         -------

 Income (loss) from continuing operations before
   preferred stock dividends                                               65,706           (7,262)          2,605

 Less: Preferred stock dividends                                            1,916              -               -
                                                                      -----------        --------         -------
 Income (loss) from continuing operations                             $    63,790        $ (7,262)        $ 2,605
                                                                      ===========        ========         =======


  Per common share data:
       Basic:
             Income (loss) from continuing operations                 $      1.55        $  (0.31)
             Weighted average shares                                   41,211,603       23,716,809

       Diluted:
             Income (loss) from continuing operations                 $      1.52        $  (0.31)
             Weighted average shares                                   43,339,666       23,716,809

[RESTUBBED TABLE]

                                                                                                        Pro Forma Adjustments
                                                                                                     -------------------------
                                                                                                             Successor
                                                                                                              Company
                                                                                NCS                           Genesis
                                                                            Transaction                      Pro Forma
                                                                                and                         Consolidated
                                                                             Accounting                       Combined
                                                                             ----------                     ------------

 Net revenues                                                              $     -                         $ 2,507,493

 Expenses:
       Operating expenses                                                    (13,825) (9) (11)               2,290,091
       Severance and related costs                                               -                              12,568
       Gain from arbitration award                                               -                             (21,907)
       Lease expense                                                             -                              48,235
       Depreciation and amortization                                           10,217 (9)(12)                   30,954
       Interest expense, net                                                   (6,564)(13)                      48,540
                                                                           ---------                       -----------
             Total expenses                                                   (10,172)                       2,408,481
                                                                           ---------                       -----------

 Income (loss) from continuing operations before
   debt restructuring and reorganization costs, income
   tax expense, equity in net earnings of
   unconsolidated affiliates and minority interests                            10,172                           99,012

 Debt restructuring and reorganization costs                                      -                                -
                                                                           ---------                       -----------

 Income (loss) from continuing operations before
   income tax expense, equity in net earnings loss of
   unconsolidated affiliates and minority interests                            10,172                           99,012

 Income tax expense                                                             1,024 (14)                      28,330
                                                                           ---------                       -----------

 Income (loss) from continuing operations before equity
   in net earnings loss of unconsolidated affiliates and
   minority interests                                                           9,148                           70,682

 Equity in net earnings of unconsolidated affiliates                              -                                859

 Minority interest                                                                -                             (1,344)
                                                                           ---------                       -----------

 Income (loss) from continuing operations before
   preferred stock dividends                                                    9,148                           70,197

 Less: Preferred stock dividends                                                  -                              1,916
                                                                           ---------                       -----------
 Income (loss) from continuing operations                                  $   9,148                       $    68,281
                                                                           =========                       ===========


  Per common share data:
       Basic:
             Income (loss) from continuing operations                                                      $      1.57
             Weighted average shares                                      (21,345,128) (15)                 43,583,284

       Diluted:
             Income (loss) from continuing operations                                                      $      1.54
             Weighted average shares                                      (21,345,128) (15)                 45,711,347

----------------------------------------

See accompanying Notes to Unaudited Pro Forma Condensed
Consolidated Combined Statements of Operations

                 GENESIS HEALTH VENTURES, INC. AND SUBSIDIARIES
                          NOTES TO UNAUDITED PRO FORMA
             CONDENSED CONSOLIDATED COMBINED STATEMENTS OF OPERATIONS
                        (in thousands, except share data)

General Notes

       The accompanying unaudited condensed consolidated combined financial statements are before the effect of an extraordinary gain of $1,524,823 recognized by Genesis in the twelve month period ended September 30, 2001 from the restructuring of pre-petition debts in accordance with the provisions of Genesis' reorganization plan.

       The NCS historical operating expenses for the twelve months ended September 30, 2001 and the nine months ended June 30, 2002 include $6,543 and $1,643, respectively, of legal, bank, accounting, and other professional fees incurred in connection with efforts to restructure the NCS senior and subordinated debt agreements.

Genesis Bankruptcy Emergence

 (1) Represents the amortization of restricted stock grants issued in connection with the reorganization plan and their impact on the weighted average shares of common stock.

                                                                                    Twelve Months           Nine Months
                                                                                        Ended                  Ended
                                                                                    September 30,            June 30,
                                                                                        2001                   2002
                                                                                      ---------             ----------
                                                                                      ---------             ----------
                  Operating expenses                                                  $   3,050             $      -
                                                                                      =========             ==========

                                                                                      ---------             ----------
                  Weighted average shares of common stock                               150,000                    -
                                                                                      =========             ==========

 (2) Represents an adjustment to lease expense for the discharge of a lease financing facility.


 (3) Represents an adjustment to historical depreciation and amortization expense to reflect the revaluation of property and equipment, the establishment of reorganization value in excess of amounts allocable to identifiable intangible assets and the elimination of historical goodwill amortization.

       In addition, the following pro adjustment assumes Genesis adopted the provisions of Statement of Financial Accounting Standards No. 142 "Goodwill and Other Intangibles" on October 1, 2000 which requires that goodwill and other intangible assets with an indefinite useful life are not amortized but rather tested periodically for impairment.

                                                                                    Twelve Months           Nine Months
                                                                                        Ended                  Ended
                                                                                    September 30,            June 30,
                                                                                        2001                   2002
                                                                                      ---------             ----------
       Fresh-start reporting:
       Depreciation of property, plant and equipment
          based on estimated fair value                                                $ 53,332             $      -
       Amortization of successor company identifiable intangible assets                   8,848                    -
       Other amortization costs                                                           2,133                    -
                                                                                      ---------             ----------
       Pro forma depreciation and amortization                                           64,313                    -
                                                                                      ---------             ----------

       Historical accounting:
       Depreciation of property, plant and equipment                                     66,322                    -
       Amortization of goodwill and other intangible assets                              33,492                    -
       Other amortization costs                                                           6,605                    -
                                                                                      ---------             ----------
                                                                                        106,419                    -
                                                                                      ---------             ----------
                                                                                      ---------             ----------
                                                                                      $ (42,106)            $      -
                                                                                      =========             ==========

                 GENESIS HEALTH VENTURES, INC. AND SUBSIDIARIES
                          NOTES TO UNAUDITED PRO FORMA
             CONDENSED CONSOLIDATED COMBINED STATEMENTS OF OPERATIONS
                        (in thousands, except share data)


 (4) Represents an adjustment to historical interest expense to reflect the new capital structure of Genesis.

                                                                                    Twelve Months           Nine Months
                                                                                        Ended                  Ended
                                                                                    September 30,            June 30,
                                                                                        2001                   2002
                                                                                      ---------             ----------
       Successor company interest obligations:
       Senior Credit Facility (variable rate of 6.1%)                                 $  17,385             $      -
       Senior Secured Notes (variable rate of 7.6%)                                      18,438                    -
       Other indebtedness (weighted average fixed rate of 9.0%)                          10,521                    -
                                                                                      ---------             ----------
       Pro forma interest expense                                                        46,344                    -
                                                                                      ---------             ----------
                                                                                      ---------             ----------
       Historical interest expense                                                      118,617                    -
                                                                                      ---------             ----------
                                                                                      ---------             ----------
                                                                                      $ (72,273)            $      -
                                                                                      =========             ==========


       Genesis' senior credit facility and senior secured notes bear interest based on the London Inter-bank Offered Rate ("LIBOR") plus a margin. For purposes of these pro forma consolidated financial statements, interest costs related to these loans were calculated using the effective rates at September 30, 2001. A variance of 1/8 % in LIBOR would change Genesis' annual interest expense by $660.

 (5) Represents the elimination of debt restructuring and reorganization costs.

                                                                                    Twelve Months           Nine Months
                                                                                        Ended                  Ended
                                                                                    September 30,            June 30,
                                                                                        2001                   2002
                                                                                      ---------             ----------
                                                                                    -----------             ----------
                                                                                    $(1,097,177)            $   (4,270)
                                                                                    ===========             ==========

 (6) Represents the elimination of the 56.4% interest in the net loss of The Multicare Companies, Inc. attributed to Genesis' Multicare joint venture partners. Upon emergence from bankruptcy, Genesis and Multicare merged, effectively terminating the joint venture and any interest the joint venture partners had in Multicare.

 (7) Represents the elimination of preferred stock dividends accrued in connection with certain preferred stock series that were canceled upon Genesis' emergence from bankruptcy, offset by the recognition of preferred stock dividends on the Series A Convertible Preferred Stock issued in connection with the consummation of the reorganization plan.

                                                                                    Twelve Months           Nine Months
                                                                                        Ended                  Ended
                                                                                    September 30,            June 30,
                                                                                        2001                   2002
                                                                                      ---------             ----------
       Predecessor company preferred stock dividends                                  $ (45,623)            $      -
       Series A Convertible Preferred Stock dividends                                      2,520                   -
                                                                                      ---------             ----------
              Preferred stock dividends                                               $ (43,103)            $      -
                                                                                      =========             ==========

       For purposes of calculating the number of weighted average common shares, the conversion of the Series A Convertible Preferred Stock to common stock is not assumed in the twelve months ended September 30, 2001 because its effect is antidilutive. The assumed conversion of the Series A Convertible Preferred Stock is reflected in the Genesis historical diluted weighted average common shares for the nine months ended June 30, 2002.

                 GENESIS HEALTH VENTURES, INC. AND SUBSIDIARIES
                          NOTES TO UNAUDITED PRO FORMA
             CONDENSED CONSOLIDATED COMBINED STATEMENTS OF OPERATIONS
                        (in thousands, except share data)

 (8) Represents the elimination of weighted average common shares prior to the Genesis Bankruptcy Emergence and the issuance of the new common shares in accordance with the reorganization plan.

                                                                                    Twelve Months           Nine Months
                                                                                        Ended                  Ended
                                                                                    September 30,            June 30,
                                                                                        2001                   2002
                                                                                      ----------            ----------
       Elimination of predecessor company common stock                               (48,641,456)           $      -
       Issuance of successor company common stock                                     41,000,000                   -
                                                                                      ----------            ----------
                                                                                      (7,641,456)                  -
                                                                                      ==========            ==========

Pro Forma Accounting Adjustments

       The following pro forma adjustments represent the reclassification of certain NCS expenses to conform with Genesis' historical presentation.

 (9) NCS classifies depreciation and amortization expenses within operating expenses. This pro forma adjustment reclassifies such costs to conform with Genesis' presentation.

                                                                                    Twelve Months           Nine Months
                                                                                        Ended                  Ended
                                                                                    September 30,            June 30,
                                                                                        2001                   2002
                                                                                    -----------             ----------
                  Operating expenses                                                  $ (24,993)            $   (9,767)
                  Depreciation and amortization                                          24,993                  9,767
                                                                                      --------              ----------
                                                                                      $     -               $      -
                                                                                      =========             ==========

 (10) In accordance with SFAS No. 142, NCS discontinued the amortization of goodwill effective July 1, 2001. Effective July 1, 2001, NCS recognized the cumulative effect of an accounting change of $222,116 for a goodwill impairment loss in connection with the adoption of SFAS No. 142, which is not reflected in the accompanying unaudited pro forma condensed consolidated results of operations. The following pro forma adjustment eliminates goodwill amortization recorded during the periods presented.

                                                                                    Twelve Months           Nine Months
                                                                                        Ended                  Ended
                                                                                    September 30,            June 30,
                                                                                        2001                   2002
                                                                                    -----------             ----------
                  NCS goodwill amortization                                             (10,396)                   -
                                                                                      ---------             ----------
                                                                                      $ (10,396)            $      -
                                                                                      =========             ==========

                 GENESIS HEALTH VENTURES, INC. AND SUBSIDIARIES
                          NOTES TO UNAUDITED PRO FORMA
             CONDENSED CONSOLIDATED COMBINED STATEMENTS OF OPERATIONS
                        (in thousands, except share data)

NCS Transaction Pro Forma Adjustments

 (11) Represents purchasing discounts under current pharmaceutical supply contracts based on the existing purchasing volume of the combined company.

                                                                                    Twelve Months           Nine Months
                                                                                        Ended                  Ended
                                                                                    September 30,            June 30,
                                                                                        2001                   2002
                                                                                      ---------             ----------
                                                                                      ---------             ----------
                  Operating expense                                                    $ (5,425)            $   (4,058)
                                                                                      =========             ==========

 (12) Represents the amortization of $3,000 of direct financing costs over 5 years.

                                                                                    Twelve Months           Nine Months
                                                                                        Ended                  Ended
                                                                                    September 30,            June 30,
                                                                                        2001                   2002
                                                                                      ---------             ----------
                                                                                      ---------             ----------
                  Depreciation and amortization                                       $     600             $      450
                                                                                      =========             ==========


 (13) The NCS purchase price is to be financed, in part, by an expansion of Genesis' senior credit facility and available Genesis and NCS cash on hand. The following pro forma adjustments represent the incremental interest expense on the expanded Genesis senior credit facility, a reduction in interest income earned on invested cash to be used to finance a portion of the purchase price, offset by interest savings following the repayment of NCS secured and unsecured debts.


                                                                                    Twelve Months           Nine Months
                                                                                        Ended                  Ended
                                                                                    September 30,            June 30,
                                                                                        2001                   2002
                                                                                      ---------             ----------
                  Interest expense - $271,000 and $200,000 borrowing under
                     existing senior credit facility for the 2001 and 2002
                     periods, respectively, at an estimated variable
                     rate of 5.75 %                                                   $  15,583             $    8,601
                  Less:  interest expense -  repayment of existing
                     NCS senior and subordinated debt                                   (30,129)               (16,523)
                  Less:  interest expense - reduced interest income at 1.5%
                     on $50,000 and $121,000 of cash on hand
                     for the 2001 and 2002 periods, respectively                            750                  1,358
                                                                                      ---------             ----------

                  Interest expense, net                                               $ (13,796)            $   (6,564)
                                                                                      =========             ==========

                  For purposes of these pro forma consolidated financial statements, interest costs related to the borrowings under an expansion to Genesis' senior credit facility were calculated using an estimated interest rate of 5.75%. A variance of 1/8 % in LIBOR would change the interest expense by $339 and $188 for the twelve months ended September 30, 2001 and the nine months ended June 30, 2002, respectively.

                 GENESIS HEALTH VENTURES, INC. AND SUBSIDIARIES
                          NOTES TO UNAUDITED PRO FORMA
             CONDENSED CONSOLIDATED COMBINED STATEMENTS OF OPERATIONS
                        (in thousands, except share data)

 (14) No income tax expense was recognized for the twelve months ended September 30, 2001 as the combined company reported a net loss. Income tax expense for the nine months ended June 30, 2002 is reported at Genesis' effective tax rate of 39%, offset by $10,285 of tax credits recognized in the Genesis historical income tax expense as a result of tax credits realized through the Job Creation and Worker Assistance Act of 2002.


 (15) The NCS purchase price is to be financed, in part, by the issuance of 0.1 of a share of Genesis common stock for each share of NCS common stock.

                                                                                    Twelve Months           Nine Months
                                                                                        Ended                  Ended
                                                                                    September 30,            June 30,
                                                                                        2001                   2002
                                                                                      ---------             ----------
                  Elimination of NCS common stock                                   (23,535,018)           (23,716,809)
                  Issuance of Genesis common stock                                    2,353,502              2,371,681

                                                                                    -----------            -----------
                  Weighted average shares of common stock                           (21,181,516)           (21,345,128)
                                                                                    ===========            ===========

              INDEX TO FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

Consolidated Financial Statements
Report of Independent Auditors                                              F-2
Consolidated Balance Sheets at June 30, 2001 and 2002                       F-3
Consolidated Statements of Operations for each of the three years
   in the period ended June 30, 2002                                        F-4
Consolidated Statements of Stockholders' Equity (Deficit) for each of the
   three years in the period ended June 30, 2002                            F-5
Consolidated Statements of Cash Flows for each of the three years
   in the period ended June 30, 2002                                        F-6
Notes to Consolidated Financial Statements                                  F-7

                         REPORT OF INDEPENDENT AUDITORS

The Board of Directors and Stockholders
NCS HealthCare, Inc.

      We have audited the accompanying consolidated balance sheets of NCS HealthCare, Inc. and subsidiaries as of June 30, 2001 and 2002, and the related consolidated statements of operations, stockholders' equity (deficit) and cash flows for each of the three years in the period ended June 30, 2002. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

      We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

      In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of NCS HealthCare, Inc. and subsidiaries at June 30, 2001 and 2002, and the consolidated results of their operations and their cash flows for each of the three years in the period ended June 30, 2002, in conformity with accounting principles generally accepted in the United States.

      The accompanying consolidated financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, the Company is in violation of certain financial covenants under its revolving credit facility. As a result of the covenant violations, the Company's lenders may accelerate the maturity of the Company's obligations under the revolving credit facility. In addition, the Company is in default on its 5 3/4% Convertible Subordinated Debentures due 2004. These factors raise substantial doubt about the Company's ability to continue as a going concern. Management's plan in regard to this matter is also described in Note 1. The consolidated financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts or classifications of liabilities that may result from the outcome of this uncertainty.

      As discussed in Note 1 to the consolidated financial statements, effective July 1, 2001, the Company changed its method of accounting for goodwill.


August 2, 2002                                                 Ernst & Young LLP
Cleveland, Ohio

                      NCS HEALTHCARE, INC. AND SUBSIDIARIES

                           CONSOLIDATED BALANCE SHEETS
                    (IN THOUSANDS, EXCEPT SHARE INFORMATION)

                                     ASSETS

<                                                                                                       June 30,
                                                                                                        --------
                                                                                                  2002            2001
                                                                                                  ----            ----
CURRENT ASSETS
      Cash and cash equivalents                                                                   $42,539         $39,464
      Trade accounts receivable, less allowance for doubtful accounts
           of $21,026 and $28,332 as of June 30, 2002 and 2001                                     85,808          94,447
      Inventories                                                                                  30,593          32,770
      Prepaid expenses and other current assets                                                     2,863           3,301
                                                                                                 --------        --------
                Total current assets                                                              161,803         169,982

PROPERTY, PLANT AND EQUIPMENT
      Land                                                                                            130             130
      Buildings                                                                                     2,397           2,397
      Machinery, equipment and vehicles                                                            21,173          23,039
      Computer equipment and software                                                              34,863          34,817
      Furniture, fixtures and leasehold improvements                                               18,070          18,685
                                                                                                 --------        --------
                                                                                                   76,633          79,068
      Less accumulated depreciation and amortization                                               48,515          45,049
                                                                                                 --------        --------
                                                                                                   28,118          34,019
     Goodwill, net                                                                                 80,487         301,907
     Other assets, net                                                                              7,385           8,063
                                                                                                 --------        --------
TOTAL ASSETS                                                                                     $277,793        $513,971

                 LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

                                                                                                        JUNE 30,
                                                                                                        --------
                                                                                                  2002            2001
                                                                                                  ----            ----
CURRENT LIABILITIES
      Line of credit in default                                                                 $ 206,130       $ 206,130
      Convertible subordinated debentures in default                                              102,361         102,107
      Trade accounts payable                                                                       45,336          56,349
      Accrued compensation and related expenses                                                     8,525           7,715
      Other accrued expenses                                                                       22,607          13,754
      Current portion of long-term debt                                                               274             456
                                                                                               -----------    -----------
                Total current liabilities                                                         385,233         386,511

      Long-term debt, excluding current portion                                                       549             825
      Other long-term liabilities                                                                      73             140

STOCKHOLDERS' EQUITY (DEFICIT)
      Preferred stock, $.01 par value per share; 1,000,000 shares
           authorized; none issued                                                                      -               -
      Common stock, $.01 par value per share:
           Class A -- 50,000,000 shares authorized; 18,461,599 and 18,421,845
             shares issued and outstanding at June 30, 2002 and 2001, respectively                    184             184
           Class B -- 20,000,000 shares authorized; 5,255,210 and 5,294,964
             shares issued and outstanding at June 30, 2002 and 2001, respectively                     53              53
      Paid-in capital                                                                             271,943         271,943
      Accumulated deficit                                                                        (380,242)       (145,685)
                                                                                               -----------    -----------
                                                                                                 (108,062)        126,495
                                                                                               -----------    -----------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)                                             $277,793        $513,971
                                                                                               ===========    ===========


                             See accompanying notes

                      NCS HEALTHCARE, INC. AND SUBSIDIARIES

                      CONSOLIDATED STATEMENTS OF OPERATIONS
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                           YEAR ENDED JUNE 30,
                                                                                    2002           2001          2000
                                                                                    ----           ----          ----
Revenues                                                                         $  645,756     $ 626,328      $ 694,530
Cost of revenues                                                                    538,926       514,483        556,757
                                                                                  ---------     ---------     ----------
Gross profit                                                                        106,830       111,845        137,773
Selling, general and administrative expenses                                         93,776       123,272        126,969
Special charge to increase allowance for doubtful accounts                                -             -         44,623
Nonrecurring charges                                                                      -             -         51,136
                                                                                  ---------     ---------     ----------
Operating income (loss)                                                              13,054       (11,427)       (84,955)
Interest expense                                                                    (26,642)      (34,300)       (29,808)
Interest income                                                                       1,447         2,587          3,565
                                                                                  ---------     ---------     ----------
Loss before income taxes and cumulative effect of accounting change                 (12,141)      (43,140)      (111,198)
Income tax expense                                                                      300           370          3,326
                                                                                  ---------     ---------     ----------
Loss before cumulative effect of accounting change                                  (12,441)      (43,510)      (114,524)
Cumulative effect of accounting change                                             (222,116)            -              -
                                                                                  ---------     ---------     ----------
Net loss                                                                         $ (234,557)    $ (43,510)    $ (114,524)
                                                                                 ==========     =========     ==========

Loss per share data:
Net loss per common share before cumulative effect of accounting
     change - basic and diluted                                                   $   (0.52)    $   (1.85)    $    (5.31)
Cumulative effect of accounting change                                            $   (9.37)            -              -
                                                                                  ---------     ---------     ----------
Net loss per common share - basic and diluted                                     $   (9.89)    $   (1.85)    $    (5.31)
                                                                                 ==========     ==========    ==========

Weighted average number of common shares outstanding - basic and diluted             23,717        23,535         21,551
                                                                                 ==========     ==========    ==========


                             See accompanying notes

                      NCS HEALTHCARE, INC. AND SUBSIDIARIES

            CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)
                    (IN THOUSANDS, EXCEPT SHARE INFORMATION)

                                                 CLASS A        CLASS B                      RETAINED     STOCKHOLDERS'
                                                  COMMON        COMMON        PAID-IN        EARNINGS         EQUITY
                                                  STOCK          STOCK        CAPITAL       (DEFICIT)       (DEFICIT)
                                                  -----          -----        -------       ---------       ---------
Balance at July 1, 1999                           $  143         $  60        $ 263,882       $ 12,349       $ 276,434
Issuance of 2,203,844 shares of Class A
     Common Stock for business combinations           22             -            6,811              -           6,833
Issuance of 497,153 shares of Class A Common
     Stock for profit sharing plan                     5             -              957              -             962
Conversion of 197,997 shares of Class B
     Common Stock to 197,997 shares of Class
     A Common Stock                                    2            (2)               -              -               -
Net loss                                               -             -                -       (114,524)       (114,524)
                                                  ------         -----          -------      ---------       ---------
Balance at June 30, 2000                             172            58          271,650       (102,175)        169,705
Issuance of 733,040 shares of Class A Common
     Stock for profit sharing plan                     7             -              293              -             300
Conversion of 512,319 shares of Class B
     Common Stock to 512,319 shares of Class
     A Common Stock                                    5            (5)               -              -               -
Net loss                                               -             -                -        (43,510)        (43,510)
                                                  ------         -----          -------      ---------       ---------
Balance at June 30, 2001                             184            53          271,943       (145,685)        126,495
                                                  ------         -----          -------      ---------       ---------
Conversion of 39,754 shares of Class B
     Common Stock to 39,754 shares of Class
     A Common Stock                                    -             -                -              -               -
Net loss                                               -             -                -       (234,557)       (234,557)
                                                  ------         -----          -------      ---------       ---------
Balance at June 30, 2002                          $  184         $  53         $271,943      $(380,242)      $(108,062)
                                                  ======         =====         ========      =========       =========


                             See accompanying notes

                      NCS HEALTHCARE, INC. AND SUBSIDIARIES

                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                                      YEAR ENDED JUNE 30,
                                                                                2002         2001          2000
                                                                                ----         ----          ----
OPERATING ACTIVITIES
Net loss                                                                     $(234,557)    $(43,510)    $ (114,524)
Adjustments to reconcile net loss to net
      cash provided by operating activities:
           Cumulative effect of accounting change                              222,116            -              -
           Non-cash portion of fixed asset impairment charge                         -        2,106              -
           Non-cash portion of nonrecurring charges                                  -            -         38,555
           Depreciation and amortization                                        13,085       24,993         28,678
           Provision for doubtful accounts                                      18,013       31,101         53,825
           Deferred income taxes                                                     -            -          2,937
           Non-cash profit sharing expense                                           -          300            962
           Changes in assets and liabilities, net of effects of assets and liabilities acquired:
                Trade accounts receivable                                      (17,629)      (8,570)       (10,309)
                Inventories                                                      2,536        4,316         12,151
                Trade accounts payable                                          (4,647)      17,363         (5,204)
                Accrued expenses                                                 9,657         (295)       (11,251)
                Prepaid expenses and other                                         811           21         14,948
                                                                              --------     --------      ---------
Net cash provided by operating activities                                        9,385       27,825         10,768

INVESTING ACTIVITIES
Capital expenditures for property, plant and equipment                          (5,489)      (3,359)        (6,616)
Proceeds from sales of assets                                                      230          250            621
Purchases of businesses                                                         (1,371)           -              -
Other                                                                              778         (978)        (5,766)
                                                                              --------     --------      ---------
Net cash used in investing activities                                           (5,852)      (4,087)       (11,761)

FINANCING ACTIVITIES
Repayment of long-term debt                                                       (458)        (661)        (3,474)
Borrowings on line-of-credit                                                         -            -         91,300
Payments on line-of-credit                                                           -            -        (99,870)
                                                                              --------     --------      ---------
Net cash used in financing activities                                             (458)        (661)       (12,044)
                                                                              --------     --------      ---------
Net increase (decrease) in cash and cash equivalents                             3,075       23,077        (13,037)
Cash and cash equivalents at beginning of period                                39,464       16,387         29,424
                                                                              --------     --------      ---------
Cash and cash equivalents at end of period                                    $ 42,539     $ 39,464      $  16,387
                                                                              ========     ========      =========

Supplemental disclosure of cash flow information:
   Cash paid during the year for:
      Interest                                                                $ 21,176     $ 31,655      $  28,975
                                                                              ========     ========      =========
      Income taxes                                                            $    304     $    355      $     404
                                                                              ========     ========      =========

                             See accompanying notes

                      NCS HEALTHCARE, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                FOR THE YEARS ENDED JUNE 30, 2000, 2001 AND 2002
                    (IN THOUSANDS, EXCEPT SHARE INFORMATION)


1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

DESCRIPTION OF BUSINESS

      NCS HealthCare, Inc. (the Company) operates in one primary business segment providing a broad range of health care services primarily to long-term care institutions including skilled nursing facilities, assisted living facilities and other institutional health care settings. The Company purchases, repackages and dispenses prescription and non-prescription pharmaceuticals and provides client facilities with related management services, automated medical record keeping, drug therapy evaluation, regulatory assistance and certain ancillary health care services.

MANAGEMENT'S PLAN TO CONTINUE AS A GOING CONCERN

          The accompanying consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and satisfaction of liabilities in the ordinary course of business. As shown in the accompanying consolidated financial statements, the Company has incurred net losses of $43,510 and $234,557 for the years ended June 30, 2001 and 2002, respectively. At June 30, 2002 the Company's working capital deficit was $(223,430), primarily as a result of classifying $206,130 under the revolving credit facility and $102,361 of convertible subordinated debentures as a current liability. As discussed in Note 2, the revolving credit facility expired on May 31, 2002. As discussed in Note 8, as of June 30, 2002 the Company is in default on $102,361 of its 5 3/4% convertible subordinated debentures. All borrowings under the credit agreement and the convertible subordinated debentures have been classified as a current liability. These factors, among others, raise substantial doubt about the Company's ability to continue as a going concern.

      During the past three years the Company has implemented measures to improve cash flows generated from operating activities, including reductions in operating and overhead costs by continuing the consolidation and/or closing of pharmacy locations, continuing its employee reduction plan, more aggressive collection activity and inventory reduction efforts, and a temporary modification of payment terms negotiated with a major Company supplier. In addition, the Company continues to review the profitability of its customer base and is terminating uneconomic accounts as well as applying stricter standards in accepting new business.

      During the past two years, the Company has been in ongoing discussions with the Company's senior lenders and with an ad hoc committee of holders of the 5 3/4% Convertible Subordinated Debentures due 2004 regarding the defaults and potential restructuring options. In addition, the Company engaged financial advisors and legal counsel to assist in exploring various capital restructuring and strategic alternatives with third parties.

      On July 28, 2002, the Company entered into a definitive merger agreement with Genesis Health Ventures, Inc. (Genesis). If the proposed merger is completed, each outstanding share of common stock of the Company will be converted into the right to receive 0.1 of a share of Genesis common stock. At the closing of the proposed merger, Genesis will repay in full the outstanding debt of NCS, including $206,130 of senior debt, and will redeem $102,361 of 5 3/4% convertible subordinated debentures, including accrued and unpaid interest and any applicable redemption premiums. The completion of the proposed merger is subject to regulatory approvals and other customary conditions, including the approval of the holders of a majority of the outstanding voting power of the Company's common stock.

      The timing and ultimate outcome of the proposed merger or any future negotiations with the Company's senior lenders and ad hoc committee of debenture holders is uncertain and could have a material adverse effect on the Company. Given the foregoing, no assurances can be given that the Company will be able to maintain its current level of operations, or that its financial condition and prospects will not be materially and adversely affected over the next twelve months. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

PRINCIPLES OF CONSOLIDATION

      The consolidated financial statements include the accounts of the Company and its wholly owned and majority owned subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation.

REVENUE RECOGNITION

      Revenue is recognized on a monthly basis for products or services provided to customers during that month. The revenue cycle ends on the last day of the month. As is generally the case for long-term care facility services, the Company receives payments through reimbursement from Medicaid and Medicare programs and directly from individual residents (private pay), private third-party insurers and long-term care facilities. For the fiscal year ended June 30, 2002, the Company's payor mix was approximately 49% Medicaid, 20% long-term care facilities (including amounts for which the long-term care facility receives reimbursement under Medicare Part A), 14% private pay, 11% third-party insurance, 1% Medicare and 5% other sources. The Medicaid and Medicare programs are highly regulated. The failure of NCS and/or its client institutions to comply with applicable reimbursement regulations could adversely affect the Company's business. The Company monitors its receivables from Medicaid and other third-party payor programs and reports such revenues at the net realizable amount expected to be received from third-party payors.

CASH EQUIVALENTS

      The Company considers all investments in highly liquid instruments with original maturities of three months or less at the date purchased to be cash equivalents. Investments in cash equivalents are carried at cost, which approximates market value.

CONTRACTUAL ALLOWANCES

      An estimated contractual allowance is recorded against third-party sales and accounts receivable (Medicaid and insurance). Accordingly, the net sales and accounts receivable reported in the Company's financial statements are recorded at the amount expected to be received from the third-party payor. Contractual allowances are adjusted to actual as cash is received and claims are reconciled. The Company evaluates the following criteria in developing the estimated contractual allowance percentages each month:

- Historical contractual allowance trends based on actual claims paid by third-party payors.
- Review of contractual allowance information reflecting current contract terms.
- Consideration and analysis of changes in customer base, product mix, payor mix, reimbursement levels or other issues that may impact contractual allowances.

ALLOWANCE FOR DOUBTFUL ACCOUNTS

      The Company utilizes the "Aging Method" to evaluate the adequacy of its allowance for doubtful accounts. This method is based upon applying estimated standard allowance requirement percentages to each accounts receivable aging category for each payor. Company management developed the estimated standard allowance requirement percentages by utilizing historical collection trends and its understanding of the nature and collectibility of receivables in the various aging categories. The standard allowance percentages were developed by payor type as the accounts receivable from each payor type have unique characteristics. The necessary balance sheet allowance for doubtful accounts is calculated on a monthly basis utilizing the aging method described above. The Company ensures that the actual balance in the allowance for doubtful accounts is equal to or greater than the estimated amount calculated by the aging method.

      Movement of the allowance for doubtful accounts is as follows:

                                                      Write-offs,
                     Balance at      Provision for       Net of       Balance at
                    Beginning of       Doubtful       Recoveries        End of
                       Period          Accounts        and Other        Period
                    ------------     -------------    -----------     ----------
Fiscal Year Ended
June 30,

       2002           $ 28,332         $ 18,013        $ (25,319)     $ 21,026

       2001           $ 53,926         $ 31,101        $ (56,695)     $ 28,332

       2000           $ 38,880         $ 53,825        $ (38,779)     $ 53,926


INVENTORIES AND COST OF GOODS SOLD

      Inventories for all business units consist primarily of purchased pharmaceuticals and medical supplies and are stated at the lower of cost or market. Cost is determined by using the last-in, first-out (LIFO) method for 4% of the June 30, 2002 net inventory balance and by using the first-in, first-out
(FIFO) method for the remaining 96%. If the FIFO inventory valuation method had been used exclusively, inventories would have been $636 and $512 higher at June 30, 2001 and 2002, respectively.

      Physical inventories are performed on a quarterly basis at all sites. As the Company does not utilize a perpetual inventory system, cost of goods sold is estimated during non-inventory months and is adjusted to actual by recording the results of the quarterly physical inventories. The Company evaluates the following criteria in developing estimated cost of goods sold during non-inventory months:

      - Historical cost of goods sold trends based on prior physical inventory results.
      - Review of cost of goods sold information reflecting current customer contract terms.
      - Consideration and analysis of changes in customer base, product mix, payor mix, State Medicaid and third-party insurance reimbursement levels or other issues that may impact cost of goods sold.

PROPERTY, PLANT AND EQUIPMENT

      Property, plant and equipment are stated at cost. Depreciation on property, plant and equipment is computed using the straight-line method over the estimated useful lives of the assets, which are as follows:

              Buildings                                             30 years
              Machinery, equipment and vehicles                 5 - 10 years
              Computer equipment and software                   3 -  5 years
              Furniture, fixtures and leasehold improvements    3 - 10 years

      Depreciation expense, including amortization of capital leased assets, was $15,110, $11,979 and $11,191 for the years ended June 30, 2000, 2001 and 2002, respectively.

     In February 2001, the Company recorded a fixed asset impairment charge of $2,106 in accordance with Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long Lived Assets and for Long Lived Assets to be Disposed of" (SFAS No. 121). This charge relates primarily to changes in asset values resulting from the impact of restructuring activities and changes in operational processes under restructured operations.

GOODWILL, INTANGIBLES AND OTHER ASSETS

      In July 2001, the Financial Accounting Standards Board issued Statements of Financial Accounting Standards (SFAS) No. 141, "Business Combinations," and No. 142, "Goodwill and Other Intangible Assets."

      SFAS No. 141 requires that the purchase method of accounting be used for all business combinations initiated after June 30, 2001. Use of the pooling-of-interests method is no longer permitted. SFAS No. 141 also includes guidance on the initial recognition and measurement of goodwill and other intangible assets acquired in a business combination that is completed after June 30, 2001. The Company adopted SFAS No. 141 on July 1, 2001.

      The Company elected early adoption of SFAS No. 142 as of July 1, 2001. In accordance with SFAS No. 142, goodwill and other indefinite lived intangible assets will no longer be amortized. Under this non-amortization approach, SFAS No. 142 requires that goodwill and other indefinite lived intangible assets be reviewed for impairment using a fair value based approach upon adoption and at least annually thereafter.

        SFAS No. 142 provides a six-month transitional period from the effective date of adoption for the Company to perform an assessment of whether there is an indication that goodwill is impaired. To the extent that an indication of impairment exists, the Company must perform a second test to measure the amount of the impairment. For the purposes of SFAS No. 142, the Company is considered to have one reporting unit. The Company determined its implied fair value utilizing a market capitalization approach and compared the fair value of the Company to its carrying value. This evaluation indicated that goodwill was potentially impaired as of July 1, 2001. As a result, the Company was required to complete the second step of the transitional impairment test to measure the amount of the impairment. In calculating the impairment, the implied fair value of goodwill was determined by calculating the fair value of all tangible and intangible net assets through appraisals, external valuations, quoted market prices and other valuation methods. The implied fair value of goodwill was compared to the carrying value of goodwill to measure the amount of the impairment. The Company recorded a non-cash charge of $222,116 as of July 1, 2001 to reduce the carrying value of its goodwill as a result of the adoption of SFAS No. 142. In accordance with the requirements of SFAS No. 142, the charge has been recorded as a cumulative effect of accounting change in the Company's consolidated statement of operations. Since a portion of the impaired goodwill is not deductible for taxes or as a result of the full valuation allowance on deferred taxes, no tax benefit was recorded in relation to the non-cash charge. As of June 30, 2002, remaining goodwill was $80,487 which is subject to continuing review of impairment under a similar approach as described above.

      The amount of the impairment primarily reflects the decline in the Company's stock price and financial condition since the acquisitions were consummated that generated the goodwill. The Company observed significant negative industry and customer trends during the three years prior to the valuation date of July 1, 2001, including a net loss of $16,325, $114,524 and $43,510 for the years ended June 30, 1999, 2000 and 2001, respectively. These trends primarily related to increased bankruptcies and significant financial difficulties experienced by the Company's skilled nursing facility customers primarily as a result of the greater than expected adverse impact with regard to implementation of the Medicare Prospective Payment System (PPS) under the Balanced Budget Act of 1997.

      SFAS No. 142 also requires goodwill to be tested annually and between annual tests if events occur or circumstances change that would more likely than not reduce the fair value of a reporting unit below its carrying amount. The Company has elected to perform its annual tests for indications of goodwill impairment as of April 1 of each year. As of April 1, 2002, the Company's annual assessment indicated that the remaining goodwill was not impaired.

      The methodology of accounting for goodwill under SFAS No. 142 differs from the Company's previous policy, in accordance with accounting standards existing at that time, of using undiscounted cash flows over the remaining amortization period to determine if goodwill is recoverable.

      Intangible assets that will continue to be amortized under SFAS No. 142 consist primarily of non-compete covenants and debt issuance costs. Debt issuance costs are included in other assets and are amortized using the effective interest method over the life of the related debt.

ACCRUED HEALTH INSURANCE

      The Company is self-insured for health insurance claims with a stop-loss umbrella policy in place to limit the maximum potential liability for both individual claims and total claims for a plan year. Health insurance claims are paid as they are submitted to the plan administrator. The Company maintains an accrual for claims that have been incurred but not yet reported (IBNR) to the plan administrator and therefore have not been paid. The Company maintains an IBNR reserve based on the historical claim lag period and current payment trends of health insurance claims (generally 2 to 3 months).

      The Company records a monthly expense for the health insurance plan in its financial statements. The initial monthly expense for a plan year is determined at the beginning of the plan year by reviewing historical claims experience and the estimated range of liability for the plan year as determined by the plan administrator. The initial monthly expense is adjusted each month as necessary to ensure that an adequate IBNR reserve level is maintained.

INCOME TAXES

      The Company follows Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes." This accounting standard requires that the liability method be used in accounting for income taxes. Under this accounting method, deferred tax assets and liabilities are determined based on the differences between the financial reporting basis and the tax basis of assets and liabilities and are measured using the expected enacted tax rates and laws that apply in the periods in which the deferred tax asset or liability is expected to be realized or settled.

STOCK OPTIONS

      The Company has elected to follow Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" (APB 25) and related Interpretations in accounting for its employee stock options because, as discussed in Note 9, the alternative fair value accounting provided under FASB Statement No. 123, "Accounting for Stock-Based Compensation," (SFAS No. 123) requires use of option valuation models that were not developed for use in valuing employee stock options. Under APB 25, when the exercise price of the Company's employee stock options equals the market price of the underlying stock on the date of grant, no compensation expense is recognized.

EARNINGS PER SHARE

      The Company follows Statement of Financial Accounting Standards No. 128, "Earnings per Share." Under this accounting standard, basic earnings per share are computed based on the weighted average number of shares of Class A and Class B shares outstanding during the period. Diluted earnings per share include the dilutive effect of stock options and subordinated convertible debentures.

FAIR VALUE OF FINANCIAL INSTRUMENTS

      The fair value of all financial instruments of the Company approximates the amounts presented on the consolidated balance sheet.

RECENTLY ISSUED ACCOUNTING STANDARDS

      In October 2001, the FASB issued SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets". SFAS No. 144 supersedes SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed of" and amends APB Opinion No. 30, "Reporting Results of Operations-Reporting the Effects of Disposal of a Segment of a Business" ("APB 30"). This statement develops one accounting model (based on the model in SFAS No. 121) for long-lived assets that are disposed of by sale, as well as addresses the principal implementation issues. SFAS No. 144 also expands the scope of discontinued operations and changes the disclosure requirement for discontinued operations. This statement is effective for fiscal years beginning after December 15, 2001. Management does not expect this standard to have a material impact on the Company's consolidated financial position, results of operations or cash flows.

      The FASB recently issued SFAS No. 146, "Accounting for Costs Associated with Exit or Disposal Activities." SFAS No. 146 addresses the recognition, measurement, and reporting of costs that are associated with exit and disposal activities, including costs related to terminating a contract that is not a capital lease, costs to consolidate facilities or relocate employees, and termination benefits provided to employees that are involuntarily terminated under the terms of a one-time benefit arrangement that is not an ongoing benefit arrangement or an individual deferred-compensation contract. SFAS 146 No. supersedes Emerging Issues Task Force (EITF) Issue No. 94-3, "Liability Recognition for Certain Employee Termination Benefits and Other Costs to exit an Activity (including Certain Costs Incurred in a Restructuring)" and requires liabilities associated with exit and disposal activities to be recognized when the liability is incurred. SFAS No. 146 is effective for exit or disposal activities that are initiated after December 31, 2002.

USE OF ESTIMATES IN PREPARATION OF FINANCIAL STATEMENTS

      The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results can differ from these estimates depending upon certain risks and uncertainties.

MATERIAL RISKS AND UNCERTAINTIES

      Potential risks and uncertainties, many of which are beyond the control of the Company include, but are not limited to, such factors as the Company's ability to consummate the proposed merger transaction with Genesis, discussions with the Company's senior lenders and the ad hoc committee of debenture holders, overall economic, financial and business conditions, delays in reimbursement by the government or other payors of the Company and its customers, the overall financial condition of the Company's customers, the effect of new government regulation, changes in reimbursement levels from State Medicaid programs and third-party insurance plans, negotiations regarding payment terms and other contractual obligations with suppliers, the outcome of litigation, access to capital and financing, the demand for the Company's products and services, pricing and competitive factors in the industry and changes in accounting rules and standards.

      The Company purchases the majority of its inventory through one primary pharmaceutical supplier representing a concentration of credit risk to the Company. In fiscal 2001, the Company negotiated a temporary modification of payment terms with this supplier. In June 2002, the Company entered into a letter of intent with this supplier and is continuing its negotiations to achieve a permanent modification in payment terms. In addition, the Company earns administrative fees and amounts from certain other contractual arrangements under a prime wholesaler agreement with this supplier. The administrative fees and amounts from other contractual arrangements are accrued on a monthly basis based on purchasing data and knowledge of the terms of the contractual arrangements. The actual amounts due under the contractual arrangements are typically communicated to the Company on a quarterly or annual basis based on the terms of the contractual arrangements. As a result of the 2001 temporary modification of payment terms, the supplier is withholding certain contractual amounts due to the Company. Receivables from the supplier of $5,871 and $12,237 at June 30, 2001 and 2002, respectively, have been netted against accounts payable to the supplier for financial reporting purposes. The Company believes that the receivables arising from these contractual arrangements are collectible and is currently operating under the letter of intent which provides for the Company to make monthly payments to the supplier based on the net amount payable to the supplier.


2.  LINE OF CREDIT

      In June 1998, the Company entered into a four-year revolving credit agreement (Credit Facility) which expired on May 31, 2002. On June 3, 2002, the Company received correspondence from the senior lenders indicating that they reserve the right to exercise all rights, powers and privileges provided for in the credit agreement including the acceleration of the collection of the Company's obligations and/or exercise other remedies under the credit agreement including exercising their rights with respect to the pledged collateral. At the current time, the senior lenders have not chosen to exercise and enforce the rights and remedies available to them under the credit agreement. The Company continues to operate under the terms of the Credit Facility.

      The Credit Facility, as amended, had an available commitment of $207 million, provided all Company assets as security, limited the availability of the Credit Facility to use for working capital only, required Lender approval on acquisitions, provided for interest at a variable rate and contained certain debt covenants including an interest coverage ratio, minimum consolidated net worth requirements and a restriction on declaration and payment of cash dividends to shareholders. Prior to the expiration of the Credit Facility, the Company had been in violation of certain financial covenants of the Credit Facility. On April 21, 2000, the Company received a formal notice of default from the senior lenders. As a result of the notice of default, the interest rate on the Credit Facility (excluding facility fee) increased to the Prime Rate plus 2.25% (7.0% at June 30, 2002). The borrowings of $206,130 under the Credit Facility at June 30, 2002 are classified as a current liability. Failure to obtain a favorable resolution to the expiration of the Credit Facility could have a material adverse effect on the Company.

      See additional discussion regarding the Credit Facility and the proposed merger with Genesis in Note 1.


3. LONG-TERM DEBT

      Long-term debt consists of the following:

                                                                    JUNE 30,
                                                                    --------
                                                                2002       2001
                                                                ----       ----

2% note payable to Pennsylvania Industrial Development
      Authority due in monthly installments through June,
      2010, and secured through an interest in a building
      of the Company                                          $  393     $  425
Collateralized lease obligations with interest ranging
      from 7% to 16% due monthly through April, 2004             318        707
Other                                                            112        149
                                                                ----       ---
Total long-term debt                                             823      1,281
Less current portion                                             274        456
                                                              ------     ------
Long-term debt, excluding current portion                     $  549     $  825
                                                              ======     ======

      The aggregate maturities of the long-term debt for each of the five years subsequent to June 30, 2002 are as follows:

FISCAL YEAR ENDING JUNE 30,                                       AMOUNT
---------------------------                                       ------

2003                                                             $   274
2004                                                                 170
2005                                                                  67
2006                                                                  70
2007                                                                  60
Thereafter                                                           182
                                                                 -------
                                                                 $   823
                                                                 =======

4. INCOME TAX EXPENSE

      Income tax expense (benefit), for each of the three years ended June 30, 2002, consists of:

                                   2002                               2001                               2000
                                   ----                               ----                               ----
                      CURRENT    DEFERRED     TOTAL      CURRENT    DEFERRED     TOTAL      CURRENT    DEFERRED     TOTAL
                      -------    --------     -----      -------    --------     -----      -------    --------     -----
Federal               $    -      $    -     $    -      $    -     $    -      $    -     $   (56)    $  2,505   $  2,449

State and local          300           -        300         370          -         370         445          432        877
                      ------      -------    ------      ------     -------     ------     -------     --------   --------
                      $  300      $    -     $  300      $  370     $    -      $  370     $    89     $  2,937   $  3,326
                      ======      =======    ======      ======     =======     ======     =======     ========   ========


      Reconciliation of income taxes at the United States Federal statutory rate to the effective income tax rate for the three years ended June 30, 2002 are as follows:

                                                                                     2002           2001          2000
                                                                                     ----           ----          ----
Income tax benefit at the United States statutory rate                            $ (79,647)      $(14,668)      $(37,807)
State and local income tax benefit                                                  (12,455)        (2,327)        (2,989)
Amortization/write-off of nondeductible intangible assets                            12,806            532            561
Increase in valuation allowance                                                      79,254         16,770         35,993
Nondeductible nonrecurring charges                                                        -              -          6,725
Other - net                                                                             342             63            843
                                                                                  ---------       --------       --------
Total provision for income tax expense                                                  300            370          3,326
Income tax benefit from cumulative effect of accounting change                            -              -              -
                                                                                  ---------       --------       --------
Net tax provision                                                                 $     300       $    370       $  3,326
                                                                                  =========       ========       ========


      The tax effects of temporary differences that give rise to significant portions of the net deferred tax assets are as follows:

                                                          JUNE 30,
                                                          --------
                                                   2002              2001
                                                   ----              ----

Deferred tax assets (liabilities):
      Allowance for doubtful accounts            $   8,550         $  11,082
      Accrued expenses and other                     5,369             4,825
      Loss carryforwards                            78,457            65,477
      Intangibles                                   40,867           (25,863)
      Depreciable assets and other                  (1,082)           (2,245)
      Valuation allowance                         (132,161)          (53,276)
                                                 ---------         ---------
Net deferred tax assets                          $       -         $       -

      The evaluation of the realizability of the Company's net deferred tax assets in future periods is made based upon historical and projected operating performance and other factors for generating future taxable income, such as intent and ability to sell assets. At this time, the Company has concluded that the realization of deferred tax assets is not deemed to be "more likely than not" and, consequently, established a valuation allowance during the years ended June 30, 2001 and 2002 equal to its net deferred tax asset.

      At June 30, 2002 the Company has net operating loss carryforwards of $192.3 million for income tax purposes that expire in years 2010 through 2022. U.S. tax laws limit the annual utilization of tax loss carryforwards of acquired businesses.

5. OPERATING LEASES

      The Company is obligated under operating leases primarily for office facilities and equipment. Future minimum lease payments under noncancelable operating leases as of June 30, 2002 are as follows:

FISCAL YEAR ENDING JUNE 30,                                      AMOUNT
---------------------------                                      ------

2003                                                           $  7,114
2004                                                              5,639
2005                                                              3,824
2006                                                              2,843
2007                                                              2,033
Thereafter                                                        1,466
                                                                 ------
                                                               $ 22,919
                                                               ========


      Total rent expense under all operating leases for the years ended June 30, 2000, 2001 and 2002 was $9,762, $8,698, and $8,446 respectively.


6. PROFIT-SHARING PLAN

      The Company maintains a profit sharing plan with an Internal Revenue Code
Section 401(k) feature covering substantially all of its employees. Under the terms of the plan, the Company will match up to 20% of the first 10% of eligible employee compensation. Effective January 1, 1999, the Company amended the profit sharing plan to provide for the Company match to be contributed as the Company's common stock. Effective October 1, 2000 the Company amended the profit sharing plan to return the Company match back to a cash contribution.

      The Company's aggregate contributions to the plan and related expense were $962, $852 and $834 for the years ended June 30, 2000, 2001 and 2002, respectively.


7. RELATED PARTY TRANSACTIONS

      The Company currently leases 11 of its facilities from entities affiliated with former owners of certain businesses acquired, who are employees of the Company. The buildings are used for operations of the Company. Rent expense of $1,197, $888 and $890 was incurred under these leasing arrangements in the years ended June 30, 2000, 2001 and 2002, respectively.


8. STOCKHOLDERS' EQUITY/CONVERTIBLE SUBORDINATED DEBENTURES

      Holders of Class A Common Stock and holders of Class B Common Stock are entitled to one and ten votes, respectively, in corporate matters requiring approval of the shareholders of the Company. No dividend may be declared or paid on the Class B Common Stock unless a dividend of equal or greater amount is declared or paid on the Class A Common Stock.

      On August 3, 1999 the Company amended its line of credit agreement entering into several restrictive covenants including a restriction on the declaration and payment of cash dividends to shareholders.

      On August 13, 1997, the Company issued $100,000 of convertible subordinated debentures (1998 debentures) due 2004. Net proceeds to the Company were approximately $97,250, net of underwriting discounts and expenses. The 1998 debentures carry an interest rate of 5 3/4% and are convertible into shares of Class A Common Stock at any time prior to maturity at $32.70 per share. A portion of the proceeds from the debenture offering was used to repay approximately $21,000 of outstanding indebtedness under short-term borrowings.

      The debentures are obligations of the Company. The operations of the Company are currently conducted principally through subsidiaries, which are separate and distinct legal entities. Each of the Company's wholly owned subsidiaries has unconditionally guaranteed, jointly and severally, the Company's payment obligations under the 1998 debentures. Accordingly, summarized financial information regarding the guarantor subsidiaries has not been presented because management of the Company believes that such information would not be meaningful to investors.

      The Company elected not to make the semi-annual $2,875 interest payments due February 15, 2001, August 15, 2001, February 15, 2002 and August 15, 2002 on the 1998 debentures. On April 6, 2001, the Company received a formal Notice of Default and Acceleration and Demand for Payment from the Indenture Trustee. The Indenture Trustee declared the entire principal and any accrued interest thereon to be immediately due and payable and demanded immediate payment of such amounts. If such payments are not made, the Indenture Trustee reserves the right to pursue remedial measures in accordance with the Indenture, including, without limitation, collection activities. As of June 30, 2002, the amount of principal and accrued interest is $110,767.

      During fiscal 2000, in connection with an acquisition agreement, the Company issued a $2,000 convertible subordinated debenture maturing on August 15, 2004. The note and accrued "payment-in-kind" interest will be convertible into a maximum of 200,000 Class A Common Shares at a conversion price of $8.00 per share. During fiscal 2001 and 2002, $107 and $254 of accrued interest was converted to principal, respectively. As a result of the 1998 debentures being in default, these debentures are also in default at June 30, 2001 and 2002.

      Until the defaults on the debentures are resolved, convertible subordinated debentures of $102,361 and the related accrued interest of $10,856 will be classified as a current liability. See additional discussion regarding the convertible subordinated debentures and the proposed merger with Genesis in
Note 1.


9. STOCK OPTIONS

      During the period from 1987 through 1995, the Company granted stock options to certain directors and key employees which provide for the purchase of 1,054,890 common shares in the aggregate, at exercise prices ranging from $0.71 to $6.19 per share, which represented fair market values on the dates the grants were made.

      During fiscal 1995, the Company adopted an Employee Stock Purchase and Option Plan that authorized 100,000 shares of Class A Common Stock for awards of stock options to certain key employees. During fiscal 1995 and 1996 the Company granted 11,520 and 7,458 options, respectively, at an exercise price of $6.19 and $7.33 per share, respectively, under the provisions of this plan. These exercise prices represented fair market values on the dates the grants were made.

      In January 1996, the Company adopted a Long Term Incentive Plan (the Plan) to provide up to 700,000 shares of Class A Common Stock for awards of incentive and nonqualified stock options to officers and key employees of the Company. During fiscal 1996, the Company granted 56,500 nonqualified stock options and 27,540 incentive stock options, all at $16.50 per share. The nonqualified stock options have a term of five years and became exercisable in thirds on February 1, 1998, 1999 and 2000. The incentive stock options have a term of six years and became exercisable in fifths each year on February 1, 1997, 1998, 1999, 2000 and 2001. During fiscal 1997 and 1999 the Company granted 301,250 and 345,250 nonqualified stock options, respectively, at an exercise price of $20.00 and $15.00 per share, respectively, the market values of the stock on the dates of the grant. The fiscal 1997 nonqualified stock options have a term of five years and became exercisable in thirds on April 1, 1999, 2000 and 2001. The fiscal 1999 nonqualified stock options have a term of five years and become exercisable in thirds on November 1, 2000, 2001, and 2002. During fiscal 2001, the Company granted 240,000 nonqualified stock options at an exercise price of $0.135, the market value of the stock on the date of the grant. The options have a term of five years and become exercisable in thirds on November 1, 2002, 2003 and 2004.

      In October 1998, the Company adopted the 1998 Performance Plan (the 1998 Performance Plan) to provide up to 1,200,000 shares of Class A Common Stock for awards of incentive and nonqualified options to directors, officers, and key employees of the Company. During fiscal 1999, the Company granted 85,000 nonqualified stock options at an exercise price of $18.50 per share, the market value of the stock on the date of the grant. These nonqualified stock options have a term of five years and become exercisable in thirds on January 1, 2001, 2002 and 2003. During fiscal 2000, the Company granted 494,250 and 290,500 nonqualified stock options at an exercise price of $4.25 and $1.47 per share respectively, the market values of the stock on the date of the grants. The 494,250 nonqualified stock options have a term of five years and become exercisable in thirds on August 1 2001, 2002 and 2003. The 290,500 nonqualified stock options have a term of five years and became exercisable in halves on January 28, 2001 and 2002. During fiscal 2001 the Company granted 460,000 nonqualified stock options at an exercise price of $0.135, the market value of the stock on the date of the grant. The options have a term of five years and become exercisable in thirds on November 1, 2002, 2003 and 2004.

      In November 2000, the Company adopted the 2000 Performance Plan (the 2000 Performance Plan) to provide up to 2,000,000 shares of Class A Common Stock for awards of incentive and nonqualified options to directors, officers, and key employees of the Company. During fiscal 2002, the Company granted 705,000 nonqualified stock options at an exercise price of $0.19 per share, the market value of the stock on the date of the grant. These nonqualified stock options have a term of five years and become exercisable in thirds on December 1, 2003, 2004 and 2005.

      Substantially all of the Company's outstanding stock options contain provisions that provide for immediate vesting upon a change in control of the Company.

      The Company's stock option activity and related information for the years ended June 30 are summarized as follows:

                                      2002                       2001                       2000
                                      ----                       ----                       ----
                                                  WEIGHTED                   WEIGHTED                  WEIGHTED
                                                  AVERAGE                    AVERAGE                   AVERAGE
                                                  EXERCISE                   EXERCISE                  EXERCISE
                                     OPTIONS       PRICE        OPTIONS       PRICE       OPTIONS       PRICE
                                     -------       -----        -------       -----       -------       -----
Outstanding at
  beginning of year                 1,954,798      $ 5.99      1,297,109      $ 9.14       846,694      $15.82
Granted                               705,000        0.19        700,000        0.14       784,750        3.22
Forfeited                            (142,216)       4.72        (42,311)       5.80      (334,335)      12.32
                                    ---------      ------      ---------      ------     ---------      ------
Outstanding at
  end of year                       2,517,582      $ 4.44      1,954,798      $ 5.99     1,297,109      $ 9.14
                                    =========      ======      =========      ======     =========      ======
Exercisable at
  end of year                         850,814                    537,828                   266,441
                                    =========                  =========                 =========

      Information regarding stock options outstanding as of June 30, 2002 is summarized as follows:


[--------------------------------Options Outstanding--------------------------------]  [----------Options Exercisable----------]
                                    Weighted                              Weighted
                                     Average                              Average
                             Number                Weighted               Remaining             Number                Weighted
      Range of            Outstanding              Average               Contractual          Exercisable             Average
   Exercise Prices      At June 30, 2002        Exercise Price         Life (In Years)     At June 30, 2002        Exercise Price
  ----------------      ----------------        --------------         ---------------     ----------------        --------------
   $0.14  -  $0.14           627,000               $  0.14                    4.50                  --                  $   --
    0.19  -  $0.19           694,000                  0.19                    3.33                  --                      --
    1.47  -   1.47           236,750                  1.47                    2.58             236,750                    1.47
    4.25  -   6.19           481,358                  4.63                    2.23             223,682                    5.07
   15.00  -  16.50           228.274                 15.32                    1.81             168,516                   15.44
   18.50  -  20.00           250,200                 19.49                    3.74             221,866                   19.62
   ---------------           -------                 -----                    ----             -------                   -----

   $0.14  - $20.00         2,517,582               $  4.44                    3.28             850,814                  $ 9.92
   ===============         =========               =======                    ====             =======                  ======


      Pro forma information regarding net income and earnings per share is required by SFAS No. 123, and has been determined as if the Company had accounted for its employee stock options under the fair value method of that Statement. The fair value for these options was estimated at the date of grant using a Black-Scholes option pricing model with the following weighted average assumptions: risk-free interest rates of 6.00%; a dividend yield of 0.00%; a volatility factor of the expected market price of the Company's Class A Common Stock ranging from .482 to 1.964; and a weighted-average expected option life ranging from 4 to 4.5 years. The weighted average fair value of options granted during fiscal 2000, 2001 and 2002 was $1.97, $0.13 and $0.11 per share, respectively.

      The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options that have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because the Company's employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.

      For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the options' vesting period. The Company's pro forma information for the three years ended June 30, 2002 is as follows (in thousands except for earnings per share information):

                                             2002          2001          2000
                                             ----          ----          ----

Net loss - basic and diluted              $(235,293)     $(44,554)    $(115,577)
Earnings per share - basic and diluted        (9.92)        (1.89)        (5.36)

10. ACQUISITIONS

      As described in Note 1, the Company adopted SFAS No. 141 as of July 1, 2001. SFAS No. 141 requires that the purchase method of accounting be used for all business combinations initiated after June 30, 2001. The Company paid cash of $1,371 for three immaterial acquisitions in fiscal 2002. These acquisitions have been recorded using the purchase method of accounting and, accordingly, results of their operations have been included in the Company's consolidated financial statements since the effective date of the respective acquisitions. There were no acquisitions during the fiscal years ended June 30, 2000 and 2001.

      Certain of the Company's acquisition agreements provided for contingent purchase price arrangements under which the purchase price paid may be subsequently increased upon the achievement of specific operating performance targets during post acquisition periods. The additional purchase price, payable in cash or Company stock is recorded, if earned, upon resolution of the contingent factors. The Company issued 2,203,844 shares of Class A Common Stock valued at $6,833 and a $2,000 convertible subordinated debenture maturing on August 15, 2004 under contingent purchase price arrangements during fiscal 2000. As of June 30, 2002, no material contingencies remain from the Company's acquisition agreements.


11. SPECIAL AND NONRECURRING CHARGES

      During fiscal 2000, the Company recorded nonrecurring, restructuring and special charges of $95,800. A special charge of $44,600 was recorded to increase the allowance for doubtful accounts and nonrecurring, restructuring and other special charges of $51,200 were recorded in connection with the implementation and execution of strategic restructuring and consolidation initiatives of certain operations, the planned disposition of certain non-core and/or non-strategic assets, impairment of certain assets and other nonrecurring items.

      The special charge to increase the allowance for doubtful accounts resulted from continuing negative changes observed in industry and customer trends during the year ended June 30, 2000, and a change in the method of estimating the allowance necessary for accounts receivable. The financial condition of the Company's primary customer base and negative industry trends continued to deteriorate throughout the year. Due to the negative trends that the Company's customers were facing, management re-evaluated the method of estimating the allowances necessary for these and other customers. The total provision for doubtful accounts, including the amounts included in the special charge, was $53,825 for the year ended June 30, 2000.

      The Company continued its plan of restructuring to consolidate certain pharmacy sites in order to improve operating efficiencies. As a result, the Company consolidated thirteen additional pharmacy sites into either a new or existing location. The Company also shutdown six locations associated with certain ancillary services. During the year ended June 30, 2000, the Company recorded nonrecurring charges of $9,700 related to these site consolidations and location shutdowns, inclusive of $1,100 of additional costs incurred on site consolidations previously announced.

      During the year ended June 30, 2000, the Company adopted a formal exit plan to dispose of certain non-core and/or non-strategic assets. The Company recorded nonrecurring charges of $30,700 related to the planned disposition of assets primarily consisting of impairment to goodwill and property and equipment. Through June 30, 2002, the Company has disposed of four ancillary service operations that were not contributing to the overall financial performance of the Company. Total revenue and operating income of the related business units was $59,300 and $1,500, respectively, for the year ended June 30, 2000.

      The remaining $10,800 of the nonrecurring charge primarily relates to severance incurred during the year associated with the Company's expense reduction initiatives, additional asset impairments, costs related to a settlement with federal authorities regarding the investigation of the Company's Indianapolis, Indiana facility and other nonrecurring expenses.

      During December 1999, the Company reached a settlement with the U.S. Attorney's office in the Southern District of Indiana regarding the federal investigation of the Company's facility in Indianapolis, Indiana. As a result, the Company recorded the settlement amount as a nonrecurring charge. Under the terms of the settlement, the Company paid $4,100 to the U.S. Attorney's office. The Company also agreed to maintain its current level of spending in connection with its compliance systems and procedures for a period of three years. If the Company does not comply with the terms of the accord, an additional $1,500 will be payable to the U.S. Attorney's office.

      Employee severance costs included in the nonrecurring charges relate to the termination of 472 employees. As of June 30, 2002, all terminations associated with these restructuring activities have been completed.

Details of the fiscal 2000 nonrecurring, restructuring and special charges and related activity are as follows:

                                                       Nonrecurring                   Reserve                  Reserve
   Description                       Cash/non-cash        Charge       Activity    At 6/30/01     Activity   At 6/30/02
   -----------                       -------------        ------       --------    ----------     --------   ----------
                                                      (in thousands)
   Site Consolidations
        Severance/compensation       Cash                     $ 1,300    $(1,300)        $  --      $   --         $  --
        related
        Lease terminations           Cash                       2,800     (2,100)          700        (500)          200
        Asset impairments            Non-cash                   4,400     (4,400)           --          --            --
        Other                        Cash                       1,200     (1,000)          200        (100)          100

   Special increase to allowance
        for doubtful accounts        Non-cash                  44,600    (44,600)           --          --            --

   Disposition of Assets
        Asset impairment             Non-cash                  30,200    (30,200)           --          --            --
        Other                        Cash                         500       (500)           --          --            --

   Other
        Cash                                                    6,600     (6,500)          100        (100)           --
        Non-cash                                                4,200     (4,200)           --          --            --
                                                              -------   --------        ------     -------         -----

   Total                                                      $95,800   $(94,800)       $1,000     $  (700)        $ 300
                                                              =======   =========       ======     =========       =====

12. EARNINGS PER SHARE

         The following table sets forth the computation of basic and diluted earnings per share:

                                                                                  2002            2001            2000
                                                                                  ----            ----            ----
Numerator:
Numerator for basic earnings per share - net loss                              $(234,557)       $(43,510)      $(114,524)
     Effect of dilutive securities:
        Convertible debentures                                                         -               -               -
                                                                               ---------        --------       ---------
        Numerator for diluted earnings per share                               $(234,557)       $(43,510)      $(114,524)
                                                                               ==========       =========      ==========

Denominator:
Denominator for basic earnings per share -
    weighted average common shares                                                23,717          23,535          21,551
Effect of dilutive securities:
    Stock options                                                                      -               -               -
    Convertible debentures                                                             -               -               -
                                                                               ---------        --------       ---------

Dilutive potential common shares                                                       -               -               -
                                                                               ---------        --------       ---------

    Denominator for diluted earnings per share                                    23,717          23,535          21,551
                                                                                ========        ========       =========

Basic earnings per share:
    Loss before cumulative effect of accounting change                          $ (0.52)        $ (1.85)       $   (5.31)
    Cumulative effect of accounting change                                        (9.37)              -               -
                                                                               ---------        --------       ---------
    Net loss per share                                                          $ (9.89)        $ (1.85)       $   (5.31)
                                                                                ========        ========       =========

Diluted earnings per share:
    Loss before cumulative effect of accounting change                          $ (0.52)        $ (1.85)       $   (5.31)
    Cumulative effect of accounting change                                        (9.37)               -               -
                                                                               ---------        --------       ---------
    Net loss per share                                                          $ (9.89)        $ (1.85)       $   (5.31)
                                                                                ========        ========       =========


     At June 30, 2002, the Company has $102,361 of convertible subordinated debentures outstanding that are convertible into 3,258,104 shares of Class A Common Stock and 2,517,582 employee stock options that are potentially dilutive that were not included in the computation of diluted earnings per share as their effect would be antidilutive. At June 30, 2001, the Company has $102,107 of convertible subordinated debentures outstanding that are convertible into 3,258,104 shares of Class A Common Stock and 1,954,798 employee stock options that are potentially dilutive that were not included in the computation of diluted earnings per share as their effect would be antidilutive.

13. GOODWILL AND INTANGIBLE ASSETS

     As described in Note 1, the Company adopted SFAS No. 142 as of July 1, 2001. In accordance with SFAS No. 142, the Company discontinued the amortization of goodwill effective July 1, 2001. A reconciliation of previously reported net loss and loss per share to the amounts adjusted for the exclusion of the cumulative effect of accounting change and goodwill amortization, net of the related income tax effect, follows:


                                                                                       YEAR ENDED
                                                                                        JUNE 30,
                                                                             2002         2001          2000
                                                                             ----         ----          ----
    Net Loss:
    As reported                                                           $(234,557)    $(43,510)    $(114,524)
    Goodwill amortization                                                         -       10,396        10,865
    Cumulative effect of accounting change                                  222,116            -             -
                                                                          ---------     --------     ---------
    As adjusted                                                           $ (12,114)    $(33,114)    $(103,659)
                                                                          =========     ========     =========

    Basic and Diluted Loss Per Share:
    As reported                                                           $   (9.89)    $  (1.85)    $   (5.31)
    Goodwill amortization                                                         -         0.44          0.50
    Cumulative effect of accounting change                                     9.37            -             -
                                                                          ---------     --------     ---------
    As adjusted                                                           $   (0.52)    $  (1.41)    $   (4.81)
                                                                          ==========    ========     =========


    Changes in the carrying amount of goodwill for fiscal 2002 are as follows:

    Balance at June 30, 2001                                        $  301,907
    Cumulative effect of accounting change                            (222,116)
    Other                                                                  696
                                                                    ----------
    Balance at June 30, 2002                                        $   80,487
                                                                    ==========

    Accumulated amortization of goodwill was $44,176 at June 30, 2001.

    The gross carrying amount and accumulated amortization of intangible assets subject to amortization was $11,334 and $6,879, respectively, at June 30, 2001 and $10,128 and $7,934, respectively, at June 30, 2002. Intangible assets that will continue to be amortized under SFAS No. 142 consist primarily of non-compete covenants and deferred debenture issuance costs. Amortization expense for the year ended June 30, 2002 was $1,894. The estimated amortization expense for each of the five fiscal years subsequent to June 30, 2002 is as follows:

    FISCAL YEAR ENDING JUNE 30,           AMOUNT
    ---------------------------           ------

    2003                                   $572
    2004                                    420
    2005                                    247
    2006                                    201
    2007                                     70


14. CONTINGENCIES

      In the ordinary course of its business, the Company is subject to inspections, audits, inquiries and similar actions by governmental authorities responsible for enforcing the laws and regulations to which the Company is subject and is involved from time to time in litigation on various matters.


15. SUBSEQUENT EVENT (UNAUDITED)

      On July 28, 2002, NCS, Genesis and Geneva Sub, Inc., a wholly owned subsidiary of Genesis ("Sub") entered into a definitive Agreement and Plan of Merger (the "Merger Agreement"), pursuant to which Sub will merge with and into NCS (the "Proposed Merger"), with NCS surviving as a wholly owned subsidiary of Genesis. If the Proposed Merger is completed, each outstanding share of common stock of NCS, par value $0.01 per share ("NCS Common Stock"), other than the NCS Common Stock held by NCS and other than dissenting shares, will be converted into the right to receive 0.1 of a share of common stock of Genesis, par value $0.02 per share. The completion of the Proposed Merger is subject to regulatory approvals and other customary conditions, including the approval of the holders of a majority of the outstanding voting power of NCS Common Stock.

      In connection with the Merger Agreement, on July 28, 2002, NCS and Genesis entered into agreements (the "Voting Agreements") with certain stockholders of NCS beneficially owning in the aggregate a majority of the outstanding voting power of NCS Common Stock. In the Voting Agreements, such stockholders agreed
(1) to vote their shares of NCS Common Stock in favor of adoption and approval of the Merger Agreement and against proposals for certain other transactions and
(2) not to transfer their shares of NCS Common Stock prior to the consummation of the Proposed Merger.

      On August 8, 2002, Omnicare, Inc. (Omnicare) commenced a cash tender offer to purchase all of the outstanding shares of Class A and Class B common stock of NCS for $3.50 per share. The effect of the Omnicare tender offer on the proposed merger between NCS and Genesis is not known at this time.

      Since the Company entered into the Merger Agreement, seven shareholder lawsuits (six of which are purported class action lawsuits) were filed against NCS and its directors in connection with the Proposed Merger with Genesis and, in two cases, against Genesis and Sub (the "Stockholder Claims"). The Stockholder Claims allege that the directors of NCS breached their fiduciary duties, and certain other duties, to stockholders by entering into the Merger Agreement and seek various relief, including an injunction against consummation of the Proposed Merger, requiring separate class voting on approval of the Proposed Merger by NCS Stockholders, rescinding the Proposed Merger if the same is consummated prior to a final judgment on the Stockholder Claims, declaring the Voting Agreements null and void and compensatory damages and costs. In addition, the amended complaint filed by Omnicare alleges that the Voting Agreements violate the NCS amended and restated certificate of incorporation and therefore resulted in an automatic conversion of such stockholders' Class B common shares into Class A common shares. No court dates have been set for these matters. The Company believes that the allegations set forth in these lawsuits are without merit and intends to contest them vigorously; however, the ultimate outcome of these lawsuits cannot be predicted with certainty. These lawsuits could adversely affect the Company's ability to consummate the Merger Agreement with Genesis.

      On August 20, 2002, the Company filed a complaint against Omnicare in the United States District Court for the Northern District of Ohio, titled NCS Healthcare, Inc. v. Omnicare, Inc., Case No. 1:02CV1635 (Maita, J.), and, on August 21, 2002, the Company amended the complaint. The complaint, as amended, alleges, among other things, that Omnicare's disclosure on Schedule TO, filed on August 8, 2002 in connection with the associated tender offer, contains materially false and misleading disclosures in violation of Section 14(e) of the Securities Exchange Act of 1934.

16. QUARTERLY DATA (UNAUDITED)

      Selected quarterly data for the years ended June 30, 2001 and 2002:

                                                                     YEAR ENDED JUNE 30, 2001
                                                                     ------------------------
                                                FIRST       SECOND         THIRD           FOURTH
                                               QUARTER      QUARTER       QUARTER         QUARTER           TOTAL
                                               -------      -------       -------         -------           -----
Revenues                                      $159,022     $157,461       $154,890        $154,955        $626,328
Gross profit                                    28,037       28,673         27,676          27,459         111,845
Operating income (loss) (b)                      1,036        1,260        (12,800)           (923)        (11,427)
Net loss                                        (7,113)      (7,203)       (20,807)         (8,387)        (43,510)
Earnings per share - basic (a)                   (0.31)       (0.31)         (0.88)          (0.35)          (1.85)
Earnings per share - diluted (a)                 (0.31)       (0.31)         (0.88)          (0.35)          (1.85)



                                                                     YEAR ENDED JUNE 30, 2002
                                                                     ------------------------
                                                FIRST       SECOND         THIRD           FOURTH
                                               QUARTER      QUARTER       QUARTER         QUARTER           TOTAL
                                               -------      -------       -------         -------           -----
Revenues                                      $ 157,836    $161,708      $163,816       $ 162,396        $ 645,756
Gross profit                                     27,180      26,381        26,418          26,851          106,830
Operating income                                  1,848       1,292         4,842           5,072           13,054
Net loss as reported                             (5,179)     (5,239)       (1,323)           (700)         (12,441)
Cumulative effect of accounting change (c)     (222,116)         --            --              --         (222,116)
Net loss as restated                           (227,295)     (5,239)       (1,323)           (700)        (234,557)

Earnings per share as reported - basic (a)        (0.22)      (0.22)        (0.06)          (0.03)           (0.52)
Earnings per share as reported - diluted (a)      (0.22)      (0.22)        (0.06)          (0.03)           (0.52)
Earnings per share as restated - basic (a)        (9.58)      (0.22)        (0.06)          (0.03)           (9.89)
Earnings per share as restated - diluted (a)      (9.58)      (0.22)        (0.06)          (0.03)           (9.89)


(a) Earnings per share is calculated independently for each quarter and the sum of the quarters may not necessarily be equal to the full year earnings per share amount.
(b)  The operating loss for the year ended June 30, 2001 includes the following:
     1) $10,043 of additional bad debt expense to fully reserve for remaining accounts receivable of non-core and non-strategic businesses exited by the Company, 2) $1,034 of restructuring and other related charges associated with the continuing implementation and execution of strategic restructuring and consolidation activities and 3) $2,106 in fixed asset impairment charges recorded in accordance with Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long Lived Assets and for Long Lived Assets to be Disposed of," relating primarily to changes in asset values resulting from the impact of restructuring activities and changes in operational processes under restructured operations.
(c) The cumulative effect of accounting change represents the early adoption of Statement of Financial Accounting Standards (SFAS) No. 142 "Goodwill and Other Intangible Assets." The Company recorded a non-cash charge of $222,116 as of July 1, 2001 to reduce the carrying value of its goodwill in accordance with SFAS No. 142. The net loss for the three months ended September 30, 2001 as originally reported did not include the cumulative effect of the adoption of SFAS No. 142. In accordance with SFAS No. 142, the Company had until June 30, 2002 to complete the final step of the transitional impairment test. The resulting impairment of the Company's goodwill was required to be recorded as of July 1, 2001.

                                                                         Annex A

================================================================================














                          AGREEMENT AND PLAN OF MERGER

                                  by and among

                         GENESIS HEALTH VENTURES, INC.,

                                GENEVA SUB, INC.

                                       and

                              NCS HEALTHCARE, INC.


                                ----------------

                                   Dated as of

                                  July 28, 2002














================================================================================

================================================================================

                                TABLE OF CONTENTS



                                    ARTICLE I

                                   THE MERGER

1.1.    The Merger...........................................................A-1
1.2.    Closing..............................................................A-2
1.3.    Effective Time.......................................................A-2
1.4.    Effects of the Merger................................................A-2
1.5.    Certificate of Incorporation and By-Laws.............................A-2
1.6.    Directors and Officers of the Surviving Corporation..................A-3


                                   ARTICLE II

                            CONVERSION OF SECURITIES

2.1.    Conversion of Capital Stock..........................................A-3
2.2.    Exchange Pool; Exchange Ratio; Fractional Shares;
        Adjustments..........................................................A-3
2.3.    Exchange of Certificates.............................................A-4
2.4.    Treatment of Stock Options...........................................A-6
2.5.    Dissenting Shares....................................................A-7


                                   ARTICLE III

                REPRESENTATIONS AND WARRANTIES OF PARENT AND SUB

3.1.    Organization and Standing............................................A-8
3.2.    Corporate Power and Authority........................................A-8
3.3.    Capitalization of Parent and Sub.....................................A-8
3.4.    Conflicts; Consents and Approval.....................................A-9
3.5.    Parent SEC Documents................................................A-10
3.6.    Registration Statement; Proxy Statement.............................A-10
3.7.    Compliance with Law.................................................A-11
3.8.    Litigation..........................................................A-11
3.9.    Absence of Changes..................................................A-11
3.10.   Sub's Operations....................................................A-11
3.11.   Reorganization......................................................A-12
3.12.   Undisclosed Liabilities.............................................A-12

                                   ARTICLE IV

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

4.1.    Organization and Standing...........................................A-12
4.2.    Subsidiaries........................................................A-12
4.3.    Corporate Power and Authority.......................................A-13
4.4.    Capitalization of the Company.......................................A-13
4.5.    Conflicts; Consents and Approvals...................................A-14
4.6.    Brokerage and Finders' Fees; Expenses...............................A-15
4.7.    Company SEC Documents...............................................A-15
4.8.    Registration Statement; Proxy Statement.............................A-16
4.9.    Compliance with Law.................................................A-16
4.10.   Litigation..........................................................A-17
4.11.   Absence of Changes..................................................A-17
4.12.   Taxes...............................................................A-17
4.13.   Intellectual Property...............................................A-19
4.14.   Title to and Condition of Properties................................A-21
4.15.   Employee Benefit Plans..............................................A-21
4.16.   Contracts...........................................................A-24
4.17.   Labor Matters.......................................................A-27
4.18.   Undisclosed Liabilities.............................................A-27
4.19.   Licenses; Permits; Compliance.......................................A-27
4.20.   Institutional Pharmacy Business.....................................A-29
4.21.   Environmental Matters...............................................A-30
4.22.   Accounts Receivable; Accounts Payable; Inventories and Cash.........A-31
4.23.   Insurance...........................................................A-31
4.24.   Opinion of Financial Advisor........................................A-31
4.25.   Related Parties.....................................................A-32
4.26.   Special Committee; Board Recommendation; Required Vote..............A-32
4.27.   Section 203 of the DGCL; No Rights Agreement........................A-32
4.28.   Reorganization......................................................A-33


                                    ARTICLE V

                            COVENANTS OF THE PARTIES

5.1.    Mutual Covenants....................................................A-33
5.2.    Covenants of Parent.................................................A-37
5.3.    Covenants of the Company............................................A-38

                                   ARTICLE VI

                                   CONDITIONS

6.1.    Conditions to the Obligations of Each Party.........................A-46
6.2.    Conditions to Obligations of the Company............................A-46
6.3.    Conditions to Obligations of Parent and Sub.........................A-47


                                   ARTICLE VII

                            TERMINATION AND AMENDMENT

7.1.    Termination.........................................................A-48
7.2.    Effect of Termination...............................................A-50
7.3.    Amendment...........................................................A-51
7.4.    Extension; Waiver...................................................A-51


                                  ARTICLE VIII

                                  MISCELLANEOUS

8.1.    Survival of Representations and Warranties..........................A-52
8.2.    Notices.............................................................A-52
8.3.    Interpretation......................................................A-53
8.4.    Counterparts........................................................A-53
8.5.    Entire Agreement....................................................A-53
8.6.    Third-Party Beneficiaries...........................................A-53
8.7.    Governing Law.......................................................A-53
8.8.    Consent to Jurisdiction; Venue......................................A-54
8.9.    Specific Performance................................................A-54
8.10.   Assignment..........................................................A-54
8.11.   Expenses............................................................A-54
8.12    Certain Definitions.................................................A-54

SCHEDULES AND EXHIBITS

EXHIBIT A --      VOTING AGREEMENT
EXHIBIT B --      FORM OF AFFILIATE LETTER
EXHIBIT C --      CASH ON HAND
SCHEDULE 5.3(f) --      INVENTORY PROCEDURES

PARENT DISCLOSURE SCHEDULE
COMPANY DISCLOSURE SCHEDULE

                             INDEX OF DEFINED TERMS


                      DEFINED TERM                       SECTION
                      ------------                       -------

Acquisition Proposal..................................   5.3(c)(vi)
Action................................................   3.8
Affiliate.............................................   8.12(a)
Agreement.............................................   Preamble
Antitrust Laws........................................   5.1(a)(ii)
Applicable Laws.......................................   3.7
Bankruptcy Court......................................   8.12(b)
Cash Determination....................................   5.3(g)
Cash on Hand..........................................   4.22(d)
Cash Test Date........................................   5.3(g)
Certificate of Merger.................................   1.3
Certificate...........................................   2.2(c)
Closing...............................................   1.2
Closing Date..........................................   1.2
Code..................................................   Recitals
Company...............................................   Preamble
Company Affiliate Letter..............................   5.3(d)
Company Board Recommendation..........................   4.26(b)(ii)
Company By-Laws.......................................   4.1
Company Certificate of Incorporation..................   4.1
Company Class A Common Stock..........................   Recitals
Company Class B Common Stock..........................   Recitals
Company Common Stock..................................   Recitals
Company Disclosed Contracts...........................   4.16(a)
Company Disclosure Schedule...........................   4.1
Company Option........................................   2.4
Company Permits.......................................   4.19(a)
Company Recent Balance Sheet..........................   4.18(a)
Company SEC Agreements................................   4.16(a)
Company SEC Documents.................................   4.7
Company Stockholders..................................   Recitals
Company Stockholders Meeting..........................   5.3(a)
Company Treasury Shares...............................   2.1(c)
Commission............................................   3.5
Confidentiality Agreement.............................   5.3(e)
Contract..............................................   4.16(a)
Controlled Group Liability............................   4.15(a)
DGCL..................................................   1.1
Delaware Secretary of State...........................   1.3
Dissenting Shares.....................................   2.5(a)
Effective Time........................................   1.3
Environmental Laws....................................   4.21

                      DEFINED TERM                       SECTION
                      ------------                       -------

Environmental Permit..................................   4.21
ERISA.................................................   4.15(a)
ERISA Affiliate.......................................   4.15(a)
Excess Shares.........................................   2.2(c)
Exchange Act..........................................   3.5
Exchange Agent........................................   2.3(a)
Exchange Fund.........................................   2.3(a)
Exchange Ratio........................................   2.2(a)
Expenses..............................................   7.2(b)(iv)
FDA...................................................   4.19(b)(ii)
Final Order...........................................   8.12(c)
GAAP..................................................   3.5
Government Programs...................................   4.19(c)
Governmental Authority................................   8.12(d)
Hazardous Materials...................................   4.21
HSR Act...............................................   3.4(b)(ii)
Illinois Sub..........................................   5.3(i)
Indenture.............................................   5.1(e)
Intellectual Property.................................   4.13(a)
Knowledge of the Company..............................   8.12(e)
Knowledge of Parent and Sub...........................   8.12(f)
Lien..................................................   8.12(g)
Material Adverse Effect...............................   8.12(h)
Material Company-Owned Software.......................   4.13(e)
Measured Cash.........................................   5.3(g)
Medicare and Medicaid Programs........................   4.19(c)
Merger................................................   Recitals
Multiemployer Plan....................................   4.15(f)
Multiple Employer Plan................................   4.15(f)
Nasdaq................................................   2.2(c)
NOLs..................................................   4.12(e)
Notes.................................................   4.6
Order.................................................   8.12(i)
Other Filings.........................................   5.1(c)(i)
Outside Date..........................................   7.1(c)
Owned Real Property...................................   4.14(b)
Parent................................................   Preamble
Parent Certificate of Incorporation...................   3.1
Parent By-Laws........................................   3.1
Parent Common Stock...................................   Recitals
Parent Disclosure Schedule............................   3.3(a)
Parent Exchange Option................................   2.4
Parent Recent Balance Sheet...........................   3.12
Parent SEC Documents..................................   3.5
Permitted Encumbrances................................   4.14(b)

Person................................................   8.12(j)
Plans.................................................   4.15(a)
Private Programs......................................   4.19(c)
Proxy Statement.......................................   3.6
Qualified Plan........................................   4.15(c)
Registration Statement................................   3.6
Required Company Stockholder Approval.................   4.26(b)
Required Governmental Approvals.......................   3.4(b)
Section 4.15(i) Arrangements..........................   4.15(i)
Securities Act........................................   2.3(d)
Special Committee.....................................   4.26(a)
Sub...................................................   Preamble
Sub By-Laws...........................................   1.5
Sub Common Stock......................................   2.1(a)
Sub Certificate of Incorporation......................   1.5
Subsidiary............................................   8.12(k)
Superior Proposal.....................................   5.3(c)(vi)
Surviving Corporation.................................   1.1
Target Date...........................................   7.1(g)
Tax Returns...........................................   4.12(g)
Taxes.................................................   4.12(h)
Termination Fee.......................................   7.2(b)
Voting Agreement......................................   Recitals

          This AGREEMENT AND PLAN OF MERGER (this "Agreement"), dated as of July 28, 2002, is entered into by and among Genesis Health Ventures, Inc., a Pennsylvania corporation ("Parent"), Geneva Sub, Inc., a Delaware corporation and a direct or indirect wholly owned subsidiary of Parent ("Sub"), and NCS HealthCare, Inc., a Delaware corporation (the "Company").

          WHEREAS, the Board of Directors and a Special Committee consisting of independent directors of the Company have approved this Agreement and deem it advisable and in the best interests of the Company's stockholders (the "Company Stockholders") to consummate the merger of Sub with and into the Company, wherein each share of Class A common stock of the Company, par value $0.01 per share ("Company Class A Common Stock"), and each share of Class B common stock of the Company, par value $0.01 per share ("Company Class B Common Stock" and, together with the Company Class A Common Stock, the "Company Common Stock"), issued and outstanding immediately prior to the Effective Time, other than the Company Treasury Shares and the Dissenting Shares, shall be converted into a number of shares of common stock of Parent, par value $0.02 per share ("Parent Common Stock"), equal to the Exchange Ratio, on the terms set forth in this Agreement (the "Merger");

          WHEREAS, each of the Boards of Directors of Parent and Sub has approved this Agreement and deemed it advisable and in the best interests of its respective stockholders to consummate the Merger on the terms set forth in this Agreement;

          WHEREAS, for United States federal income tax purposes, the parties to this Agreement intend that the Merger shall qualify as a "reorganization" within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended (together with the rules and regulations thereunder, the "Code"); and

          WHEREAS, concurrent with the execution of this Agreement, as an inducement to Parent's willingness to enter into this Agreement, certain Company Stockholders have entered with the Company and Parent into the Voting Agreement, dated as of the date hereof, a copy of which is attached hereto as Exhibit A (the "Voting Agreement"), pursuant to which such Company Stockholders have agreed, among other things, to vote their shares of capital stock of the Company over which such Company Stockholders have voting power to approve this Agreement and the transactions contemplated hereby.

          NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement, and intending to be legally bound hereby, the parties hereto agree as follows:

                                    ARTICLE I

                                   THE MERGER

          Section 1.1. The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the General Corporation Law of the State of Delaware (the "DGCL"), Sub shall be merged with and into the Company at the Effective Time. As a result of the Merger, the separate corporate existence of Sub shall cease, and the Company shall continue as the surviving corporation and as a wholly owned subsidiary of Parent (in such capacity, the Company is sometimes referred to as the "Surviving Corporation").

          Section 1.2. Closing. Subject to the terms and conditions hereof, the closing of the Merger and the transactions contemplated by this Agreement (the "Closing") will take place on the fifth business day after the satisfaction or waiver of the conditions set forth in Article VI (other than any such conditions that by their terms cannot be satisfied until the Closing Date, which conditions shall be required to be so satisfied or waived on the Closing Date), unless another time or date is agreed to in writing by the parties hereto, it being understood that the parties desire to cause the Closing to occur on the first day of a calendar month, and that the parties shall make reasonable efforts to accommodate such desire (the actual time and date of the Closing, the "Closing Date"). The Closing shall be held at the offices of Wachtell, Lipton, Rosen & Katz, 51 West 52nd Street, New York, New York, unless another place is agreed to in writing by the parties hereto.

          Section 1.3. Effective Time. As promptly as possible on the Closing Date, the parties to this Agreement shall file with the Secretary of State of the State of Delaware (the "Delaware Secretary of State") a certificate of merger (the "Certificate of Merger") in such form as is required by and executed in accordance with Section 251 of the DGCL. The Merger shall become effective when the Certificate of Merger has been filed with the Delaware Secretary of State or at such subsequent time as Parent and the Company shall agree and specify in the Certificate of Merger (the date and time that the Merger becomes effective, the "Effective Time").

          Section 1.4. Effects of the Merger. At and after the Effective Time, the Merger shall have the effects as provided for in this Agreement and the applicable provisions of the DGCL, including those set forth in Section 259 of the DGCL.

          Section 1.5. Certificate of Incorporation and By-Laws. The Certificate of Merger shall provide that, at the Effective Time, (a) the certificate of incorporation of the Surviving Corporation as in effect immediately prior to the Effective Time shall be amended as of the Effective Time so as to contain the provisions, and only the provisions, contained immediately prior to the Effective Time in the certificate of incorporation of Sub (the "Sub Certificate of Incorporation"), except for Article I thereof, which shall continue to read "The name of the Corporation is `NCS HealthCare, Inc.'"; and (b) the by-laws of Sub (the "Sub By-Laws") in effect immediately prior to the Effective Time shall be the by-laws of the Surviving Corporation, in each case, until thereafter changed or amended as provided therein or by Applicable Laws.

          Section 1.6. Directors and Officers of the Surviving Corporation. From and after the Effective Time, (a) the officers of Sub shall be the officers of the Surviving Corporation; and (b) the directors of Sub as of the Effective Time shall serve as directors of the Surviving Corporation, in each case, until the earlier of their death, resignation or removal or otherwise ceasing to be an officer or a director, as the case may be, or until their respective successors are duly elected and qualified, as the case may be.

                                   ARTICLE II

                            CONVERSION OF SECURITIES

          Section 2.1. Conversion of Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the Company, Parent or Sub or their respective shareholders and stockholders, as applicable:

          (a) Each share of common stock of Sub, par value $0.01 per share ("Sub Common Stock") issued and outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation, par value $0.01 per share. Such newly issued shares shall thereafter constitute all of the issued and outstanding capital stock of the Surviving Corporation.

          (b) Subject to the other provisions of this Article II, each share of Company Class A Common Stock and each share of Company Class B Common Stock issued and outstanding immediately prior to the Effective Time (other than the Company Treasury Shares to be cancelled pursuant to Section 2.1(c) and the Dissenting Shares) shall be converted into and represent the right to receive a fraction of a share of Parent Common Stock equal to the Exchange Ratio.

          (c) Each share of capital stock of the Company held in the treasury of the Company (the "Company Treasury Shares") shall be cancelled and retired, and no payment shall be made in respect thereof.

          Section 2.2. Exchange Pool; Exchange Ratio; Fractional Shares; Adjustments.

          (a) The "Exchange Ratio" shall be 0.1 of a share of Parent Common Stock. Under no circumstances shall Parent or the Company be required or obligated to issue in the Merger a number of shares of Parent Common Stock greater than the number of such shares equal to the sum of (i) the product of the Exchange Ratio multiplied by 23,716,809 and (ii) to the extent Company Options are exercised prior to the Closing, such additional number of Parent Common Stock determined by multiplying the Exchange Ratio by the number of shares of Company Common Stock issued upon such exercise (which shall not exceed 2,517,582 shares of Company Common Stock).

          (b) No certificates for fractional shares of Parent Common Stock shall be issued as a result of the conversion provided for in Section 2.1(b), and such fractional share interests will not entitle the owner thereof to vote or have any rights of a holder of Parent Common Stock.

          (c) In lieu of any such fractional share of Parent Common Stock, each Company Stockholder who holds a certificate or certificates (each, a "Certificate") that immediately prior to the Effective Time represented outstanding shares of Company Common Stock and who otherwise would have been entitled to a fraction of a share of Parent Common Stock upon surrender of such Company Stockholder's Certificates (determined after taking into account all Certificates delivered by such Company Stockholder) shall be entitled to receive a cash payment therefor in an amount equal to the value (determined with reference to the closing price of Parent Common Stock as reported on The Nasdaq Stock Market, Inc.'s National Market (the "Nasdaq") on the last full trading day immediately prior to the Closing Date) of such fractional share. Such payment with respect to fractional shares is merely intended to provide a mechanical rounding off, and is not a separately bargained for, consideration. If more than one certificate representing shares of Company Common Stock shall be surrendered for the account of the same holder, the number of shares of Parent Common Stock for which certificates have been surrendered shall be computed on the basis of the aggregate number of shares represented by the certificates so surrendered.

          (d) If, between the date of this Agreement and the Effective Time, the outstanding Parent Common Stock or Company Common Stock shall have been changed into a different number of shares or different class by reason of any reclassification, reorganization, recapitalization, stock split, split-up, combination or exchange of shares or a stock dividend or dividend payable in any other securities shall be declared with a record date within such period, or any similar event shall have occurred, the Exchange Ratio set forth in this Section
2.2 shall be appropriately adjusted to provide the Company Stockholders and holders of Company Stock Options the same economic effect as contemplated by this Agreement prior to such event.

          Section 2.3. Exchange of Certificates.

          (a) Exchange Agent. Promptly following the Effective Time, Parent shall deposit with Mellon Investor Services LLC or such other exchange agent as may be designated by Parent (the "Exchange Agent"), for the benefit of the Company Stockholders, for exchange in accordance with this Section 2.3, certificates representing shares of Parent Common Stock issuable pursuant to
Section 2.1 in exchange for outstanding shares of Company Common Stock (such shares of Parent Common Stock, together with any dividends or distributions with respect thereto, the "Exchange Fund").

          (b) Exchange Procedures. As soon as practicable after the Effective Time, the Exchange Agent shall mail to each holder of record of a Certificate,
(i) a letter of transmittal in customary form (which shall specify that delivery shall be effected, and risk of loss and title to the Certificate shall pass, only upon delivery of the Certificate to the Exchange Agent, and shall be in such form and have such other customary provisions as Parent may reasonably specify) and (ii) instructions for effecting the surrender of the Certificate in exchange for a certificate or certificates representing shares of Parent Common Stock. Upon surrender of a Certificate for cancellation to the Exchange Agent, together with a duly executed letter of transmittal, the holder of the Certificate shall be entitled to receive in exchange therefor (A) a certificate or certificates representing that whole number of shares of Parent Common Stock that the Company Stockholder has the right to receive pursuant to Section 2.1 in such denominations and registered in such names as the Company Stockholder may request and (B) a check representing the amount of cash in lieu of fractional shares, if any, that the Company Stockholder has the right to receive pursuant to the provisions of this Article II, after giving effect to any required withholding Tax. The shares of Company Common Stock represented by the Certificate so surrendered shall forthwith be cancelled. No interest will be paid or accrued on the cash in lieu of fractional shares of Parent Common Stock, if any, payable to the Company Stockholders. In the event of a transfer of ownership of shares of Company Common Stock that is not registered on the transfer records of the Company, a certificate representing the proper number of shares of Parent Common Stock, together with a check for the cash to be paid in lieu of fractional shares, if any, may be issued to the transferee if the Certificate held by the transferee is presented to the Exchange Agent, accompanied by all documents reasonably required to evidence and effect the transfer and to evidence that any applicable stock transfer Taxes have been paid. Until surrendered as contemplated by this Section 2.3, each Certificate shall be deemed, at any time after the Effective Time, to represent only the right to receive upon surrender a certificate representing shares of Parent Common Stock and cash in lieu of fractional shares, if any, as provided in this Article II. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming the Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by the Person of a bond in such reasonable amount as Parent may direct as indemnity against any claim that may be made against it with respect to the Certificate, the Exchange Agent will deliver in exchange for the lost, stolen or destroyed Certificate, a certificate representing the proper number of shares of Parent Common Stock, together with a check for the cash to be paid in lieu of fractional shares, if any, with respect to the shares of Company Common Stock formerly represented by such Certificate, and unpaid dividends and distributions on the shares of Parent Common Stock, if any, as provided in this Article II.

          (c) Distributions with Respect to Unexchanged Shares. Notwithstanding any other provisions of this Agreement, no dividends or other distributions declared or made after the Effective Time with respect to Parent Common Stock having a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate, and no cash payment in lieu of fractional shares of Parent Common Stock shall be paid to any such holder, until such holder shall surrender such Certificate as provided in this Section 2.3. Subject to the effect of Applicable Laws, following surrender of a Certificate, there shall be paid to the holder of the certificates representing whole shares of Parent Common Stock issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time theretofore payable with respect to such whole shares of Parent Common Stock and not paid, less the amount of any withholding Taxes that may be required thereon, and (ii) at the appropriate payment date subsequent to surrender, the amount of dividends or other distributions with a record date after the Effective Time but prior to surrender and a payment date subsequent to surrender payable with respect to such whole shares of Parent Common Stock, less the amount of any withholding Taxes that may be required thereon.

          (d) No Further Ownership Rights in Company Common Stock. All shares of Parent Common Stock issued upon surrender of a Certificate in accordance with the terms hereof (including any cash paid pursuant to this Article II) shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Company Common Stock represented by such Certificate, and, as of the Effective Time, the stock transfer books of the Company shall be closed, and there shall be no further registration of transfers on the stock transfer books of the

Company of shares of Company Common Stock outstanding immediately prior to the Effective Time. If, after the Effective Time, a Certificate is presented to the Surviving Corporation for any reason, it shall be cancelled and exchanged as provided in this Section 2.3. A Certificate surrendered for exchange by any Person constituting an "affiliate" of the Company for purposes of Rule 145(c) under the Securities Act of 1933, as amended (together with the rules and regulations thereunder, the "Securities Act"), shall not be exchanged until Parent has received written undertakings from such Person in the form attached to this Agreement as Exhibit B.

          (e) Termination of Exchange Fund. Any portion of the Exchange Fund that remains undistributed to the Company Stockholders six months after the date of the mailing required by Section 2.3(b) shall be delivered to Parent, upon demand thereby, and holders of Certificates that have not theretofore complied with this Section 2.3 shall thereafter look only to Parent for payment of any claim to shares of Parent Common Stock, cash in lieu of fractional shares thereof, or dividends or distributions, if any, in respect thereof, or any other consideration pursuant to this Agreement.

          (f) No Liability. None of Parent, the Surviving Corporation or the Exchange Agent shall be liable to any Person in respect of any shares of Company Common Stock (or dividends or distributions with respect thereto) or cash from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any Certificate shall not have been surrendered prior to seven years after the Effective Time (or immediately prior to such earlier date on which any cash, any cash in lieu of fractional shares or any dividends or distributions with respect to whole shares of Company Common Stock in respect of such Certificate would otherwise escheat to or become the property of any Governmental Authority), any such shares, cash, dividends or distributions in respect of such Certificate shall, to the extent permitted by Applicable Laws, become the property of Parent, free and clear of all claims or interest of any Person previously entitled thereto.

          (g) Investment of Exchange Fund. The Exchange Agent shall invest any cash balances in the Exchange Fund as a result of Section 2.2(c), as directed by Parent, on a daily basis. Any interest and other income resulting from such investments shall be paid to Parent upon termination of the Exchange Fund pursuant to Section 2.3(e).

          (h) Withholding Rights. Each of the Surviving Corporation and Parent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Company Common Stock such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign Tax law. To the extent that amounts are so withheld by the Surviving Corporation or Parent, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Common Stock in respect of which such deduction and withholding was made by the Surviving Corporation or Parent, as the case may be.

          Section 2.4. Treatment of Stock Options. Prior to the Effective Time, Parent and the Company shall take all such actions as may be necessary to cause each unexpired and unexercised outstanding option granted or issued under the Company stock option or equity-incentive plans in effect on the date of this Agreement (each, a "Company Option") to be automatically converted at the Effective Time into an option (a "Parent Exchange Option") to purchase that number of shares of Parent Common Stock equal to the number of shares of Company Common Stock subject to the Company Option immediately prior to the Effective Time multiplied by the Exchange Ratio (and rounded to the nearest share or zero if less than 0.5), with an exercise price per share equal to the exercise price per share that existed under the corresponding Company Option divided by the Exchange Ratio (and rounded to the nearest whole cent), and with other terms and conditions that are the same as the terms and conditions of the Company Option immediately before the Effective Time and taking into account any acceleration of vesting resulting from the consummation of this Agreement pursuant to such pre-existing terms and conditions; provided that, with respect to any Company Option that is an "incentive stock option" (within the meaning of Section 422 of the Code), the foregoing conversion shall be carried out in a manner satisfying the requirements of Section 424(a) of the Code.

          Section 2.5. Dissenting Shares.

          (a) Shares of Company Common Stock that are issued and outstanding immediately prior to the Effective Time and that are held by a Company Stockholder who (i) has not voted such shares in favor of the Merger, (ii) shall have delivered a written demand for appraisal of such shares in the manner provided for in the DGCL and (iii) shall not have effectively withdrawn or lost such right to appraisal as of the Effective Time (the "Dissenting Shares"), shall be entitled to such rights (but only such rights) as are granted by
Section 262 of the DGCL. Each holder of Dissenting Shares who becomes entitled to payment for such Dissenting Shares pursuant to Section 262 of the DGCL shall receive payment therefor from the Surviving Corporation in accordance with the DGCL; provided, however, that (A) if any such holder of Dissenting Shares shall have failed to establish such holder's entitlement to appraisal rights as provided in Section 262 of the DGCL, (B) if any holder of Dissenting Shares shall have effectively withdrawn his demand for appraisal of such Dissenting Shares or lost his right to appraisal and payment for his Dissenting Shares under Section 262 of the DGCL or (C) if neither any holder of Dissenting Shares nor the Surviving Corporation shall have filed a petition demanding a determination of the value of all Dissenting Shares within the time provided for the filing of such petition in Section 262 of the DGCL, such holder shall forfeit the right to appraisal of such Dissenting Shares, and the holder of each such Dissenting Share shall be deemed to have been converted into, as of the Effective Time, the right to receive shares of Parent Common Stock pursuant to
Section 2.1 hereof, without any interest thereon, upon surrender, in the manner provided in Section 2.3 hereof, of the Certificate or Certificates that formerly evidenced such shares.

          (b) The Company shall give Parent (i) prompt notice of any demands for appraisal received by the Company, withdrawals of such demands, and any other instruments served pursuant to the DGCL and received by the Company and (ii) the opportunity to lead all negotiations and proceedings with respect to demands for appraisal under the DGCL (it being understood that the Company shall be entitled to participate therein). The Company shall not, except with the prior written consent of Parent, make any payment with respect to any demands for appraisal or offer to settle or settle any such demands.

                                   ARTICLE III

                REPRESENTATIONS AND WARRANTIES OF PARENT AND SUB

          Parent and Sub hereby represent and warrant to the Company as follows:

          Section 3.1. Organization and Standing. Each of Parent and Sub is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation with full corporate power and authority to own, lease, use and operate its properties and to conduct its business as and where now owned, leased, used, operated and conducted. Each of Parent and Sub is duly qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the property it owns, leases or operates, requires it to so qualify, except where the failure to be so qualified or in good standing in such jurisdiction, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect on Parent. Parent is not in default in the performance, observance or fulfillment of any provision of its certificate of incorporation, as amended (the "Parent Certificate of Incorporation"), or its by-laws, as amended (the "Parent By-Laws"), and Sub is not in default in the performance, observance or fulfillment of any provisions of the Sub Certificate of Incorporation or the Sub By-Laws. Prior to the date of this Agreement, each of Parent and Sub has furnished or made available to the Company complete and correct copies of its respective certificate of incorporation and by-laws.

          Section 3.2. Corporate Power and Authority. Each of Parent and Sub has all requisite corporate power and authority to enter into and deliver this Agreement, to perform its obligations under this Agreement and to consummate the transactions contemplated by this Agreement, including the Merger and the Voting Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement, including the Merger and the Voting Agreement, by Parent and Sub have been duly authorized by all necessary corporate action on the part of each of Parent and Sub. This Agreement has been duly executed and delivered by each of Parent and Sub, and constitutes the legal, valid and binding obligation of each of Sub and Parent enforceable against each of them in accordance with its respective terms.

          Section 3.3. Capitalization of Parent and Sub.

          (a) As of July 2, 2002, Parent's authorized capital stock consisted solely of (i) 200,000,000 shares of Parent Common Stock, of which (A) 40,288,323 shares were issued and outstanding, (B) 815,166 shares were to be issued in connection with a plan confirmed by a court, (C) 198,285 shares were issued and held in treasury, and (D) 10,229,259 shares were reserved for issuance upon the exercise or conversion of options, warrants or convertible securities granted or issuable by Parent; and (ii) 10,000,000 shares of preferred stock, with a liquidation value of $100 per share, of which 438,641 shares were issued and outstanding. All shares of Parent Common Stock to be issued in connection with the Merger will be, when issued in accordance with the terms hereof, duly authorized, validly issued, fully paid and nonassessable, and will not have been issued in violation of any preemptive or similar rights. Except as set forth in the first sentence of this Section 3.3(a) (or with respect to any security set forth in the first sentence of this Section 3.3(a)) or in Section 3.3 to the disclosure schedule delivered by Parent to the Company and dated as of the date of this Agreement (the "Parent Disclosure Schedule"), as of the date of this Agreement, there are no outstanding subscriptions, options, warrants, puts, calls, agreements, understandings, claims or other commitments or rights of any type relating to the issuance, sale, repurchase, transfer or registration by Parent of any equity securities of Parent, nor are there outstanding any securities that are convertible into or exchangeable for any shares of Parent capital stock, and Parent has no obligation of any kind to issue any additional securities. Except as set forth in Section 3.3 to the Parent Disclosure Schedule, there are no outstanding stock-appreciation rights, security-based performance units, "phantom" stock or other security rights or other agreements, arrangements or commitments of any character (contingent or otherwise) pursuant to which any Person is or may be entitled to receive any payment or other value based on the revenues, earnings or financial performance, stock price performance or other attribute of the Parent or any of its Subsidiaries or assets or calculated in accordance therewith (other than ordinary course payments or commissions to sales representatives of the Parent).

          (b) As of the date of this Agreement, Sub's authorized capital stock consists solely of 1,000 shares of Sub Common Stock, of which 100 shares were issued and outstanding and none were reserved for issuance or issued and held in treasury. As of the date of this Agreement, Parent owns all of the outstanding shares of Sub Common Stock free and clear of any Liens, claims or encumbrances.

          Section 3.4. Conflicts; Consents and Approval.

          (a) The execution and delivery of this Agreement by Parent and Sub does not, and the performance and consummation of this Agreement and the transactions contemplated hereby will not:

                    (i) violate, or result in a breach of any provision of the Parent Certificate of Incorporation, the Parent By-Laws, the Sub Certificate of Incorporation or the Sub By-Laws;

                    (ii) violate, or conflict with, or result in a breach of any provision of, or constitute a default (or an event that, with the giving of notice, the passage of time or otherwise, would constitute a default) under, or entitle any Person (with the giving of notice, the passage of time or otherwise) to terminate, accelerate, modify or call a default under, or result in the creation of any Lien upon any of the properties or assets of Parent or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, contract, undertaking, agreement, lease or other instrument or obligation to which Parent or any of its Subsidiaries is a party; or

                    (iii) subject, with respect to consummation, to Section 3.4(b), violate any Applicable Laws relating to Parent or any of its Subsidiaries or their respective properties or assets,

except in the case of clauses (ii) and (iii) above for any of the foregoing disclosed in Section 3.4(a) to the Parent Disclosure Schedule or that would not, individually or in the aggregate, have a Material Adverse Effect on Parent.

          (b) The execution and delivery of this Agreement by Parent and Sub does not, and the performance and consummation of this Agreement and the transactions contemplated hereby will not, require Parent or any of its Subsidiaries to obtain any approval of any Person or approval of, observe any waiting period imposed by, or make any filing with or notification to or seek any approval or authorization from any Governmental Authority, other than (i) authorization for inclusion of shares of Parent Common Stock to be issued in the Merger and the transactions contemplated by this Agreement on the Nasdaq, subject to official notice of issuance, (ii) actions required by the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (together with the rules and regulations thereunder, the "HSR Act"), (iii) registrations or other actions required under United States federal and state securities laws and the rules and regulations of The Nasdaq Stock Market, Inc., (iv) the filing of the Certificate of Merger, and (v) consents or approvals of any Governmental Authority set forth in Section 3.4(b) to the Parent Disclosure Schedule. The consents and approvals set forth in Section 3.4(b) to the Parent Disclosure Schedule are referred to as the "Required Governmental Approvals".

          Section 3.5. Parent SEC Documents. Parent has filed with the Securities and Exchange Commission (the "Commission") all forms, reports, schedules, statements and other documents required to be filed by it since October 2, 2001 under the Securities Exchange Act of 1934, as amended (together with the rules and regulations thereunder, the "Exchange Act"), or the Securities Act (such documents, as supplemented and amended since the time of filing, collectively, the "Parent SEC Documents"). The Parent SEC Documents, including any financial statements or schedules included in the Parent SEC Documents, at the time filed (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of mailing, respectively, and, in the case of any Parent SEC Document amended or superseded by a filing prior to the date of this Agreement, then on the date of such amending or superseding filing) (a) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, and (b) complied in all material respects with the applicable requirements of the Exchange Act and the Securities Act, as the case may be. The financial statements of Parent included in the Parent SEC Documents at the time filed (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of mailing, respectively, and, in the case of any Parent SEC Document amended or superseded by a filing prior to the date of this Agreement, then on the date of such amending or superseding filing) complied as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the Commission with respect thereto, were prepared in accordance with United States generally accepted accounting principles ("GAAP") applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q of the Commission), and fairly present in all material respects (subject, in the case of unaudited statements, to normal, recurring audit adjustments) the consolidated financial position of Parent and its consolidated subsidiaries as at the dates thereof and the consolidated results of their operations and cash flows for the periods then ended.

          Section 3.6. Registration Statement; Proxy Statement . None of the information supplied by Parent for inclusion in (a) the registration statement on Form S-4 (as amended, supplemented or modified, the "Registration Statement") to be filed with the Commission by Parent under the Securities Act, including the prospectus relating to shares of Parent Common

Stock to be issued in the Merger, and (b) the proxy statement and form of proxies relating to the vote of the Company Stockholders with respect to this Agreement (as amended, supplemented or modified, the "Proxy Statement"), at the time the Registration Statement becomes effective, or, in the case of the Proxy Statement, at the date of mailing and at the date of the Company Stockholders Meeting will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Registration Statement, except for such portions thereof that relate only to the Company and its Subsidiaries, will comply as to form in all material respects with the provisions of the Securities Act.

          Section 3.7. Compliance with Law. Except as set forth in Section 3.7 to the Parent Disclosure Schedule or in the Parent SEC Documents filed prior to the date hereof, Parent is in compliance with, and at all times has been in compliance with, all applicable laws, statutes, orders, rules, regulations, policies or guidelines promulgated, or judgments, decisions or Orders entered by any Governmental Authority (collectively, "Applicable Laws") relating to Parent, its securities, business or properties, except where the failure to be in compliance with such Applicable Laws, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect on Parent. Except as set forth in Section 3.7 to the Parent Disclosure Schedule or in the Parent SEC Documents filed prior to the date hereof, no investigation or review by any Governmental Authority with respect to Parent or its Subsidiaries is pending, or, to the knowledge of Parent, threatened, nor has any Governmental Authority indicated in writing an intention to conduct the same, other than those the outcome of which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Parent.

          Section 3.8. Litigation. Except as set forth in Section 3.8 to the Parent Disclosure Schedule, (a) there is no suit, arbitration, inquiry, prosecution, claim, action, proceeding, hearing, notice of violation, demand letter or investigation by, of, in or before any Governmental Authority (an "Action") pending, or, to the knowledge of Parent, threatened, against Parent or any executive officer or director of Parent that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect on Parent, and (b) Parent is not subject to any outstanding Order that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect on Parent.

          Section 3.9. Absence of Changes. Except as set forth in Section 3.9 to the Parent Disclosure Schedule, and except for liabilities incurred in connection with this Agreement and the transactions contemplated by this Agreement, since October 2, 2001, there has been no change, event, development, damage or circumstance affecting Parent or Sub that, individually or in the aggregate, has had, or could reasonably be expected to have a Material Adverse Effect on Parent.

          Section 3.10. Sub's Operations. Sub is a direct wholly owned subsidiary of Parent that was formed solely for the purpose of engaging in the transactions contemplated by this Agreement and has not (a) engaged in any business activities, (b) conducted any operations other than in connection with the transactions contemplated hereby or (c) incurred any liabilities other than in connection with the transactions contemplated hereby. Parent, as Sub's sole stockholder, has approved Sub's execution of this Agreement.

          Section 3.11. Reorganization. As of the date hereof, to the knowledge of Parent and Sub after due inquiry, none of Parent and Sub or any Affiliate of Parent or Sub has taken or agreed to take any action, failed to take any action, or is aware of any fact or circumstance that is reasonably likely to prevent the Merger from qualifying as a reorganization under Section 368(a) of the Code.

          Section 3.12. Undisclosed Liabilities. Except (i) as and to the extent disclosed or reserved against on the balance sheet of Parent at March 31, 2002 included in Parent's Quarterly Report on Form 10-Q for the three-month period ended March 31, 2002 (the "Parent Recent Balance Sheet"), (ii) as set forth in
Section 3.12 to the Parent Disclosure Schedule, (iii) as incurred since the date of the Parent Recent Balance Sheet in the ordinary course of business consistent with past practice or (iv) as arise in connection with or as a result of the transactions contemplated by this Agreement or are related to the performance by Parent or Sub of any of its obligations under this Agreement or the Voting Agreement, Parent does not have any liabilities or obligations of any nature, whether known or unknown, absolute, accrued, contingent or otherwise and whether due or to become due, that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect on Parent.

                                   ARTICLE IV

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

          The Company hereby represents and warrants to Parent and Sub as follows:

          Section 4.1. Organization and Standing. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware with full corporate power and authority to own, lease, use and operate its properties and to conduct its business as and where now owned, leased, used, operated and conducted. Each of the Company and each of its Subsidiaries is duly qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the property that it owns, leases or operates requires it to so qualify, except where the failure to be so qualified or in good standing in such jurisdiction, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect on the Company. The Company is not in default in the performance, observance or fulfillment of any provision of its certificate of incorporation, as amended (the "Company Certificate of Incorporation"), or its by-laws, as in effect on the date of this Agreement (the "Company By-Laws"). Prior to the date of this Agreement, the Company has furnished or made available to Parent complete and correct copies of the Company Certificate of Incorporation and the Company By-Laws. Listed in Section 4.1 to the disclosure schedule, dated as of the date of this Agreement, delivered by the Company to Parent (the "Company Disclosure Schedule"), is each jurisdiction in which the Company or its Subsidiaries is qualified to do business and whether the Company (or its Subsidiaries) is in good standing as of the date of this Agreement in such jurisdictions.

          Section 4.2. Subsidiaries. The Company does not own, directly or indirectly, any equity or other ownership interest in any corporation, partnership, limited liability company, joint venture or other entity or enterprise, except for the entities set forth in Section 4.2 to the Company Disclosure Schedule. Except as set forth in Section 4.2 to the Company Disclosure

Schedule, the Company is not subject to any obligation or requirement to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any such entity or any other Person. Except as set forth in
Section 4.2 to the Company Disclosure Schedule, the Company owns, directly or indirectly, each of the outstanding shares of capital stock (or other ownership interests having by their terms ordinary voting power to elect a majority of directors or others performing similar functions with respect to such Subsidiary) of each of the Company's Subsidiaries. Except as set forth in
Section 4.2 to the Company Disclosure Schedule, each of the outstanding shares of capital stock of each of the Company's Subsidiaries is duly authorized, validly issued, fully paid and nonassessable, and is owned, directly or indirectly, by the Company free and clear of all liens, pledges, security interests, claims or other encumbrances. The following information for each subsidiary of the Company is set forth in Section 4.2 to the Company Disclosure Schedule, as applicable: (i) its name and jurisdiction of incorporation or organization; (ii) its authorized capital stock or share capital; and (iii) the number of issued and outstanding shares of capital stock or share capital and the record owner(s) thereof. Other than as set forth in Section 4.2 to the Company Disclosure Schedule, there are no outstanding subscriptions, options, warrants, puts, calls, agreements, understandings, claims or other commitments or rights of any type relating to the issuance, sale, purchase, repurchase or transfer of any securities of any of the Company's Subsidiaries, nor are there outstanding any securities that are convertible into or exchangeable for any shares of capital stock of any of the Company's Subsidiaries, and neither the Company nor any of its Subsidiaries has any obligation of any kind to issue any additional securities of any of the Company's Subsidiaries.

          Section 4.3. Corporate Power and Authority. The Company has all requisite corporate power and authority to enter into and deliver this Agreement, to perform its obligations under this Agreement, and, subject to receipt of the Required Company Stockholder Approval, to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by the Company have been duly authorized by all necessary corporate action on the part of the Company, subject to adoption by the Company Stockholders of this Agreement and the transactions contemplated by this Agreement. This Agreement has been duly executed and delivered by the Company and constitutes the legal, valid and binding obligation of the Company enforceable against it in accordance with its terms.

          Section 4.4. Capitalization of the Company. As of July 28, 2002, the Company's authorized capital stock consisted solely of (i) 50,000,000 shares of Company Class A Common Stock, of which (A) 18,461,599 shares were issued and outstanding, (B) no shares were issued and held in treasury, (C) 2,422,724 shares were reserved for issuance upon the exercise of Company Options, and (D) 1,477,276 shares were reserved for future issuance under the existing plans of the Company that provide for the issuance of Company Options; (ii) 20,000,000 shares of Company Class B Common Stock, of which (X) 5,255,210 shares were issued and outstanding and (Y) 94,858 shares were reserved for issuance upon the exercise of Company Options; and (iii) 1,000,000 shares of preferred stock, par value $0.01 per share, of which no shares were issued and outstanding. Each outstanding share of Company capital stock is duly authorized, validly issued, fully paid and nonassessable, and has not been issued in violation of any preemptive or similar rights. The Company Class A Common Stock and the Company Class B Common Stock are identical in all respects except that (I) each share of Company Class A Common Stock is entitled to 1 vote per share, whereas each share of Company Class B Common Stock is entitled to 10 votes per share; (II) the Company Class A

Common Stock is not convertible into another security, whereas the Company Class B Common Stock is convertible into shares of Company Class A Common Stock on a one-for-one basis; and (III) the Company Class B Common Stock is subject to certain transfer restrictions to which the Company Class A Common Stock is not subject. The Company has not taken any action or made any determination, pursuant to Section 7(i) of the Company Certificate of Incorporation, that the restrictions on transfer or other provisions set forth in Section 7 of the Company Certificate of Incorporation have a material adverse effect on liquidity, marketability or market value of the outstanding shares of Company Class A Common Stock. Other than as set forth in the first sentence of this
Section 4.4 or in Section 4.4 to the Company Disclosure Schedule, there are no outstanding subscriptions, options, warrants, puts, calls, agreements, understandings, claims or other commitments or rights of any type relating to the issuance, sale, repurchase or transfer of any securities of the Company, nor are there outstanding any securities that are convertible into or exchangeable for any shares of Company capital stock, and neither the Company nor any of its subsidiaries has any obligation of any kind to issue any additional securities or to pay for or repurchase any securities of the Company or its predecessors. The issuance and sale of all of the shares of capital stock described in this
Section 4.4 have been in compliance in all material respects with United States federal and state securities laws. Section 4.4 to the Company Disclosure Schedule accurately sets forth the names of, and the number of shares of each class (including the number of shares issuable upon exercise of Company Options and the exercise price and vesting schedule with respect thereto) and the number of options held by all holders of options to purchase Company capital stock. Except as set forth in Section 4.4 to the Company Disclosure Schedule, the Company has not agreed to register any securities under the Securities Act or under any state securities law or granted registration rights to any Person; complete and correct copies of any such agreements have previously been made available to Parent. Except as set forth in Section 4.4 of the Company Disclosure Schedule, there are no outstanding stock-appreciation rights, security-based performance units, "phantom" stock or other security rights or other agreements, arrangements or commitments of any character (contingent or otherwise) pursuant to which any Person is or may be entitled to receive any payment or other value based on the revenues, earnings or financial performance, stock price performance or other attribute of the Company or any of its Subsidiaries or assets or calculated in accordance therewith (other than ordinary course payments or commissions to sales representatives of the Company). The holders of Company Common Stock who have executed Voting Agreements with Parent hold a majority of the voting power of the Company Common Stock as of the date hereof.

          Section 4.5. Conflicts; Consents and Approvals.

          (a) The execution and delivery of this Agreement by the Company does not, and the performance and consummation of this Agreement and the transactions contemplated hereby will not:

                    (i) violate, or result in a breach of any provision of, the Company Certificate of Incorporation or the Company By-Laws;

                    (ii) violate, or conflict with, or result in a breach of any provision of, or constitute a default (or an event that, with the giving of notice, the passage of time or otherwise, would constitute a default) under, or entitle any Person (with the giving of notice, the passage of time or otherwise) to terminate, accelerate, modify or call a default under, or result in the creation of any Lien upon any of the properties or assets of the Company or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, contract, undertaking, agreement, lease or other instrument or obligation to which the Company or any of its Subsidiaries is a party; or

                    (iii) violate any Applicable Laws relating to the Company, any of its Subsidiaries or any of their respective properties or assets;

except, in the case of clauses (ii) and (iii) above, for any of the foregoing disclosed in Section 4.5(a) to the Company Disclosure Schedule or that could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company.

          (b) The execution and delivery by the Company of this Agreement does not, and the performance and consummation of this Agreement and the transactions contemplated hereby will not, require the Company or any of its Subsidiaries to obtain any approval of any Person or approval of, observe any waiting period imposed by, or make any filing with or notification to or seek any approval or authorization from any Governmental Authority other than (i) the Required Company Stockholders Approval, (ii) actions required by the HSR Act, (iii) registrations or other actions required under United States federal and state securities laws as are contemplated by this Agreement and (iv) consents or approvals of any Governmental Authority set forth in Section 4.5(b) to the Company Disclosure Schedule.

          Section 4.6. Brokerage and Finders' Fees; Expenses. Except as set forth in Section 4.6 to the Company Disclosure Schedule (copies of all agreements relating to such matters disclosed thereon having previously been provided to Parent), none of the Company, any of its Affiliates or any director, officer or employee of the Company, has incurred or will incur on behalf of the Company, any brokerage, finders', advisory or similar fees in connection with the transactions contemplated by this Agreement. Section 4.6 to the Company Disclosure Schedule discloses the maximum aggregate amount of all fees and expenses that will be paid or will be payable by the Company to all brokers, finders, advisors, attorneys, accountants and investment bankers in connection with this Agreement and the transactions contemplated hereby, including fees and expenses payable by the Company in respect of the holders of the 5 3/4% convertible subordinated debentures, due 2004, of the Company (the "Notes") as of the Closing Date or, thereafter, as a result of the Closing.

          Section 4.7. Company SEC Documents. The Company has filed with the Commission all forms, reports, schedules, statements and other documents required to be filed by it since January 1, 2000 under the Exchange Act or the Securities Act (such documents, as supplemented and amended since the time of filing, collectively, the "Company SEC Documents"). The Company SEC Documents, including any financial statements or schedules included in the Company SEC Documents, at the time filed (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of mailing, respectively and, in the case of any Company SEC Document amended or superseded by a filing prior to the date of this Agreement, then on the date of such amending or superseding filing) (a) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, and (b) complied in all material respects with the applicable requirements of the Exchange Act and the Securities Act, as the case may be. The financial statements of the Company included in the Company SEC Documents at the time filed (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of mailing, respectively and, in the case of any the Company SEC Document amended or superseded by a filing prior to the date of this Agreement, then on the date of such amending or superseding filing) complied as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the Commission with respect thereto, were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q of the Commission), and fairly present in all material respects (subject, in the case of unaudited statements, to normal, recurring audit adjustments) the consolidated financial position of the Company and its consolidated Subsidiaries as at the dates thereof and the consolidated results of their operations and cash flows for the periods then ended. None of the Company's Subsidiaries is subject to the periodic reporting requirements of the Exchange Act or required to file any form, report or other document with the Commission, the Nasdaq, any stock exchange or any other comparable Governmental Authority.

          Section 4.8. Registration Statement; Proxy Statement. None of the information supplied by the Company for inclusion in (a) the Registration Statement at the time that it becomes effective, and (b) the Proxy Statement, at the date of mailing and at the date of the Company Stockholders Meeting, will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Proxy Statement, except for such portions thereof that relate only to Parent and its Subsidiaries, will comply as to form in all material respects with the provisions of the Exchange Act.

          Section 4.9. Compliance with Law. Except as set forth in Section 4.9 to the Company Disclosure Schedule or in the Company SEC Documents filed prior to the date hereof, the Company is in compliance and, at all times, has been in compliance with Applicable Laws relating to the Company or its business or properties, except where the failure to be in compliance with such Applicable Laws, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect on the Company. Except as disclosed in Section 4.9 to the Company Disclosure Schedule or in the Company SEC Documents filed prior to the date hereof, no investigation or review by any Governmental Authority with respect to the Company, to the knowledge of the Company, is pending or threatened, nor has any Governmental Authority indicated in writing to the Company an intention to conduct the same, other than those the outcome of which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company. Without limiting the foregoing, except as disclosed in Section 4.9 to the Company Disclosure Schedule, the Company and each of its Subsidiaries is, and has been since July 1, 2001, in substantial compliance with the Company's policies (as in effect on the date hereof) with respect to the recording and issuing of all credits due to the Medicare and Medicaid programs, copies of which policies have been made available prior to the date hereof.

          Section 4.10. Litigation. Except as set forth in Section 4.10 to the Company Disclosure Schedule, (a) to the knowledge of the Company, there is no Action pending or threatened against the Company or any executive officer or director of the Company that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect on the Company; and (b) the Company is not subject to any outstanding Order that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect on the Company.

          Section 4.11. Absence of Changes. Except as set forth in Section 4.11 to the Company Disclosure Schedule, since March 31, 2002, (a) the Company has conducted its business only in the ordinary course of business consistent with past practice; (b) there has been no change, event, development, damage or circumstance affecting the Company or any of its Subsidiaries that, individually or in the aggregate, has had, or could reasonably be expected to have a Material Adverse Effect on the Company; and (c) there has not been any material change by the Company in its accounting methods, principles or practices, any revaluation by the Company of any of its assets, including writing down the value of inventory or writing off notes or accounts receivable other than in the ordinary course of business consistent with past practice.

          Section 4.12. Taxes.

          (a) Except as set forth in Section 4.12 to the Company Disclosure Schedule, the Company and its Subsidiaries have filed all material Tax Returns (including those filed on a consolidated, combined or unitary basis) required to have been filed by the Company or its Subsidiaries. All of such Tax Returns are true, complete and correct as to the amount of Tax shown to be due thereon (except for such inaccuracies that are, individually or in the aggregate, not material), and the Company and its Subsidiaries have within the time and manner prescribed by Applicable Laws paid or, prior to the Effective Time, will pay all Taxes shown to be due on such Tax Returns. Except as disclosed in Section 4.12 to the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries has any material liability for any Taxes in excess of the amounts paid (or reserved, in accordance with GAAP, as reflected on the Company SEC Documents, as adjusted for operations in the ordinary course of business since the date of such Company SEC Documents), and neither the Company nor any of its Subsidiaries is delinquent in the payment of any material Tax. Neither the Company nor any of its Subsidiaries has requested or filed any document having the effect of causing any extension of time within which to file any material Tax Returns in respect of any fiscal year that have not since been filed. Except as set forth in Section 4.12 to the Company Disclosure Schedule, no deficiencies for any material Tax have been proposed, asserted or assessed (tentatively or definitely), in each case in writing, by any Governmental Authority, against the Company or any of its Subsidiaries for which there are not adequate reserves, in accordance with GAAP, as reflected on the Company SEC Documents. Except as set forth in Section 4.12 to the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is the subject of any currently ongoing Tax audit. Except as set forth in Section 4.12 to the Company Disclosure Schedule, there are no pending requests for waivers of the time to assess any material Tax, other than those made in the ordinary course and for which either payment has been made or there are adequate reserves in accordance with GAAP as reflected on the Company SEC Documents. With respect to any taxable period ended on or prior to June 30, 1996, all United States federal income Tax Returns including the Company or any of its Subsidiaries have been audited by the Internal Revenue Service or are closed by the applicable statute of limitations. Except as set forth in Section 4.12 to the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a material Tax assessment or deficiency. There are no liens with respect to Taxes upon any of the properties or assets, real or personal, tangible or intangible of the Company or any of its Subsidiaries (other than liens for Taxes not yet due). Except as set forth in Section 4.12 to the Company Disclosure Schedule, no material claim (that is currently pending or that has been made on or after June 30, 2000) has been made in writing by an authority in a jurisdiction where the Company does not (or a Subsidiary does not) file Tax Returns asserting that the Company (or such Subsidiary) is or may be subject to taxation by that jurisdiction. The Company has not filed an election under Section 341(f) of the Code to be treated as a consenting corporation.

          (b) Except as set forth in Section 4.12 to the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is obligated by any contract, agreement or other arrangement to indemnify any other Person (other than the Company and its Subsidiaries) with respect to material Taxes. Neither the Company nor any of its Subsidiaries are or were a party to or bound by any agreement or arrangement (whether or not written and including any arrangement required or permitted by law) that (i) requires the Company or any of its Subsidiaries to make any Tax payment to or for the account of any Person (other than the Company and its Subsidiaries), (ii) affords any other Person the benefit of any net operating loss, net capital loss, investment Tax credit, foreign Tax credit, charitable deduction or any other credit or Tax attribute that could reduce Taxes (including deductions and credits related to alternative minimum Taxes) of the Company or any of its Subsidiaries, or (iii) requires or permits the transfer or assignment of income, revenues, receipts or gains to the Company or any of its Subsidiaries, from any Person.

          (c) The Company is not and has not been a United State real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period described in Section 897(c)(1)(A)(ii) of the Code.

          (d) Neither the Company nor any of its Subsidiaries has constituted either a "distributing corporation" or a "controlled corporation" (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code (i) in the two years prior to the date of this Agreement (or will constitute such a corporation in the two years prior to the Closing Date) or (ii) in a distribution that otherwise constitutes part of a "plan" or "series of related transactions" (within the meaning of Section 355(e) of the Code) in conjunction with the Merger.

          (e) The net operating loss carryforwards ("NOLs") for United States federal income tax purposes of the consolidated group of which the Company is the common parent as of June 30, 2001 are not less than $125,000,000, and, except for limitations that may apply by reason of the Merger, such NOLs are not subject to any material limitation under Section 382 of the Code, Treasury Regulations Section 1.1502-15, -21 or otherwise.

          (f) The Company and its Subsidiaries have withheld and paid all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party.

          (g) "Tax Returns" means returns, reports and forms required to be filed with any Governmental Authority of the United States or any other jurisdiction responsible for the imposition or collection of Taxes.

          (h) "Taxes" means (i) all taxes (whether United States federal, local, state or foreign) based upon or measured by income and any other tax whatsoever, including gross receipts, profits, sales, use, occupation, value added, ad valorem, transfer, franchise, withholding, payroll, employment, excise, or real or personal property taxes, together with any interest or penalties imposed with respect thereto and (ii) any obligations under any agreements or arrangements with respect to any taxes described in clause (i) above.

          Section 4.13. Intellectual Property.

          (a) The Company or a Subsidiary of the Company is licensed to use or otherwise possesses legally enforceable rights to use, all patents, trademarks, trade names, service marks, copyrights and mask works, any applications for and registrations of such patents, trademarks, trade names, service marks, copyrights and mask works, and all processes, formulae, methods, schematics, technology, know-how, computer software programs or applications and tangible or intangible trade secrets, proprietary information or material ("Intellectual Property") that are necessary to conduct the business of the Company and its Subsidiaries as currently conducted, except for such Intellectual Property the absence of which could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company.

          (b) The Company is not, nor will it as a result of the execution and delivery of this Agreement or the performance of the Company's obligations under this Agreement or otherwise be, in breach of or otherwise cause the termination of or limit any license, sublicense or other agreement relating to the Company's Intellectual Property, or any licenses, sublicenses and other agreements as to which the Company or any of its Subsidiaries is a party and pursuant to which the Company or any of its Subsidiaries is authorized to use any third-party patents, trademarks or copyrights, including software that is used by the Company or any of its Subsidiaries, except for those the breach of which could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company.

          (c) To the knowledge of the Company, all patents, trademarks, service marks (or any applications or registrations therefor) and copyrights that are held by the Company or any of its Subsidiaries, and that are material to the business of the Company and its Subsidiaries as such business is presently conducted, and all Intellectual Property rights pertaining to the Material Company-Owned Software, are current, in effect, valid and subsisting. The Company (i) has not been party to any Action still pending that involves a claim of infringement by the Company of any Intellectual Property right of any third party; and (ii) has no knowledge that the marketing, licensing or sale of its services infringes any Intellectual Property right of any third party, except as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company.

          (d) The Company has a policy of requiring all employees to enter into appropriate confidentiality agreements in order to maintain the secrecy and confidentiality of all of the Company's material Intellectual Property (including the Material Company-Owned Software), and has done so in all cases except where the failure to do so could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company.

          (e) Except as set forth in Section 4.13(e) to the Company Disclosure Schedule, the Company has good and marketable title to, has the full right to use and owns solely and outright, all of the software products known as ConcordDX, Long-Term Care Pharmacy (LTCP), eAstral, and iAstral, and all modifications, revisions, versions, updates, releases, refinements, improvements and enhancements of such products and all derivative works (as such term is used in the U.S. copyright laws) based upon any of such products, whether operational, under development, superseded or inactive, including all object code, source code, system and database architecture, design features, technical manuals, test scripts, user manuals and other documentation therefor, whether in machine-readable form, programming language or any other language or symbols, and whether stored, encoded, recorded or written on disk, tape, film, memory device, paper or other media of any nature and any data bases necessary to operate any such computer program, operating system, application system, firmware or software (all of the foregoing is collectively referred to as the "Material Company-Owned Software"), as relating to the Company's and its Affiliates' respective businesses as conducted by the Company and its Affiliates at all times on and before the Effective Time, free and clear of any liens, licenses (other than written license agreements with customers entered into by the Company in the ordinary course of business and in the form provided by the Company to Parent) or other encumbrances which would in any way limit or restrict the Company's ability to market, license, sell, modify, update, and/or create derivative works for, the Material Company-Owned Software. The Material Company-Owned Software does not incorporate or embody any third-party Intellectual Property.

          (f) Except as set forth in Section 4.13(f) to the Company Disclosure Schedule, to the extent that any author or developer of any Material Company-Owned Software was not a regular full-time employee of the Company or its predecessors working within the scope of his or her employment with the Company or its predecessors, at the time such Person contributed to the creation or modification of any Material Company-Owned Software, such author or developer has irrevocably assigned to the Company or its predecessors, as applicable, in writing all copyrights, patent rights, trade secrets and other Intellectual Property in such Person's work with respect to such Material Company-Owned Software. None of the Material Company-Owned Software is owned by or registered in the name of any current or former owner, shareholder, partner, director, executive, officer, employee, salesman, agent, customer, representative or contractor of the Company, any of its predecessors or any third Person, nor do such have any interest therein or right thereto, including the right to royalty payments.

          (g) To the knowledge of the Company, none of the Material Company-Owned Software or its respective past or current uses, including the preparation, distribution, marketing or licensing thereof, has violated or infringed upon, or is violating or infringing upon, any Intellectual Property of any Person. To the knowledge of the Company, no Person is violating or infringing upon, or has violated or infringed upon at any time, any of the Material Company-Owned Software.

          Section 4.14. Title to and Condition of Properties.

          (a) The Company owns or holds under valid leases all real property and all properties, assets and equipment necessary for the conduct of the business of the Company as presently conducted, except where the failure to own or hold such real property, properties, assets and equipment would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company.

          (b) Section 4.14(b) to the Company Disclosure Schedule sets forth a complete and accurate list and description of all real property and interests in real property owned in fee by the Company or its Subsidiaries (the "Owned Real Property") and the address thereof. Except as set forth in Section 4.14(b) to the Company Disclosure Schedule, the Company or one of its Subsidiaries holds good and marketable fee title to each of the Owned Real Property, free and clear of any liens, mortgages, easements, rights-of-way, licenses, use restrictions, claims, charges, options, title defects or encumbrances of any nature whatsoever, except for the Permitted Encumbrances. All aspects of the Owned Real Property are in compliance in all material respects with any and all restrictions and other provisions included in the Permitted Encumbrances, and there are no matters that create, or that with notice or the passage of time would create, a default under any of the documents evidencing the Permitted Encumbrances. As used herein, the term "Permitted Encumbrances" means (i) liens for Taxes not yet due and payable or that are being contested in good faith and by appropriate proceedings; (ii) carriers', warehousemen's, mechanics', materialmen's, repairmen's or other like liens arising in the ordinary course of business that are less than $10,000 in amount; or (iii) easements, rights-of-way, encroachments, restrictions, conditions and other similar encumbrances of record or incurred or suffered in the ordinary course of business and that, individually or in the aggregate, (A) are not substantial in amount in relation to the applicable Owned Real Property; and (B) do not materially detract from the use, utility or value of the applicable Owned Real Property or otherwise materially impair the Company's present business operations at such location.

          (c) All leases pursuant to which the Company or any of its Subsidiaries leases real property are valid and effective and in accordance with their respective terms, and there is not, under any such lease, any existing default or event of default by the Company or its Subsidiaries (or event that, with notice or lapse of time or both, would constitute a material default by the Company or its Subsidiaries), except where such default could not reasonably be expected to have a Material Adverse Effect on the Company. To the knowledge of the Company, the Company has all permits or licenses necessary to use its leased real property, except where the failure to obtain such permits or licenses could not reasonably be expected to have a Material Adverse Effect on the Company.

          Section 4.15. Employee Benefit Plans.

          (a) The following terms have the definitions given below:

          "Controlled Group Liability" means any and all liabilities (i) under Title IV of ERISA, (ii) under Section 302 of ERISA, (iii) under
    Sections 412 and 4971 of the Code, (iv) resulting from a violation of the continuation coverage requirements of Section 601 et seq. of ERISA and
    Section 4980B of the Code or the group health plan requirements of

    Sections 601 et seq. of the Code and Section 601 et seq. of ERISA, and
    (v) under corresponding or similar provisions of foreign laws or regulations, in each case, other than pursuant to the Plans.

           "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, together with the rules and regulations thereunder.

           "ERISA Affiliate" means, with respect to any entity, trade or business, any other entity, trade or business that is a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes the first entity, trade or business, or that is a member of the same "controlled group" as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.

           "Plans" means all employee benefit plans, programs and other arrangements providing benefits to any employee or former employee in respect of services provided to the Company or any of its Subsidiaries or to any beneficiary or dependent thereof, and whether covering one individual or more than one individual, sponsored or maintained by the Company or any of its Subsidiaries or to which the Company or any of its Subsidiaries contributes or is obligated to contribute. Without limiting the generality of the foregoing, the term "Plans" includes any defined benefit or defined contribution pension plan, profit sharing plan, stock ownership plan, deferred compensation agreement or arrangement, vacation pay, sickness, disability or death benefit plan (whether provided through insurance, on a funded or unfunded basis or otherwise), employee stock option or stock purchase plan, bonus or incentive plan or program, severance pay plan, agreement, arrangement or policy, practice or agreement, employment agreement, consulting agreements, salary continuation agreements, retiree medical benefits plan and each other employee benefit plan, program or arrangement including each "employee benefit plan" (within the meaning of Section 3(3) of ERISA).

          (b) Section 4.15(b) to the Company Disclosure Schedule lists all Plans. With respect to each Plan, the Company has made available to Parent a true, correct and complete copy of the following (where applicable): (i) each writing constituting a part of such Plan, including, without limitation, all plan documents (including amendments), benefit schedules, trust agreements, and insurance contracts and other funding vehicles; (ii) the three most recent Annual Reports (Form 5500 Series) and accompanying schedules, if any; (iii) the current summary plan description, if any; (iv) the most recent annual financial report, if any; and (v) the most recent determination letter from the Internal Revenue Service, if any. Except as specifically provided in the foregoing documents provided to Parent and except as set forth in Section 4.15(b) to the Company Disclosure Schedule, there are no amendments to any Plan that have been adopted or approved nor has the Company or any of its Subsidiaries undertaken to make any such amendments or to adopt or approve any new Plan.

          (c) The Internal Revenue Service has issued a favorable determination letter with respect to each Plan that is intended to be a "qualified plan" (within the meaning of Section 401(a) of the Code) (a "Qualified Plan"), and all applicable foreign qualifications or registration requirements have been satisfied with respect to any Plan maintained outside the United States. There are no existing circumstances nor any events that have occurred that would be reasonably be expected to adversely affect the qualified status of any Qualified Plan or the related trust or the qualified or registered status of any Plan or trust maintained outside the United States, other than qualification matters that can be corrected without material liability.

          (d) All material contributions required to be made by the Company or any of its Subsidiaries or any of their respective ERISA Affiliates to any Plan by Applicable Laws or by any plan document or other contractual undertaking, and all material premiums due or payable with respect to insurance policies funding any Plan, for any period through the date hereof have been made in a substantially timely manner or paid in full and through the Closing Date will be made in a substantially timely manner or paid in full. There are no Plans or related trusts maintained outside the United States.

          (e) Except as disclosed in Section 4.15(e) to the Company Disclosure Schedule, the Company and its Subsidiaries and their respective ERISA Affiliates have complied, and are now in compliance, in all material respects, with all provisions of ERISA, the Code and all laws and regulations (including any local Applicable Laws) applicable to the Plans. Each Plan has been operated in material compliance with its terms. There is not now, and there are no existing circumstances that would reasonably be expected to give rise to, any requirement for the posting of security with respect to a Plan or the imposition of any Lien on assets of the Company or any of its Subsidiaries or any of their respective ERISA Affiliates under ERISA or the Code, or similar Applicable Laws of foreign jurisdictions.

          (f) No Plan is subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code. No Plan is a "multiemployer plan" (within the meaning of Section 4001(a)(3) of ERISA) (a "Multiemployer Plan") or a plan that has two or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063 of ERISA (a "Multiple Employer Plan"), nor has the Company or any of its Subsidiaries or any of their respective ERISA Affiliates, at any time within six years before the date of this Agreement, contributed to or been obligated to contribute to any Multiemployer Plan or Multiple Employer Plan.

          (g) There does not now exist, and there are no existing circumstances that would reasonably be expected to result in, any material Controlled Group Liability that would be a liability of the Company or any of its Subsidiaries following the Closing. Without limiting the generality of the foregoing, neither the Company nor any of its Subsidiaries nor any of their respective ERISA Affiliates has engaged in any transaction described in Section 4069 or Section 4204 of ERISA other than transactions that are not likely to have a Material Adverse Effect on the Company or its Subsidiaries.

          (h) Except as set forth in Section 4.15(h) of the Company Disclosure Schedule, except for health continuation coverage as required by Section 4980B of the Code or Part 6 of Title I of ERISA or similar state laws, neither the Company nor any of its Subsidiaries has any material liability for life, health, medical or other welfare benefits to former employees or beneficiaries or dependents thereof.

          (i) Except as disclosed in Section 4.15(i) to the Company Disclosure Schedule, neither the execution and delivery of this Agreement, the consummation of the transactions contemplated by this Agreement nor any shareholder, board or other approval of such transactions will result in, cause the accelerated vesting or delivery of, or increase the amount or value of, any payment or benefit to any employee, officer, director or consultant of the Company or any of its Subsidiaries (either alone or in conjunction with any other event). Without limiting the generality of the foregoing, except as set forth in Section 4.15(i) to the Company Disclosure Schedule, no amount paid or payable by the Company or any of its Subsidiaries in connection with the transactions contemplated by this Agreement, either solely as a result thereof or as a result of such transactions in conjunction with any other events, will be an "excess parachute payment" (within the meaning of Section 280G of the Code). The maximum aggregate dollar value of all obligations of the Company and its Subsidiaries with respect to their directors, officers, employees and consultants pursuant to all employment, consulting, severance, salary continuation, change in control, parachute or similar agreements or Plans (all such arrangements, the "Section 4.15(i) Arrangements"), excluding any obligations of the Company with respect to continuation of specific retirement and welfare benefits as provided for in the
Section 4.15(i) Arrangements and assuming in each case the consummation of the transactions contemplated by this Agreement and, where relevant, the termination (or constructive termination, as the case may be) of such directors, officers, employees or consultants effective as of the Closing Date, does not exceed the amount set forth in Section 4.15(i) to the Company Disclosure Schedule. The names of all such directors, officers, employees or consultants who are parties to or beneficiaries of the Section 4.15(i) Arrangements (other than the broadbased Severance Benefit Plan, effective February 20, 1998) are set forth in
Section 4.15(i) to the Company Disclosure Schedule.

          (j) There are no pending or, to the knowledge of the Company, threatened Actions (other than claims for benefits in the ordinary course) that have been asserted or instituted against the Plans, any fiduciaries thereof with respect to their duties to the Plans or the assets of any of the trusts under any of the Plans that would reasonably be expected to result in any material liability of the Company or any of its Subsidiaries to the Pension Benefit Guaranty Corporation, the United States Department of Treasury, the United States Department of Labor or any Multiemployer Plan, or to comparable entities or Plans under Applicable Laws of jurisdictions outside the United States.

          (k) No material disallowance of a deduction under Section 162(m) of the Code for employee reimbursement of any amount paid or payable by the Company or any of its Subsidiaries has occurred or is reasonably expected to occur.

          Section 4.16. Contracts.

          (a) All material contracts required to be filed prior to the date hereof by the Company or any of its Subsidiaries pursuant to Regulation S-K have been filed as exhibits to, or incorporated by reference in, a Company SEC Document filed after December 31, 2001 and prior to the date hereof (such agreements, the "Company SEC Agreements"). Except as entered into after the date hereof in compliance with the terms of this Agreement, Section 4.16 to the Company Disclosure Schedule lists all written or oral contracts, agreements, guarantees, leases and executory commitments other than Plans (each a "Contract"), other than any Contract that is a Company SEC Agreement, that fall within any of the following categories:

                    (i) Contracts not entered into in the ordinary course of business, other than those that are not material to the Company's business,

                    (ii) joint venture, partnership and similar Contracts,

                    (iii) service Contracts or equipment leases involving payments by the Company of more than $100,000 per year or $250,000 in the aggregate,

                    (iv) Contracts that contain minimum purchase conditions in excess of $250,000 or requirements or other terms that restrict or limit the purchasing relationships of the Company or its Affiliates, or any customer, licensee or lessee thereof,

                    (v) Contracts relating to any outstanding commitment for capital expenditures in excess of $100,000 per Contract,

                    (vi) Contracts containing covenants purporting to limit the freedom of the Company to compete in any line of business in any geographic area or to hire any individual or group of individuals,

                    (vii) Contracts that, after the Effective Time, would have the effect of limiting the freedom of Parent or its Subsidiaries (other than the Company and its subsidiaries) to compete in any line of business in any geographic area or to hire any individual or group of individuals,

                    (viii) Contracts relating to the lease or sublease of or sale or purchase of, or the servicing of, real or personal property involving any annual expense or price in excess of $100,000,

                    (ix) Contracts with any labor organization or union,

                    (x) Contracts relating to indebtedness for borrowed money (including guaranties) or to any sale-leaseback or leveraged lease or that is an interest rate swap, equity swap or other swap or derivative instrument, other than trade payables and accrued expenses arising in the ordinary course of business consistent with past practices,

                    (xi) Indentures, mortgages, promissory notes, loan agreements, guarantees of borrowed money, letters of credit or other Contracts or instruments of the Company or any of its Subsidiaries or commitments for the borrowing or the lending by the Company or any of its Subsidiaries or providing for the creation of any charge, security interest, encumbrance or lien upon any of the assets of the Company or any of its Subsidiaries,

                    (xii) Contracts with the 10 largest customers of the Company and its Subsidiaries on a consolidated basis, based on revenues derived from such customers for the calendar month of May 2002 (provided that, for purposes of this paragraph, any group of affiliated or commonly owned or controlled customers shall be treated as a single customer),

                    (xiii) Contracts providing for "earn-outs," "savings guarantees," "performance guarantees," or other contingent payments by the Company in excess of $50,000 in the aggregate,

                    (xiv) Contracts with or for the benefit of any Affiliate of the Company or immediate family member thereof (other than the Company's Subsidiaries),

                    (xv) Contracts pursuant to which the Company or any of its Subsidiaries obtains the right to use any Intellectual Property from any Person other than the Company or any of the Company's Subsidiaries,

                    (xvi) Contracts giving any Person the right to require the Company to register shares of capital stock or to participate in any such registration,

                    (xvii) Contracts outside of the ordinary course of business that contain material indemnification obligations of the Company or any of its Subsidiaries to any Person,

                    (xviii) material Contracts under which there are, or have been in the past six months, to the knowledge of the Company, any material default by any party thereto, including the Company and its Subsidiaries,

                    (xix) Contracts, or amendments or supplements, that individually or in the aggregate, amount to a material change to the terms of payment or payment practices with respect to existing Contracts relating to a non-de minimis portion (by dollar value or number of customers or number of suppliers) of the Company's accounts receivable or accounts payable,

                    (xx) Contracts having the effect of limiting the freedom of any Person to compete with the Company or any of its Subsidiaries in any line of business in any geographic area or to hire any individual or group of individuals employed by the Company or any of its Subsidiaries, and

                    (xxi) Contracts outside the ordinary course of business with respect to the sale, disposition or encumbrance of any assets or businesses material to the business of the Company as presently conducted.

The Company SEC Agreements, together with the Contracts required to be disclosed in Section 4.16 of the Company Disclosure Schedule are referred to herein as the "Company Disclosed Contracts". The Company has previously made available to Parent true and complete copies of those Company Disclosed Contracts requested by Parent.

          (b) Each of the Company Disclosed Contracts is a valid and binding obligation of the Company or one of its Subsidiaries and, to the knowledge of the Company, the valid and binding obligation of each other party thereto, except for such Company Disclosed Contract that, if not so valid and binding, could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company. Neither the Company nor any of its Subsidiaries is or is alleged to be nor, to the knowledge of the Company, is any other party thereto, in breach or violation of or in default in respect of, nor has there occurred an event or condition, that with the passage of time or giving of notice (or both), would constitute a material default under or permit the termination of, or give rise to or accelerate the timing of any material rights or penalties under, any Company Disclosed Contract.

          Section 4.17. Labor Matters. Except as set forth in Section 4.17 to the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is a party to any labor contracts or collective bargaining agreements. There is no labor strike, dispute or stoppage pending, or, to the knowledge of the Company, threatened, against the Company, and neither the Company nor any of its Subsidiaries has experienced any labor strike, dispute or stoppage or other material labor difficulty involving its employees since January 1, 2000. To the knowledge of the Company, since January 1, 2000, no campaign or other attempt for recognition has been made by any labor organization or employees with respect to employees of the Company or any of its Subsidiaries.

          Section 4.18. Undisclosed Liabilities.

          (a) Except (i) as and to the extent disclosed or reserved against on the balance sheet of the Company at March 31, 2002 included in the Company's Quarterly Report on Form 10-Q for the three-month period ended March 31, 2002 (the "Company Recent Balance Sheet"), (ii) as incurred since the date of the Company Recent Balance Sheet in the ordinary course of business consistent with past practice or (iii) as set forth in Section 4.18(a) to the Company Disclosure Schedule, the Company does not have any liabilities or obligations of any nature, whether known or unknown, absolute, accrued, contingent or otherwise and whether due or to become due, that, individually or in the aggregate, have had or could reasonably be expected to have a Material Adverse Effect on the Company.

          (b) Except as set forth in Section 4.18(b) to the Company Disclosure Schedule, since March 31, 2002 through the date of this Agreement, the Company has not engaged in any transaction that, if done after the execution of this Agreement, would violate Section 5.3(b).

          Section 4.19. Licenses; Permits; Compliance.

          (a) To the knowledge of the Company, the Company and its Subsidiaries are in possession of all material franchises, grants, authorizations, licenses, permits, easements, variances, exemptions, consents, certificates, approvals and orders necessary to own, lease and operate its properties and to carry on its business as it is now being conducted (collectively, the "Company Permits"), and there is no Action, pending or, to the knowledge of the Company, threatened, regarding any of the Company Permits. The Company and its Subsidiaries are not in material conflict with, or in material default or violation of, any of the Company Permits.

          (b) Except as set forth in Section 4.19(b) to the Company Disclosure Schedule or as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company:

                    (i) all necessary approvals from Governmental Authorities for all drug and device products that are manufactured, distributed and/or sold by the Company and its Subsidiaries have, to the knowledge of the Company, been obtained, and the Company and its Subsidiaries are in substantial compliance with the most current form of each applicable approval with respect to the manufacture, storage, transportation, distribution, promotion and sale by the Company and its Subsidiaries of such products;

                    (ii) to the knowledge of the Company, none of the Company, its Subsidiaries, nor any officer, employee or agent of the Company or its Subsidiaries (during the term of such individual's employment by the Company or while acting as an agent of the Company) has made any untrue statement of a material fact or fraudulent statement to the United States Food and Drug Administration, (the "FDA") or any other Governmental Authorities, or failed to disclose a material fact required to be disclosed to the FDA or other Governmental Authorities;

                    (iii) to the knowledge of the Company, no article of drug, device, cosmetic or vitamin manufactured (directly or indirectly) or distributed by the Company or any of its Subsidiaries is adulterated or misbranded within the meaning of the Food, Drug and Cosmetic Act or similar governmental act or law of any jurisdiction; and

                    (iv) to the knowledge of the Company, none of the Company, its Subsidiaries, nor any officer, employee or agent of the Company (during the term of such individual's employment by the Company or while acting as an agent of the Company) nor its Subsidiaries or Affiliates has been convicted of any crime, or engaged in any conduct, for which debarment or similar punishment is mandated or permitted by any Applicable Laws.

          (c) Except as set forth in Section 4.19(c) to the Company Disclosure Schedule, to the extent necessary to operate the Company's business as presently conducted, the Company and its Subsidiaries are certified for participation and reimbursement under Titles XVIII and XIX of the Social Security Act (the "Medicare and Medicaid Programs" and, together with such other similar federal, state or local reimbursement or governmental programs for which the Company and its Subsidiaries are eligible, the "Government Programs") and have current provider agreements for such Government Programs and, to the knowledge of the Company, except where the failure to so have could not, individually or in the aggregate, reasonably be expected to result in Material Adverse Effect on the Company, with such private non-governmental programs, including any private insurance program under which they, directly or indirectly, are presently receiving payments (such non-governmental programs, the "Private Programs"). Set forth in Schedule 4.19(c) to the Company Disclosure Schedule is a correct and complete list of such authorizations and provider agreements under all of the Government Programs, complete and correct copies of which have been provided to the Parent. True, complete and correct copies of all surveys of the Company, its Subsidiaries or their respective predecessors in interest conducted in connection with any of the Government Programs, the Private Programs or licensing or accrediting body during the past two years have been made available to the Parent.

          (d) Except as set forth in Section 4.19(d) to the Company Disclosure Schedule, to the knowledge of the Company, there is no pending or threatened Action by any Governmental Authority to revoke, cancel, suspend, modify in any material respect or refuse to renew any of the Company Permits or the items listed in Schedule 4.19(c) to the Company Disclosure Schedule. Neither the Company nor any of its Subsidiaries has received any notice of any

Action pending or recommended by any Governmental Authority having jurisdiction over any of the Company Permits or the items listed in Section 4.19(c) to the Company Disclosure Schedule, either to revoke, withdraw or suspend any license, right or authorization, or to terminate the participation of the Company or any of its Subsidiaries in any of the Government Programs or the Private Programs. To the knowledge of the Company, and except as could not, individually or in the aggregate, reasonably be expected to prejudice the ability of Parent or any of its Subsidiaries to obtain any necessary licenses or permits as of and after the Closing or to materially interfere with or limit the business of Parent or any of its Subsidiaries after the Closing on an ongoing basis, no event has occurred that, with the giving of notice, the passage of time, or both, would constitute grounds for a violation, order or deficiency with respect to any of the Company Permits or the items listed in Section 4.19(c)(ii) to the Company Disclosure Schedule, or to terminate or modify the participation of the Company or any of its Subsidiaries in any of the Government Programs or the Private Programs. Except as listed in Section 4.19(d) to the Company Disclosure Schedule, to the knowledge of the Company, there has been no decision not to renew any provider or third-party payor agreement of the Company or any of its Subsidiaries by any Governmental Authority, and no consent or approval of, prior filing with or notice to, or any Action by, any Governmental Authority or any other third party in connection with the transfer or change of ownership of such Company Permit, or the Government Programs or the Private Programs, by reason of the assignment thereof to the Company upon consummation of the Merger.

          (e) Except as set forth in Section 4.19(e) to the Company Disclosure Schedule, each of the Company and its Subsidiaries has timely filed all reports and billings required to be filed by it prior to the date hereof in accordance with the Government Programs and the Private Programs, all fiscal intermediaries and other insurance carriers and all such reports and billings are complete and accurate in all material respects and have been prepared in compliance with all Applicable Laws governing reimbursement and payment claims, except for failures that could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company. True and complete copies of such reports and billings for the most recent year have heretofore been made available to Parent. Except as set forth in Section 4.19(e) to the Company Disclosure Schedule, each of the Company and its Subsidiaries has paid or caused to be paid all known and undisputed refunds, overpayments, discounts or adjustments that have become due pursuant to such reports and billings and has no unpaid liability under any of the Government Programs or the Private Programs for any refund, overpayment, discount or adjustment, except for failures to pay that could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company. Except as set forth in Section 4.19(e) to the Company Disclosure Schedule, (i) there are no pending material Actions relating to such prior reports or billings, and (ii) to the knowledge of the Company, during the last two years, the Company and its Subsidiaries have not been subject to any material audit or examination by any of the Government Programs or the Private Programs. There are no other reports required to be filed by Parent in order to be paid under any of the Government Programs or the Private Programs for services rendered by the Company or its Subsidiaries, except for reports not yet due and except for reports the failure of which to be filed could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company.

          Section 4.20. Institutional Pharmacy Business.

          (a) Section 4.20 to the Company Disclosure Schedule lists each Company pharmacy utilized by the Company or its Subsidiaries in connection with its pharmacy business and indicates (i) the location of such pharmacy and (ii) whether such pharmacy is owned or held pursuant to a leasehold interest. No other Person has any beneficial ownership or interest in or to any such pharmacy nor does any other Person have any right or option to acquire any beneficial ownership or interest in or to any such pharmacy.

          (b) Except as set forth in Section 4.20(b) to the Company Disclosure Schedule, the Company and its Subsidiaries have not violated, and are not now in violation of, 42 U.S.C. ss.ss. 1320a-7, 1320a-7a, 1320a-7b, 1395nn or 1396b.

          (c) Except as could not, individually or in the aggregate, reasonably be expected to prejudice the ability of Parent or any of its Subsidiaries to obtain required licenses or permits as of and after the Closing or to materially interfere with or limit the institutional pharmacy business of Parent or any of its Subsidiaries after the Closing on an ongoing basis and, except as set forth on Section 4.19(c) to the Company Disclosure Schedule, (i) the Company and its Subsidiaries are duly licensed to provide pharmacy services in all states in which they do business, and also are participants in the Medicare program and the Medicaid programs of the states listed in Section 4.19 to the Company Disclosure Schedule and (ii) the Company and its Subsidiaries are in compliance with all Applicable Laws affecting (A) such licenses and (B) the participation by the Company's pharmacies in the Medicare and Medicaid programs.

          Section 4.21. Environmental Matters. Except for matters disclosed in
Section 4.21 to the Company Disclosure Schedule, (a) to the knowledge of the Company, the properties, operations and activities of the Company and its Subsidiaries are in compliance in all material respects with all applicable Environmental Laws and all past noncompliance of the Company or any of its Subsidiaries with any Environmental Laws or Environmental Permits has been resolved without any pending, ongoing or future material obligation, cost or liability; (b) the Company and its Subsidiaries and the properties and operations of the Company and its Subsidiaries are not subject to any existing, pending, or, to the knowledge of the Company, threatened, Action under any Environmental Law; (c) to the knowledge of the Company, there has been no material release of any Hazardous Material into the environment by the Company or its Subsidiaries in connection with their current or former properties or operations in violation of applicable Environmental Laws; and (d) to the knowledge of the Company, there has been no material exposure of any Person or property to any Hazardous Material in connection with the current or former properties, operations and activities of the Company and its Subsidiaries in violation of applicable Environmental Laws. "Environmental Laws" means all United States federal, state or local or foreign laws relating to pollution or protection of human health or the environment (including ambient air, surface water, groundwater, land surface or subsurface strata), including laws relating to emissions, discharges, releases or threatened releases of chemicals, pollutants, contaminants, or industrial, toxic or hazardous substances or wastes (collectively, "Hazardous Materials") into the environment, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials, as well as all authorizations, codes, decrees, demands or demand letters, injunctions, judgments, licenses, notices, orders, permits, plans or regulations issued, entered, promulgated or approved thereunder. "Environmental Permit" means any permit, approval, grant, consent, exemption, certificate order, easement, variance, franchise, license or other authorization required under or issued pursuant to any applicable Environmental Law.

          Section 4.22. Accounts Receivable; Accounts Payable; Inventories and Cash.

          (a) All accounts and notes receivable of the Company have arisen in the ordinary course of business, and the accounts receivable reserve reflected in the Company Recent Balance Sheet is, as of the date of the Company Recent Balance Sheet, adequate and established in accordance with GAAP consistently applied, subject to year-end adjustments and accruals in the ordinary course of business and not material in amount. Since March 31, 2002, there has been no event or occurrence that, when considered, individually or together with all such other events or occurrences, would cause such accounts receivable reserve to be inadequate, and that could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company.

          (b) Except as set forth in Section 4.22(b) to the Company Disclosure Schedule, since January 1, 2002, neither the Company nor any of its Subsidiaries has, with respect to any non-de minimus portion of its trade accounts payable,
(i) failed to pay its trade accounts payable in the ordinary course, or (ii) extended the terms of payment, whether by contract, amendment, act, deed, or course of dealing, of any trade account payable.

          (c) The assets of the Company and its Subsidiaries that are inventories (i) are in good and merchantable condition; (ii) to the knowledge of the Company, have been purchased by the Company or its Subsidiaries directly from the manufacturer thereof or from an authorized distributor of such products in accordance with the Federal Prescription Drug Marketing Act, if applicable; and (iii) are not past the manufacturer's expiration date or less than 30 days from the manufacturer's expiration date, except for such failures as could not reasonably be expected to have a Material Adverse Effect on the Company and do not involve, affect or relate to more than 5% of such inventories by value.

          (d) The amount of cash on hand of the Company and its Subsidiaries on a consolidated basis (determined as set forth in Exhibit C) (the "Cash on Hand"), as of the date of this Agreement, is not less than $35,000,000.

          Section 4.23. Insurance. Section 4.23 to the Company Disclosure Schedule lists all insurance policies of the Company and its Subsidiaries presently in effect, and (a) copies of each such policy, as well as the loss run history under and premium for each such policy, has been made available to Parent prior to the date hereof, or (b) with respect to such policies as have not been made available to Parent prior to the date hereof, such policies are in all material respects in amounts that are customary, adequate and suitable in relation to the business, assets and liabilities of the Company or its Subsidiaries, and are consistent with past practice.

          Section 4.24. Opinion of Financial Advisor. The Board of Directors of the Company has received the written opinion of Candlewood Partners, LLC, the Company's financial advisor, to the effect that, as of the date of this Agreement, the Exchange Ratio is fair to the Company Stockholders from a financial point of view. The Company has provided a copy of such opinion to Parent, and such opinion has not been withdrawn or revoked or otherwise modified in any material respect.

          Section 4.25. Related Parties. Except as set forth in Section 4.25 to the Company Disclosure Schedule and except for transactions between the Company and its directly or indirectly wholly owned Subsidiaries or between two or more directly or indirectly wholly owned Subsidiaries of the Company, (i) no Affiliate of the Company is a party with the Company or any of its Subsidiaries to an agreement that will continue after the Closing Date; (ii) no Affiliate of the Company owes any money to, nor is such Affiliate owed any money by, the Company or any of its Subsidiaries, other than pursuant to Plans and other than reimbursement for or advancement of routine expenses; (iii) neither the Company nor any of its Subsidiaries has, directly or indirectly, guaranteed or assumed any indebtedness for borrowed money or otherwise for the benefit of an Affiliate of the Company; and (iv) since March 31, 2002, neither the Company nor any of its Subsidiaries has made any payment to, or engaged in any transaction with, an Affiliate of the Company, or any affiliate of any such Affiliate of the Company, other than pursuant to Plans and other than reimbursement for or advancement of routine expenses.

          Section 4.26. Special Committee; Board Recommendation; Required Vote.

          (a) The special committee of independent directors of the Board of Directors of the Company (the "Special Committee"), at a meeting duly called and held, has, by unanimous vote of its members, (i) determined that this Agreement and the transactions contemplated by this Agreement are advisable and fair to and in the best interests of the Persons (other than Jon H. Outcalt and Kevin B.
Shaw) to whom the Board of Directors of the Company owes fiduciary duties under Applicable Laws, and (ii) resolved to recommend that the full Board of Directors of the Company approve and adopt this Agreement and the transactions contemplated thereby and make the Company Board Recommendation.

          (b) The Board of Directors of the Company, at a meeting duly called and held, has, by unanimous vote of all of its members, (i) determined that this Agreement and the transactions contemplated by this Agreement are advisable and fair to and in the best interests of the Persons to whom the Board of Directors of the Company owes fiduciary duties, and (ii) resolved to recommend that the holders of shares of Company Class A Common Stock and the holders of shares of Company Class B Common Stock approve and adopt this Agreement and the transactions contemplated by this Agreement, including the Merger (the "Company Board Recommendation"). The affirmative vote of holders of a majority of the voting power of the outstanding shares of the Company Common Stock, voting together as a single class (the "Required Company Stockholder Approval"), is the only vote of the holders of any class or series of stock of the Company necessary to adopt this Agreement and approve the transactions contemplated by this Agreement.

          Section 4.27. Section 203 of the DGCL; No Rights Agreement. Prior to the date of this Agreement, the Board of Directors of the Company has taken all action necessary to exempt under or make not subject to (a) the provisions of
Section 203 of the DGCL and (b) any other state takeover law or state law that purports to limit or restrict business combinations or the ability to acquire or vote shares: (i) the execution of this Agreement and the Voting Agreement,

(ii) the Merger and (iii) the transactions contemplated by this Agreement and the Voting Agreement. The Company does not have any stockholders or shareholder rights agreement or any similar type of anti-takeover agreement.

          Section 4.28. Reorganization. As of the date hereof, to the knowledge of the Company after due inquiry, none of the Company or any Affiliate of the Company has taken or agreed to take any action, failed to take any action, or is aware of any fact or circumstance that is reasonably likely to prevent the Merger from qualifying as a reorganization under Section 368(a) of the Code.

                                    ARTICLE V

                            COVENANTS OF THE PARTIES

          The parties to this Agreement agree that:

          Section 5.1. Mutual Covenants.

          (a) HSR Act Filings; Reasonable Efforts; Notification.

                    (i) Each of Parent and the Company shall (A) make or cause to be made the filings required of such party or any of its Subsidiaries or Affiliates under the HSR Act with respect to the transactions contemplated by this Agreement, as promptly as practicable and in any event the initial filing with respect to this Agreement, if required, shall be made within 10 business days after the date of this Agreement, (B) comply at the earliest practicable date with any request under the HSR Act for additional information, documents, or other materials received by such party or any of its Subsidiaries from the United States Federal Trade Commission or the United States Department of Justice or any other Governmental Authority in respect of such filings or such transactions, and (C) act in good faith and reasonably cooperate with the other party in connection with any such filing (including, with respect to the party making a filing, providing copies of all such documents to the non-filing party and its advisors reasonably prior to filing and, if requested, to accept all reasonable additions, deletions or changes suggested in connection therewith) and in connection with resolving any investigation or other inquiry of any such agency or other Governmental Authority under any Antitrust Laws with respect to any such filing or any such transaction. To the extent not prohibited by Applicable Laws, each party to this Agreement shall use all reasonable efforts to furnish to each other all information required for any application or other filing to be made pursuant to any Applicable Laws in connection with the transactions contemplated by this Agreement. Each party to this Agreement shall give the other parties to this Agreement reasonable prior notice of any communication with, and any proposed understanding, undertaking, or agreement with, any Governmental Authority regarding any such filings or any such transaction. None of the parties to this Agreement shall independently participate in any meeting, or engage in any substantive conversation, with any Governmental Authority in respect of any such filings, investigation, or other inquiry without giving the other parties to this Agreement prior notice of the meeting and, to the extent permitted by such Governmental Authority, the opportunity to attend and/or participate. The parties to this Agreement will consult and cooperate with one another, in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party to this Agreement in connection with proceedings under or relating to the HSR Act or other Antitrust Laws.

                    (ii) Subject to Section 5.1(a)(iv), each of Parent and the Company shall use all reasonable efforts to resolve such objections, if any, as may be asserted by any Governmental Authority with respect to the transaction contemplated by this Agreement, under the HSR Act, the Sherman Act, as amended, the Clayton Act, as amended, the Federal Trade Commission Act, as amended, and any other United States federal or state or foreign statues, rules, regulations, orders, decrees, administrative or judicial doctrines or other laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade (collectively, "Antitrust Laws"). In connection therewith and subject to Section 5.1(a)(iv), if any Action is instituted (or threatened to be instituted) challenging any transaction contemplated by this Agreement as inconsistent with or violative of any Antitrust Law, each of Parent and the Company shall cooperate and use all reasonable efforts vigorously to contest and resist such Action, and to have vacated, lifted, reversed, or overturned any Order whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents, delays or restricts consummation of the transactions contemplated by this Agreement, including by vigorously pursuing all available avenues of administrative and judicial appeal and all available legislative action, unless Parent determines that litigation is not in its best interests. Subject to Section 5.1(a)(iv), each of Parent and the Company shall use all reasonable efforts to take such action as may be required to cause the expiration of the notice periods under the HSR Act or other Antitrust Laws with respect to the transactions contemplated by this Agreement as promptly as possible after the execution of this Agreement.

                    (iii) Subject to Section 5.1(a)(iv) below, each of the parties to this Agreement agrees to use all reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties to this Agreement in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement, including (A) the obtaining of all other necessary actions or nonactions, waivers, consents, licenses, permits, authorizations, orders and approvals from Governmental Authorities and the making of all other necessary registrations and filings (including other filings with Governmental Authorities, if any), (B) the obtaining of all consents, approvals or waivers from third parties related to or required in connection with the Merger that are necessary to consummate the transactions contemplated by this Agreement or required to prevent a Material Adverse Effect on Parent or the Company from occurring prior to or after the Effective Time, (C) the preparation of the Proxy Statement and the Registration Statement, (D) the execution and delivery of any additional instruments reasonably necessary to consummate the transaction contemplated by, and to fully carry out the purposes of, this Agreement, and (E) the providing of all such information concerning such party, its Subsidiaries, its Affiliates and its Subsidiaries' and Affiliates' officers, directors, employees and partners as may be reasonably requested in connection with any of the matters set forth in this paragraph (iii).

                    (iv) At the request of Parent, the Company and its Subsidiaries shall agree to hold separate (including by trust or otherwise) or to divest any of their respective businesses, Subsidiaries or assets, or to take or agree to take any action with respect to, or agree to any limitation on, any of their respective businesses, Subsidiaries or assets, provided that any such action is conditioned upon the consummation of the Merger. The Company agrees and acknowledges that, notwithstanding anything to the contrary in this Section 5.1(a), neither the Company nor any of its Subsidiaries shall, without Parent's prior written consent, agree to hold separate (including by trust or otherwise) or to divest any of their respective businesses, Subsidiaries or assets, or to take or agree to take any action with respect to, or agree to any limitation on, any of their respective businesses, Subsidiaries or assets. Anything to the contrary in this Agreement notwithstanding, Parent and its Subsidiaries shall not be required to hold separate (including by trust or otherwise) or to divest any of the respective businesses, Subsidiaries or assets of Parent and any of its Subsidiaries and/or the Company and any of its Subsidiaries, or to take or agree to take any action with respect to, or agree to any limitation on, any of their respective businesses in order to satisfy any of their respective obligations under this Agreement, including under this
          Section 5.1.

          (b) Public Announcements. The initial press release concerning the transactions contemplated by this Agreement shall be a joint press release. Unless otherwise required by Applicable Laws or by obligations pursuant to any listing agreement with or rules of any securities exchange, the Company shall consult with, and use all reasonable efforts to accommodate the comments (including as to timing) of Parent, and the Parent shall consult with, and use all reasonable efforts to accommodate the comments (including as to timing) of the Company before issuing any press release or otherwise making any public statement with respect to this Agreement or the transactions contemplated hereby.

          (c) Registration Statement; Other Filings; Board Recommendations.

                    (i) As promptly as practicable after the execution of this Agreement, the Company and Parent will cooperate in preparing and will file with the Commission the Registration Statement, which shall include the Proxy Statement. Each of the Company and Parent will respond jointly and promptly to any comments of the Commission, will use all reasonable efforts to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing, and the Company will cause the Proxy Statement to be mailed to the Company Stockholders at the earliest practicable time after the Registration Statement has been declared effective by the Commission. As promptly as practicable after the date of this Agreement, each of the Company and Parent will prepare and file any other documents required to be filed by it under the Exchange Act, the Securities Act or any other federal, state, foreign or Blue Sky or related laws relating to the Merger and the transactions contemplated by this Agreement (the "Other Filings"). No amendment or supplement to the Proxy Statement or the Registration Statement will be made by the Company or Parent, without the prior approval of the other party except as required by Applicable Laws, and then only to the extent necessary. Each of the Company and Parent will notify the other promptly upon the receipt of any comments from the Commission or its staff or any other government officials and of any request by the Commission or its staff or any other government officials for amendments or supplements to the Registration Statement, the Proxy Statement or any Other Filings or for additional information and will supply the other with copies of all correspondence between such party or any of its representatives, on the one hand, and the Commission, or its staff or any other government officials, on the other hand, with respect to the Registration Statement, the Proxy Statement, the Merger or any Other Filing. Whenever any event occurs that is required to be set forth in an amendment or supplement to the Proxy Statement, the Registration Statement or any Other Filing, the Company or Parent, as the case may be, will promptly inform the other of such occurrence and cooperate in filing with the Commission or its staff or any other Governmental Authority, and/or mailing to the Company Stockholders, such amendment or supplement.

                    (ii) The Company Board Recommendation shall be included in the Proxy Statement, except that the Board of Directors of the Company may withdraw or modify in a manner adverse to Parent such recommendation only if the Board of Directors of the Company determines, in good faith, after consultation with outside legal counsel, that such action is required in order for the directors of the Company to comply with their fiduciary duties to those Persons to whom the Board of Directors of the Company owes fiduciary duties under Applicable Laws.

          (d) Notice of Breaches; Updates.

                    (i) Parent shall, promptly upon receiving knowledge thereof, deliver to the Company written notice of any event or development that would (A) render any statement, representation or warranty of Parent in this Agreement (including the Parent Disclosure Schedule) inaccurate or incomplete in any material respect or (B) constitute or result in a breach by Parent of, or a failure by Parent to comply with, any agreement or covenant in this Agreement. No such disclosure shall be deemed to avoid or cure any such misrepresentation or breach.

                    (ii) The Company shall, promptly upon receiving knowledge thereof, deliver to Parent written notice of any event or development that would (A) render any statement, representation or warranty of the Company in this Agreement (including the Company Disclosure Schedule) inaccurate or incomplete in any material respect or (B) constitute or result in a breach by the Company of, or a failure by the Company to comply with, any agreement or covenant in this Agreement. No such disclosure shall be deemed to avoid or cure any such misrepresentation or breach.

          (e) Outstanding Notes.

                    (i) Prior to the Closing, the Company shall take all such actions as are required to be taken in advance of the Closing, including, without limitation, providing any required notices on a timely basis, in order to permit the Surviving Corporation to redeem the Notes on the Closing Date in accordance with the terms of Article Eleven of the Indenture, dated as of August 13, 1997, between the Company and Wells Fargo, as successor trustee, relating to the Notes (the "Indenture"), as if the Closing Date were the Redemption Date (as defined in the Indenture).

                    (ii) Subject to the Company's compliance with the preceding paragraph, Parent shall cause the Surviving Corporation to redeem the Notes, in accordance with the terms of Article Eleven of the Indenture, on the Closing Date concurrently with or promptly after the Effective Time.

          Section 5.2. Covenants of Parent.

          (a) Conduct of Parent's Operations. During the period from the date of this Agreement to the Effective Time, Parent shall use all reasonable efforts to maintain and preserve its business organization and to retain the services of its officers and key employees, and maintain relationships with customers, suppliers and other third parties to the end that their goodwill and ongoing business shall not be impaired in any material respect.

          (b) Indemnification; Directors' and Officers' Insurance.

                    (i) From and after the Effective Time, Parent shall cause the Surviving Corporation to indemnify and hold harmless the present and former officers and directors of the Company in respect of acts or omissions occurring prior to the Effective Time to the extent provided under the Company Certificate of Incorporation or the Company By-Laws as in effect as of the date of this Agreement, and

                    (ii) Parent shall use all reasonable efforts to cause the Surviving Corporation or Parent to maintain in effect the Company's fully paid existing directors' or officers' liability insurance and, to the extent the existing policy cannot be maintained, to obtain for a period of six years after the Effective Time, policies of directors' and officers' liability insurance at no cost to the beneficiaries thereof with respect to acts or omissions occurring prior to the Effective Time with substantially the same coverage and containing substantially similar terms and conditions as existing policies; provided, however, that neither the Surviving Corporation nor Parent shall be required to pay an aggregate premium for such insurance coverage in excess of 200% of the amount for such coverage set forth in Section 4.23 to the Company Disclosure Schedule but in such case shall purchase as much coverage as reasonably practicable for such amount.

          (c) Nasdaq Listing. Parent shall use all reasonable efforts to cause the shares of Parent Common Stock issuable pursuant to the Merger or upon the exercise of Parent Exchange Options to be approved for listing on the Nasdaq, subject to official notice of issuance, prior to the Effective Time.

          (d) Employee Benefits. For a period of 12 months after the Closing Date, Parent or the Surviving Corporation shall provide employees of the Surviving Corporation with (i) wages or salaries, and commissions, as applicable, and (ii) employee pension and welfare benefits, in each case, that are substantially similar in the aggregate to those provided to such employees immediately prior to the Closing Date or those provided to similarly situated employees of the Parent and its Affiliates or their Subsidiaries at the sole discretion of Parent.

Subject to the preceding sentence, Parent and the Surviving Corporation shall have the right to amend or terminate any benefit plan, program or arrangement. Nothing contained in this Agreement shall prevent, limit or restrict in any way Parent's or the Surviving Corporation's right to terminate the employment or services of any Person at any time following the Closing Date, nor shall it be construed as a guarantee of employment to any Person.

          (e) Tax-Free Treatment. Parent shall use best efforts to cause the Merger to constitute a "reorganization" under Section 368(a) of the Code. Upon the request of the Company, Parent shall deliver to the Company and/or its counsel a representation letter, in form and substance reasonably satisfactory to counsel to the Company and counsel to Parent, setting forth facts relating to Parent and Sub relevant to the availability of such "reorganization" treatment and confirming Parent's compliance with the first sentence of this Section 5.2(e).

          (f) Maintenance of Operations at the Beachwood Location. Parent shall cause the Surviving Corporation to maintain business operations at the Beachwood, Ohio facility for a period of one year from the Closing Date.

          Section 5.3. Covenants of the Company.

          (a) The Company Stockholders Meeting. The Company shall take all action in accordance with the United States federal securities laws, the DGCL and the Company Certificate of Incorporation and the Company By-Laws necessary to duly call, give notice of, convene and hold a special meeting of the Company Stockholders, to be held on the earliest practicable date determined in consultation with Parent, for the purpose of obtaining the Required Company Stockholder Approval (the "Company Stockholders Meeting"). Once the Company Stockholders Meeting has been called and noticed, the Company shall not postpone or adjourn (other than for the absence of a quorum and then only to the next possible future date) the Company Stockholders Meeting without Parent's consent. The Board of Directors of the Company shall submit this Agreement to the Company Stockholders, whether or not the Board of Directors of the Company at any time changes, withdraws or modifies the Company Board Recommendation. The Company shall solicit from the Company Stockholders proxies in favor of the Merger and shall take all other action necessary or advisable to secure the vote or consent of the Company Stockholders required by the DGCL and the Company Certificate of Incorporation and Company By-Laws to authorize and adopt this Agreement and the Merger. Without limiting the generality of the foregoing, (i) the Company agrees that its obligation to duly call, give notice of, convene and hold a meeting of the holders of Company Common Stock, as required by this Section 5.3, shall not be affected by the withdrawal, amendment or modification of the Company Board Recommendation and (ii) the Company agrees that its obligations pursuant to this
Section 5.3 shall not be affected by the commencement, public proposal, public disclosure or communication to the Company of any Acquisition Proposal or Superior Proposal.

          (b) Conduct of the Company's Operations. The Company shall conduct its operations in the ordinary course consistent with past practice, and shall use all commercially reasonable efforts to maintain and preserve its business organization and its material rights and to retain the services of its officers and key employees and maintain relationships with customers, suppliers, lessees, licensees and other third parties, and to maintain all of its operating assets in their current condition (normal wear and tear excepted), to the end that their goodwill and ongoing business shall not be impaired in any material respect (except as a result of the implementation of FAS142 as required by the Financial Accounting Standards Board). Without limiting the generality of the foregoing, during the period from the date of this Agreement to the Effective Time, the Company and each of its Subsidiaries shall not, except as otherwise expressly contemplated by this Agreement or as set forth in Section 5.3(b) to the Company Disclosure Schedule, without the prior written consent of Parent:

                    (i) do or effect any of the following actions with respect to its securities: (A) adjust, split, combine or reclassify its capital stock, (B) make, declare or pay any dividend or distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock (other than dividends or distributions from any directly or indirectly wholly owned subsidiary of the Company to the Company or another directly or indirectly wholly owned subsidiary of the Company) or any securities or obligations convertible into or exchangeable for any shares of its capital stock,
          (C) grant any person any right or option to acquire any shares of its capital stock; (D) issue, deliver or sell or agree to issue, deliver or sell any additional shares of its capital stock or any securities or obligations convertible into or exchangeable or exercisable for any shares of its capital stock or such securities (except pursuant to the exercise of Company Options that are outstanding as of the date of this Agreement), or (E) enter into any agreement, understanding or arrangement with respect to the sale, voting, registration or repurchase of the Company capital stock;

                    (ii) directly or indirectly sell, transfer, lease, pledge, mortgage, encumber or otherwise dispose of any non-de minimis portion of its property or assets other than in the ordinary course of business consistent with past practice;

                    (iii) make or propose any changes in its certificate of incorporation, by-laws or other similar governing documents;

                    (iv) merge or consolidate with any other Person or dissolve, liquidate, restructure or otherwise alter the corporate structure of the Company or any of its Subsidiaries;

                    (v) acquire a material amount of assets or capital stock of any other Person;

                    (vi) incur, create, assume or otherwise become liable for any indebtedness for borrowed money or assume, guarantee, endorse or otherwise as an accommodation become responsible or liable for the obligations of any other Person other than trade payables in the ordinary course of business, consistent with past practice;

                    (vii) create any Subsidiaries;

                    (viii) enter into or modify any employment, severance, termination or similar agreements or arrangements with, or grant any bonuses, salary increases, severance or termination pay to, any officer, director, consultant or employee other than in the ordinary course of business consistent with past practice with respect to non-officer employees of the Company (except for severance agreements, which, in all cases, shall require the prior written consent of Parent), or otherwise increase the compensation or benefits provided to any officer, director, consultant or employee, except as may be required by Applicable Laws or existing contractual arrangements disclosed to Parent prior to the date hereof, or grant, reprice, or accelerate the exercise or payment of any Company Options or other equity-based awards;

                    (ix) enter into, adopt or amend any Plan, except as shall be required by Applicable Laws;

                    (x) take any action that could give rise to severance benefits (including payments under any Section 4.15(i) Arrangement) payable to any Person set forth in Section 4.15(i) to the Company Disclosure Schedule (including taking any action that could give rise to a claim of "Good Reason" termination or similar claim by any such Person);

                    (xi) change any material method or principle of Tax or financial accounting, except to the extent required by Applicable Laws or GAAP as advised by the Company's regular independent accountants;

                    (xii) settle any Actions, whether now pending or made or brought after the date of this Agreement involving, individually or in the aggregate, an amount in excess of $250,000;

                    (xiii) modify, amend or terminate, or waive, release or assign any material rights or claims, or fail to exercise a right of renewal, with respect to, any Company Disclosed Contract, any other material contract to which the Company or a Subsidiary is a party or any confidentiality agreement to which the Company or a Subsidiary is a party;

                    (xiv) enter into any confidentiality agreements or arrangements other than in the ordinary course of business consistent with past practice (other than as permitted, in each case, by Section 5.3(d));

                    (xv) make any change to the terms of payment or payment practices that, individually or in the aggregate, amounts to a material change to the terms of payment or payment practices with respect to a non-de minimis portion (by dollar value or number of customers or number of suppliers) of the Company's accounts receivable or accounts payable;

                    (xvi) incur, make or commit to any capital expenditures not provided for in the Company's annual capital expenditures budget provided to Parent on or prior to the date of this Agreement;

                    (xvii) fail to use all commercially reasonable efforts to collect the Company's outstanding receivables;

                    (xviii) generate, create or allow any receivables other than in the ordinary course of business consistent with past practice;

                    (xix) other than with respect to transactions between the Company and its directly or indirectly wholly owned Subsidiaries or between two or more of the Company's directly or indirectly wholly owned Subsidiaries, make any payments in respect of policies of directors' and officers' liability insurance (premiums or otherwise) other than premiums paid in respect of its current policies not in excess of the amount paid prior to the date of this Agreement;

                    (xx) make any payment to, or engage in any transaction with, or guarantee or assume any obligation or indebtedness of, or relieve any obligation to the Company or any of its Subsidiaries of, any Affiliate of the Company, or any affiliate of any such Affiliate of the Company, other than pursuant to Plans (to the extent permissible in light of clause (viii) of this Section 5.3(b)) and other than reimbursement for or advancement of routine expenses;

                    (xxi) incur, make or commit to any fees related to this Agreement and the transactions contemplated hereby (including fees of attorneys, accountants and investment bankers, including regular fees and any success-based fees or fees contingent upon such transactions) such that the aggregate of such fees payable as of the Closing Date or, thereafter, as a result of the Closing exceeds the amounts set forth in Section 4.6 to the Company Disclosure Schedule.

                    (xxii) enter into or carry out any other material transaction other than in the ordinary and usual course of business;

                    (xxiii) except in the ordinary course of business consistent with past practice (A) make, revoke or amend any material Tax election, (B) settle or compromise any material claim or assessment with respect to Taxes, but only if such settlement or compromise would either individually result in a Tax liability in excess of $250,000 or in combination with all other material Tax claims or assessments settled or compromised since the date of this Agreement result in aggregate Tax liabilities in excess of $250,000, (C) execute any consent to any waivers extending the statutory period of limitations with respect to the collection or assessment of any material Taxes, or
          (D) amend any material Tax Returns except in connection with the settlement or compromise of a claim or assessment that would not either individually result in a Tax liability in excess of $250,000 or in combination with all other material Tax claims or assessments settled or compromised since the date of this Agreement result in aggregate Tax liabilities in excess of $250,000;

                    (xxiv) other than pursuant to this Agreement, adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries that is inconsistent with the prompt consummation of the transactions contemplated by this Agreement, or could otherwise reasonably be expected to have a Material Adverse Effect on the Company;

                    (xxv) make any payment or distribution to, on or in respect of, or set aside any funds or establish any "sinking" or similar fund for or in respect of the Notes, whether in respect of interest, repayment of principal or otherwise;

                    (xxvi) take any action that could reasonably be expected to result in the representations and warranties set forth in Article IV becoming false or inaccurate in any material respect;

                    (xxvii) permit or cause any of its Subsidiaries to do any of the foregoing or agree or commit to do any of the foregoing; or

                    (xxviii) agree in writing or otherwise to take any of the foregoing actions.

          (c) Acquisition Proposals.

                    (i) From and after the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms, the Company shall not, nor shall it permit any of its Subsidiaries to, nor shall the Company authorize or permit any of its officers, directors or employees to, and shall use all reasonable efforts to cause any investment banker, financial advisor, attorney, accountant, or other representatives retained by them or any of their respective Subsidiaries not to: (i) solicit, initiate, encourage (including by way of furnishing information), knowingly facilitate or induce (directly or indirectly) any inquiry with respect to, or the making, submission or announcement of, any proposal that constitutes, or could reasonably be expected to result in, a proposal or offer for an Acquisition Proposal, (ii) participate in any discussions or negotiations regarding, or furnish to any Person any nonpublic information with respect to, or take any other action to knowingly facilitate any inquiries or the making of any proposal that constitutes or may reasonably be expected to lead to, an Acquisition Proposal, (iii) approve, endorse or, subject to Section 5.1(c)(ii), recommend any Acquisition Proposal, or (iv) enter into any letter of intent or similar document or any contract, agreement or commitment contemplating or otherwise relating to any Acquisition Proposal or transaction contemplated thereby.

                    (ii) Within two business days after receipt of an Acquisition Proposal or any request for nonpublic information or inquiry that the Company reasonably believes could lead to an Acquisition Proposal, the Company shall provide Parent with oral and written notice of the material terms and conditions of such Acquisition Proposal, request or inquiry, and the identity of the Person making any such Acquisition Proposal, request or inquiry and a copy of all written materials provided in connection with such Acquisition Proposal, request or inquiry. Upon receipt of the Acquisition Proposal, request or inquiry, the Company shall provide Parent, as promptly as practicable, with oral and written notice setting forth all such information as is reasonably necessary to keep Parent informed in all material respects of the status and details (including material amendments or proposed material amendments) of any such Acquisition Proposal, request or inquiry, and shall promptly provide to Parent a copy of all written materials subsequently provided in connection with such Acquisition Proposal, request or inquiry.

                    (iii) The Company shall, and shall cause its Subsidiaries to, immediately cease and cause to be terminated, and cause its officers, directors, employees, investment bankers, consultants, attorneys, accountants, agents and other representatives to, immediately cease and cause to be terminated, all discussions and negotiations, if any, that have taken place prior to the date hereof with any Persons with respect to any Acquisition Proposal and, upon request by Parent, shall request the return or destruction of all confidential information provided to any such Person.

                    (iv) The foregoing notwithstanding, the Company and Board of Directors of the Company may, (A) prior to receipt of the Required Company Stockholder Approval, furnish nonpublic information to, or enter into discussions with, any Person in connection with an unsolicited bona fide written Acquisition Proposal by such Person if and only to the extent that (I) the Company is not then in breach of its obligations under this Section 5.3(c); (II) the Company Board of Directors believes in good faith (after consultation with its legal and financial advisors) that such Acquisition Proposal is, or is likely to result in, a Superior Proposal and (III) prior to furnishing such nonpublic information to, or entering into discussions or negotiations with, such Person, such Board of Directors receives from such Person an executed confidentiality agreement with terms no less restrictive than those contained in the Confidentiality Agreement or
          (B) comply with Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act with regard to an Acquisition Proposal.

                    (v) The Company (A) agrees not to release any Person from, or waive any provision of, or fail to enforce, any standstill agreement or similar agreement to which it is a party related to, or that could affect, an Acquisition Proposal and (B) acknowledges that the provisions of clause (A) are an important and integral part of this Agreement.

                    (vi) "Acquisition Proposal" means any offer or proposal for, or any indication of interest in, any (A) direct or indirect acquisition or purchase of the Company or any of its Subsidiaries that constitutes 10% or more of the net revenues, net income or assets of the Company and its Subsidiaries, taken as a whole; (B) direct or indirect acquisition or purchase of 10% or more of any class of equity securities, or 10% of the voting power, of the Company or any of its Subsidiaries whose business constitutes 10% or more of the net revenues, net income or assets of the Company and its Subsidiaries, taken as a whole, or 40% or more of the face value of the Notes; (C) tender offer or note exchange offer that, if consummated, would result in any Person beneficially owning 10% or more of any class of equity securities, or 10% of the voting power, of the Company or any of its subsidiaries whose business constitutes 10% or more of the net revenues, net income or assets of the Company and its Subsidiaries, taken as a whole; (D) the direct or indirect repurchase, retirement, exchange, refinancing or restructuring of 10% or more of the Company's outstanding Notes; or (E) merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company or any of its Subsidiaries whose business constitutes 10% or more of the net revenue, net income or assets of the Company and its Subsidiaries, taken as a whole, other than the transactions contemplated by this Agreement. "Superior Proposal" means any bona fide written Acquisition Proposal obtained not in breach of this Section 5.3(c) for or in respect of all of the outstanding Company capital stock and all of the outstanding Notes, on terms that the Board of Directors of the Company determines in its good faith judgment (after consultation with its financial advisors and taking into account all the terms and conditions of the Acquisition Proposal and this Agreement deemed relevant by such Board of Directors, including any break-up fees, expense reimbursement provisions, conditions to and expected timing and risks of consummation, and the ability of the party making such proposal to obtain financing for such Acquisition Proposal and taking into account all other legal, financial, regulatory and all other aspects of such proposal) are more favorable to the persons to whom it owes fiduciary duties under Applicable Laws than the Merger.

          (d) Affiliates of the Company. The Company shall use all reasonable efforts to cause each such person that may be at the Effective Time or was on the date hereof an "affiliate" of the Company for purposes of Rule 145 under the Securities Act to execute and deliver to Parent, not less than 30 days prior to the date of the Company Stockholders Meeting, the written undertakings in the form attached to this Agreement as Exhibit B (the "Company Affiliate Letter"). No later than 45 days prior to such date, the Company, after consultation with its outside counsel, shall provide Parent with a letter (reasonably satisfactory to outside counsel to Parent) specifying all of the Persons who, in the Company's opinion, may be deemed to be affiliates of the Company under the preceding sentence. The foregoing notwithstanding, Parent shall be entitled to place legends as specified in the Company Affiliate Letter on the certificates evidencing any of the shares of Parent Common Stock to be received by (i) any such affiliate of the Company specified in such letter or (ii) any Person that Parent reasonably identifies (by written notice to the Company) as being a Person that may be deemed an affiliate, pursuant to the terms of this Agreement, and to issue appropriate stop transfer instructions to the transfer agent for the shares of Parent Common Stock, consistent with the terms of the Company Affiliate Letters, regardless of whether such Person has executed a Company Affiliate Letter and regardless of whether such Person's name appears on the letter to be delivered pursuant to the preceding sentence.

          (e) Access. Subject to contractual restrictions existing as of the date hereof and legal restrictions (including, without limitation, under Antitrust Laws), upon reasonable notice throughout the period prior to the earlier of the Effective Time or the Outside Date, the Company shall permit representatives of Parent to have full access during normal business hours to the Company's premises, properties, personnel (including senior executives), books, records, contracts and documents; provided, however, that such access shall be conducted in such a manner as to not unreasonably interfere with the Company's business. Parent will keep the information obtained pursuant to this
Section 5.3(e) confidential pursuant to the terms of the letter agreement related to confidentiality, dated as of January 11, 2002, by and between Parent and the Company (the "Confidentiality Agreement") and shall cause its directors, officers and employees and representatives or advisors who receive any portion thereof to keep all such information confidential, in accordance with the terms of the Confidentiality Agreement. No investigation conducted pursuant to this
Section 5.3(e) shall affect or be deemed to modify any representation or warranty made in this Agreement.

          (f) Closing Inventory. Parent, Sub and their representatives (including their outside auditors) shall be permitted to monitor the Company's regularly scheduled monthly inventories between the date hereof and the Closing. The inventories shall be undertaken in accordance with the procedures in
Schedule 5.3(f), unless otherwise agreed by the parties. The Company shall conduct (and Parent, Sub and their representatives (including their outside auditors) shall be permitted to monitor) a physical inventory in conjunction with the preparation of the Company's September monthly financial statement at locations specified by Parent representing approximately 15% of the Company's inventory balance (which locations shall be in addition to those locations included in the Company's existing cycle count schedule, which Parent is entitled to monitor pursuant to the first sentence of this paragraph), as well as a physical inventory at the Vanguard packaging facility.

          (g) Closing Cash on Hand. On the date that is two business days prior to the Closing Date (the "Cash Test Date"), and in accordance with the procedures set forth in Exhibit C, the Company's independent outside auditor shall determine the amount of cash on hand of the Company and its Subsidiaries on a consolidated basis as of the open of business on the Cash Test Date (the "Cash Determination"). The Company and its representatives and Parent and Sub and their representatives (including their outside auditors) shall be permitted to monitor and comment upon the Cash Determination. At the Closing, an executive officer of the Company shall deliver a certificate setting forth the amount of Cash on Hand as of the Cash Test Date (the "Measured Cash"), signed by such officer on behalf of the Company, certifying that the amount of the Cash on Hand set forth in such certificate is materially accurate. From the date prior to the Cash Test Date through and including the Effective Time, neither the Company nor any of its Subsidiaries shall make (i) any payment that is outside of the ordinary course consistent with past practice as to timing or amount to any Affiliate of the Company or its Subsidiaries, nor (ii) any payment, whether in respect of fees or expenses or otherwise, to any broker, finder, attorney, accountant, investment banker or other advisor, nor (iii) any payment that is outside of the ordinary course consistent with past practice as to timing or amount to any supplier or vendor.

          (h) Subsequent Financial Statements. The Company shall provide Parent with its financial results for any period after the date of this Agreement and prior to filing any Company SEC Documents after the date of this Agreement.

          (i) Disposal of Illinois Sub. If requested in writing by Parent, the Company shall use all reasonable efforts to (and, if necessary, shall use all reasonable efforts to cause any relevant Subsidiary to) sell or dispose of all of its right, title and interest in NCS Healthcare of Illinois, Inc. (the "Illinois Sub"), including all shares of the capital stock and any other debt or equity interests in the Illinois Sub, on such terms and conditions as Parent may so specify in writing, including as to the retention of liability, it being understood that, for purposes of this Section 5.3(i), the concept of all reasonable efforts shall be understood in light of the terms and conditions imposed by Parent and the time available between the date Parent delivers its written request and the Closing Date.

          (j) Lease Consents. Prior to the Closing Date, the Company or its relevant Subsidiary shall obtain any consent necessary as a result of the execution, delivery, performance or consummation of this Agreement and the transactions contemplated hereby with respect to the leases set forth in Section 4.5(a) to the Company Disclosure Schedule.

                                   ARTICLE VI

                                   CONDITIONS

          Section 6.1. Conditions to the Obligations of Each Party. The obligations of the Company, Parent and Sub to consummate the Merger shall be subject to the satisfaction (or to the extent legally permissible, waiver) of the following conditions:

          (a) The Required Company Stockholder Approval shall have been received.

          (b) Any applicable waiting periods under the HSR Act relating to the Merger and the transactions contemplated by this Agreement shall have expired or been terminated.

          (c) The Commission shall have declared the Registration Statement effective under the Securities Act, and no stop order or similar restraining order suspending the effectiveness of the Registration Statement shall be in effect and no proceeding for such purpose, and no similar proceeding with respect of the Proxy Statement, shall be pending before or threatened by the Commission or any state securities administration.

          (d) The shares of Parent Common Stock to be issued in the Merger shall have been approved for listing on the Nasdaq, subject to official notice of issuance.

          Section 6.2. Conditions to Obligations of the Company. The obligations of the Company to consummate the Merger and the transactions contemplated by this Agreement shall be subject to the satisfaction (or waiver by the Company) of the following conditions:

          (a) Each of the representations and warranties of each of Parent and Sub set forth in Article III that is qualified by "materiality," "Material Adverse Effect" or similar qualifier shall be true and correct in all respects, and each of such representations and warranties that is not so qualified shall be true and correct in all material respects, in each case, on the date of this Agreement and on and as of the Closing Date as though made on and as of the Closing Date (except for representations and warranties made as of a specified date, the accuracy of which will be determined only as of the specified date).

          (b) Each of Parent and Sub shall have performed or complied with in all material respects each obligation, agreement and covenant to be performed or complied with by it under this Agreement at or prior to the Effective Time.

          (c) Each of Parent and Sub shall have furnished the Company with a certificate dated the Closing Date signed on behalf of it by a duly authorized officer to the effect that the conditions set forth in Sections 6.2(a) and 6.2(b) have been satisfied.

          (d) No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other Order (whether temporary, preliminary or permanent) that is in effect and which has the effect of prohibiting or making illegal consummation of the Merger.

          (e) Subject to compliance by the Company prior to the Effective Time of its obligations pursuant to Section 5.1(e)(i), Parent shall have provided evidence (which may be a certificate signed by an officer of Parent) to the Company that the Note redemption described in Section 5.1(e) shall be capable of completion on the Closing Date concurrently with or promptly after the Effective Time in accordance with the terms of Article Eleven of the Indenture.

          Section 6.3. Conditions to Obligations of Parent and Sub. The obligations of Parent and Sub to consummate the Merger and the other transactions contemplated by this Agreement shall be subject to the satisfaction (or waiver by Parent) of the following conditions:

          (a) Each of the representations and warranties of the Company set forth in Article IV that is qualified by "materiality," "Material Adverse Effect" or similar qualifier, and each of the representations and warranties contained in Section 4.4, shall be true and correct in all respects, and each of such representations and warranties that is not so qualified (other than those set forth in Section 4.4) shall be true and correct in all material respects, in each case, on the date of this Agreement and on and as of the Closing Date as though made on and as of the Closing Date (except for representations and warranties made as of a specified date, the accuracy of which will be determined only as of the specified date).

          (b) The Company shall have performed or complied with in all material respects each obligation, agreement and covenant to be performed or complied with by it (except that the covenant contained in the last sentence of Section 5.3(g) shall have been complied with in all respects) under this Agreement at or prior to the Effective Time.

          (c) The Measured Cash shall not be less than $35,000,000.

          (d) The Company shall have furnished Parent with a certificate dated the Closing Date signed on its behalf by a duly authorized officer to the effect that the conditions set forth in Sections 6.3(a), 6.3(b) and 6.3(c) have been satisfied.

          (e) Since the date of this Agreement, there shall not have been any change, event, occurrence or development that has had or could reasonably be expected to have a Material Adverse Effect on the Company.

          (f) No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other Order (whether temporary, preliminary or permanent) that is in effect and which has the effect of prohibiting or making illegal consummation of the Merger.

          (g) There shall not be pending any Action by a Governmental Authority
     (i) challenging or seeking to restrain or prohibit the consummation of the Merger or any of the other transactions contemplated by this Agreement,
     (ii) seeking to impose any prohibition or limitation, or to require any divestiture, disposal or other action, that Parent would not be required to accept or do under Section 5.1(a)(iv), (iii) seeking to impose limitations on the ability of Parent to acquire or hold, or exercise full rights of ownership of, any shares of the Surviving Corporation capital stock or (iv) seeking to prohibit Parent or any of its subsidiaries from effectively controlling in any material respect the business or operations of Parent or any of its Subsidiaries.

          (h) Parent, the Company and their respective Subsidiaries, as applicable, shall have obtained the consent or approval of any Person (excluding any Governmental Authority) whose consent or approval shall be required under any agreement or instrument in order to permit the consummation of the Merger or any of the other transactions contemplated by this Agreement, except those that the failure to obtain, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect on the Company or Parent if the Closing were to occur.

          (i) All Required Governmental Approvals shall have been obtained pursuant to Final Orders, free of any conditions that Parent would not be required to accept pursuant to Section 5.1(a), and all other consents, approval, authorizations or filings the absence of which could reasonably be expected to have a Material Adverse Effect on the Company, or on Parent if the Closing were to occur, shall have been obtained or made.

          (j) The Dissenting Shares shall not represent more than 15% of the voting power of the outstanding Company capital stock.

          (k) The Company shall have complied in all respects with its agreements and obligations set forth in Section 5.3(i).

                                   ARTICLE VII

                            TERMINATION AND AMENDMENT

          Section 7.1. Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time (notwithstanding any approval of this Agreement by the Company Stockholders):

          (a) by mutual written consent of Parent and the Company;

          (b) by either Parent or the Company, if there shall be any law or regulation that makes consummation of the Merger illegal or otherwise prohibited, or if any Order of a court or other competent Governmental Authority enjoining Parent or the Company from consummating the Merger shall have been entered and such Order shall have become a Final Order;

          (c) by either Parent or the Company, if the Closing shall not have occurred on or before January 31, 2003 (the "Outside Date"); provided, however, that, if the Merger shall not have been consummated by such date solely due to the waiting period (or any extension thereof) or approvals under the HSR Act or any Required Governmental Approval not having been received, then such date shall be extended to April 30, 2003; provided, further, that the right to terminate this Agreement under this Section 7.1(c) shall not be available to any party to this Agreement whose failure or whose Affiliate's failure to perform any material covenant or obligation under this Agreement has been the cause of or resulted in the failure of the Merger to occur on or before such date;

          (d) by the Company, if Parent shall have breached in any material respect any of its representations or warranties or failed to perform in any material respect any of its covenants or other agreements contained in this Agreement, which breach or failure to perform would render unsatisfied any condition contained in Section 6.1 or 6.2 and (i) is incapable of being cured or (ii) if capable of being cured is not cured prior to the earlier of (A) the business day prior to the Outside Date or (B) the date that is 30 days from the date that Parent is notified of such breach;

          (e) by Parent, if the Company shall have breached in any material respect any of its representations or warranties or failed to perform in any material respect any of its covenants or other agreements contained in this Agreement, which breach or failure to perform would render unsatisfied any condition contained in Section 6.1 or 6.3 and (i) is incapable of being cured or (ii) if capable of being cured is not cured prior to the earlier of (A) the business day prior to the Outside Date or (B) the date that is 30 days from the date that the Company is notified of such breach;

          (f) by the Company or Parent, upon written notice to the other party, if a Governmental Authority of competent jurisdiction shall have issued an Order or taken any other action (which Order or other action the party seeking to terminate shall have used all reasonable efforts to resist, resolve or lift, as applicable, subject to the provisions of Section 5.1(a)) enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement, and such Order shall have become a Final Order;

          (g) by Parent, if (i) the Board of Directors of the Company or the Special Committee shall have withdrawn or changed or modified the Company Board Recommendation in a manner adverse to Parent; (ii) the Board of Directors of the Company or the Special Committee shall have approved, or determined to recommend to the Company Stockholders that they approve an Acquisition Proposal other than that contemplated by this Agreement; (iii) for any reason the Company fails to call or hold the Company Stockholders Meeting within four months of the date hereof; provided that, if the Registration Statement shall not have become effective for purposes of the federal securities laws by the date (the "Target Date") that is 30 business days prior to the date that is four months from the date hereof, then such four-month period shall be extended by the number of days that elapse from the Target Date until the effective date of the Registration Statement;

          (h) by Parent or the Company, if, at the Company Stockholders Meeting (including any adjournment or postponement thereof), the Required Company Stockholder Approval shall not have been obtained;

          (i) by Parent, if any party (other than Parent) to the Voting Agreement shall have breached any of its obligations under the Voting Agreement and the Required Company Stockholder Approval is not otherwise obtained, and such breach is not cured prior to the earlier of (i) the date that is 20 business days prior to the Outside Date and (ii) the date that is 30 days from the date that the breaching party is notified or becomes aware of such breach; or

          (j) by Parent, if there shall have been a Material Adverse Effect on the Company.

          Section 7.2. Effect of Termination.

          (a) In the event of the termination of this Agreement pursuant to
Section 7.1, this Agreement, except for the provisions of this Section 7.2 and
Section 8.11, shall become void and have no effect, without any liability on the part of any party to this Agreement or their respective directors, officers, or stockholders or shareholders, as the case may be. Notwithstanding the foregoing, nothing in this Section 7.2 shall relieve any party to this Agreement of liability for willful breach; provided, however, that, if it shall be judicially determined that termination of this Agreement was caused by a willful breach of this Agreement, then, in addition to other remedies at law or equity for breach of this Agreement, the party to this Agreement found to have intentionally breached this Agreement shall indemnify and hold harmless the other parties to this Agreement for their respective out-of-pocket costs, fees and expenses of their counsel, accountants, financial advisors and other experts and advisors as well as fees and expenses incident to negotiation, preparation and execution of this Agreement and related documentation and stockholders' meetings and consents.

          (b) If:

                    (i) Parent shall terminate this Agreement pursuant to
          Section 7.1(g)(iii);

                    (ii) either Parent or the Company shall terminate this Agreement pursuant to Section 7.1(h), or Parent shall terminate this Agreement pursuant to Section 7.1(e) or 7.1(i); or

                    (iii) Parent shall terminate this Agreement pursuant to
          Section 7.1(j);

then, (A) in the case of a termination by Parent under clause (i) above, the Company shall pay in cash to Parent, not later than the close of business on the business day following such termination, a termination fee in an amount equal to $6,000,000 (the "Termination Fee"); (B) in the case of a termination by Parent or the Company under clause (ii) above, if, within 12 months after the termination of this Agreement, the Company enters into an agreement with respect to an Acquisition Proposal with any Person (other than Parent or its Subsidiaries) or an Acquisition Proposal is consummated (it being understood that in the event that the Board of Directors of the Company recommends the acceptance by the Company Stockholders of a tender offer or note exchange offer with respect to an Acquisition Proposal, such recommendation shall be treated as though an agreement with respect to an Acquisition Proposal had been entered into on such date), the Company shall pay to Parent, not later than the date such agreement is entered into (or, if no agreement is entered into, the date such transaction is consummated), an amount in cash equal to the Termination Fee; (C) in the case of a termination by Parent under clause (iii) above, the Company shall pay to Parent an amount in cash (not to exceed $5,000,000) equal to Parent's actual, documented expenses (including fees and expenses of its financial advisors and legal counsel) incurred in connection with negotiation, entering into of, and performance under this Agreement and the transactions contemplated hereby (the "Expenses"), such payment to be made not later than the third business day following receipt by the Company of a statement from

Parent setting forth the amount of such Expenses. For purposes of this Section 7.2, a proposal or offer will be deemed to have been publicly disclosed, without limitation, if it becomes known to holders of a majority of the voting power of the Company Common Shares.

          (c) If:

                    (i) either Parent or the Company terminates this Agreement pursuant to Section 7.1(b), and the Order giving rise to such termination right shall have been entered by a Bankruptcy Court, or

                    (ii) the Closing does not occur on or prior to the Outside Date or either Parent or the Company terminates this Agreement pursuant to Section 7.1(c) and, at such time, each of the conditions to the Company's obligations to complete the Merger set forth in Sections 6.1 and 6.2 (other than those conditions, such as Section 6.2(c), that are to be satisfied by action to be taken at the Closing, and other than those conditions that are not satisfied as a result of an Action or Order of a Bankruptcy Court or the failure of the Company to comply with any of its agreements, covenant or obligations hereunder) is satisfied or waived by the Company, then, the Company shall pay to Parent, in cash, the sum of (x) the Termination Fee and (y) Parent's Expenses, such payment to be made (1) in the case of the Termination Fee, not later than the close of business on the business day following such termination and (2) in the case of the Expenses, not later than the third business day following receipt by the Company of a statement from Parent setting forth the amount of such Expenses.

          (d) All payments and reimbursements made under this Section 7.2 shall be made by wire transfer of immediately available funds to an account specified by Parent.

          Section 7.3. Amendment. This Agreement may be amended by the parties to this Agreement, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of this Agreement by the Company Stockholders, but, after any such approval, no amendment shall be made that by law requires further approval or authorization by the Company Stockholders without such further approval or authorization. Notwithstanding the foregoing, this Agreement may not be amended, except by an instrument in writing signed on behalf of each of the parties to this Agreement.

          Section 7.4. Extension; Waiver. At any time prior to the Effective Time, Parent (with respect to the Company) and the Company (with respect to Parent and Sub) by action taken or authorized by their respective Boards of Directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of such party to this Agreement, (b) waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant to this Agreement and (c) waive compliance with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a party to this Agreement to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party to this Agreement.

                                  ARTICLE VIII

                                  MISCELLANEOUS

          Section 8.1. Survival of Representations and Warranties. The representations and warranties made in this Agreement by the parties to this Agreement shall not survive the Effective Time. This Section 8.1 shall not limit any covenant or agreement of the parties to this Agreement, which by its terms contemplates performance after the Effective Time or after the termination of this Agreement.

          Section 8.2. Notices. All notices and other communications under this Agreement shall be in writing and shall be deemed given if delivered personally, telecopied (which is confirmed) or dispatched by a nationally recognized overnight courier service to the parties to this Agreement at the following addresses (or at such other address for a party to this Agreement as shall be specified by like notice):

          (a) if to Parent or Sub:

                  Genesis Health Ventures, Inc.
                  101 East State Street
                  Kennett Square, PA 19348
                  Telecopy No.: (610) 925-4100
                  Attention: George V. Hager, Jr.

                  with a copy to

                  Wachtell, Lipton, Rosen & Katz
                  51 West 52nd Street
                  New York, New York  10019
                  Telecopy No.:  (212) 403-2000
                  Attention:  Mark Gordon, Esq.

          (b) if to the Company:

                  NCS HealthCare, Inc.
                  3201 Enterprise Parkway, Suite 220
                  Beachwood, Ohio 44122
                  Telecopy No.:  (216) 464-1194
                  Attention:  Jon H. Outcalt

                  with a copy to

                  Benesch, Friedlander, Coplan & Aronoff, LLP
                  2300 BP Tower
                  200 Public Square
                  Cleveland, Ohio  44114
                  Telecopy No.:  (216) 363-4588
                  Attention:  H. Jeffrey Schwartz, Esq.

          Section 8.3. Interpretation.

          (a) When a reference is made in this Agreement to an Article or Section, such reference shall be to an Article or Section of this Agreement unless otherwise indicated. The headings, the table of contents and the index of defined terms contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes," or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." When a reference is made in this Agreement to the Company, such reference shall be deemed to include any and all of the Company's Subsidiaries, individually and in the aggregate. Nothing set forth on any Company Disclosure Schedule shall be deemed or otherwise construed as an admission of liability or wrongdoing. If the end date for any time period or deadline set in this Agreement shall fall on a weekend or legal holiday, then such end date or deadline shall be deemed to fall on the next business day following such weekend or holiday.

          (b) Information to be disclosed in any section of the Parent Disclosure Schedule or Company Disclosure Schedule, as applicable, shall be deemed to be disclosed for purposes of any other section of such disclosure schedule so long as the applicability or relevance to such other section is reasonably apparent on the face of such disclosure. Capitalized terms used in the Parent Disclosure Schedule or Company Disclosure Schedule not otherwise defined therein have the meaning given them in this Agreement. The foregoing notwithstanding, each of Sections 3.5 and 3.9 of this Agreement may be modified only by the information set forth in Sections 3.5 and 3.9, respectively, to the Parent Disclosure Schedule, and each of Sections 4.7 and 4.11 of this Agreement may only be modified by the information set forth in Sections 4.7 and 4.11, respectively, to the Company Disclosure Schedule.

          Section 8.4. Counterparts. This Agreement may be executed in counterparts, which together shall constitute one and the same Agreement. The parties to this Agreement may execute more than one copy of this Agreement, each of which shall constitute an original.

          Section 8.5. Entire Agreement. This Agreement (including the documents and the instruments relating to the Merger referred to in this Agreement), the Voting Agreement and the Confidentiality Agreement constitute the entire agreement among the parties to this Agreement and supersede all prior agreements and understandings, agreements or representations by or among the parties to this Agreement, written and oral, with respect to the subject matter of this Agreement and thereof.

          Section 8.6. Third-Party Beneficiaries. Nothing in this Agreement, express or implied, is intended or shall be construed to create any third-party beneficiaries.

          Section 8.7. Governing Law. Except to the extent that the laws of the jurisdiction of organization of any party to this Agreement, or any other jurisdiction, are mandatorily applicable to the Merger or to matters arising under or in connection with this Agreement, this Agreement shall be governed by the laws of the State of Delaware without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdictions) that would cause application of the laws of any jurisdiction other than the State of Delaware. All actions and proceedings arising out of or relating to this Agreement shall be heard and determined in any state or federal court sitting in the State of Delaware.

          Section 8.8. Consent to Jurisdiction; Venue.

          (a) Each of the parties to this Agreement irrevocably submits to the exclusive jurisdiction of the state courts of Delaware and to the jurisdiction of the United States District Court for the District of Delaware, for the purpose of any action or proceeding arising out of or relating to this Agreement and each of the parties to this Agreement irrevocably agrees that all claims in respect to such action or proceeding may be heard and determined exclusively in any Delaware state or federal court sitting in the State of Delaware. Each of the parties to this Agreement agrees that a final judgment in any action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

          (b) Each of the parties to this Agreement irrevocably consents to the service of any summons and complaint and any other process in any other action or proceeding relating to the Merger, on behalf of itself or its property, by the personal delivery of copies of such process to such party to this Agreement. Nothing in this Section 8.8 shall affect the right of any party to this Agreement to serve legal process in any other manner permitted by law.

          Section 8.9. Specific Performance. The transactions contemplated by this Agreement are unique. Accordingly, each of the parties to this Agreement acknowledges and agrees that, in addition to all other remedies to which it may be entitled, each of the parties to this Agreement is entitled to a decree of specific performance, provided that such party to this Agreement is not in material default hereunder.

          Section 8.10. Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned by any of the parties to this Agreement (whether by operation of law or otherwise) without the prior written consent of the other parties to this Agreement. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties to this Agreement and their respective successors and assigns.

          Section 8.11. Expenses. Subject to the provisions of Section 7.2, all costs and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party to this Agreement incurring such costs and expenses.

          Section 8.12. Certain Definitions. The following terms have the definitions given below:

                    (a) "Affiliate" means a Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first-mentioned Person, and shall, without limitation, include any director or officer of the relevant Person;

                    (b) "Bankruptcy Court" means a United States federal court or bankruptcy court having competent jurisdiction over the business or assets of the Company or any of its Subsidiaries pursuant to Title 11 of the United States Code (11 U.S.C. ss. 101 et seq.).

                    (c) "Final Order" means an Order that has been granted by the relevant Governmental Authority as to which (i) no request for a stay or similar request is pending, no stay is in effect, the Order has not been vacated, reversed, set aside, annulled or suspended and any deadline for filing such request that may be designated by statute or regulation has passed, (ii) no petition for rehearing or reconsideration or application for review is pending and the time for the filing of any such petition or application has passed, (iii) the relevant Governmental Authority does not have the Order under reconsideration on its own motion and the time within which it may effect such reconsideration has passed and (iv) no appeal is pending, including other administrative or judicial review, or in effect and any deadline for filing any such appeal that may be designated by statute or rule has passed;

                    (d) "Governmental Authority" means any nation or government, any state or other political subdivision thereof or any entity (including a court) exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government;

                    (e) "knowledge of the Company" means the actual knowledge of the executive officers of the Company;

                    (f) "knowledge of Parent and Sub" means the actual knowledge of the executive officers of Parent and Sub;

                    (g) "Lien" means any mortgage, pledge, security interest, attachment, encumbrance, lien (statutory or otherwise), option, conditional sale agreement, right of first refusal, first offer, termination, participation or purchase or charge of any kind (including any agreement to give any of the foregoing); provided, however, that the term "Lien" shall not include (i) statutory liens for Taxes that are not yet due and payable or are being contested in good faith by appropriate proceedings, (ii) statutory or common law liens to secure landlords, lessors or renters under leases or rental agreements confined to the premises rented, (iii) deposits or pledges made in connection with, or to secure payment of, workers' compensation, unemployment insurance, old age pension or other social security programs mandated under Applicable Laws, (iv) statutory or common law liens in favor of carriers, warehousemen, mechanics and materialmen, to secure claims for labor, materials or supplies and other like liens, and (v) restrictions on transfer of securities imposed by applicable federal and state securities laws;

                    (h) "Material Adverse Effect" means, with respect to any Person, any change, event, occurrence, effect or state of facts that, individually or aggregated with other such matters, (i) is materially adverse to the business, assets (including intangible assets), properties, financial condition or results of operations of such Person and its Subsidiaries, taken as a whole, (ii) materially impairs the ability of such Person to perform its respective obligations under this Agreement or ability to consummate the Merger;

          provided, however, that none of the following shall be considered in determining whether a Material Adverse Effect has occurred: (A) with respect to the Company, any adverse change in the stock price of Company, and with respect to Parent, any adverse change in the stock price of Parent; (B) with respect to either party, any adverse change, event, circumstance, development or effect resulting from a change in general economic, industry or financial market conditions (including a change in general economic, industry or financial market conditions resulting from any acts of terrorism or war) to the extent that such adverse change, event, circumstance, development or effect does not disproportionately affect the relevant party and its Subsidiaries; (C) with respect to either party, any adverse change, event, circumstance, development or effect resulting from a breach of this Agreement by the other party and (D) with respect to either party, any adverse change, event, circumstance, development or effect directly resulting from the announcement or pendency of the Merger, including the loss by such party or any of its Subsidiaries of any of such party's customers.

                    (i) "Order" means, as to any Person, any judgment, order, writ, injunction, ruling or decree of, or any settlement under the jurisdiction of, any arbitrator, court or Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property or assets is subject;

                    (j) "Person" includes an individual, corporation, partnership, association, trust, unincorporated organization, limited liability company, other entity or group (as defined in Section 13(d)(3) of the Exchange Act); and

                    (k) "Subsidiary" means, with respect to any Person, any corporation, partnership, joint venture, limited liability company or other legal entity of which such Person (either alone or through or together with any other Subsidiary) owns, directly or indirectly, 50% or more of the economic interests in, or voting rights with respect to the election of the board of directors or other governing body of, such corporation or other legal entity.

          IN WITNESS WHEREOF, Parent, Sub and the Company have signed this Agreement as of the date first written above.

                              GENESIS HEALTH VENTURES, INC.



                              By:  /s/ George V. Hager, Jr.
                                 -------------------------------------
                                 Name: George V. Hager, Jr.
                                 Title: Executive Vice President and Chief
                                        Financial Officer


                              GENEVA SUB, INC.



                              By:  /s/ George V. Hager, Jr.
                                 -------------------------------------
                                 Name: George V. Hager, Jr.
                                 Title: Executive Vice President and Chief
                                        Financial Officer


                              NCS HEALTHCARE, INC.



                              By:  /s/ Jon H. Outcalt
                                 -------------------------------------
                                 Name:  Jon H. Outcalt
                                 Title: Chairman of the Board






                      [Signature Page to Merger Agreement]

                                     Annex B

               Section 262 of the Delaware General Corporation Law

                             DELAWARE CODE ANNOTATED
                              TITLE 8. CORPORATIONS
                       CHAPTER 1. GENERAL CORPORATION LAW
               SUBCHAPTER IX. MERGER, CONSOLIDATION OR CONVERSION

ss.262 Appraisal rights.

         (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to ss. 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

         (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to ss. 251 (other than a merger effected pursuant to ss. 251(g) of this title), ss. 252, ss. 254, ss. 257, ss. 258, ss. 263 or ss. 264 of
this title:

                  (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of ss. 251 of this title.

                  (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to ss.ss. 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

                           a. Shares of stock of the corporation surviving or
                  resulting from such merger or consolidation, or depository receipts in respect thereof;

                           b. Shares of stock of any other corporation, or
                  depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

                           c. Cash in lieu of fractional shares or fractional
                  depository receipts described in the foregoing subparagraphs
                  a. and b. of this paragraph; or

                           d. Any combination of the shares of stock, depository
                  receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

                  (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under ss. 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

         (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and
(e) of this section, shall apply as nearly as is practicable.

         (d) Appraisal rights shall be perfected as follows:

                  (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder's shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder's shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

                  (2) If the merger or consolidation was approved pursuant to ss. 228 or ss. 253 of this title, then either a constituent corporation before the effective date of the merger or consolidation, or the surviving or resulting corporation within 10 days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

         (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder's written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

         (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

         (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

           (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder's certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

         (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

         (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

         (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder's demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

         (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

                                     Annex C

                       Opinion of Candlewood Partners LLC

July 28, 2002

Board of Directors
NCS HealthCare, Inc.
3201 Enterprise Parkway
Beachwood, OH 44122


 Members of the Board:

         You have requested our opinion as to the fairness, from a financial point of view, to the current holders of the outstanding shares of common stock (collectively, the "Stockholders"), taken together, of NCS HealthCare, Inc. (the "Company") of the Merger Consideration as defined in the draft Agreement and Plan of Merger dated as of July 28, 2002 (the "Merger Agreement") by and among Genesis Health Ventures, Inc. ("Parent"), Geneva Sub, Inc., a wholly-owned subsidiary of Parent (the "Merger Sub"), and the Company. Pursuant to the terms of and subject to the conditions set forth in the Merger Agreement, the Merger Sub will be merged with and into the Company (the "Merger") and each share of Class A common stock of the Company, $.01 par value per share and each share of Class B common stock of the Company, $.01 par value per share, will be converted into the right to receive .1000 (the "Exchange Ratio") of a common share, $.02 par value, of Parent (the "Parent Common Stock"). The terms and conditions of the Merger are more fully set forth in the Merger Agreement.

         In connection with our review of the proposed Merger and the preparation of our opinion herein, we have examined: (a) the Merger Agreement;
(b) certain related documents; (c) the Plan of Reorganization and Disclosure Statement dated July 6, 2001 of Parent; (d) certain audited historical financial statements of the Company for the four years ended June 30, 2001; (e) certain unaudited historical financial statements of Parent for the three months ended June 30, 2002; (f) the unaudited financial statements of the Company for the three-month periods ended December 31, 2001 and March 31, 2002; (g) certain internal business, operating and financial information and forecasts of the Company (the "Forecasts"), prepared and provided to us by the senior management of the Company; (h) information regarding publicly available financial terms of certain other business combinations we deemed relevant; (i) the financial position and operating results of the Company and Parent compared with those of certain other publicly traded companies we deemed relevant; (j) current and historical market prices and trading volumes of the common stock of Parent; and
(k) other publicly available information on Parent we believe relevant to our opinion. We have also held discussions with members of the senior management of the Company and Parent to discuss the foregoing, have considered other matters which we have deemed relevant to our inquiry and have taken into account such other information, financial studies and analyses, and financial, economic and market criteria as we have deemed relevant.

         In rendering our opinion, we have assumed and relied, without assuming any duty of independent verification, upon the accuracy and completeness of all the information examined by or otherwise reviewed or discussed with us for purposes of this opinion, including without limitation the Forecasts. We have not made or been furnished with an independent valuation or appraisal of the assets, liabilities or solvency of the Company or Parent. We have been advised by the senior management of the Company that the Forecasts examined by us have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the senior management of the Company. In that regard, we have assumed, with your consent, that (i) the Forecasts will be achieved in the amounts and at the times contemplated thereby and (ii) all material assets and liabilities (contingent or otherwise) of the Company are as set forth in the Company's financial statements or other information made available to us. We express no opinion with respect to the Forecasts or the estimates and judgments on which they are based. Our opinion herein is based upon economic, market, financial and other conditions existing and as can be evaluated on, and other information disclosed to us as of, the date of this letter. It should be understood that, although subsequent developments may affect this opinion, we do not have any obligation to update, revise or reaffirm this opinion. Our opinion does not address the relative merits of the Merger as compared to any alternative business strategies that might exist for the Company or the effect of any other transaction in which the Company might engage. We were not requested to solicit, and we did not solicit, any expressions of interest from any other parties with respect to the sale of all or any part of the Company or any alternative transaction and accordingly have relied upon our discussions with the Independent Committee of the Board of Directors of the Company (the "Independent Committee") with respect to the availability and consequences of alternatives to the transaction. We have relied as to all legal, regulatory and tax matters related to the Merger on advice of counsel to the Independent Committee, without assuming any responsibility for independent verification or liability therefor, and have assumed that the Merger will be consummated on the terms described in the Merger Agreement, without any waiver, modification or amendment of any material terms, covenants or conditions thereof. In addition, we have assumed, with your consent, that the Merger will be treated as a tax-free reorganization for U.S. federal income tax purposes.

         We regularly undertake the valuation of investment securities in connection with private placements, business combinations, and similar transactions. We have acted as a financial advisor to the Board of Directors of the Company in connection with the Merger and will receive a fee from the Company for our services, a significant portion of which is contingent upon consummation of the Merger. In addition, the Company has agreed to indemnify us against certain liabilities arising out of our engagement.

         We are expressing no opinion herein as to the value of the Parent Common Stock when issued to the stockholders pursuant to the Merger, or as to the price at which it will trade at any future time, or as to the effect of the announcement or consummation of the Merger on the trading price of the Parent Common Stock. Such trading price may be affected by a number of factors, including, but not limited to: (i) dispositions of Parent Common Stock by stockholders within a short period of time after the effective date of the Merger, (ii) changes in prevailing interest rates and other factors which generally influence the price of securities, (iii) adverse changes in the current capital markets, (iv) the occurrence of adverse changes in the financial condition, business, assets, results of operations or prospects of the Company or of Parent or in the markets they serve, (v) any necessary actions by or restrictions of federal, state or other governmental agencies or regulatory authorities, and (vi) timely completion of the Merger on terms and conditions that are acceptable to all parties at interest.

         Our advisory services and our opinion were provided for the use and benefit of the Independent Committee of the Board of Directors of the Company and the Board of Directors of the Company in connection with and for the purpose of their consideration of the transaction contemplated by the Merger Agreement. Our opinion is limited to the fairness, from a financial point of view, to the stockholders of the Company, taken together, of the Exchange Ratio, and we do not address the merits of the underlying decision by the Company to engage in the Merger or any aspect of the Merger other than the Exchange Ratio to the extent provided in this opinion. This opinion does not constitute a recommendation to any stockholder as to how such stockholder should vote with respect to the proposed Merger or any other matter. It is understood that this letter may not be disclosed, referred to or otherwise communicated to any third party (in whole or in part) for any purpose whatsoever without our prior written consent, except that this opinion may be included in its entirety in a proxy statement mailed to the stockholders by the Company with respect to the Merger.

         Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Exchange Ratio is fair, from a financial point of view, to the stockholders of the Company, taken together.

                                                Very truly yours,


                                                CANDLEWOOD PARTNERS, LLC



                                                --------------------------------

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers

         As permitted by Pennsylvania corporation law, Genesis' bylaws provide that a director will not be personally liable for monetary damages for any action taken, or any failure to take any action, unless the director breaches or fails to perform the duties of his or her office under Pennsylvania corporation law, and the breach or failure to perform constitutes self-dealing, willful misconduct or recklessness. These provisions of Genesis' bylaws, however, do not apply to the responsibility or liability of a director pursuant to any criminal statute, or to the liability of a director for the payment of taxes pursuant to local, Pennsylvania or federal law.

         Genesis' bylaws provide that Genesis must indemnify its directors and officers to the fullest extent permitted by law against expenses reasonably incurred by them in connection with any threatened, pending or completed action, suit or proceeding to which they are or were a party, or are threatened to be made a party, by reason of being or having been a director or officer of Genesis, or serving or having served any other business enterprise or trust as a director, officer, employee, general partner, agent or fiduciary at Genesis' request. Genesis' bylaws also permit Genesis to indemnify any person in any situation not covered by Genesis' bylaws to the extent permitted by applicable law. However, under Genesis' bylaws, no indemnification will be provided to any of Genesis' directors or officers (i) for liabilities arising under Section 16(b) of the Exchange Act; (ii) if a final unappealable judgment or award establishes that such director or officer engaged in self-dealing, willful misconduct or recklessness; (iii) for expenses or liabilities which have been paid directly to such person by an insurance carrier and (iv) for amounts paid in settlement of any action, suit, or proceeding without the written consent of Genesis.

         Sections 1741 through 1750 of Subchapter 17D of Pennsylvania corporation law contain provisions for mandatory and discretionary indemnification of a representative of the corporation, including, but not limited to, its directors and officers. Under Section 1741, subject to certain limitations, a corporation has the power to indemnify directors and officers under certain prescribed circumstances against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with an action or proceeding, whether civil, criminal, administrative or investigative (excluding derivative actions) to which any of them is a party by reason of his or her being a representative of the corporation or serving at the request of the corporation as a representative of another corporation, partnership, joint venture, trust or other enterprise, if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful.

         Section 1742 provides for indemnification in derivative actions except in respect of any claim, issue or matter as to which an officer or director has been adjudged to be liable to the corporation unless and only to the extent that the proper court determines upon application that, despite the adjudication of liability but in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for the expenses that the court deems proper.

         Under Section 1743, indemnification is mandatory to the extent that an officer or director has been successful on the merits or otherwise in defense of any action or proceeding referred to in Section 1741 or 1742 above if the appropriate standards of conduct are met.

         Section 1744 provides that, unless ordered by a court, any indemnification under Section 1741 or 1742 will be made by the corporation only as authorized in the specific case upon a determination that an officer or director met the applicable standard of conduct set forth in those sections, and such determination will be made by (i) the board of directors by a majority vote of a quorum of directors not parties to the action or proceeding; (ii) if a quorum is not obtainable, or if obtainable and a majority of disinterested directors so directs, by independent legal counsel; or (iii) by the shareholders.

         Section 1745 provides that expenses incurred by an officer or director in defending any action or proceeding referred to in Subchapter 17D of Pennsylvania corporation law may be paid by a corporation in advance of the final disposition of such action or proceeding upon receipt of an undertaking by or on behalf of such person to repay such amount if it is ultimately determined that he or she is not entitled to be indemnified by the corporation.

         Section 1746 provides generally that, except in any case where the act or failure to act giving rise to the claim for indemnification is determined by a court to have constituted willful misconduct or recklessness, the indemnification and advancement of expenses provided by Subchapter 17D of Pennsylvania corporation law will not be deemed exclusive of any other rights to which a person seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of shareholders or disinterested directors or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding that office.

         Section 1747 grants to a corporation the power to purchase and maintain insurance on behalf of its directors and officers against any liability incurred by them in their capacity as such directors or officers, whether or not the corporation would have the power to indemnify such person against that liability under the provisions of Subchapter 17D of Pennsylvania corporation law.

         Sections 1748 and 1749 extend the indemnification and advancement of expenses provisions of Subchapter 17D to successor corporations in fundamental changes and to representatives serving as fiduciaries of employee benefit plans.

         Section 1750 provides that the indemnification and advancement of expenses provided by, or granted pursuant to, Subchapter 17D will, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be an officer or director of the corporation and will inure to the benefit of the heirs and personal representative of such person.

         Genesis provides insurance coverage to its directors and officers for up to $50.0 million.

Item 21. Exhibits and Financial Statement Schedules

         (a) Exhibits

   Regulation
   S-K Exhibit
     Numbers       Description
-----------------  ----------------------------------------------------------------------------------------------
    2.1            Agreement and Plan of Merger, dated as of July 28, 2002, by and among Genesis Health Ventures,
                   Inc., Geneva Sub, Inc. and NCS HealthCare, Inc (included as Annex A to the proxy statement/prospectus).

    4.1(4)         Amended and Restated Articles of Incorporation of Genesis Health Ventures, Inc.

    4.2(5)         Amended and Restated Bylaws, as amended, of Genesis Health Ventures, Inc.

    4.3(1)         Specimen of Common Stock Certificate of Genesis Health Ventures, Inc.

    4.4(2)         Specimen of First Mortgage Bonds (Series A), due 2007, for Genesis Health Ventures, Inc.

    4.5(3)         Indenture of Mortgage and Deed of Trust, dated as of September 1, 1992, by and among Genesis
                   Health Ventures, Inc., Delaware Trust Company and Richard N. Smith.

    4.6(4)         Form of Warrant, included in the Warrant Agreement by and between Genesis Health Ventures, Inc.
                   and Mellon Investor Services, LLC, as Warrant Agent, dated as of October 2, 2001.

    4.7(4)         Certificate of Designation of the Series A Convertible Preferred Stock of Genesis Health
                   Ventures, Inc. (included in Exhibit 4.1).

    4.8(4)         Indenture for Second Priority Secured Notes due 2007, dated as of October 2, 2001, by and among Genesis, as Issuer, the Guarantors, and the Bank of New York, as Trustee.

    5.1            Opinion of Blank Rome Comisky & McCauley LLP.

   10.1(6)         Voting Agreement, dated as of July 28, 2002, by and among Jon H. Outcalt, NCS HealthCare, Inc.
                   and Genesis Health Ventures, Inc.

   10.2(6)         Voting Agreement, dated as of July 28, 2002, by and among Kevin B. Shaw, NCS HealthCare, Inc. and
                   Genesis Health Ventures, Inc.

   23.1            Consent of KPMG LLP.

   23.2            Consent of Ernst & Young LLP.

   23.3            Consent of Blank Rome Comisky & McCauley LLP (included in Exhibit 5.1).

   23.4            Consent of Candlewood Partners, LLC.

   24.1            Power of Attorney (included on the signature page hereof).

   99.1            Opinion of Candlewood Partners LLC, (included as Annex C to the proxy statement/prospectus).
   99.2            Form of NCS Proxy Card.

----------------------------

(1)  Incorporated by reference to Genesis' Form 8-A filed on October 2, 2001.

(2) Incorporated by reference to Genesis' Registration Statement on Form S-1, dated September 4, 1992 (as amended) (Registration No. 33-51670).

(3) Incorporated by reference to Genesis' Annual Report on Form 10-K for the fiscal year ended September 30, 1992.

(4) Incorporated by reference to Genesis' Annual Report on Form 10-K for the fiscal year ended September 30, 2001.

(5) Incorporate by reference to Genesis' Quarterly Report on Form 10-Q for the quarter ended December 31, 2001.

(6) Incorporated by reference to Genesis' Current Report on Form 8-K dated July 29, 2002.

         (b) Financial Statement Schedules

                  None.

         (c) Report, Opinion or Appraisal Exhibits

             Attached as Annex C to the proxy statement/prospectus.

Item 22. Undertakings

         (a) The undersigned registrant hereby undertakes:

                  (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

                           (i) include any prospectus required by Section
10(a)(3) of the Securities Act;

                           (ii) reflect in the prospectus any facts or events
arising after the effective date of the registration statement (or the most recent post-effective amendment thereof), which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

                           (iii) include any material information with respect
to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

                  (2) that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (3) remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act, and will be governed by the final adjudication of such issue.

         (d) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first-class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

         (e) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

         (f) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

         (g) The registrant undertakes that every prospectus: (i) that is filed pursuant to paragraph (f) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act, and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                        SIGNATURES AND POWER OF ATTORNEY

         Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Kennett Square, State of Pennsylvania, on the date indicated.

                                         Genesis Health Ventures, Inc.


Date: August 29, 2002                    By: /s/ Robert H. Fish
                                              ---------------------------------
                                               Robert H. Fish
                                               Interim Chief Executive Officer

         KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Robert H. Fish and George V. Hager, Jr. and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including, without limitation, post-effective amendments) to this registration statement and any registration statement filed under Rule 462 under the Securities Act, and to file the same, with all exhibits thereto, and other documents in connection therewith, with authority to do and perform each and every act and the requisite and necessary to be done in and about the premises as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act, this registration statement has been signed below by the following persons in the capacities and on the dates indicated:

      Signatures                                         Title                                            Date
--------------------------             ----------------------------------------------------        --------------

/s/ Robert H. Fish                     Director and Interim Chief Executive Officer                August 29, 2002
--------------------------             (Principal Executive Officer)
Robert H. Fish


/s/ Michael  R. Walker                 Chairman of the Board                                       August 29, 2002
--------------------------
Michael R. Walker


/s/ George V. Hager, Jr.
--------------------------             Executive Vice President and Chief Financial                August 29, 2002
George V. Hager, Jr.                   Officer (Principal Financial Officer and Principal
                                       Accounting Officer)

/s/ James H. Bloem                     Director                                                    August 29, 2002
--------------------------
James H. Bloem


--------------------------             Director                                                    August __, 2002
Edwin M. Crawford


/s/ James E. Dalton, Jr.               Director                                                    August 29, 2002
--------------------------
James E. Dalton, Jr.


--------------------------             Director                                                    August __, 2002
James D. Dondero


/s/ Dr. Philip P. Gerbino              Director                                                    August 29, 2002
--------------------------
Dr. Philip P. Gerbino


--------------------------             Director                                                    August __, 2002
Joseph A. LaNasa III

                                                    EXHIBIT INDEX

   Regulation
   S-K Exhibit
     Numbers       Description
-----------------  -----------------------------------------------------------------------------------------------
    2.1            Agreement and Plan of Merger, dated as of July 28, 2002, by and among Genesis Health Ventures,
                   Inc., Geneva Sub, Inc. and NCS HealthCare, Inc (included as Annex A to the proxy statement/prospectus).

    4.1(4)         Amended and Restated Articles of Incorporation of Genesis Health Ventures, Inc.

    4.2(5)         Amended and Restated Bylaws, as amended, of Genesis Health Ventures, Inc.

    4.3(1)         Specimen of Common Stock Certificate of Genesis Health Ventures, Inc.

    4.4(2)         Specimen of First Mortgage Bonds (Series A), due 2007, for Genesis Health Ventures, Inc.

    4.5(3)         Indenture of Mortgage and Deed of Trust, dated as of September 1, 1992, by and among Genesis
                   Health Ventures, Inc., Delaware Trust Company and Richard N. Smith.

    4.6(4)         Form of Warrant, included in the Warrant Agreement by and between Genesis Health Ventures, Inc.
                   and Mellon Investor Services, LLC, as Warrant Agent, dated as of October 2, 2001.

    4.7(4)         Certificate of Designation of the Series A Convertible Preferred Stock of Genesis Health
                   Ventures, Inc. (included in Exhibit 4.1).

    4.8(4)         Indenture for Second Priority Secured Notes due 2007, dated as of October 2, 2001, by and among
                   Genesis, as Issuer, the Guarantors, and the Bank of New York, as Trustee.

    5.1            Opinion of Blank Rome Comisky & McCauley LLP.

   10.1(6)         Voting Agreement, dated as of July 28, 2002, by and among Jon H. Outcalt, NCS HealthCare, Inc.
                   and Genesis Health Ventures, Inc.

   10.2(6)         Voting Agreement, dated as of July 28, 2002, by and among Kevin B. Shaw, NCS HealthCare, Inc. and
                   Genesis Health Ventures, Inc.

   23.1            Consent of KPMG LLP.

   23.2            Consent of Ernst & Young LLP.

   23.3            Consent of Blank Rome Comisky & McCauley LLP (included in Exhibit 5.1).

   23.4            Consent of Candlewood Partners, LLC.

   24.1            Power of Attorney (included on the signature page hereof).

   99.1            Opinion of Candlewood Partners, LLC (included as Annex C to the proxy statement/prospectus).

   99.2            Form of NCS Proxy Card.

----------------------------

(1)  Incorporated by reference to Genesis' Form 8-A filed on October 2, 2001.

(2) Incorporated by reference to Genesis' Registration Statement on Form S-1, dated September 4, 1992 (as amended) (Registration No. 33-51670).

(3) Incorporated by reference to Genesis' Annual Report on Form 10-K for the fiscal year ended September 30, 1992.

(4) Incorporated by reference to Genesis' Annual Report on Form 10-K for the fiscal year ended September 30, 2001.

(5) Incorporate by reference to Genesis' Quarterly Report on Form 10-Q for the quarter ended December 31, 2001.

(6) Incorporated by reference to Genesis' Current Report on Form 8-K dated July 29, 2002.